    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 31, 2001

                                                      REGISTRATION NO. 333-51154
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             (Exact name of registrant as specified in its charter)

             MARYLAND                             6798                            84-1259577
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employee
of incorporation or organization)     Classification Code Number)            Identification No.)

                           COLORADO CENTER, TOWER TWO
                         2000 SOUTH COLORADO BOULEVARD
                                  SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               PETER K. KOMPANIEZ
                           COLORADO CENTER, TOWER TWO
                         2000 SOUTH COLORADO BOULEVARD
                                  SUITE 2-1000
                             DENVER, COLORADO 80222
                                 (303) 757-8101
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

                            ROBERT B. ROBBINS, ESQ.
                                  SHAW PITTMAN
                              2300 N STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-8000
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS/INFORMATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/INFORMATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

      PRELIMINARY PROSPECTUS/INFORMATION STATEMENT DATED JANUARY 31, 2001


                 OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
                             INFORMATION STATEMENT

                             ---------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                   PROSPECTUS

                             ---------------------

     PROPOSED MERGER BETWEEN OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
AND AIMCO/OTEF, LLC, A SUBSIDIARY OF APARTMENT INVESTMENT AND MANAGEMENT COMPANY


     Oxford Tax Exempt Fund II Limited Partnership, or OTEF, has entered into a merger agreement with Apartment Investment and Management Company, or AIMCO, and some of its affiliates. After the merger, OTEF will be a subsidiary of AIMCO.



     Prior to the merger, OTEF also will declare a special distribution to BAC holders of $50 million, or $6.21 per BAC.



     In the merger, each BAC will be converted into the right to receive 0.547 shares of 9% Class P preferred stock and 0.299 shares of Class A common stock. The 9% Class P preferred stock has a liquidation preference of $25 per share for purposes of the merger. On January 26, 2001, the last closing sale price of the Class A common stock on the New York Stock Exchange (NYSE: AIV) was $47.31 per share. As a result, the total value of the merger consideration as of January 26, 2001 is $27.82 per BAC. While the Class P preferred stock has a liquidation preference of $25 per share, it is not currently convertible into common stock having a current value of $25.



     Upon consummation of the merger, BAC holders will no longer have rights to hold BACs and as a group will hold the right to receive approximately 3.3% of the issued and outstanding shares of Class A common stock and all of the issued and outstanding shares of 9% Class P preferred stock.



     BACs are traded on the American Stock Exchange (AMEX: OTF). On January 26, 2001, the last closing sale price of the BACs on the American Stock Exchange was $32.56 per BAC. There are currently no outstanding shares of 9% Class P preferred stock.


     We expect to consummate the merger in the first quarter of 2001.


     THE "RISK FACTORS" SECTION BEGINNING ON PAGE 14 OF THIS
PROSPECTUS/INFORMATION STATEMENT DESCRIBES RISKS RELATED TO THE MERGER AND AIMCO'S BUSINESS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This prospectus/information statement is dated February [     ], 2001 and
is first being mailed to BAC holders on or about February [     ], 2001.


     OTEF IS NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND OTEF A PROXY.

                      WHERE YOU CAN FIND MORE INFORMATION

     OTEF and AIMCO are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, file reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document so filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. OTEF's and AIMCO's filings are also available to the public at the SEC's web site at http://www.sec.gov.

     We are incorporating by reference the information that OTEF and AIMCO file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus/information statement, except for any information superseded by information in this prospectus/information statement. We incorporate by reference the documents listed below and all future filings made by OTEF and AIMCO with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 through the date of the Merger:

     - Proxy Statement for Annual Meeting of Stockholders of Apartment Investment and Management Company held on April 20, 2000;

     - Apartment Investment and Management Company's Annual Report on Form 10-K for the year ended December 31, 1999;

     - Apartment Investment and Management Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;


     - Apartment Investment and Management Company's Current Reports on Form 8-K, filed on February 1, 2000, February 23, 2000, March 13, 2000, March 15, 2000, July 13, 2000 and October 5, 2000 and its Forms 8-K/A filed on December 4, 2000 and January 18, 2001;


     - the description of Apartment Investment and Management Company's capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating this description;

     - Oxford Tax Exempt Fund II Limited Partnership's Annual Report on Form 10-K for the year ended December 31, 1999;

     - Oxford Tax Exempt Fund II Limited Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     - Oxford Tax Exempt Fund II Limited Partnership's Current Reports on Form 8-K, filed on July 13, 2000, September 20, 2000, October 5, 2000 and November 30, 2000.

     OTEF has supplied all information contained or incorporated by reference in this prospectus/information statement relating to OTEF, and AIMCO or its affiliates has supplied all information contained in this prospectus/information statement relating to AIMCO or its affiliates.

     If you are a BAC holder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this prospectus/information statement. BAC holders may obtain documents incorporated by reference in this prospectus/information statement by requesting them in writing or by telephone at the following address:

                 Oxford Tax Exempt Fund II Limited Partnership
                       7200 Wisconsin Avenue, 11th Floor
                            Bethesda, Maryland 20814
                           Telephone: (888) 321-OTEF
                          Attn: OTEF Investor Services


     You should rely only on the information contained in or incorporated by reference in this prospectus/information statement with respect to the merger. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus/information statement. This prospectus/information statement is dated February [ ], 2001. You should not assume that the information contained in this prospectus/information statement is accurate as of any date other than February [ ], 2001, and the mailing of this prospectus/information statement to BAC holders shall not create any implication to the contrary.

                   QUESTIONS AND ANSWERS ABOUT THE MERGER OF
                         OTEF AND A SUBSIDIARY OF AIMCO

Q:   WHAT IS AIMCO?


A:   Apartment Investment and Management
     Company, or AIMCO, is a real estate investment trust, or a REIT, that owns, acquires, redevelops, expands and manages multi-family apartment properties. AIMCO believes that it is the largest owner and manager of multi-family apartment properties in the United States.


Q:   WHAT HAVE AIMCO AND OTEF AGREED TO DO?

A:   On November 29, 2000, AIMCO and Oxford
     Tax Exempt Fund II Limited Partnership, or OTEF, entered into a merger agreement pursuant to which OTEF would merge with a subsidiary of AIMCO. After the merger AIMCO will own all of the beneficial assignments of limited partnership interests, or BACs, that it does not already own. OTEF also agreed to declare a special distribution of $6.21 per BAC to holders of BACs prior to the merger. OTEF has not yet set the record or payment dates for the special distribution, but OTEF expects the record date to be soon before the closing of the merger.

Q:   WHAT WILL I GET FOR MY BACS IN THE MERGER?


A: In the merger, each of your BACs will be converted into the right to receive 0.299 shares of AIMCO's Class A common stock and 0.547 shares of AIMCO's Class P preferred stock. The Class A common stock is listed on the New York Stock Exchange, or NYSE, and AIMCO has applied to list the Class P preferred stock on the NYSE. On January 26, 2001, the last closing sale price of the Class A common stock on the New York Stock Exchange (NYSE: AIV) was $47.31 per share. As a result, the total value of the merger consideration as of January 26, 2001 is $27.82 per BAC. While the Class P preferred stock has a liquidation value of $25 per share, it is not currently convertible into common stock having a current value of $25. We describe the merger consideration and special dividend to be received by a holder of 10 BACs in "Summary -- Example of Consideration to be Paid."


Q:   WHAT WILL I DO WITH MY BAC CERTIFICATES?

A:   The majority of BAC holders do not have
     physical certificates representing their BACs. If you do have BAC certificates, soon after the closing of the merger you will receive a letter from Equiserve, which is acting as the exchange agent for the merger. The letter will instruct you as to how to deliver your certificates to the exchange agent so that you can receive your merger consideration. You will not receive any merger consideration until you forward your certificates to the exchange agent in accordance with the instructions you will receive.

Q:   WHAT ARE THE TERMS OF THE CLASS P PREFERRED
     STOCK?


A: As a holder of Class P preferred stock, you will have the right to receive an annual preferred dividend of $2.25 per share. You will also have the right to convert each of your shares of Class P preferred stock into 0.4464 shares of Class A common stock, which is the number of shares of Class A common stock obtained by dividing $25, the liquidation preference of the Class P preferred stock, by the conversion rate of $56 per share of Class A common stock.



     During the first three years after the closing of the merger, if the closing market price of the Class A common stock equals or exceeds $56 per share, AIMCO will have the right to buy back your Class P preferred stock for $25 per share. At any time after the third anniversary of the closing of the merger, AIMCO will have the right to buy back your Class P preferred stock for $25 per share.



Q:   WHAT IS THE CURRENT DIVIDEND ON THE CLASS A
     COMMON STOCK?



A: AIMCO's dividend rate for the first quarter of 2001 is $0.78 per share of Class A common stock, which is an annualized rate of $3.12 per share.


Q:   WHAT RIGHTS DO HOLDERS OF CLASS A COMMON
     STOCK AND CLASS P PREFERRED STOCK HAVE?

A: As a holder of Class A common stock, you will have the right to receive dividends declared on the Class A common stock, as well as the right to participate in any increase in the value of the Class A common stock. You will also have the right to vote for directors of AIMCO.

     As a holder of Class P preferred stock, you will have the dividend and other rights described above. You will not vote for directors of AIMCO.


     The rights associated with the Class A common stock and the Class P preferred stock are described in this prospectus/information statement under the captions "Description of AIMCO Capital Stock" and "Description of AIMCO Class P Convertible Cumulative Preferred Stock." In addition, the comparative rights of BAC holders and AIMCO stockholders are set forth in this prospectus/information statement under the caption "Comparative Rights of Stockholders of AIMCO and BAC Holders of OTEF."


Q:   HOW WAS THE MERGER APPROVED?

A: The board of directors of OTEF's managing general partner, including the two non-employee directors on the board, voted unanimously to approve the merger. The board of directors determined that the merger is fair to and in the best interests of OTEF and the BAC holders. In reaching this determination, the board of directors relied in part on the opinion of Marshall & Stevens Incorporated, OTEF's independent real estate consultant, that the merger is fair to OTEF, that the merger is fair to the BAC holders from a financial point of view, and that the fair market value of the Class P preferred stock is $25 per share.

Q:   WILL I BE ASKED TO VOTE ON THE MERGER?


A:   No. As we describe under the caption
"Summary -- No Vote of the BAC Holders is Required to Consummate the Merger," a vote of the BAC holders is not required to consummate the merger.


Q:   WILL I HAVE APPRAISAL RIGHTS IN CONNECTION WITH
     THE MERGER?

A:   No. Under Maryland law and OTEF's
partnership agreement, BAC holders are not entitled to appraisal rights in connection with the merger.

Q:   WILL I HAVE TO PAY TAXES AS A RESULT OF THE
     SPECIAL DISTRIBUTION?


A: The special distribution will be treated as a return of capital to you. As a result, you will not have to pay taxes on the cash you receive in the special distribution. However, your tax basis in your BACs will be lowered by the amount of the special distribution, which will have an impact on whether or not you owe taxes (or have a loss) in connection with the merger.


Q:   WILL I HAVE TO PAY TAXES AS A RESULT OF THE
     MERGER?

A: Different BAC holders will have different tax results. Your BACs will be purchased in the merger, and you will recognize gain or loss equal to the difference between (i) the fair market value of AIMCO's common and preferred stock and any cash you receive and (ii) your basis in the BACs on the date the merger is consummated. Based on information available to OTEF, we believe that the majority of BAC holders will recognize a capital loss for tax purposes in connection with the merger, rather than a taxable gain. You should therefore consult your tax advisor to determine whether you will have tax liability as a result of the merger.

Q:   ARE THERE ANY OTHER TAX CONSEQUENCES OF THE
     MERGER TO ME?

A: Approximately 90% of the distributions you currently receive on your BACs are federally tax-exempt. After the merger, you will be taxed on the dividends you receive on the Class A common stock, except for any portions of dividends on the Class A common stock that are deemed to be a return of capital, and on the dividends you receive on the Class P preferred stock.


Q:   ARE THERE ANY RISKS ASSOCIATED WITH THE
     MERGER?



A:   The "Risk Factors" section in this
prospectus/information statement, beginning on page 14, details several risks of which you should be aware that relate to the merger and AIMCO's business. These risks include:


       - OTEF's managing general partner and its officers, directors and employees may have interests different from yours in the merger;

       - the non-employee directors of OTEF's managing general partner have a financial interest in the merger in addition to their interest as BAC holders, so they may not impartially represent the interests of other BAC holders;


       - the merger consideration will not change if the nature of OTEF's assets changes or if OTEF's book value increases;

       - approximately 90% of the distributions on BACs are federally tax-exempt, while all of the dividends on the Class P preferred stock and substantially all of the dividends on the Class A common stock are likely to be taxable;


       - we have set a value of $48.509 per share for the Class A common stock for purposes of the merger, but you may not be able to sell the Class A common stock for that price;


       - we have deemed the value of the Class P preferred stock to be $25 per share for purposes of the merger, but you may not be able to resell the Class P preferred stock at that price;


       - former BAC holders may not be able to convert their shares of Class P preferred stock into Class A common stock worth $25, which may reduce the value of the Class P preferred stock and may cause the total value of the merger consideration to be lower than the value determined in accordance with the merger agreement; and


       - the merger will increase the number of freely tradable shares of Class A common stock, which could result in a decline in the price of the stock.

Q:   WHO CAN I CALL FOR INFORMATION ABOUT THE
     MERGER?

A: For information about the merger, you may call OTEF Investor Services at (888) 321-OTEF.

                               TABLE OF CONTENTS


WHERE YOU CAN FIND MORE INFORMATION.........................    i
QUESTIONS AND ANSWERS ABOUT THE MERGER OF OTEF AND A
  SUBSIDIARY OF AIMCO.......................................   ii
SUMMARY.....................................................    1
RISK FACTORS................................................   14
SPECIAL FACTORS REGARDING THE MERGER........................   24
THE MERGER AGREEMENT AND TERMS OF THE MERGER................   43
SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO..........   50
SELECTED HISTORICAL FINANCIAL INFORMATION OF OTEF...........   52
SELECTED PRO FORMA FINANCIAL AND OPERATING INFORMATION OF
  AIMCO.....................................................   54
PRO FORMA CAPITALIZATION OF AIMCO...........................   55
MANAGEMENT OF AIMCO AND OTEF................................   58
DESCRIPTION OF AIMCO CAPITAL STOCK..........................   62
DESCRIPTION OF AIMCO CLASS P CONVERTIBLE CUMULATIVE
  PREFERRED STOCK...........................................   69
FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS.....   77
FEDERAL INCOME TAXATION OF AIMCO CLASS P PREFERRED
  STOCKHOLDERS..............................................   88
OTHER TAX CONSEQUENCES......................................   90
COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND BAC HOLDERS
  OF OTEF...................................................   91
LEGAL MATTERS...............................................   96
EXPERTS.....................................................   96
INDEX TO PRO FORMA FINANCIAL STATEMENTS.....................  F-1


ANNEX A.............................................Agreement and Plan of Merger
ANNEX B...............................Opinion of Marshall & Stevens Incorporated
ANNEX C..............................Description of Oxford Transaction Documents
ANNEX D..............................................OTEF Mortgage Revenue Bonds

                                    SUMMARY

     This summary highlights selected information from this prospectus/information statement and may not contain all of the information that is important to you. To fully understand the merger, and for a description of the terms of the merger, you should read carefully this entire prospectus/information statement and the documents to which we have referred you in "Where You Can Find More Information" on the inside front cover of this prospectus/information statement.

THE ENTITIES

APARTMENT INVESTMENT AND MANAGEMENT COMPANY
AIMCO PROPERTIES, L.P.
AIMCO/OTEF, LLC
Colorado Center, Tower Two
2000 South Colorado Boulevard
Suite 2-1000
Denver, Colorado 80222
(303) 757-8101

     Apartment Investment and Management Company, or AIMCO, a Maryland corporation incorporated on January 10, 1994, is a self-administered and self-managed real estate investment trust, or REIT, engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. Based on apartment unit data compiled as of January 1, 1999 by the National Multi Housing Council, AIMCO believes that it is the largest owner and manager of multi-family apartment properties in the United States. As of September 30, 2000, AIMCO:

     - owned or controlled (consolidated) 137,419 units in 500 apartment properties;

     - held an equity interest in (unconsolidated) 132,909 units in 769 apartment properties; and

     - managed 63,458 units in 487 apartment properties for third-party owners and affiliates.

     AIMCO conducts substantially all of its operations through its operating partnership, AIMCO Properties, L.P., a Delaware limited partnership. Through a wholly-owned subsidiary, AIMCO acts as the sole general partner of its operating partnership. As of September 30, 2000, AIMCO owned approximately a 90% interest in its operating partnership. AIMCO/OTEF, LLC is a subsidiary of AIMCO's operating partnership that AIMCO formed for the purpose of entering into the merger.

     Generally, when we refer to "AIMCO" in this prospectus/information statement, we are referring to AIMCO, AIMCO's operating partnership and their respective subsidiaries, including AIMCO/ OTEF, LLC.

OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
7200 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(888) 321-6833

     OTEF is a publicly traded Maryland limited partnership that invests primarily in tax-exempt bonds issued to finance high quality apartment and senior living/health care communities, the majority of which were owned by affiliates of OTEF, including Oxford Realty Financial Group. We call these affiliates the Oxford entities, and we call the properties they owned, including the properties financed by OTEF's bonds, the Oxford properties. None of the Oxford properties financed by OTEF's bonds receive project subsidies from the U.S. Department of Housing and Urban Development. A description of OTEF's mortgage revenue bonds is set forth in Annex D to this prospectus/information statement. The average monthly rent for the residential Oxford properties that are financed by OTEF's bonds is approximately $790.

     OTEF was formed under the laws of the state of Maryland in 1995, in connection with a plan to restructure Oxford Tax Exempt Fund Limited Partnership. Oxford Tax Exempt Fund II Corporation, a Maryland corporation, is the managing general partner of OTEF, and OTEF II Associates Limited Partnership, a Maryland limited partnership, is the associate general partner of OTEF. AIMCO owns a 99% economic interest in OTEF's managing general partner and slightly more than one half of the general partner interests in the associate general partner. AIMCO and its affiliates now own interests in substantially all of the Oxford entities.


RECENT DEVELOPMENTS

     On September 20, 2000, AIMCO acquired all of the stock and other interests of the Oxford entities that were held by six executive officers and directors of the Oxford entities, whom we refer to as the Oxford principals. We call this the Oxford acquisition. The Oxford properties, which are owned by 166 separate partnerships, are 167 apartment communities including 36,949 units, located in 18 states, and include properties financed by mortgage revenue bonds held by OTEF. We call them Oxford properties, because all of the properties are owned by partnerships controlled by Oxford entities. AIMCO, through an affiliate, has since 1997 managed 165 of the 167 Oxford properties.

     As part of the Oxford acquisition, AIMCO acquired its interests in OTEF's managing general partner and in OTEF's associate general partner. AIMCO also acquired an option to purchase 32,580 BACs held by the Oxford principals and stock options held by the Oxford principals and other directors, officers and employees of OTEF's managing general partner to purchase 652,125 BACs. As a result, AIMCO currently holds options to acquire approximately 8.53% of the BACs that would be outstanding were the options to be exercised.

     The material provisions of the agreements between AIMCO and its affiliates and the Oxford principals and other directors, officers and employees of OTEF's managing general partner that relate to OTEF and its securities are set forth in Annex C to this prospectus/information statement.

ORGANIZATIONAL STRUCTURE

     After the transactions described in "Recent Developments" above, the current relationship between AIMCO and OTEF is depicted below. In the chart, general partnership interests are indicated by the designation "GP," BAC interests are indicated by the designation "BAC" and arrows running from one entity to another indicate an equity ownership by the entity at which the arrow originates in the entity to which the arrow points. The legal names of the entities are set forth above under "-- The Entities."

                                    [Chart]

[Diagram depicting AIMCO/OTEF relationship prior to the Merger. OTEF's security holders are depicted as: Unaffiliated BAC Holders with a 98% BAC interest, AIMCO Operating Partnership with options to purchase an 8.53% BAC interest, the OTEF Associate General Partner with a 1.998% general partnership interest and the OTEF Managing General Partner with a 0.002% general partnership interest. AIMCO Operating Partnership, which is depicted as a subsidiary of AIMCO, is depicted as owning 100% of AIMCO/OTEF, LLC and a 99% non-voting preferred interest in AIMCO intermediate subsidiaries, which, in turn, own 100% of the OTEF Managing General Partner and 40.299% of the OTEF Associate General Partner.]


     As a result the merger between AIMCO/OTEF, LLC and OTEF described below, all of the ownership interest of AIMCO's operating partnership in AIMCO/OTEF, LLC will be converted into BACs. After the merger, the relationship between AIMCO and OTEF will be as depicted below:


                                    [Chart]

[Diagram depicting AIMCO/OTEF relationship after the Merger. OTEF's security holders are depicted as AIMCO Operating Partnership with a 99% BAC interest and the OTEF Managing General Partner with a 1% general partnership interest. AIMCO Operating Partnership, which is depicted as a subsidiary of AIMCO, is depicted as owning a 99% non-voting preferred interest in AIMCO intermediate subsidiaries, which, in turn, own 100% of the OTEF Managing General Partner and 40.299% of the OTEF Associate General Partner. Former BAC Holders are depicted as owning 3.1% of the Class A common stock and 100% of the Class P preferred stock of AIMCO, and the OTEF Associate General Partner is depicted as owning 10 shares of Class A common stock and 19 shares of Class P preferred stock.]

SUMMARY OF THE MERGER

     The merger agreement is attached to this prospectus/information statement as Annex A. The merger agreement is the legal document that governs the merger, and we encourage you to read it.

     Pursuant to the merger, AIMCO/OTEF, LLC, a subsidiary of AIMCO's operating partnership, will be merged into OTEF. OTEF will be the surviving entity after the merger, and AIMCO's operating partnership will own substantially all of the outstanding partnership interests in OTEF. The partnership interests not held by AIMCO will be held by a company that is controlled by two members of the board of directors of AIMCO. The partnership interests in OTEF will reflect a 1% general partner interest held by OTEF's managing general partner and a 99% limited partner interest held by AIMCO's operating partnership.

     We expect to consummate the merger in the first quarter of 2001. BAC holders will not be required to take any action for the merger to be consummated. The effective time of the merger will be when it is consummated, and AIMCO and OTEF will issue a press release announcing the merger.

EFFECTS OF THE MERGER

     At the effective time, all the properties, rights, privileges, powers and franchises of AIMCO/OTEF, LLC and OTEF will vest in the surviving entity, and all debts, liabilities and duties of AIMCO/OTEF, LLC and OTEF will become the debts, liabilities and duties of the surviving entity.

WHAT BAC HOLDERS WILL RECEIVE IN THE MERGER


     As of the effective time of the merger, by virtue of the merger and without any action on the part of the OTEF general partners or any BAC holder, each issued and outstanding BAC, including its related BAC right, except any BAC held by AIMCO or by OTEF's associate general partner, will be converted into the right to receive 0.547 shares of Class P preferred stock and 0.299 shares of Class A common stock. Upon consummation of the merger, BAC holders will no longer have rights to hold BACs and as a group will hold the right to receive approximately 3.3% of the issued and outstanding shares of Class A common stock and all of the issued and outstanding shares of Class P preferred stock.



     Prior to the merger, OTEF also will declare a special distribution to BAC holders of $50 million, or $6.21 per BAC.



     The deemed value of the Class P preferred stock is $25 per share. The Class P preferred stock could trade at a price higher or lower than $25 per share after the merger. Marshall & Stevens has advised OTEF's managing general partner that the fair market value of the Class P preferred stock is $25 per share. However, we cannot give you any assurance as to the trading price or liquidity of the Class P preferred stock.



     The Class P preferred stock ranks, with respect to dividend rights and rights upon liquidation of AIMCO, prior to the Class A common stock and on par with the other outstanding classes of AIMCO preferred stock, the terms of which are set forth under "Description of AIMCO Capital Stock -- Preferred Stock." The Class P preferred stock will pay an annual dividend of $2.25 per share. Upon any liquidation of AIMCO, holders of Class P preferred stock will be entitled to receive a liquidation preference of $25.00 per share, plus all accumulated, accrued and unpaid dividends, before any amounts are paid to Class A common stockholders. On or before the third anniversary of the original date of issue, if the closing market price of the Class A common stock equals or exceeds $56 per share, AIMCO may redeem any of the Class P preferred stock for 6 months after the closing price reaches $56 per share. After the third anniversary of the original date of issue, AIMCO may redeem any shares of Class P preferred stock at any time. Each share of Class P preferred stock must be redeemed for $25 per share, plus all accumulated, accrued and unpaid dividends. Holders of Class P preferred stock may at any time convert any of their shares of Class P preferred stock into shares of Class A common stock. Each share of Class P preferred stock is convertible into 0.4464 shares of Class A common stock, which is the number obtained by dividing $25, the liquidation preference of the Class P preferred stock, by the conversion rate of $56 per share of Class A common stock.



     Because the number of shares of Class A common stock to be issued per BAC in the merger has been fixed at 0.299 per BAC, the value of the Class A common stock on the date the merger is consummated will depend on the market price of the Class A common stock on that date. In addition, because the conversion price for the Class P preferred stock is $56 per share of Class A common stock, if former BAC holders elect to convert their Class P preferred stock into Class A common stock on a day that the Class A common stock is trading below $56 per share, they will receive less than $25 of Class A common stock for each share of Class P preferred stock. This fact may cause the Class P preferred stock to trade at prices lower than $25 per share.



     At different market prices of the Class A common stock, including the $47.31 closing sale price on January 26, 2001, the table below illustrates:



     - the value of the Class A common stock into which one share of Class P preferred stock will convert;



     - the value of the merger consideration per BAC assuming no conversion of the Class P preferred stock;



     - the number of shares of Class A common stock a BAC holder would hold assuming conversion of the Class P preferred stock immediately following the merger; and



     - the value of the merger consideration per BAC assuming immediate conversion of the Class P preferred stock.



                                        WITHOUT
                                       CONVERSION               ASSUMING CONVERSION
                                    ----------------   --------------------------------------
 MARKET       VALUE OF CLASS A      VALUE OF PER BAC   TOTAL CLASS A HELD    VALUE OF PER BAC
PRICE OF     INTO WHICH 1 SHARE          MERGER        PER BAC POST-MERGER        MERGER
CLASS A    OF CLASS P CONVERTS(1)   CONSIDERATION(2)    AND CONVERSION(3)    CONSIDERATION(4)
--------   ----------------------   ----------------   -------------------   ----------------
 $46.00            $20.54                $27.43               0.543               $24.99
  46.50             20.76                 27.58               0.543                25.26
  47.00             20.98                 27.73               0.543                25.53
  47.31             21.12                 27.82               0.543                25.70
  47.50             21.21                 27.88               0.543                25.80
  48.00             21.43                 28.03               0.543                26.07
  48.50             21.65                 28.18               0.543                26.35
  49.00             21.88                 28.33               0.543                26.62
  49.50             22.10                 28.48               0.543                26.89
  50.00             22.32                 28.63               0.543                27.16
  51.00             22.77                 28.92               0.543                27.70
  52.00             23.21                 29.22               0.543                28.25
  53.00             23.66                 29.52               0.543                28.79
  54.00             24.11                 29.82               0.543                29.33
  55.00             24.55                 30.12               0.543                29.88
  56.00             25.00                 30.42               0.543                30.42
  57.00             25.45                 30.72               0.543                30.96


---------------


(1)Determined by multiplying the market price by 0.4464 the number of shares of Class A common stock into which each share of Class P preferred stock is convertible.



(2)Determined by multiplying 0.299 by the market price and adding the product to the product of 0.547 and the $25 deemed value of the Class P preferred stock.



(3)Each BAC will convert into the right to receive 0.299 shares of Class A common stock and 0.547 shares of Class P preferred stock. Each whole share of Class P preferred stock is convertible into 0.4464 shares of Class A common stock. Each 0.547 share of Class P preferred stock received in the merger is convertible into approximately 0.244 shares of Class A common stock, which is the product of 0.547 and 0.4464. If a BAC holder elects to convert the holder's Class P preferred stock into Class A common stock after the merger, for each BAC the holder owned prior to the merger, the holder will have the 0.299 shares of Class A common stock received in the merger and the 0.244 shares of Class A common stock received upon conversion, for a total of 0.543 shares of Class A common stock for each BAC owned prior to the merger.



(4)Determined by multiplying the market price by 0.543.


     AIMCO will not issue any fractional shares of Class A common stock or Class P preferred stock in the merger. AIMCO will pay any holder having a right to a fractional share cash equal to the value of the fractional share based on $48.509 per share of the Class A common stock and $25 per share of the Class P preferred stock.

     In the merger agreement, OTEF agreed to declare a special distribution of $50 million, or $6.21 per BAC, prior to the merger. The record and payment dates for the special distribution have not been set. OTEF expects to use partnership funds and funds obtained by securitizing some of the mortgage revenue bonds it holds to pay the special distribution.


     In addition, OTEF's associate general partner will have all of its interests in OTEF converted into shares of Class A common stock and Class P preferred stock. The associate general partner interest will be converted into the right to receive 19 shares of Class P preferred stock, with a deemed value of $25 per share, and 10.823 shares of Class A common stock valued in the same way as the Class A common stock to be received by BAC holders.



EXAMPLE OF CONSIDERATION TO BE PAID



     We illustrate what BAC holders will receive as a result of the special distribution and the merger with the following example of a BAC holder who holds 10 BACs prior to the merger.



     Prior to the merger, the BAC holder has the right to receive a special distribution in the amount of $6.21 per BAC, or:



        $6.21 x 10 = $62.10



     In the merger, the BAC holder will have the right to receive 0.299 shares of Class A common stock per BAC and 0.547 shares of Class P preferred stock per BAC, or:



        0.299 x 10 = 2.99 shares of Class A common stock



        0.547 x 10 = 5.47 shares of Class P preferred stock



     Because AIMCO will not issue any fractional shares in the merger, the BAC holder will actually receive 2 shares of Class A common stock and 5 shares of Class P preferred stock in the merger and cash in lieu of the fractional shares in the following amounts:



        (0.99 shares of Class A common stock) x $48.509 = $48.02



        (0.47 shares of Class P preferred stock) x $25 = $11.75



     As a result, after the merger the BAC holder will hold the following assets in place of the 10 BACs:



                                                         2
Class A common stock............................    shares
                                                         5
Class P preferred stock.........................    shares
Cash............................................   $121.87

     If the BAC holder elects to convert the 5 shares of Class P preferred stock into Class A common stock immediately following the merger, the shares of Class P preferred stock will convert into the following:



        (5 shares of Class P preferred stock) x 0.4464 = 2.232 shares of Class A common stock



     Because AIMCO will not issue any fractional shares of Class A common stock upon conversion, the BAC holder will actually receive 2 shares of Class A common stock and, assuming that on the day prior to the conversion the closing market price of the Class A common stock is $47.31, which was the closing sale price per share on January 26, 2001, cash in lieu of the fractional shares in the following amount:



        (0.232 shares of Class A common stock x $47.31) = $10.98



     Therefore, if the BAC holder elects to convert the Class P preferred stock immediately following the merger, after the merger and conversion the BAC holder will hold the following assets in place of the 10 BACs:



                                                         4
Class A common stock............................    shares
Cash............................................   $132.85



     Based on the closing sale price per share of the Class A common stock on January 26, 2001 of $47.31, after the merger the BAC holder will hold assets with a value of:



          (4 shares of Class A common stock) x $47.31         = $189.24
          Cash                                                + $132.85
                                                             ----------
                                  Total Value                 = $322.09



        $322.09 total value / 10 BACs = $32.21 value per BAC


INTERESTS OF OTEF'S MANAGING GENERAL PARTNER IN THE MERGER

     The board of directors of OTEF's managing general partner has unanimously determined that the merger is fair to OTEF and the BAC holders and is in the best interests of OTEF, and has approved the merger agreement and the transactions contemplated in the merger agreement. Because AIMCO owns substantially all of the economic interests in OTEF's managing general partner, the managing general partner may have interests that differ from the interests of BAC holders generally. For example, after the merger, AIMCO intends to cause the partnerships that own the properties financed by OTEF's mortgage revenue bonds to refinance those bonds with a loan from one or more third-party lenders. The result of this plan would be that OTEF's mortgage revenue bonds would no longer be outstanding, and the property-owning partnerships would incur lower interest expense. If AIMCO does not take this action, it may cause OTEF to engage in other transactions such as selling some or all of OTEF's assets or other financing, total return swap or other arrangements.

INTERESTS OF OXFORD PRINCIPALS AND OTEF AFFILIATES IN THE MERGER


     In connection with the Oxford acquisition, AIMCO purchased from the Oxford principals and other directors, officers and employees of OTEF's managing general partner options to purchase 652,125 BACs under option sale agreements. Pursuant to the agreements, AIMCO agreed to pay the sellers the difference between the implied value of $31.88 assigned to the BACs at the time AIMCO purchased the options and the per BAC value of the consideration in a merger completed before September 20, 2003. The merger agreement provided, on a per BAC basis, (i) for the payment of the special distribution of $6.21 per share, (ii) for merger consideration of 0.547 shares of Class P preferred stock, valued at $25 per share, or $13.675 of Class P preferred stock per BAC, and (iii) for merger consideration of $14.525 of Class A common stock per BAC, based on the average of the high and low reported sale prices of the Class A common stock on the New York Stock Exchange for the 20 trading days beginning on December 4, 2000, the third full trading day following the first public announcement of the merger. The aggregate of these amounts was $34.41. As a result, in connection with the merger, the Oxford principals and other directors, officers and employees of OTEF's managing general partner will at the time of the merger receive from AIMCO a cash payment equal to $2.53 per BAC subject to the options, or a total of approximately $1.65 million.


     Also in connection with the Oxford acquisition, AIMCO acquired from the Oxford principals an option to purchase 32,580 BACs that are issued and outstanding and are held by the Oxford principals. This option is exercisable at a price equal to the per BAC price paid by AIMCO in a subsequent purchase of OTEF, such as the merger, or 90% of the fully diluted book value per BAC reported by OTEF for the quarter immediately preceding the exercise of the option in any other case. On November 30, 2000, when we announced the execution of the merger agreement, this option was deemed to be exercised by AIMCO. As a result, at the time of the closing of the merger, AIMCO will purchase from the Oxford principals 32,580 BACs for a total purchase price of approximately $919,000 in cash. Prior to the option exercise, the Oxford principals will have the right to receive the special distribution on the BACs that will be declared by OTEF. In connection with the special distribution, the Oxford principals will receive a total of approximately $202,000.


     As a result of AIMCO's exercise of its option and the other cash payments to which the Oxford principals are entitled, the Oxford principals will receive from AIMCO total cash payments of approximately $2.77 million in connection with the merger.


     Pursuant to the merger agreement, AIMCO and the partnership that survives the merger have agreed to indemnify all of the directors, officers and employees of OTEF's managing general partner against all liabilities related to actions they have taken in connection with the merger agreement or the closing of the transactions contemplated by the merger agreement, all liabilities arising from any claim or investigation by a federal or state authority based on any actions or omissions on the part of AIMCO prior to the closing of the merger, and all liabilities arising as a result of any of their actions as a director, officer or employee of OTEF's managing general partner, AIMCO, the general partner of AIMCO's operating partnership or the managing member of AIMCO/OTEF, LLC, relating to OTEF prior to the effective time of the merger.

ROLE AND INTERESTS OF NON-EMPLOYEE DIRECTORS

     The board of directors of OTEF's managing general partner is comprised of Mr. Terry Considine, Mr. Peter K. Kompaniez, Mr. Patrick J. Foye, Mr. Stephen P. Gavula, Jr. and Mr. Scot B. Barker. Messrs. Gavula and Barker are not employees of OTEF's managing general partner or its affiliates. At the request of and on behalf of Messrs. Gavula and Barker, OTEF's managing general partner retained Kirkpatrick & Lockhart LLP to provide legal advice and PricewaterhouseCoopers LLP to provide analyses and other services to Messrs. Gavula and Barker in connection with the merger. Messrs. Gavula and Barker have used this advice and information, together with the fairness opinion and other information available to them, to conduct their evaluation of the terms of the merger.

     Each of Messrs. Gavula and Barker own 25,000 BACs and will participate in the merger consideration as BAC holders.

     Each of the non-employee directors sold options to purchase 3,261 BACs to AIMCO in connection with the Oxford acquisition, on the same terms as the Oxford principals, as described above in "-- Interests of Oxford Principals and OTEF Affiliates in the Merger." As a result, upon the closing of the merger, each of Messrs. Gavula and Barker will receive approximately $8,250 in connection with the option sale.

     In addition, effective November 7, 2000, OTEF's managing general partner granted to each of Messrs. Gavula and Barker options to purchase 25,000 BACs at an exercise price of $26.00 per BAC. These options are immediately exercisable, and will be cancelled when the holder ceases to be a director of OTEF's managing general partner. Because all outstanding options will be cancelled in the merger and because the directors have the right to receive cash distributions on the underlying BACs as if they held the BACs directly, each director's options have a value of approximately $210,000 immediately prior to the effective time of the merger. This grant of options was completed after merger discussions had commenced and was in consideration of past, present and anticipated future services as non-employee directors of OTEF's managing general partner.

     Each of Messrs. Gavula and Barker received $5,000 compensation for each meeting he attended in connection with the proposed merger. In connection with the merger discussions, Messrs. Gavula and Barker were compensated for attending 16 meetings.


     As a result of the option issuance and cash payments described above, each of Messrs. Gavula and Barker will receive total compensation of approximately $298,250 in connection with the merger, in addition to the merger consideration for their ownership of BACs.


     Messrs. Gavula and Barker are also covered by the indemnification provisions of the merger agreement described above under "-- Interests of Oxford Principals and OTEF Affiliates in the Merger."

FAIRNESS OPINION OF INDEPENDENT REAL ESTATE CONSULTANT

     OTEF's partnership agreement requires that the managing general partner obtain a fairness opinion from OTEF's independent real estate consultant, Marshall & Stevens Incorporated, in order to consummate the merger without a vote of the BAC holders. OTEF's managing general partner has received an opinion from Marshall & Stevens that the merger was fair to OTEF and was fair to the BAC holders and OTEF's associate general partner from a financial point of view, that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and that the fair market value of the Class P preferred stock was $25 per share. A copy of that opinion is attached to this prospectus/information statement as Annex B, and we describe the basis for the opinion under "Special Factors Regarding the Merger -- Opinion of OTEF's Independent Real Estate Consultant." We encourage you to read this opinion.

     Marshall & Stevens has served as OTEF's independent real estate consultant since 1988. During that time, Marshall & Stevens has rendered consulting services to OTEF and since 1997 has received from OTEF consulting fees totaling approximately $111,000. OTEF paid Marshall & Stevens additional fees and expenses totaling approximately $100,000 in connection with the fairness opinions related to the merger and the redemption by OTEF of its status quo BACs. OTEF and Marshall & Stevens determined the fee to be paid by OTEF in connection with the fairness opinions by negotiations between the parties after an initial fee proposal by Marshall & Stevens.

NO VOTE OF THE BAC HOLDERS IS REQUIRED TO CONSUMMATE THE MERGER

     Under OTEF's partnership agreement, OTEF's managing general partner is authorized to merge OTEF with another entity, including an affiliate, and to take all actions, including negotiating and entering into an agreement of merger, that OTEF's managing general partner determines are necessary or appropriate to effect the merger, without the vote of the BAC holders, provided that the managing general partner obtains an opinion from OTEF's independent real estate consultant that the merger is fair to OTEF and provided that the merger respects any applicable appraisal rights of OTEF's security holders. Marshall & Stevens, OTEF's independent real estate consultant, has rendered its opinion that the merger is fair to OTEF and to the BAC holders. Accordingly, a vote of the BAC holders is not required in order to consummate the merger. Under Maryland law and OTEF's partnership agreement, BAC holders do not have appraisal rights.

CONDITIONS TO THE MERGER


     The merger will be completed only if a number of conditions are met or waived, including the following:

     - no law, regulation, injunction or order restrains or prohibits completion of the merger;

     - Marshall & Stevens has not withdrawn its fairness opinion;

     - OTEF has paid or provided for the special distribution; and

     - there has been no material adverse change with respect to AIMCO or OTEF.

TERMINATION OF THE MERGER AGREEMENT

     AIMCO and OTEF's managing general partner may agree in writing to terminate the merger agreement without completing the merger. The parties may also terminate the merger agreement in other circumstances. OTEF has agreed to pay to AIMCO a termination fee of $5 million and expenses of $1 million if AIMCO terminates the merger agreement because OTEF breaches its agreement not to seek other merger partners or if OTEF terminates the merger agreement because it has received an alternative acquisition proposal, and if OTEF closes on the alternative proposal within one year of the termination. This provision is described below under "The Merger Agreement and Terms of the Merger -- Response to Other Offers."

     If the market price of the Class A common stock falls below $40, as determined pursuant to the merger agreement, the non-employee directors of OTEF's managing general partner may cause OTEF to terminate the merger agreement and AIMCO may terminate the merger agreement.

     If the merger is not completed, AIMCO will continue to own substantially all of the economic interests in OTEF's managing general partner.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     For Federal income tax purposes, the merger will constitute a taxable purchase of the interests of the BAC holders. BAC holders will recognize gain or loss equal to the difference between the fair market value of the Class A common stock, Class P preferred stock and cash they receive and their basis on the date of the consummation of the merger in the BACs they hold. We expect the exchange to produce a long-term capital loss for tax purposes in the case of a BAC holder who has held a BAC from the formation of OTEF. A BAC holder's capital gain or loss will be short- or long-term depending on whether the holder's holding period for the BACs exceeds one year. BAC holders will receive a basis in the Class A common stock and Class P preferred stock equal to the fair market value of the stock at the time of the merger.


     The special distribution will be treated as a return of capital to BAC holders. As a result, BAC holders will not have to pay taxes on the cash they receive in the special distribution, except to the extent the cash exceeds the holder's tax basis in the BACs, at the time of the special distribution. However, each BAC holder's tax basis in his or her BACs will be lowered by the amount of the special distribution, which will have an impact on whether the BAC holder will owe taxes or have a loss in connection with the merger.

     WE URGE BAC HOLDERS TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE PERSONAL TAX CONSEQUENCES OF THE MERGER AND SPECIAL DISTRIBUTION AND TO REVIEW THE DISCUSSION UNDER "SPECIAL FACTORS REGARDING THE MERGER -- U.S. FEDERAL INCOME TAX CONSEQUENCES TO BAC HOLDERS."

     At present, approximately 90% of the distributions that BAC holders receive from OTEF are federally tax-exempt, because they are derived primarily from interest payments on tax-exempt bonds. After the merger, BAC holders will hold Class A common stock and Class P preferred stock and will be taxed on the dividends they receive on the Class A common stock and Class P preferred stock, except for any portions of distributions that are deemed to be a return of capital. In 1999, 1998 and 1997, approximately 6.4%, 58.7% and 0% of the distributions on Class A common stock were deemed to be a return of capital. The percentage of any distribution on the Class A common stock that is deemed to be a return of capital changes from year to year, so the percentage of future distributions that is considered a return of capital may not be similar to that of past distributions. All of the distributions on the Class P preferred stock will be taxable.

APPRAISAL RIGHTS

     Under Maryland law and OTEF's partnership agreement, BAC holders will not be entitled to appraisal or dissenters' rights in connection with the merger.

AIMCO DISTRIBUTION POLICY FOLLOWING THE MERGER


     Because AIMCO has elected to be taxed for Federal income tax purposes as a real estate investment trust, or REIT, it is required to distribute annually to its stockholders at least 90% of its real estate investment trust taxable income. AIMCO's board of directors has declared a dividend of $0.78 per share of Class A common stock for the first quarter of 2001, which is an annualized dividend rate of $3.12 per share. AIMCO's current policy is to increase annually at its January board of directors meeting its distributions by 50% of the rate of growth of AIMCO's adjusted funds from operations for the prior year. However, the future payment of distributions by AIMCO, and AIMCO's distribution policy, will be at the discretion of the AIMCO board of directors and will depend on numerous factors, including AIMCO's financial condition and results of operations for the prior year, capital requirements, the annual distribution requirements under the provisions of the Federal tax code applicable to REITs, limitations under credit agreements to which AIMCO or its corporate or partnership subsidiaries are a party, preferred stock requirements and any other factors that the AIMCO board of directors deems relevant.


     Upon issuance, AIMCO Class P preferred stock will pay preferred dividends at a rate of 9%, or $2.25, per year.

COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO AND BAC HOLDERS OF OTEF

     As a result of the merger, holders of BACs will become stockholders of AIMCO. For a description of the material differences between the rights of holders of BACs and the rights of holders of Class A common stock and Class P preferred stock, see "Comparative Rights of Stockholders of AIMCO and BAC Holders of OTEF."

ACCOUNTING TREATMENT

     The merger will be accounted for by AIMCO and AIMCO's operating partnership and their subsidiaries under the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the assets these entities acquire and the liabilities they assume based on their estimated fair values.

COMPARATIVE PER SHARE DIVIDEND INFORMATION


     Since the beginning of 1996, the average annual growth rate of the annual distributions on Class A common stock has been 13.4%, while the average annual growth rate of annual distributions on BACs has been 3.6%. Dividends or distributions paid on the Class A common stock and the BACs from 1996 through the first quarter of 2001 were as follows:



                                                              AIMCO CLASS A    OTEF
CALENDAR QUARTERS                                             COMMON STOCK     BAC
-----------------                                             -------------   ------
2001
  First Quarter.............................................      0.7800          --
2000
  Fourth Quarter............................................      0.7000          --
  Third Quarter.............................................      0.7000      0.5650
  Second Quarter............................................      0.7000      0.5400
  First Quarter.............................................      0.7000      0.5400
1999
  Fourth Quarter............................................      0.6250      0.5400
  Third Quarter.............................................      0.6250      0.5200
  Second Quarter............................................      0.6250      0.5200
  First Quarter.............................................      0.6250      0.5100
1998
  Fourth Quarter............................................      0.5625      0.5100
  Third Quarter.............................................      0.5625      0.5100
  Second Quarter............................................      0.5625      0.5100
  First Quarter.............................................      0.5625      0.4950
1997(1)
  Fourth Quarter............................................      0.4625      0.4950
  Third Quarter.............................................      0.4625      0.4950
  Second Quarter............................................      0.4625      0.4760
  First Quarter.............................................      0.4625      0.4760
1996(1)
  Fourth Quarter............................................      0.4250      0.4760
  Third Quarter.............................................      0.4250      0.4760
  Second Quarter............................................      0.4250      0.4760
  First Quarter.............................................      0.4250      0.4760


---------------

(1) Data for OTEF BACs gives effect to a 25-for-1 BAC split, which was effected on July 1, 1997.

     There are currently no shares of Class P preferred stock outstanding. Upon issuance, the Class P preferred stock will pay a preferred dividend of $0.5625 per quarter, or $2.25 per year.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION


     BACs are traded on the American Stock Exchange under the symbol "OTF," and Class A common stock is traded on the New York Stock Exchange under the symbol "AIV." On June 27, 2000, the last full trading day prior to the public announcement of the Oxford acquisition, on November 29, 2000, the last full trading day prior to the public announcement of the merger and the $50 million special distribution, and on January 26, 2001, the closing sale price per BAC on the American Stock Exchange and the closing sale price per share of the Class A common stock on the New York Stock Exchange were as follows:



                                                                 AIMCO
                                                                CLASS A       OTEF
                                                              COMMON STOCK    BAC
                                                              ------------   ------
June 27, 2000...............................................     $43.63      $24.75
November 29, 2000...........................................     $44.69      $25.19
January 26, 2001............................................     $47.31      $32.56


     AIMCO has applied to list the Class P preferred stock on the New York Stock Exchange, but cannot assure you that the Class P preferred stock will be accepted for listing.

BAC MARKET PRICE INFORMATION AND COMPARISON TO NET BOOK VALUE

     Set forth below are the high and low reported sale prices per BAC on the American Stock Exchange, OTEF's average book value per BAC, the average closing price per BAC on the American Stock Exchange, and the average closing price per BAC as a percentage of the average book value per BAC for the periods indicated.

                                                  OTEF                        CLOSING PRICE AS A
                                               BOOK VALUE   AVERAGE CLOSING    % OF BOOK VALUE
CALENDAR QUARTERS             HIGH     LOW      PER BAC      PRICE PER BAC         PER BAC
-----------------            ------   ------   ----------   ---------------   ------------------
2000
  Third Quarter............  $27.44   $24.50     $37.54         $25.75                69%
  Second Quarter...........   24.88    23.19      36.50          23.93                66
  First Quarter............   24.44    22.44      36.28          23.87                66
1999
  Fourth Quarter...........   24.88    22.44      35.97          23.94                67
  Third Quarter............   25.88    23.88      35.47          24.42                69
  Second Quarter...........   25.00    23.50      35.59          24.47                69
  First Quarter............   26.00    23.63      35.44          24.06                68
1998
  Fourth Quarter...........   25.88    22.50      34.62          26.62                77

                                  RISK FACTORS

     The merger entails the risks described below. Additional information is contained in this prospectus/ information statement and in the documents to which we have referred you in "Where You Can Find More Information."

                          RISKS RELATING TO THE MERGER

OTEF'S MANAGING GENERAL PARTNER AND ITS OFFICERS, DIRECTORS AND EMPLOYEES MAY HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM BAC HOLDERS

     AIMCO owns 99% of the economic interests in OTEF's managing general partner. As a result, OTEF's managing general partner may have interests in the merger that are different from or in addition to those of BAC holders generally. For example, because it owns interests in the partnerships that own the Oxford properties that were financed by OTEF's mortgage revenue bonds, AIMCO has an interest in refinancing at lower interest rates and on more favorable terms the mortgage revenue bonds that the BAC holders, who purchased BACs in order to receive tax-exempt income, may not have. These different interests could cause OTEF's managing general partner to make decisions or act in ways with which BAC holders may disagree.

     Pursuant to the merger agreement, AIMCO and the partnership that survives the merger have agreed to indemnify all of the directors, officers and employees of OTEF's managing general partner against all liabilities related to actions they have taken in connection with the merger agreement or the closing of transactions contemplated by the merger agreement, all liabilities arising from any claim or investigation by a federal or state authority based on any actions or omissions on the part of AIMCO prior to the closing of the merger, and all liabilities arising as a result of any of their actions as a director, officer or employee of OTEF's managing general partner, AIMCO, the general partner of AIMCO's operating partnership or the manager of AIMCO/OTEF, LLC relating to OTEF prior to the effective time of the merger. As a result of these indemnification rights, the officers, directors and employees of OTEF's managing general partner may not act in accordance with the best interests of the BAC holders.


     THE NON-EMPLOYEE DIRECTORS OF OTEF'S MANAGING GENERAL PARTNER HAVE A FINANCIAL INTEREST IN THE MERGER IN ADDITION TO THEIR INTEREST AS BAC HOLDERS, SO THEY MAY NOT IMPARTIALLY REPRESENT THE INTERESTS OF OTHER BAC HOLDERS AND OPTION HOLDERS



     Each of Messrs. Gavula and Barker own 25,000 BACs and will participate in the merger consideration as BAC holders. In connection with the Oxford acquisition and the sale by the Oxford principals and other OTEF affiliates of their options to purchase BACs, each of Stephen P. Gavula, Jr. and Scot B. Barker, the non-employee directors of OTEF's managing general partner, sold options to purchase 3,261 BACs to AIMCO. Pursuant to the sale agreement, in connection with the merger, each of Messrs. Gavula and Barker will receive from AIMCO a payment equal to $2.53 per BAC subject to the options, or a total of approximately $8,250. In addition, effective November 7, 2000, OTEF granted to each of Messrs. Gavula and Barker options to purchase 25,000 BACs at an exercise price of $26.00 per BAC. These options are immediately exercisable, and will be cancelled when the holder ceases to be a director of OTEF's managing general partner. Because all outstanding options will be cancelled in the merger and because the directors have the right to receive cash distributions on the underlying BACs as if they held the BACs directly, each director's options have a value of approximately $210,000 immediately prior to the effective time of the merger. This grant of options was completed after merger discussions had commenced and was in consideration of past, present and anticipated future services as non-employee directors of OTEF's managing general partner. In addition, each of Messrs. Gavula and Barker received $5,000 for each of 16 meetings attended in connection with the proposed merger. As a result of the option issuance and cash payments described above, each of Messrs. Gavula and Barker will receive total compensation of approximately $298,250 in connection with the merger, in addition to the merger consideration for their ownership of BACs. Due to these interests, the non-employee directors may not impartially represent the interests of other BAC holders.

MERGER CONSIDERATION WILL NOT CHANGE IF THE NATURE OF OTEF'S ASSETS CHANGES OR IF OTEF'S BOOK VALUE INCREASES


     Among the Oxford entities in which AIMCO owns interests are four entities which each own a senior living facility that was financed by one of OTEF's mortgage revenue bonds. These four entities are currently attempting to sell the senior living facilities. If the facilities are sold, OTEF will sell to the purchaser of the properties the mortgage revenue bonds that financed the properties. We cannot assure you that the sales of the senior living facilities will occur. If OTEF sells the bonds associated with the senior living facilities, it expects to receive approximately $63 million in cash, which would reduce OTEF's book value per BAC as of September 30, 2000 to $37.53. In addition, it is possible that OTEF's operations could result in an increase in book value per BAC prior to the closing of the merger. However, whether or not OTEF sells the senior living facility mortgage revenue bonds or any other assets or increases its book value before the closing of the merger, the value of the BACs for purposes of the Merger will not change and BAC holders will receive no more or less consideration, or more or less cash consideration, in the merger than they would have received had the sales or increase not occurred.


APPROXIMATELY 90% OF THE DISTRIBUTIONS ON THE BACS ARE FEDERALLY TAX-EXEMPT, WHILE ALL OF THE DIVIDENDS ON THE CLASS P PREFERRED STOCK AND SUBSTANTIALLY ALL OF THE DIVIDENDS ON THE CLASS A COMMON STOCK ARE LIKELY TO BE TAXABLE


     OTEF's current annual distribution is $2.26 per BAC. Because OTEF's portfolio is made up primarily of tax-exempt mortgage revenue bonds, approximately 90% of the distributions that BAC holders receive from OTEF are federally tax-exempt. In contrast, BAC holders will generally be taxed on any dividends they received from AIMCO as holders of Class A common stock and Class P preferred stock, except for any distributions that are deemed to be a return of capital. AIMCO has declared a dividend of $0.78 per share of Class A common stock for the first quarter of 2001, which is an annualized rate of $3.12 per share, as described in "Summary -- AIMCO Distribution Policy following the Merger." Upon issuance, the Class P preferred stock will pay preferred dividends at a rate of $2.25 per year. Based on the conversion rate for BACs in the merger and the value of Class A common stock and Class P preferred stock in the merger, and assuming the BAC holder held the AIMCO stock for all of 2001, a BAC holder will receive an annual dividend from AIMCO of $2.37 for each BAC now held. This would represent after-tax proceeds of about $1.42 per BAC now held, as compared to the current after-tax proceeds BAC holders receive from OTEF of about $2.17 per BAC, assuming taxation at the maximum federal tax rate. As a result, even taking into account potential investment income on the $6.21 per BAC special distribution, BAC holders are likely to experience a substantial reduction in after-tax proceeds after the merger.


WE HAVE SET A VALUE OF $48.509 PER SHARE FOR THE CLASS A COMMON STOCK FOR PURPOSES OF THE MERGER, BUT YOU MAY NOT BE ABLE TO SELL THE CLASS A COMMON STOCK FOR THAT PRICE


     The value of a share of Class A common stock for purposes of the merger will be $48.509, which is the average of the high and low reported sale prices of the Class A common stock on the New York Stock Exchange for the 20 trading days beginning on December 4, 2000, the third full trading day following the first public announcement of the merger. The Class A common stock could trade at a price higher or lower than $48.509 at the time of and following the merger. Therefore, former BAC holders may not be able to resell their Class A common stock at or above $48.509 per share after the merger.


WE HAVE DEEMED THE VALUE OF AIMCO'S CLASS P PREFERRED STOCK TO BE $25 PER SHARE FOR PURPOSES OF THE MERGER, BUT FORMER BAC HOLDERS MAY NOT BE ABLE TO RESELL THE CLASS P PREFERRED STOCK AT THAT PRICE

     The Class P preferred stock has no trading history. The deemed value of $25 per share of the Class P preferred stock was based on the liquidation value of the Class P preferred stock, the $2.25 per share dividend and the conversion price of the Class P preferred stock. The price of the Class P preferred stock that will prevail in the market after the merger may be higher or lower than $25 per share. The price could be subject to fluctuations in response to many factors, including prevailing interest rates, the price of the Class A common stock, AIMCO's results of operations and other factors, which may be beyond AIMCO's control. In addition, AIMCO cannot predict how many former BAC holders may elect to sell their shares of Class P preferred stock soon after the merger. If holders of Class P preferred stock elect to sell a significant number of shares, due to the fact that they do not want to hold preferred stock that pays taxable distributions or to other factors, the market price of the Class P preferred stock following the merger may decline.

     AIMCO has applied to list the Class P preferred stock on the New York Stock Exchange. However, AIMCO cannot assure you that the Class P preferred stock will be accepted for trading on the New York Stock Exchange or, if it is accepted, that an active market will develop in the stock. If the Class P preferred stock is not accepted for trading on the New York Stock Exchange or if an active market for the stock does not develop, former BAC holders may not be able to resell their Class P preferred stock at or above $25 per share.


FORMER BAC HOLDERS MAY NOT BE ABLE TO CONVERT THEIR SHARES OF CLASS P PREFERRED STOCK INTO CLASS A COMMON STOCK WORTH $25, WHICH MAY REDUCE THE VALUE OF THE CLASS P PREFERRED STOCK AND MAY CAUSE THE TOTAL VALUE OF THE MERGER CONSIDERATION TO BE LOWER THAN THE VALUE DETERMINED IN ACCORDANCE WITH THE MERGER AGREEMENT



     Almost one-half of the merger consideration is made up of Class P preferred stock. The Class P preferred stock has a deemed value of $25 per share and is convertible into shares of Class A common stock at a rate of $56 per share of Class A common stock. As a result, until the market price of the Class A common stock reaches $56 per share, former BAC holders will be unable to convert a share of Class P preferred stock into Class A common stock with a value of $25. For example, if the market price of the Class A common stock is $48 per share, each share of Class P preferred stock is convertible into $21.43 of Class A common stock, because each share of Class P preferred stock converts into 0.4464 shares of Class A common stock and the product of 0.4464 and $48 is $21.43. As a result of the conversion rate of the Class P preferred stock, the market price of the Class P preferred stock may decline if the market price of the Class A common stock is less than $56 per share. In addition, assuming that the market price of the Class A common stock at the time of the merger is less than $56 per share, the value of the merger consideration will be lower than the value determined in accordance with the merger agreement for any former BAC holder who converts his or her Class P preferred stock into Class A common stock immediately following the merger.


THE MERGER WILL INCREASE THE NUMBER OF FREELY TRADABLE SHARES OF CLASS A COMMON STOCK WHICH COULD RESULT IN A DECLINE IN THE PRICE OF THE STOCK


     As a result of the merger, the former BAC holders will hold Class A common stock and Class P preferred stock convertible into Class A common stock equal to up to approximately 5.6% of the outstanding number of shares of Class A common stock of AIMCO, based on the number of shares of Class A common stock outstanding on December 31, 2000, and assuming immediate conversion of all shares of Class P preferred stock. Sales in the public market of a substantial number of these shares during a short time period, or the perception that large sales might occur, could adversely affect the market price of the Class A common stock. All of the shares issued in the merger will be freely tradable in the public market as a result of being registered pursuant to this registration statement. If former BAC holders sell a significant number of shares, due to the fact that they do not want to hold stock that pays distributions the majority of which are likely to be taxable or to other factors, the market price of the Class A common stock may decline.

                       RISKS RELATING TO AIMCO'S BUSINESS

     An investment in Class A common stock and Class P preferred stock following the merger will involve various risks associated with AIMCO's business. In addition to general investment risks and those factors set forth elsewhere in this prospectus/information statement, BAC holders should be aware of the following risk factors related to AIMCO's business.

AIMCO MAY NOT BE ABLE TO SUCCESSFULLY ACQUIRE, REDEVELOP AND EXPAND APARTMENT PROPERTIES

     Generally. The selective acquisition, redevelopment and expansion of apartment properties is one component of AIMCO's growth strategy. However, AIMCO can make no assurance as to its ability to complete transactions in the future. Although AIMCO seeks to acquire, develop and expand properties only when such activities are accretive on a per share basis, such transactions may fail to perform in accordance with AIMCO's expectations. When AIMCO redevelops properties, it is subject to the risks that:

     - costs may exceed original estimates;

     - projected occupancy and rental rates at the property may not be realized;

     - financing may not be available on favorable terms;

     - construction and lease-up may not be completed on schedule; and

     - it may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy and other governmental permits and authorizations.

     AIMCO may have difficulty managing its rapid growth. AIMCO has grown rapidly. Since its initial public offering in July 1994, AIMCO has completed numerous acquisition transactions, expanding its portfolio of owned or managed properties from 132 apartment properties with 29,343 units to 1,756 apartment properties with 333,786 units as of September 30, 2000, which includes the Oxford properties. These acquisitions have included purchases of properties and interests in entities that own or manage properties, as well as corporate mergers. AIMCO's ability to successfully integrate acquired businesses and properties depends on its ability to:

     - attract and retain qualified personnel;

     - integrate the personnel and operations of the acquired businesses;

     - maintain uniform standards, controls, procedures and policies; and

     - maintain adequate accounting and information systems.

     AIMCO can provide no assurance that it will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If AIMCO fails to successfully integrate such businesses, its results of operations could be adversely affected.

     AIMCO is subject to litigation associated with partnership acquisitions, which could increase its expenses and prevent the completion of beneficial transactions. AIMCO has engaged in, and intends to continue to engage in, the selective acquisition of interests in limited partnerships that own apartment properties. In some cases, AIMCO has acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, including the merger with OTEF and AIMCO's pending tender offers for limited partner interests in other Oxford entities, AIMCO may be subject to litigation based on claims that the general partner has breached its fiduciary duty to its limited partners or that the transaction violates the relevant partnership agreement. Although AIMCO intends to comply with its fiduciary obligations and relevant partnership agreements, AIMCO may incur additional costs in connection with the defense or settlement of such litigation. In some cases, such litigation may adversely affect AIMCO's desire to proceed with, or ability to complete, a particular transaction. Such litigation could also have a material adverse effect on AIMCO's results of operations.

RISKS ASSOCIATED WITH DEBT FINANCING

     AIMCO's strategy is generally to incur debt to increase the return on its equity while maintaining acceptable interest coverage ratios. AIMCO seeks to maintain a ratio of free cash flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1. However, AIMCO's board of directors could change this strategy at any time and increase its leverage. AIMCO's organizational documents do not limit the amount of debt that it may incur, and AIMCO has significant amounts of debt outstanding. Payments of principal and interest may leave AIMCO with insufficient cash resources to operate its properties or pay distributions required to be paid in order to maintain its qualification as a REIT. AIMCO is also subject to the risk that its cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If AIMCO fails to make required payments of principal and interest on any debt, its lenders could foreclose on the properties securing such debt with a consequential loss of income and asset value to AIMCO. As of September 30, 2000, 95.9% of the properties that AIMCO owned or controlled were encumbered by debt. As of September 30, 2000, AIMCO had approximately $3,825 million of indebtedness outstanding on a consolidated basis, of which approximately $3,419 million was secured, including $231 million that AIMCO borrowed in connection with the acquisition of the Oxford entities.

INCREASES IN INTEREST RATES MAY INCREASE AIMCO'S INTEREST EXPENSE

     As of September 30, 2000, approximately $553 million of AIMCO's debt, including the debt incurred in connection with the acquisition of the Oxford entities, which represents approximately 14.5% of AIMCO's outstanding debt, was subject to variable interest rates. An increase in interest rates could increase AIMCO's interest expense and adversely affect its cash flow and its ability to service its indebtedness and make distributions.

AIMCO MAY INCUR LOSSES DUE TO INTEREST RATE HEDGING ARRANGEMENTS

     From time to time, in anticipation of refinancing debt, AIMCO enters into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide AIMCO with some protection against rising interest rates, these agreements also reduce the benefits to AIMCO when interest rates decline. These agreements involve the following risks:

     - interest rate movements during the term of the agreement may result in a loss to AIMCO;

     - AIMCO may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

     - AIMCO may incur a loss if the counterparty to the agreement fails to pay.

COVENANT RESTRICTIONS MAY LIMIT AIMCO'S ABILITY TO MAKE PAYMENTS TO ITS
INVESTORS


     Some of AIMCO's debt and other securities contain covenants that restrict its ability to make distributions or other payments to its investors unless certain financial tests or other criteria are satisfied. In some cases, AIMCO's subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to AIMCO. AIMCO's credit facilities provide that AIMCO may make distributions to its investors during any 12-month period in an aggregate amount that does not exceed the greater of 80% of its funds from operations for that period or such amount as may be necessary to maintain its REIT status. The credit facilities prohibit all distributions if AIMCO's:



     - fixed charge coverage ratio is less than 1.50 to 1;



     - interest coverage ratio is less than 2.25 to 1;

     - unsecured debt service coverage ratio is less than 3.00 to 1,



     - total combined debt to gross asset value exceeds 0.55 to 1;



     - total obligations to gross asset value exceeds 0.65 to 1;



     - encumbered property debt coverage ratio is less than 1.60 to 1; or



     - consolidated net worth is less than the sum of $2.24 million and the net proceeds of any securities issuances after June 30, 2000.



     AIMCO's outstanding classes of preferred stock and preferred partnership units prohibit the payment of dividends on its common stock or common partnership units if it fails to pay the dividends or distributions to which the holders of the preferred stock or preferred units are entitled, the amounts of which are detailed in "Description of AIMCO Capital Stock -- Preferred Stock." In addition, AIMCO's 6 1/2% convertible debentures prohibit the payment of dividends on AIMCO's capital stock if AIMCO elects to defer payments of interest on these convertible debentures, which it may have the right to do for periods of up to 60 months. If AIMCO is unable to pay dividends, it may fail to qualify as a REIT. This would subject AIMCO to corporate taxation and reduce its ability to make distributions to its stockholders.


AIMCO DEPENDS ON DISTRIBUTIONS AND OTHER PAYMENTS FROM ITS SUBSIDIARIES, WHICH MAY BE RESTRICTED FROM MAKING PAYMENTS TO AIMCO

     All of AIMCO's properties are owned, and all of its operations are conducted, by the AIMCO operating partnership and its other subsidiaries. As a result, AIMCO depends on distributions and other payments from the subsidiaries in order to satisfy its financial obligations and make payments to its investors. The ability of the subsidiaries to make distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations. As an equity investor in the subsidiaries, AIMCO's right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that AIMCO is recognized as a creditor of such subsidiaries, its claims would still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to the obligations to AIMCO.

CHANGES IN THE REAL ESTATE MARKET MAY LIMIT AIMCO'S ABILITY TO GENERATE FUNDS FROM OPERATIONS

     AIMCO's ability to make payments to its investors depends on its ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of AIMCO's properties may be adversely affected by events or conditions beyond its control. These events or conditions could include:

     - the general economic climate;

     - competition from other apartment communities and alternative housing;

     - local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;

     - changes in governmental regulations and the related cost of compliance;

     - increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

     - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

     - changes in interest rate levels and the availability of financing; and

     - the relative illiquidity of real estate investments.

AIMCO MAY BE SUBJECT TO COSTLY ENVIRONMENTAL LIABILITIES

     Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and AIMCO's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under these laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

LAWS BENEFITING DISABLED PERSONS MAY RESULT IN UNANTICIPATED EXPENSES

     Under the Americans with Disabilities Act of 1990, or the ADA, all places of public accommodation are required to meet Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws may also require modifications to AIMCO's properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 or the FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with these laws could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are in substantial compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and the FHAA.

RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING

     As of September 30, 2000, AIMCO owned or controlled 54 properties, held an equity interest in 442 properties and managed for third parties and affiliates 99 properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the United States Department of Housing and Urban Development, or HUD, or state housing finance agencies, typically provide mortgage insurance, favorable financing terms or rental assistance payments to the property owners. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approved amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in the loss of management fee revenue. AIMCO usually needs to obtain the approval of HUD in order to manage, or acquire a significant interest in, a HUD-assisted property. AIMCO can make no assurance that it will always receive such approval.

THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE AIMCO'S REVENUES

     AIMCO manages some properties owned by third parties. In 1999, AIMCO received $48 million of revenue from the management of such properties, including $15 million from the Oxford entities. AIMCO will continue to receive property management fees from the Oxford entities after the merger. AIMCO may suffer a loss of revenue if it loses its right to manage these properties or if the rental revenues upon which its management fees are based decline. In general, management contracts may be terminated or otherwise lost as a result of:

     - a disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;

     - the property owner's determination that AIMCO's management of the property is unsatisfactory;

     - willful misconduct, gross negligence or other conduct that constitutes grounds for termination; or

     - with respect to certain affordable housing properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

AIMCO IS DEPENDENT ON ITS CHIEF EXECUTIVE OFFICER AND ITS PRESIDENT

     Although AIMCO has entered into employment agreements with its Chairman and Chief Executive Officer, Terry Considine, and its President, Peter K. Kompaniez, the loss of any of their services could have an adverse effect on AIMCO's operations.

AIMCO MAY HAVE CONFLICTS OF INTEREST AND MAY ENGAGE IN TRANSACTIONS WITH AFFILIATES

     AIMCO has been, and continues to be, involved in various transactions with a number of its affiliates, including executive officers, directors and entities in which they own interests. For example, in order to satisfy certain REIT requirements, Messrs. Considine and Kompaniez directly or indirectly control the management companies, which manage properties for third parties and affiliates. Although AIMCO owns a 99% non-voting interest in these management companies, it has no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in AIMCO's best interests. AIMCO has adopted policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority of its disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of conflicts of interest. Furthermore, such policies are subject to change without the approval of AIMCO's stockholders.

AS A REIT, AIMCO IS SUBJECT TO SUBSTANTIAL RISKS RELATED TO ITS COMPLIANCE WITH THE TAX LAWS

     AIMCO may fail to qualify as a REIT. AIMCO believes that it operates in a manner that enables it to meet the requirements for qualification as a REIT for Federal income tax purposes; however, future economic, market, legal, tax or other considerations may cause it to fail to qualify as a REIT, or its board of directors may determine to revoke its REIT status. If AIMCO fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing its taxable income, and AIMCO will be subject to Federal income tax at regular corporate rates. This would substantially reduce the funds available for payment to AIMCO's investors. See "Federal Income Taxation of AIMCO and AIMCO Stockholders" for more detail.

     In addition, the failure of AIMCO to qualify as a REIT would trigger the following consequences:

     - AIMCO would be obligated to repurchase a material amount of its preferred stock, plus accrued and unpaid dividends to the date of repurchase, and

     - AIMCO would be in default under its primary credit facilities and certain other loan agreements.

     REIT distribution requirements limit AIMCO's available cash. As a REIT, AIMCO is subject to annual distribution requirements, which limit the amount of cash it has available for other business purposes, including amounts to fund its growth.

     Legislative or other actions affecting REITs could have a negative impact on AIMCO. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax laws (which may have retroactive application), could adversely affect AIMCO's investors. AIMCO cannot predict how changes in the tax law might affect it or its investors.

     AIMCO may be subject to other tax liabilities. Even if AIMCO qualifies as a REIT, AIMCO and its subsidiaries may be subject to certain Federal, state and local taxes on its income and property. Any such taxes would reduce AIMCO's operating cash flow.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     AIMCO's articles of incorporation limit ownership of its common stock by any single stockholder to 8.7% of the outstanding shares, or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine. AIMCO's articles of incorporation also limit ownership of its common stock and preferred stock by any single stockholder to 8.7% of the value of the outstanding common stock and preferred stock, or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine. The articles of incorporation also prohibit anyone from buying shares if the purchase would result in AIMCO losing its REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of AIMCO's shares or results in five or fewer persons, applying certain attribution rules of the Internal Revenue Code, owning 50% or more of the value of all of AIMCO's shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs:

     - the transfer will be considered null and void;

     - AIMCO will not reflect the transaction on its books;

     - AIMCO may institute legal action to enjoin the transaction;

     - AIMCO may demand repayment of any dividends received by the affected person on those shares;

     - AIMCO may redeem the shares;

     - the affected person will not have any voting rights for those shares; and

     - the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by AIMCO.

     AIMCO may purchase the shares held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then-current market price. If the trust transfers any of the shares, the affected person will receive the lesser of the price paid for the shares or the then-current market price. An individual who acquires shares that violate the above rules bears the risk that the individual:

     - may lose control over the power to dispose of such shares;

     - may not recognize profit from the sale of the shares if the market price of the shares increases;

     - may be required to recognize a loss from the sale of the shares if the market price decreases; and

     - may be required to repay AIMCO any distributions received from AIMCO as a result of his ownership of the shares.

AIMCO'S ARTICLES OF INCORPORATION AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF AIMCO

     Ownership Limit. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of AIMCO by a third party without the consent of AIMCO's board of directors.


     Preferred Stock. AIMCO's articles of incorporation authorize its board of directors to issue up to 510,587,500 shares of capital stock. As of December 31, 2000, 468,432,738 shares were classified as Class A common stock, and 42,154,762 shares were classified as preferred stock. Under the articles of incorporation, AIMCO's board of directors has the authority to classify and reclassify any of its unissued shares of capital stock into shares of preferred stock with any preferences, rights, powers and restrictions that AIMCO's board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of AIMCO, even if a change in control were in AIMCO stockholders' best interests.


     Maryland Business Statutes. As a Maryland corporation, AIMCO is subject to Maryland laws which may have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offers, even if an acquisition of AIMCO would be in its stockholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between AIMCO and any person who acquires beneficial ownership of shares of its stock representing 10% or more of the voting power without its board of directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested stockholder, or upon payment of a fair price. Maryland law also provides that a person who acquires shares of AIMCO's stock that represent 20% or more of the voting power will have no voting rights in the election of directors unless approved by a vote of two-thirds of the shares eligible to vote. Additionally, recent changes to Maryland law may make it more difficult for someone to acquire AIMCO. Maryland law now provides, among other things, that the board of directors has broad discretion in adopting stockholders' rights plans and has the sole power to fix the record date, time and place for special meetings of the stockholders. In addition, Maryland law provides that corporations which:

     - have three directors who are not employees of the entity or related to an acquiring person, and

     - are subject to the reporting requirements of the Securities Exchange Act of 1934,

may elect in their articles of incorporation or bylaws or by resolution of the board of directors to be subject to all or part of a special subtitle which provides that:

     - the corporation will have a staggered board of directors;

     - any director may be removed only for cause and by the vote of two-thirds of the votes entitled to be cast in the election of directors generally, even if a lesser proportion is provided in the articles of incorporation or bylaws;

     - the number of directors may only be set by the board of directors, even if the procedure is contrary to the articles of incorporation or bylaws;

     - vacancies may only be filled by the remaining directors, even if the procedure is contrary to the articles of incorporation or bylaws; and

     - the secretary of the corporation may call a special meeting of stockholders at the request of stockholders only on the written request of the stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting, even if the procedure is contrary to the articles of incorporation or bylaws.

AIMCO'S AND OTEF'S ACTUAL RESULTS MAY DIFFER FROM FORWARD-LOOKING STATEMENTS THEY MAKE IN THIS PROSPECTUS/INFORMATION STATEMENT

     AIMCO and OTEF have made statements and projections in this prospectus/information statement, and in documents that are incorporated into this prospectus/information statement by reference, that are forward-looking statements relating to future events and future performance within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not guarantees of performance. We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements include the information concerning AIMCO's and OTEF's possible or assumed results of operations. Also, when AIMCO and OTEF use words such as "may," "will," "believe," "expect," "anticipate," "estimate," "could," "plan," "potential," or similar expressions, they are making forward-looking statements.

                      SPECIAL FACTORS REGARDING THE MERGER

BACKGROUND OF THE MERGER

     Oxford Realty Financial Group, or ORFG, is a real estate company that, acting through its affiliates, owned interests in and managed apartment and senior living/healthcare communities. We refer to the ORFG affiliates that owned interests in and managed the properties as the Oxford entities, and we refer to the properties they owned and managed as the Oxford properties. The Oxford properties are 167 apartment communities including 36,949 units, located in 18 states. The Oxford properties are owned by 166 separate partnerships. One of the Oxford entities is OTEF's managing general partner. OTEF was formed in 1985 to purchase the mortgage revenue bonds that financed the construction of some of the Oxford properties. Since its formation, these mortgage revenue bonds have represented a substantial majority of OTEF's assets. None of the Oxford properties financed by OTEF's bonds receive project subsidies from the U.S. Department of Housing and Urban Development. A description of OTEF's mortgage revenue bonds is set forth in Annex D to this prospectus/information statement. The average monthly rent for the residential Oxford properties that are financed by OTEF's bonds is approximately $790.


     Until December 1993, ORFG and its affiliates provided property management services for the Oxford Properties. Thereafter, NHP Incorporated, NHP Partners, Inc. and their related entities, to which we refer together as NHP, acquired small minority interests in ORFG and its affiliates and purchased the property management services business from ORFG and its affiliates. NHP and its affiliates began providing property management services to the Oxford properties.



     In a series of transactions in 1997, AIMCO acquired NHP and acquired indirectly its minority interests in some of the Oxford entities. At that time, NHP managed 165 Oxford properties owned by the Oxford entities. After AIMCO's acquisition of NHP, NHP continued to manage the Oxford properties. In consideration for its management of the properties, Oxford entities paid to NHP the net sums of approximately $11,910,000, $12,148,000, $12,567,000 and
$9,686,000 in 1997, 1998, 1999 and the first nine months of 2000, respectively. In addition, the Oxford entities participated in a bulk purchasing program known as Buyers Access, which is a corporation substantially all of the economic interests in which are owned by AIMCO. Buyer's Access earned approximately $268,000, $254,000, $273,000 and $198,000, and Oxford entities received program dividends of approximately $263,000, $341,000, $361,000 and $280,000, in 1997,
1998, 1999 and the first nine months of 2000, respectively, from the Oxford entities' participation in the program. ORFG also paid preferred stock dividends to NHP in the amounts of approximately $33,000, $59,000 and $235,000 in 1997, 1998 and 1999, respectively.



     In September 1999, AIMCO initiated contact with and began discussions with the principals of ORFG to acquire their interests in the Oxford entities. AIMCO wanted to acquire these interests because one of its strategic business objectives is to acquire interests in additional apartment properties, including the types of apartment communities that constitute the Oxford properties. In addition, because AIMCO's affiliate managed most of the Oxford properties, AIMCO was familiar with the properties. Through the transaction, AIMCO sought to expand its small minority interests in the Oxford entities in which NHP owned interests and to acquire interests in the Oxford entities in which it did not own an indirect interest. The principals of ORFG, to whom we refer as the Oxford principals, are Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton. These discussions continued intermittently for several months. On June 28, 2000, AIMCO, AIMCO's operating partnership and some of their affiliates entered into an acquisition agreement with the Oxford principals. Pursuant to the acquisition agreement, the Oxford principals agreed to sell to AIMCO and its affiliates their interests in ORFG and the other Oxford entities, including all of their interests in OTEF's managing general partner. The Oxford acquisition closed on September 20, 2000. The purchase price was $328 million, paid through a combination of cash and AIMCO common operating partnership units. In addition, AIMCO amended and re-issued previously outstanding warrants held by the Oxford principals to purchase 500,000 shares of AIMCO Class A common stock. AIMCO incurred approximately $25 million in transaction costs. The material provisions of the agreements between AIMCO and its affiliates and the

Oxford principals that relate to OTEF and its securities are set forth in Annex C to this prospectus/ information statement.


     In connection with the Oxford acquisition, AIMCO agreed with the Oxford principals that if it completed an acquisition of OTEF before September 20, 2003, it would pay to BAC holders consideration of at least 90% of the fully diluted book value per BAC as reported by OTEF for the calendar quarter immediately preceding the date of the acquisition.


     As part of the Oxford acquisition, AIMCO acquired a 99% economic interest in OTEF's managing general partner and slightly more than one-half of the general partner interests in OTEF's associate general partner. AIMCO also acquired an option to purchase 32,580 BACs that are issued and outstanding and held by the Oxford principals, and options under OTEF's stock option plan to purchase 652,125 BACs. The option to purchase 32,580 BACs is exercisable at a price equal to the per BAC price paid by AIMCO in a subsequent purchase of OTEF, such as the merger, or 90% of the fully diluted book value per BAC reported by OTEF for the quarter immediately preceding the exercise of the option. AIMCO paid $8 for each of the options to acquire the 652,125 BACs issued under OTEF's stock option plan. These options have an exercise price of $23.88 per BAC. AIMCO also agreed to pay additional amounts for each of these options if it acquired OTEF for a price per BAC in excess of $31.88 at any time prior to September 20, 2003. As a result, AIMCO currently holds options to acquire approximately 8.53% of the BACs that would be outstanding were the options to be exercised.

     On September 20, 2000, Messrs. Zickler, Lavin and Downing, the three Oxford principals who were directors, resigned from the board of directors of OTEF's managing general partner, and AIMCO appointed three of its executive officers, Mr. Terry Considine, Mr. Peter K. Kompaniez and Mr. Patrick J. Foye, to fill the vacancies. Messrs. Gavula and Barker, the two non-employee directors of OTEF's managing general partner, continued to hold their positions. None of the officers or directors of OTEF's managing general partner prior to the Oxford acquisition, other than the two non-employee directors of the managing general partner, are currently officers or directors of OTEF's managing general partner.

     AIMCO initiates tender offers from time to time to buy limited partnership interests in partnerships controlled by its affiliates. Since the closing of the Oxford acquisition, AIMCO has initiated tender offers for and may from time to time in the future initiate tender offers for limited partnership interests in the Oxford entities that own the Oxford properties financed by OTEF's mortgage revenue bonds.

     On October 4, 2000, the board of directors of OTEF's managing general partner met for the first time since the acquisition of the managing general partner by AIMCO. The members of the board considered several alternatives for the future of OTEF to enhance the value of the BACs, including:


     - Continuation of the current business plan. Prior to the announcement of the merger, the BACs traded at a significant discount to OTEF's book value, as described in "Summary -- BAC Market Price Information and Comparison to Net Book Value." The board noted that OTEF had not been able to reduce this discount by following its historical business plan, and the board questioned whether the discount would be reduced if OTEF continued to follow its historical business plan;


     - Expansion of OTEF's operations to allow OTEF to underwrite loans from additional third-party borrowers. The board believed that such a business plan would require substantial additional capital which might be priced at an unacceptably high cost and involve substantial additional lender risk and possible conflicts of interest, while not necessarily reducing OTEF's trading discount;


     - Liquidation of OTEF. The board believed that a liquidation of OTEF was not likely to result in distributions to the BAC holders equal to the amounts to be offered by AIMCO in the merger for two reasons. First, OTEF's mortgage revenue bonds might be required to be sold at a discount if they were sold to someone who does not have direct or indirect management control over the owners of the underlying properties, because the mortgage revenue bonds provide the bondholders with most of the economic benefit from successful management of the properties. Second, the board noted that a liquidation could be costly and could generate uncertain results and that, in some cases, a liquidation would require action on the part of affiliated property-owning partnerships that are not controlled by OTEF; and


     - A merger with AIMCO. The board believed that a merger would be the most immediate and effective approach to allow BAC holders to realize a value for their BACs closer to the book value of OTEF. This plan also did not involve some of the risks of the other options considered.


     The board did not consider making a special distribution to BAC holders and limited partners without consummating a merger. The board believed that the alternatives to a merger that it considered did not have advantages over a merger because the alternatives were not likely to provide greater value to BAC holders than a merger; however, the board did not determine a course of action for OTEF's future at this meeting, but determined to study the matter further. To this end, OTEF's managing general partner retained Marshall & Stevens Incorporated as OTEF's independent real estate consultant, as provided for in OTEF's partnership agreement, and consulted with counsel regarding a possible merger of OTEF with a subsidiary of AIMCO. At this meeting, the board decided to use $27.1 million of the total of $35.6 million in proceeds from the sale of the bonds that financed the San Bruno property to pay down outstanding debt owed to an unaffiliated lender.


     On October 10, 2000, Messrs. Kompaniez and Foye met with accounting, financial and legal advisers, including representatives of Marshall & Stevens, to discuss issues related to a merger of OTEF with a subsidiary of AIMCO. Beginning with this meeting, representatives of Marshall & Stevens began analyzing the value of OTEF's assets and comparable acquisitions. From October 10, representatives of Marshall & Stevens were informed of the course of the merger discussions and any contemplated transaction terms and received copies of the drafts of all relevant transactions documents.


     AIMCO originally proposed to consummate a merger with OTEF in which OTEF would merge with a subsidiary of AIMCO's operating partnership, and OTEF's BAC holders would receive $33.79 per BAC, which represented 90% of OTEF's publicly reported book value of $37.54 per BAC as of September 30, 2000, in Class A common stock. Mr. Foye on behalf of AIMCO and Messrs. Gavula and Barker, as the non-employee directors of OTEF's managing general partner, then actively discussed over a number of weeks the advisability and feasibility of a merger of OTEF and an affiliate of AIMCO and the terms of a possible merger.



     Because AIMCO had agreed with the Oxford principals, in connection with the Oxford acquisition, that it would pay consideration of at least 90% of OTEF's publicly reported book value per BAC in any acquisition of OTEF prior to September 20, 2003, the parties recognized that value as the minimum price that AIMCO would pay in the contemplated merger. In its initial merger proposal, AIMCO indicated that it was unwilling to pay consideration in the merger substantially above 90% of OTEF's book value.



     Messrs. Gavula and Barker expressed concern about potential conflicts of interest inherent in OTEF's limited partnership structure that might be heightened if substantially all of the interests in OTEF's managing general partner, which acts on behalf of BAC holders, and the properties financed by OTEF's mortgage revenue bonds, which have interests that may be opposed to those of the BAC holders, were owned by a publicly traded REIT. They noted that these conflicts would no longer exist if AIMCO acquired all of the BACs. Messrs. Gavula and Barker also expressed concern about maximizing the value of the merger consideration to the BAC holders and that the short-term trading price of the Class A common stock might be adversely affected by sales by former BAC holders following the merger. Messrs. Gavula and Barker sought, among other things, to increase the amount of merger consideration, and to confirm that the merger consideration amount and form were in the best interests of the BAC holders. PricewaterhouseCoopers advised and assisted Messrs. Gavula and Barker in gathering and understanding additional information with respect to these and similar issues throughout the course of the merger discussions. In particular, PricewaterhouseCoopers assisted the non-employee directors in clarifying the alternatives available to OTEF and prepared valuation analyses of potential transaction structures under consideration by the non-employee directors. PricewaterhouseCoopers was not engaged to and did not attempt to reach a conclusion as to the appropriate valuation of OTEF.

     On October 31, 2000, the board of directors of OTEF's managing general partner met telephonically to discuss the proposed merger and to consider alternatives to a merger, such as a liquidation or another acquisition transaction. The board also discussed the possibility of OTEF effecting a special cash distribution to the BAC holders prior to a merger. The board did not at this meeting or at any subsequent meeting consider making a special distribution to BAC holders and limited partners outside of the context of a merger. The board did not reach any decisions at this meeting.



     Messrs. Gavula and Barker initially proposed that OTEF make a special cash distribution prior to the merger in an effort to increase the aggregate consideration to be received by the BAC holders and to limit the market risk associated with AIMCO shares. Messrs. Gavula and Barker concluded that AIMCO would not agree to pay merger consideration of above 95% of book value, but they believed that the BAC holders should not receive less than 100% of book value for that portion of OTEF's assets that could be distributed as cash. They argued that a distribution of cash should not reduce the merger consideration as a percentage of the book value remaining after the distribution. As a result of the special distribution, the value of BAC holders' assets after the merger would be higher than if OTEF had not made a special distribution.



     The post-merger effect of paying a special distribution prior to the merger is illustrated below, assuming the net book value per BAC is $30 and the proposed distribution is $3 per BAC:



                                                                         VALUES OF AMOUNTS RECEIVED PER BAC
                                                                        -------------------------------------
                                          BOOK VALUE,    BOOK VALUE,                       AIMCO
                                              PRE-          POST-         CASH IN      SECURITIES IN
                                          DISTRIBUTION   DISTRIBUTION   DISTRIBUTION      MERGER       TOTAL
                                          ------------   ------------   ------------   -------------   ------
Merger at 90% of book value.............     $30.00             --         $   0          $27.00       $27.00
Same merger with preceding
  distribution..........................     $30.00         $27.00         $3.00          $24.30       $27.30



     Messrs. Gavula and Barker also proposed the possibility of a special distribution, because, as indicated in the table above, if BAC holders received cash prior to the merger which reduced OTEF's book value for purposes of the merger, a smaller percentage of their total post-merger assets would be composed of AIMCO securities. Messrs. Gavula and Barker believed that this would be beneficial to BAC holders, because it would mean that a smaller percentage of the value of their post-merger assets would be subject to the volatility of the stock market.


     On November 3, 2000, Messrs. Foye, Gavula and Barker met telephonically to discuss the proposed merger. The parties did not reach any decisions at this meeting.


     On November 7, 2000, Messrs. Gavula and Barker met with their financial and legal advisors to discuss issues related to a possible merger of OTEF with a subsidiary of AIMCO. They discussed alternatives to the proposed merger, including effecting a special distribution to BAC holders prior to a merger, continuing to operate OTEF in accordance with its current business plan, liquidating OTEF and other acquisition transactions.



     On November 8 and 9, 2000, Messrs. Foye, Gavula and Barker met together with their financial and legal advisors, including representatives of Marshall & Stevens, to discuss issues related to a possible merger of OTEF with a subsidiary of AIMCO. Messrs. Gavula and Barker proposed that OTEF make a cash distribution of $100 million prior to the merger, which would reduce OTEF's book value by $100 million, and that AIMCO then pay merger consideration to BAC holders in the amount of 90% of OTEF's reduced book value. Messrs. Gavula and Barker suggested a $100 million distribution as a way to maximize the value of BAC holders' post-merger assets and a way to limit their post-merger exposure to the trading volatility of the Class A common stock. Because the merger consideration was to be AIMCO securities, Messrs. Gavula and Barker reviewed AIMCO's business strategy.



     On November 15, 2000, Mr. Barker and representatives of
PricewaterhouseCoopers visited AIMCO's offices in Denver, and Mr. Gavula participated by telephone in discussions with senior AIMCO officials concerning AIMCO's business, results of operations and financial condition.
PricewaterhouseCoopers did not make conclusions or recommendations during these discussions.

     On November 15 and 16, 2000, Messrs. Foye, Gavula and Barker met telephonically together with their financial and legal advisers, including representatives of Marshall & Stevens, to discuss issues related to a possible merger of OTEF with a subsidiary of AIMCO, including valuation of the BACs and matters to be considered by Marshall & Stevens in rendering a fairness opinion with respect to the transaction. PricewaterhouseCoopers provided advice to Messrs. Gavula and Barker in connection with their review of the valuation methodology employed by Marshall & Stevens. Messrs. Gavula and Barker proposed that a portion of the merger consideration be paid in convertible preferred stock that would pay a fixed dividend, on the grounds that the preferred stock would have less equity security risk and a higher dividend yield than would the Class A common stock and would permit former BAC holders to participate in the growth of AIMCO.


     AIMCO rejected the proposal that OTEF distribute $100 million prior to the merger on the grounds that OTEF did not have $100 million in cash and could not obtain that amount without engaging in extraordinary transactions that might not be completed on commercially reasonable terms. In addition, AIMCO believed that such a large distribution by OTEF would require a financing condition that would introduce uncertainty into the transaction. In response to the proposal of Messrs. Gavula and Barker for a special distribution, AIMCO proposed that OTEF would make a special distribution to its BAC holders in the amount of $25 million prior to the merger, and AIMCO would pay approximately one-half of the merger consideration in the form of a new class of preferred stock of AIMCO, Class P convertible cumulative preferred stock. AIMCO did not propose a source of funds for the special distribution.



     Messrs. Gavula and Barker believed that it would be advantageous to BAC holders to receive a special distribution in excess of $25 million prior to the merger, because a higher distribution would give BAC holders greater aggregate consideration. In response to the concerns raised by Messrs. Gavula and Barker, AIMCO proposed that the amount of the special distribution be $50 million.



     On November 20 and 21, 2000, Messrs. Foye, Gavula and Barker met together with their financial and legal advisers to discuss the terms of the proposed merger. Based on these discussions, AIMCO prepared a merger agreement among AIMCO, AIMCO's operating partnership, AIMCO/OTEF, LLC and OTEF pursuant to which AIMCO/OTEF, LLC would be merged with and into OTEF, and OTEF would be the surviving entity. Under the terms of the merger agreement, the BACs would be valued at $27.03 per BAC. In the merger, each BAC and its associated right would be converted into the right to receive 0.543 shares of AIMCO Class P preferred stock deemed to be valued at $25 per share, or $13.58 of Class P preferred stock per BAC, and the number of shares of AIMCO Class A common stock equal in value to $13.45, which is the difference between $27.03 and the value of the Class P preferred stock to be received. The value per share of the AIMCO Class A common stock would be the average of the high and low reported sale prices of the Class A common stock on the New York Stock Exchange for the 20 trading days beginning on the third full trading day following the first public announcement of the merger. However, in no case would a share of Class A common stock be valued in excess of $50 per share or less than $44 per share. The Class P preferred stock would have the terms described under "Description of AIMCO Class P Convertible Cumulative Preferred Stock." Simultaneous with the announcement of the merger, OTEF's managing general partner would disclose OTEF's plan to make a cash distribution to the BAC holders of $50 million payable to holders of record prior to the consummation of the merger. These transaction terms were included in drafts of the transaction documents and were described to and analyzed by Marshall & Stevens.



     On November 22, 2000, Messrs. Gavula and Barker determined not to approve the merger as described above due to concerns about the total value of the transaction and issues concerning the mix of consideration to be received by the BAC holders in the proposed merger. In particular, Messrs. Gavula and Barker were concerned that the merger consideration was being determined by calculating 90% of the value of OTEF's September 30, 2000 net book value and subtracting from that amount the special distribution, because that method of calculation resulted in lower merger consideration than subtracting the amount of the special distribution from the September 30, 2000 net book value and multiplying the resulting amount by 90%. In addition, Messrs. Gavula and Barker were concerned that AIMCO intended to exercise its options to purchase BACs prior to the record date for the special distribution. As a result,

AIMCO, as a BAC holder, would receive a pro rata share of the special distribution. At that point, merger discussions temporarily ceased.


     On November 27 and 28, 2000, Messrs. Foye, Gavula and Barker met together with their financial and legal advisers to resume discussions to seek to resolve the remaining issues affecting the value of the proposed merger to the BAC holders. In those meetings, the parties preliminarily agreed to the terms of the merger as described in "The Merger Agreement and Terms of the Merger." Execution of the merger agreement was made subject to a further meeting of the board of directors and confirmation from Marshall & Stevens that the transaction was fair to OTEF and the BAC holders. The concerns expressed by Messrs. Gavula and Barker on November 22 were addressed by calculating the value of the merger consideration by subtracting from OTEF's net book value the amount of the special distribution and multiplying the resulting amount by 90%. By calculating the amount of merger consideration in this manner, each BAC holder will receive merger consideration with a deemed value of $28.20 per BAC, as opposed to $27.03 per BAC as proposed on November 22, and therefore a higher percentage of OTEF's net book value per BAC. Using this methodology, in the merger each BAC would convert into the right to receive (i) 0.547 shares of Class P preferred stock with a liquidation preference and deemed value of $25 per share, or $13.675 of Class P preferred stock, and (ii) the number of shares of Class A common stock equal in value to $14.525, which is the difference between $28.20 and the value of the Class P preferred stock to be received. With respect to whether AIMCO could exercise its options to purchase BACs prior to the record date for the special distribution, Messrs. Gavula and Barker were advised that an exercise by AIMCO of its options in these circumstances was in accordance with the terms of the options. In addition, Messrs. Gavula and Barker noted that AIMCO would pay to OTEF cash in the amount of $23.88 per BAC when it exercised the options.



     In addition, Messrs. Gavula and Barker determined that AIMCO's proposal that OTEF make a $50 million special distribution was acceptable. Messrs. Gavula and Barker noted that a $50 million special distribution would increase the post-merger value of BAC holders' assets significantly. Although the increase in post-merger value would not be as great as with the $100 million distribution they had originally proposed, Messrs. Gavula and Barker did not believe that AIMCO would be willing to complete a merger if OTEF were required to make a pre-merger distribution of more than $50 million. In addition, due to the fact that approximately half of the value of AIMCO securities to be issued in the merger would be convertible preferred stock with a fixed dividend yield, which was a proposal that was not being considered at the time Messrs. Gavula and Barker proposed the $100 million distribution, Messrs. Gavula and Barker believed that a $50 million special distribution prior to the merger provided adequate protection for a sufficient percentage of BAC holders' post-merger assets against the volatility of the Class A common stock.



     Each of AIMCO and Messrs. Gavula and Barker also determined that the proposed merger complied fully with AIMCO's obligations to the Oxford principals under its agreement to pay consideration of at least 90% of OTEF's publicly reported book value in any acquisition of OTEF occurring prior to September 20, 2003. That agreement was silent as to how the minimum AIMCO offer price would be calculated in the event of an extraordinary action by OTEF, such as the special distribution, which would reduce OTEF's book value as determined in accordance with generally accepted accounting principles, between the date of OTEF's last publicly reported book value and the date the merger was consummated. The intent of the agreement was to ensure that immediately following a merger former BAC holders would hold assets with a value of at least 90% of OTEF's book value prior to the merger. Because the intent of the agreement was to protect BAC holders' post-merger assets, the parties believed that it was appropriate in this context to consider the total value of assets that BAC holders would receive as a result of the agreements between AIMCO and OTEF, in this case the value of the special distribution as well as the value of the merger consideration. The value of the special distribution to be received by BAC holders, together with the value of the merger consideration to be received by BAC holders, equals approximately 91.7% of OTEF's publicly reported book value as of September 30, 2000 of $37.54. The parties also noted that the merger consideration of $28.20 per BAC is 90% of OTEF's post-distribution book value. As a result, the parties believed that AIMCO met its contractual obligations to the Oxford principals in connection with the merger.



     On November 29, 2000, Marshall & Stevens made a presentation to the board of directors of OTEF's managing general partner regarding the proposed final terms of the merger and advised the board that it would deliver its opinion stating that the merger, as described in "The Merger Agreement and Terms of the Merger," was fair to OTEF and was fair to the BAC holders and OTEF's associate general partner from a financial point of view, that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and that the fair market value of the Class P preferred stock was $25 per share. Except for provisions relating to the valuation of the merger consideration, the exercise by AIMCO of its options to purchase BACs and the addition of a "walk-away" right that allows either OTEF at the direction of the non-employee directors or AIMCO to terminate the merger agreement if the market price of the Class A common stock falls below $40 per share, the terms of the merger did not change materially between November 22 and November 29. After receiving the Marshall & Stevens opinion, the non-employee directors and the full board of directors of OTEF's managing general partner determined, for the reasons set forth below, that the merger was in the best interests of OTEF and the BAC holders and unanimously approved the merger. The board also decided to redeem each of OTEF's 97 status quo BACs for $860.25 per status quo BAC in cash, or a total of $83,445. Status quo BACs are BACs that have interests in only some of OTEF's assets.


     As of November 29, 2000, the executive committee of the board of directors of AIMCO, acting by unanimous written consent, determined that the proposed merger was in the best interests of AIMCO and its stockholders, that it was in the best interests of AIMCO's operating partnership, and to effect the merger.

     On December 1, 2000, OTEF's managing general partner notified all holders of the status quo BACs that OTEF was redeeming each status quo BAC for $860.25 in cash.

OTEF'S REASONS FOR THE MERGER

     The board of directors of OTEF's managing general partner is comprised of Mr. Terry Considine, Mr. Peter K. Kompaniez, Mr. Patrick J. Foye, Mr. Stephen P. Gavula, Jr. and Mr. Scot B. Barker. In reaching its determination that the merger is fair to OTEF and the BAC holders and to approve the merger, the board of directors considered a number of factors, including those set forth below. This discussion of the factors considered by the board is not intended to be exhaustive, but includes all material factors considered by the board. In light of the variety of factors considered in connection with its evaluation of the merger, the board of directors of OTEF's managing general partner did not find it practicable to, and therefore did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board views its decision as being based on the totality of the information presented to and considered by it.


     - Realization of Significant Premium Over Market Price. Since their listing on the American Stock Exchange, the BACs have traded at a substantial discount to OTEF's book value. In 1997, OTEF adopted a new business plan to pursue asset growth, which OTEF believed would result in greater value for the BAC holders. While the trading prices of OTEF's BACs have increased along with its net income and total assets, BACs have continued to trade at a substantial discount to book value per BAC. The board of directors of OTEF's managing general partner considered reported book value of BACs as a method of evaluating the market price of BACs. The board concluded that even if OTEF were to continue to implement its growth plan successfully, it was likely that the trading prices of the BACs would continue to represent a substantial discount from their book values and that the difference between the per BAC trading price and the per BAC book value was not likely to be reduced materially. The board also concluded that there were no viable alternatives to OTEF's current business plan that would permit OTEF's BAC holders to realize greater values for their interests. In the merger, BAC holders will receive Class A common stock and Class P preferred stock with a deemed value that, taken together with the special distribution, is $34.41, which is substantially greater than the $25.19 market value of the BACs before the merger was announced, and that is closer to OTEF's book value of $37.54 than the value that BAC holders could have realized by selling their BACs, or that they could have received if OTEF had pursued its existing business plan. The board of directors of OTEF's managing general partner determined that because the BACs had historically traded at a discount to book value, a value that was higher than market price but less than book value would be acceptable.


     - Realization of Value in the Merger Relative to Liquidation Value. In addition, the board of directors of OTEF's managing general partner concluded that BAC holders would be unlikely to realize an amount equal to the merger consideration, taken together with the special distribution, if OTEF's assets were sold in a liquidation of OTEF. The mortgage revenue bonds and taxable securities that make up OTEF's portfolio are non-customary, specifically tailored arrangements between OTEF and affiliated partnerships. As a result, they are unrated and illiquid, and therefore would be likely to be sold at a discount in a liquidation. In addition, it was possible that a liquidation would be subject to higher transactions costs than a merger and might require the approval of the general partners of the borrower partnerships, which could not be guaranteed.

     - Marshall & Stevens Opinion. The board of directors of OTEF's managing general partner considered the opinion delivered by Marshall & Stevens, dated November 29, 2000, which stated that, as of the date of the opinion, the merger is fair to OTEF and is fair to the BAC holders and OTEF's associate general partner from a financial point of view, that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and that the fair market value of the Class P preferred stock is $25 per share. The opinion is attached to this prospectus/information statement as Annex B.

     - Diversification. By becoming shareholders of AIMCO, the holders of BACs will own an interest in a real-estate owning entity with a much larger and more diversified portfolio of investments than that of OTEF.

     - Liquidity. While the merger will result in OTEF ceasing to be a publicly traded entity, BAC holders will receive AIMCO Class A common stock and Class P preferred stock in the merger. The Class A common stock is traded on the New York Stock Exchange, and AIMCO has applied to list the Class P preferred stock on the New York Stock Exchange. Because the Class A common stock has an average trading volume of approximately 135,000 shares per day, compared to the average volume of approximately 4,000 BACs per day on the American Stock Exchange, it is likely that the Class A common stock and Class P preferred stock, if it is accepted for listing, will be at least as liquid as the BACs are now.


     - Tax Treatment of Distributions. Because OTEF's portfolio is made up primarily of tax-exempt mortgage revenue bonds, approximately 90% of the distributions that BAC holders receive from OTEF are federally tax-exempt. In contrast, BAC holders will generally be taxed on any dividends they received from AIMCO as holders of Class A common stock and Class P preferred stock, except for any distributions that are deemed to be a return of capital. Based on the current annual distribution per BAC of $2.26, approximately 90% of which is tax-exempt, the conversion rate of the BACs in the merger, AIMCO's annual dividend per share of Class A common stock for the first quarter of 2001 of $0.78, which is an annualized rate of $3.12 per share as described in "Summary -- AIMCO Distribution Policy Following the Merger," the majority of which is likely to be taxable, and the dividend rate on the Class P preferred stock, all of which will be taxable, after the merger BAC holders are likely to experience a substantial reduction in the amount of distributions they would retain after tax. Potential investment income on the $6.21 special distribution would offset only a part of this reduction.


      However, the board also considered that the value of the Class A common stock has risen more rapidly than the value of BACs, and the dividend rate on the Class A common stock has risen more rapidly than the distribution rate on BACs, as described in "Summary -- Comparative Per Share Dividend Information," "Summary -- BAC Market Price Information and Comparison to

      Net Price Value" and "Description of AIMCO Capital Stock." As a result, the board of directors of OTEF's managing general partner concluded that the substantial premium being received by the BAC holders, the $50 million special distribution to be declared, the chance of continued appreciation of the Class A common stock and the 9% dividend to be paid on the Class P preferred stock outweighed the decrease in after-tax distributions that will be experienced by BAC holders.


     - Calculation of Book Value per BAC. The board of directors of OTEF's managing general partner has been advised by Marshall & Stevens that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000, which was used to determine whether AIMCO had met its obligation to the Oxford principals to pay consideration of at least 90% of OTEF's publicly reported book value per BAC in the merger, was fairly computed. AIMCO has agreed to report OTEF's book value on a basis consistent with past practice.


     - Terms and Certainty of Transaction. The board of directors of OTEF's managing general partner viewed favorably the terms and conditions of the merger agreement, and the likelihood of the consummation of the merger.

     BAC holders should be aware that executive officers of AIMCO hold three of the five positions on the board of directors of OTEF's managing general partner. No third party was appointed to represent the holders of the BACs in connection with the merger, and no provision was made to give the BAC holders access to any corporate files. However, the board of directors of OTEF's managing general partner, at the request of and on behalf of Messrs. Gavula and Barker, retained independent legal and financial advisors to advise Messrs. Gavula and Barker in connection with the merger. If a third-party representative had represented the holders of the BACs, the terms of the merger may have been different.

     Although from time to time OTEF has in the past received from other entities indications of their interest in engaging in a transaction with OTEF, no indication of interest or proposal other than the merger was considered by the board of directors of OTEF's managing general partner during the period immediately prior to November 29, 2000. In addition, in the past two years, OTEF's managing general partner has not received any other firm offers for the acquisition of OTEF or its assets. The board of directors of OTEF's managing general partner did not choose to solicit proposals from other parties. OTEF's mortgage revenue bonds receive substantially all of the economic benefit from the operation of the properties that secure the bonds. For this reason, a holder of the bonds that did not also control the properties could not be assured that the properties would be operated in a way that would maximize value for the bondholder. Accordingly, the board of directors of OTEF's managing general partner believed that other parties would be unlikely to offer consideration equal to that offered by AIMCO. Further, because AIMCO owns substantially all of the economic interests in OTEF's managing general partner, the board of directors of OTEF's managing general partner believed that solicitations from third parties were unlikely.

FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF OTEF'S MANAGING GENERAL PARTNER UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF OTEF AND THE BAC HOLDERS AND OTEF'S ASSOCIATE GENERAL PARTNER AND UNANIMOUSLY APPROVED THE MERGER.

AIMCO'S REASONS FOR THE MERGER


     One of AIMCO's reasons for entering into the Oxford acquisition was to give it the flexibility necessary to acquire, if AIMCO so chose, and maximize the value of OTEF's assets. AIMCO decided to acquire OTEF because AIMCO owns substantial interests in the partnerships that are OTEF's debtors, and AIMCO believed that it could realize value by consolidating the ownership of the equity and debt of these partnerships, because it would then have the opportunity to dispose of the bonds held by OTEF and realize the discount to net book value at which the BACs have been trading. On November 29, 2000, the day prior to the announcement of the merger, the difference between the per BAC book value and the per BAC closing market price was $12.35. AIMCO also believed that the acquisition of OTEF would benefit

AIMCO and the partnerships. Once AIMCO decided to acquire all of the OTEF interests, AIMCO chose to effect a merger since it is the most direct way to acquire all of the outstanding BACs. If AIMCO tendered for the securities, it likely would still have to effect a merger to acquire all of the securities. Further, under OTEF's partnership agreement, OTEF's managing general partner can effect a merger of OTEF without the vote of the BAC holders provided that it receives an opinion from OTEF's independent real estate consultant to the effect that the merger is fair to OTEF. This independent consultant was retained by OTEF and its prior officers and directors and is identified in OTEF's partnership agreement.

     AIMCO believes that the terms of the merger agreement and the merger and the other transactions contemplated thereby are in the best interests of AIMCO and its stockholders. Accordingly, AIMCO has approved the merger agreement and the merger. In reaching its decision, AIMCO considered a number of factors and consulted with its legal and other advisors. AIMCO did not engage a financial advisor or seek a fairness opinion from any financial advisor in connection with its consideration of the merger. The merger of AIMCO/OTEF, LLC into OTEF is consistent with AIMCO's operating, financial and growth strategies. The principal reasons for AIMCO's approval of the merger agreement and the merger are set forth below. This discussion of the information and factors considered by AIMCO is not intended to be exhaustive. In view of the variety and nature of the factors considered, AIMCO did not consider it practicable to, and did not, quantify or assign relative weights to the factors it considered in approving the merger. Rather, AIMCO views its decision as being based on the totality of the information presented to and considered by it.

     - Ability to Refinance Mortgage Revenue Bonds. AIMCO has considered and currently intends, after the merger is consummated, to cause the partnerships that own the properties financed by OTEF's mortgage revenue bonds to refinance those bonds with a loan from one or more third-party lenders, although it currently does not have any understandings with purchasers or refinancing sources. Upon refinancing, OTEF's mortgage revenue bonds would no longer be outstanding, and the property-owning partnerships would incur lower interest expense. AIMCO intends to cause the partnerships to refinance the bonds if the AIMCO affiliate that serves as the general partner of each partnership determines that this type of action is in the best interests of the partnership. Because the property-owning partnerships will initiate and carry out the refinancing, OTEF will not be involved in the refinancing process.

     - Increase of Interests in Underlying Properties. AIMCO determined that the merger will increase AIMCO's interests in and profits and revenues from the properties underlying the mortgage revenue bonds and will consolidate AIMCO's control over these properties. The mortgage revenue bonds are generally structured to enable the holder to participate in any growth in the net operating income and appreciation of the underlying properties. By acquiring the mortgage revenue bonds in the merger, AIMCO will obtain the rights represented by the bonds to the income and appreciation in the underlying properties.

     - Acquisition Using Equity. AIMCO considered that the merger allowed it to acquire OTEF's assets, including the mortgage revenue bonds, using equity, as opposed to cash or other consideration. This type of issuance of AIMCO's equity securities would deleverage AIMCO slightly.

     - Elimination of Conflicts. Consummation of the merger would also eliminate the actual and potential conflicts of interest between OTEF's managing general partner, substantially all of which is owned by AIMCO, and the partnerships, in which AIMCO also holds interests, that own the properties financed by OTEF's mortgage revenue bonds. Because OTEF's managing general partner is substantially owned by AIMCO, which also has interests in the properties financed by OTEF's mortgage revenue bonds, OTEF's managing general partner may have interests different from those of OTEF's public BAC holders. If AIMCO acquires all of the outstanding BACs, OTEF's managing general partner will no longer have a conflict of interest, because AIMCO will be the only BAC holder.

     - Immaterial Additional Costs of Operation. Acquiring the mortgage revenue bonds owned by OTEF will not materially increase AIMCO's costs of managing the property portfolio, because AIMCO already manages substantially all of the underlying properties.

     AIMCO also noted that there are no benefits to the directors and executive officers of AIMCO as a result of the merger, other than in their capacity as stockholders of AIMCO. AIMCO also believes there are no substantial potential negative factors and risks to AIMCO that could arise or do arise from the merger.

FOR THE REASONS SET FORTH ABOVE, AIMCO DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF AIMCO AND ITS STOCKHOLDERS.

OPINION OF OTEF'S INDEPENDENT REAL ESTATE CONSULTANT

     Marshall & Stevens Incorporated has acted as independent real estate consultant to OTEF since 1988. Pursuant to OTEF's partnership agreement, OTEF's managing general partner requested an opinion from Marshall & Stevens, in its capacity as OTEF's independent real estate consultant, to the effect that the merger is fair to OTEF, the merger is fair to the BAC holders and OTEF's associate general partner from a financial point of view, OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and the fair market value of the Class P preferred stock is $25 per share. On November 29, 2000, Marshall & Stevens delivered a written opinion to the board of directors of OTEF's managing general partner to the effect that, as of that date, and based on the assumptions made, matters considered and limits of review set forth in the opinion, the merger was fair to OTEF, the merger is fair to the BAC holders and OTEF's associate general partner, OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and the fair market value of the Class P preferred stock was $25. OTEF's managing general partner has not requested that Marshall & Stevens, and Marshall & Stevens does not expect to, update its opinion prior to the closing of the merger.

     THE FULL TEXT OF THE MARSHALL & STEVENS OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW, IS ATTACHED TO THIS PROSPECTUS/INFORMATION STATEMENT AS ANNEX B. WE ENCOURAGE YOU TO READ THE OPINION IN ITS ENTIRETY. THE MARSHALL & STEVENS OPINION WAS INTENDED FOR THE USE OF THE BOARD OF DIRECTORS OF OTEF'S MANAGING GENERAL PARTNER AND WAS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER TO OTEF, THE FAIRNESS OF THE MERGER TO THE BAC HOLDERS AND OTEF'S ASSOCIATE GENERAL PARTNER, THE FAIRNESS OF THE COMPUTATION OF OTEF'S PUBLICLY REPORTED BOOK VALUE PER BAC, AND THE FAIR MARKET VALUE OF THE CLASS P PREFERRED STOCK. THE OPINION DID NOT ADDRESS THE MERITS OF THE DECISION BY OTEF'S MANAGING GENERAL PARTNER TO ENGAGE IN THE MERGER. MARSHALL & STEVENS DID NOT EXPRESS ANY OPINION AS TO THE PRICES AT WHICH THE CLASS A COMMON STOCK AND CLASS P PREFERRED STOCK WILL TRADE FOLLOWING THE ANNOUNCEMENT OR CONSUMMATION OF THE MERGER. THE SUMMARY OF THE MARSHALL & STEVENS OPINION SET FORTH BELOW INCLUDES THE MATERIAL TERMS OF THE OPINION.

     In arriving at its opinion, Marshall & Stevens, among other things, received and reviewed information concerning the proposed transaction, OTEF and AIMCO. Marshall & Stevens had received drafts of the proposed merger agreement as it was revised to reflect the negotiations as described above, and reviewed a draft of the proposed merger agreement that was to become the final agreement. In addition, Marshall & Stevens received and reviewed an OTEF management presentation setting forth financial projections for OTEF prepared prior to consideration of the merger, OTEF agreements governing payments to OTEF as the holder of mortgage revenue bonds, financial information related to partnerships that own the properties financed by OTEF's mortgage revenue bonds and that make payments on the bonds, publicly available business and financial information concerning OTEF and AIMCO and a draft of this prospectus/ information statement.

     In addition, Marshall & Stevens:

     - Considered the nature of the business and the history of OTEF, the economic outlook in general and the outlook for the industry in which OTEF competes, in particular;

     - Reviewed OTEF's historical net book value and total assets, the outlook for OTEF's future earnings, and OTEF's financial condition and distribution-paying capacity;


     - Analyzed financial statements and other materials regarding guidelines for publicly traded companies in the same or similar industries as OTEF and required rates of return on debt and equity capital for OTEF and comparable companies in the same or similar industries;

     - Reviewed and analyzed data relative to acquisitions for companies in the same or similar industries as OTEF and prices at which public companies in related lines of business are selling, both on a minority and control basis;

     - Analyzed prior transactions in BACs, as well as the historical trading prices and volume of OTEF's publicly traded interests;

     - Analyzed the total consideration to be received by BAC holders pursuant to the merger agreement;

     - Reviewed the comparative rights of AIMCO stockholders and BAC holders, as detailed in this prospectus/information statement; and

     - Conducted interviews with OTEF's management and participated in discussions among representatives of AIMCO and OTEF and their financial and legal advisers.


     In its analysis, Marshall & Stevens used three separate indicators of value -- a market transaction approach, a market comparable approach and a discounted cash flow analysis. Because the information Marshall & Stevens used in its analysis was historical and would not have reflected any adjustment for payment of the special distribution, Marshall & Stevens took into account the merger consideration and the special distribution so that its analysis would reflect appropriate comparisons.



     Under the market transaction approach, Marshall & Stevens analyzed the historical trading prices and volume of the BACs. Marshall & Stevens advised that public trading prices are illustrative of third party valuations. Marshall & Stevens reviewed the daily high, low and closing trading prices over a one-month period from October 9, 2000 to November 6, 2000. The following chart sets forth the average, maximum and minimum high, low and closing prices and volume during that period:



                                                      HIGH     LOW     CLOSE    VOLUME
                                                     ------   ------   ------   ------
Average............................................  $26.03   $25.66   $25.87    4,130
Maximum............................................   26.56    26.13    26.38   11,500
Minimum............................................   25.25    25.00    25.25      800



     Marshall & Stevens also reviewed the weekly high, low and closing prices over a one-year period from the week ended November 11, 1999 to the week ended November 3, 2000. The following chart sets forth the average, maximum and minimum high, low and closing prices and volume during that period:



                                                      HIGH     LOW     CLOSE    VOLUME
                                                     ------   ------   ------   ------
Average............................................  $24.92   $24.27   $24.60   28,513
Maximum............................................   27.44    26.56    26.75   82,700
Minimum............................................   23.25    22.44    22.63   12,300



     Based upon its review of trading prices and volume of BACs, Marshall & Stevens determined that the market transaction value per BAC was $25.81. Accordingly, Marshall & Stevens determined the total consideration to be received by BAC holders in the proposed transaction was superior to the value of the BACs as determined by the historical trading prices.



     Under the market comparable approach Marshall & Stevens compared OTEF to the following publicly traded companies which it viewed to be comparable:
America First Tax Exempt Investment Fund, Blackrock Investment Qualified Municipal Fund, Charter Municipal Mortgage Acceptance Co. and Municipal Mortgage & Equity. In this approach, an indicative ratio, such as price to book value, was computed and used to determine the value of OTEF. Marshall & Stevens determined that a conservative multiple of price to book value for OTEF was 0.9, based on an average multiple of price to book value of the comparable companies of 0.83 and a median multiple of price to book value of the comparable companies of 0.84. Based on this analysis and OTEF's book value per BAC of $37.54, Marshall & Stevens arrived at a value of $31.53 per BAC. Therefore, the total consideration to be received by BAC holders in the proposed transaction was superior to the value of the BACs as determined by the market comparable approach.



     The discounted cash flow analysis involved a calculation of the present value of OTEF's future income generating ability. The discounted cash flow was based upon 5-year projections OTEF typically prepares for the board of directors of its managing general partner. Operating income was adjusted for working capital needs and discounted to present value at a risk-adjusted rate of return of 10.5%. Based on the discounted cash flow analysis, Marshall & Stevens arrived at a value of $30.30 per BAC. Accordingly, Marshall & Stevens determined the total consideration to be received by BAC holders in the proposed transaction was superior to the value of the BACs as determined by the discounted cash flow analysis.


     Marshall & Stevens also reviewed the comparative rights of AIMCO stockholders and BAC holders and concluded that BAC holders are being adequately compensated for the change in their rights.


     In its analysis of the fair market value of the Class P preferred stock, Marshall & Stevens compared the characteristics of the Class P preferred stock with the characteristics of AIMCO's other classes of publicly traded preferred stock -- the Class C preferred stock, Class D preferred stock, Class G preferred stock, Class H preferred stock and Class K preferred stock. Of the other classes of publicly traded preferred stock, Marshall & Stevens found the Class K preferred stock was most comparable to the Class P preferred stock. Marshall & Stevens compared the dividend yield of the Class K preferred stock with its market price and determined the effective dividend yield of the Class K preferred stock to be approximately 9%. Because Marshall & Stevens believed that the Class K preferred stock has comparable rights to the Class P preferred stock, Marshall & Stevens concluded that the effective yield on the Class P preferred stock should be approximately 9%. Based on the fact that the stated annual dividend rate on the Class P preferred stock is 9% of $25 per share, Marshall & Stevens concluded that the fair market value of the Class P preferred stock is $25 per share.


     In preparing its opinion, Marshall & Stevens did not undertake any independent verification of the accuracy or completeness of any information concerning OTEF or AIMCO that it considered in its review, and relied upon and assumed the accuracy and completeness of all of this information and data. Marshall & Stevens' opinion is based on economic and other conditions as in effect on November 29, 2000, and the information made available to that firm as of that date.

     The Marshall & Stevens opinion assumes there are no undisclosed or unexpected conditions associated with OTEF that might adversely affect the value of its securities. Further, Marshall & Stevens assumes no responsibility to update the opinion to reflect changes in market conditions or other circumstances occurring after the date of the opinion.

     Marshall & Stevens also assumed that the substantive terms of the final forms of the transaction documents would be substantially similar to the drafts it reviewed and to the terms provided to it of documents not yet prepared.

  Consideration of Capital Structure of OTEF and AIMCO

     Marshall & Stevens reviewed OTEF's capital structure. This included a review of the rights and obligations associated with OTEF's associate general partner interest, the BACs and Affiliated BACs. Affiliated BACs are BACs that are subordinated in right of payment and liquidation to the other BACs. Marshall & Stevens considered that:

     - the BACs, which originally were issued at a price of $1,000 per BAC, were split on a 25-for-1 basis in connection with the listing of the BACs on the American Stock Exchange;

     - OTEF received no capital contributions in connection with the issuance of the Affiliated BACs or the associate general partner interest;

     - BACs are traded on the American Stock Exchange;

     - there is no public market for the Affiliated BACs or the associate general partner interest, and neither the Affiliated BACs nor the associate general partner interest are listed on any securities exchange;

     - there are 37,500 Affiliated BACs outstanding, compared to 7,306,925 outstanding non-Affiliated BACs; and

     - OTEF intends to declare a $50 million, or $6.21 per BAC, special distribution to its BAC holders prior to the merger.

     Marshall & Stevens has advised OTEF's managing general partner that its consideration of Affiliated BACs did not affect its opinion.


     Marshall & Stevens also reviewed OTEF's calculation of its publicly reported book value of $37.54. Based on the materials it reviewed, Marshall & Stevens determined that the value of $28.20 per BAC and $1,000 for the associate general partner interest for purposes of the merger was fair to OTEF and was fair to the BAC holders and OTEF's associate general partner from a financial point of view. Marshall & Stevens also concluded that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 of $37.54 was fairly computed, and that the fair market value of the Class P preferred stock was $25 per share. The Marshall & Stevens opinion acknowledges that the special distribution will be declared prior to the merger.



     In evaluating the fairness of the merger, Marshall & Stevens considered whether the contemplated actions are fair to OTEF, the BAC holders and OTEF's associate general partner taking into account the reasons for the contemplated actions, the alternatives available to OTEF, including liquidation, any advantages, disadvantages or other consequences of the actions, as well as such other matters as Marshall & Stevens considered material relating to the actions or their possible consequences. Marshall & Stevens evaluated whether the contemplated actions, taking into account all relevant considerations, are reasonable and fair, from an economic perspective, to OTEF, the BAC holders and OTEF's associate general partner. In accordance with the terms of its agreement with OTEF, Marshall & Stevens is to consider a transaction to be fair to OTEF if Marshall & Stevens believed that OTEF would enter into such a transaction on the terms proposed if all other parties involved were unaffiliated with OTEF's managing general partner. Because Marshall & Stevens viewed the merger as fair to the BAC holders from a financial point of view, Marshall & Stevens assumed, without investigation, that OTEF would engage in the merger with unaffiliated entities, although it did not consider this assumption to be material to its opinion. Marshall & Stevens did not determine whether the contemplated actions are the best possible out of all courses of action that might be considered, but only that the contemplated actions are within the range of actions that would reflect a fair arrangement between unaffiliated parties.


     Marshall & Stevens is a recognized real estate consulting firm with substantial experience in valuing real estate assets. Marshall & Stevens has been OTEF's independent real estate consultant since 1988 and is identified in OTEF's partnership agreement as OTEF's independent real estate consultant. As a result, Marshall & Stevens is familiar with OTEF's business and its assets. The board of directors of OTEF's managing general partner selected Marshall & Stevens to render the fairness opinion based on its expertise and specific experience with OTEF.

     Since 1988, Marshall & Stevens has rendered consulting services to OTEF and since 1997 has received from OTEF consulting fees totaling approximately $111,000. Pursuant to a letter agreement dated November 10, 2000, as amended, OTEF's managing general partner agreed to pay Marshall & Stevens additional fees and expenses totalling approximately $100,000 in connection with the fairness opinions related to the merger and the redemption by OTEF of its status quo BACs. OTEF and Marshall &

Stevens determined the fee to be paid by OTEF in connection with the fairness opinions by negotiations between the parties after an initial fee proposal by Marshall & Stevens.

NO VOTE OF THE BAC HOLDERS IS REQUIRED TO CONSUMMATE THE MERGER

     Under OTEF's partnership agreement, OTEF's managing general partner is authorized to merge OTEF with another entity, including an affiliate, and to take all actions, including negotiating and entering into an agreement of merger, that OTEF's managing general partner determines are necessary or appropriate to effect the merger, without the vote of the BAC holders, provided that the managing general partner obtains an opinion from OTEF's independent real estate consultant that the merger is fair to OTEF and provided that the merger respects any applicable appraisal rights of OTEF's security holders. As described in this section, Marshall & Stevens, OTEF's independent real estate consultant, has given its opinion that the merger is fair to OTEF and to the BAC holders. Accordingly, a vote of the BAC holders is not required in order to consummate the merger. Under Maryland law and OTEF's partnership agreement, BAC holders do not have appraisal rights.

INTERESTS OF OTEF'S MANAGING GENERAL PARTNER IN THE MERGER

     The board of directors of OTEF's managing general partner unanimously concluded that the merger is fair to OTEF and the BAC holders and is in the best interests of OTEF, and has approved the merger agreement and the transactions contemplated in the merger agreement. Because AIMCO owns substantially all of the economic interests in OTEF's managing general partner, it may have interests that differ from the interests of BAC holders generally. For example, after the merger, AIMCO intends to cause the partnerships that own the properties financed by OTEF's mortgage revenue bonds to refinance those bonds with a loan from one or more third-party lenders. The result of this plan would be that OTEF's mortgage revenue bonds would no longer be outstanding, and the property-owning partnerships would incur lower interest expense. If AIMCO does not take this action, it may cause OTEF to engage in other transactions such as selling some or all of OTEF's assets or other financing, total return swap or other arrangements.

INTERESTS OF OXFORD PRINCIPALS AND OTEF AFFILIATES IN THE MERGER


     In connection with the Oxford acquisition, AIMCO purchased from the Oxford principals and other directors, officers and employees of OTEF's managing general partner options to purchase 652,125 BACs under option sale agreements. Pursuant to the agreements, AIMCO agreed to pay the sellers the difference between the implied value of $31.88 assigned to the BACs at the time AIMCO purchased the options and the per BAC value of the consideration in a merger completed before September 20, 2003. As a result, in connection with the merger, the Oxford principals and other directors, officers and employees of OTEF's managing general partner will at the time of the merger receive from AIMCO a cash payment equal to $2.53 per BAC subject to the options, or a total of approximately $1.65 million.


     Also in connection with the Oxford acquisition, AIMCO acquired from the Oxford principals an option to purchase 32,580 BACs that are issued and outstanding and are held by the Oxford principals. This option is exercisable at a price equal to the per BAC price paid by AIMCO in a subsequent purchase of OTEF, such as the merger, or 90% of the fully diluted book value per BAC reported by OTEF for the quarter immediately preceding the exercise of the option in any other case. On November 30, 2000, when we announced the execution of the merger agreement, this option was deemed to be exercised by AIMCO. As a result, at the time of the closing of the merger, AIMCO will purchase from the Oxford principals 32,580 BACs for a total purchase price of approximately $919,000 in cash. Prior to the option exercise, the Oxford principals will have the right to receive the special distribution on the BACs that will be declared by OTEF. In connection with the special distribution, the Oxford principals will receive a total of approximately $202,000.

     As a result of AIMCO's exercise of its option and the other cash payments to which the Oxford principals are entitled, the Oxford principals will receive from AIMCO total cash payments of approximately $2.77 million in connection with the merger.


     Pursuant to the merger agreement, AIMCO and the partnership that survives the merger have agreed to indemnify all of the directors, officers and employees of OTEF's managing general partner against all liabilities related to actions they have taken in connection with the merger agreement or the closing of the transactions contemplated by the merger agreement, all liabilities arising from any claim or investigation by a federal or state authority based on any actions or omissions on the part of AIMCO prior to the closing of the merger, and all liabilities arising as a result of any of their actions as a director, officer or employee of OTEF's managing general partner, AIMCO, the general partner of AIMCO's operating partnership or the managing member of AIMCO/OTEF, LLC, relating to OTEF prior to the effective time of the merger. This obligation includes agreed compensation for the value of the indemnitees' time in the event of a claim, which for the non-employee directors of OTEF's managing general partner will be $5,000 per day.

ROLE AND INTERESTS OF NON-EMPLOYEE DIRECTORS

     The board of directors of OTEF's managing general partner is comprised of Messrs. Considine, Kompaniez, Foye, Gavula and Barker. Messrs. Gavula and Barker are not employees of OTEF's managing general partner or its affiliates. At the request of and on behalf of Messrs. Gavula and Barker, OTEF's managing general partner retained Kirkpatrick & Lockhart LLP to provide legal advice and PricewaterhouseCoopers LLP to provide analyses and other services to Messrs. Gavula and Barker in connection with the merger. Messrs. Gavula and Barker have used this advice and information, together with the fairness opinion and other information available to them, to conduct their evaluation of the terms of the merger.

     Each of Messrs. Gavula and Barker own 25,000 BACs and will participate in the merger consideration as BAC holders.

     Each of the non-employee directors sold options to purchase 3,261 BACs to AIMCO in connection with the Oxford acquisition, on the same terms as the Oxford principals, as described above in "-- Interests of Oxford Principals and OTEF Affiliates in the Merger." As a result, upon the closing of the merger, each of Messrs. Gavula and Barker will receive approximately $8,250 in connection with the option sale.

     In addition, effective November 7, 2000, OTEF's managing general partner granted to each of Messrs. Gavula and Barker options to purchase 25,000 BACs at an exercise price of $26.00 per BAC. These options are immediately exercisable, and will be cancelled when the holder ceases to be a director of OTEF's managing general partner. Because all outstanding options will be cancelled in the merger and because the directors have the right to receive cash distributions on the underlying BACs as if they held the BACs directly, each director's options have a value of approximately $210,000 as of the effective time of the merger. This grant of options was completed after merger discussions had commenced and was in consideration of past, present and anticipated future services as non-employee directors of OTEF's managing general partner.

     Each of Messrs. Gavula and Barker received $5,000 compensation for each meeting he attended in connection with the proposed merger. In connection with the merger discussions, Messrs. Gavula and Barker were compensated for attending 16 meetings.


     As a result of the option issuance and cash payments described above, each of Messrs. Gavula and Barker will receive total compensation of approximately $298,250 in connection with the merger, in addition to the merger consideration for their ownership of BACs.


     Messrs. Gavula and Barker are also covered by the indemnification provisions of the merger agreement described above under "-- Interests of Oxford Principals and OTEF Affiliates in the Merger."

STRUCTURE OF THE MERGER

     In light of relevant financial, legal, tax and other considerations, the acquisition has been structured as a merger pursuant to which, AIMCO/OTEF, LLC, a subsidiary of AIMCO's operating partnership, will be merged with and into OTEF and all of the outstanding BACs, other than BACs held directly or indirectly by AIMCO or by the OTEF associate general partner, will be converted into the right to receive the merger consideration.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of what Shaw Pittman, AIMCO's merger tax counsel, believes are the material U.S. Federal income tax consequences of the merger to holders of BACs. This discussion is based on the Internal Revenue Code, regulations promulgated by the U.S. Treasury Department, administrative rulings and pronouncements, and judicial decisions all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion assumes that BAC holders hold their BACs as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. Federal taxation that may be relevant to particular holders of BACs in light of their personal investment circumstances or to holders of common stock subject to special treatment under the Internal Revenue Code, including financial institutions, tax-exempt organizations, insurance companies, broker-dealers, regulated investment companies, holders who received common stock through the exercise of employee stock options or otherwise as compensation, and persons holding common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, who may be subject to tax rules that differ significantly from those described below. This discussion does not discuss the U.S. Federal income tax consequences of the merger to a BAC holder who, for U.S. Federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it discuss any foreign, state or local tax consequences of the merger.

     WE URGE BAC HOLDERS TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND SPECIAL DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

     In the opinion of Shaw Pittman, for Federal income tax purposes, the merger will constitute a taxable purchase of the interests of the BAC holders. BAC holders will recognize gain or loss equal to the difference between the fair market value of the AIMCO Class A common stock, Class P preferred stock and cash they receive and their basis on the date of the consummation of the merger in the BACs they hold. It is likely that the exchange will produce a long-term capital loss for tax purposes in the case of a BAC holder who has held a BAC from the formation of OTEF. A BAC holder's capital gain or loss will be short- or long-term depending on whether the holder's holding period for the BACs exceeds one year. BAC holders will receive a basis in the AIMCO Class A common stock and Class P preferred stock equal to the fair market value of the stock at the time of the merger.


     In the opinion of Shaw Pittman, the special distribution will be treated as a return of capital to BAC holders. As a result, BAC holders will not have to pay taxes on the cash they receive in the special distribution, except to the extent the cash exceeds the holder's tax basis in the BAC, at the time of the special distribution. However, each BAC holder's tax basis in his or her BACs will be lowered by the amount of the special distribution, which will have an impact on whether the BAC holder will owe taxes or have a loss in connection with the merger.


     Shaw Pittman's opinion is filed as an exhibit to the registration statement of which this prospectus/ information statement forms a part.

     At present, approximately 90% of the distributions that BAC holders receive from OTEF are federally tax-exempt, because they are derived primarily from interest payments on tax-exempt bonds. After the merger, BAC holders will hold Class A common stock and Class P preferred stock and will be taxed on the dividends they receive on the Class A common stock and Class P preferred stock, except for any distributions that are deemed to be a return of capital. In 1999, 1998 and 1997, approximately 6.4%, 58.7% and 0% of the distributions on Class A common stock were deemed to be a return of capital. The percentage of any distribution on the Class A common stock that is deemed to be a return of capital changes from year to year, so the percentage of future distributions that is considered a return of capital may not be similar to that of past distributions. All of the distributions on the Class P preferred stock will be taxable.

ACCOUNTING TREATMENT

     The merger will be accounted for by AIMCO, AIMCO's operating partnership and their subsidiaries under the "purchase" method of accounting, in accordance with generally accepted accounting principles. After the merger, the results of OTEF's operations will be included in the consolidated financial statements of AIMCO and AIMCO's operating partnership. The purchase price will be allocated based on the fair values at the effective time of the assets acquired and liabilities assumed. These allocations will be made based upon valuations and other studies that have not yet been finalized.

APPRAISAL RIGHTS

     Under Maryland law and OTEF's partnership agreement, BAC holders will not have appraisal or dissenters' rights in connection with the merger.

NEW YORK STOCK EXCHANGE LISTING

     AIMCO has applied to have the shares of Class A common stock to be issued in connection with the merger listed on the New York Stock Exchange, subject to official notice of issuance.

     AIMCO has applied to list the Class P preferred stock on the New York Stock Exchange, but cannot assure you that the Class P preferred stock will be accepted for listing.

EFFECTS OF THE MERGER AND PLANS FOR OTEF AFTER THE MERGER

     At the effective time, all the properties, rights, privileges, powers and franchises of AIMCO/ OTEF, LLC and OTEF will vest in the surviving entity, and all debts, liabilities and duties of AIMCO/ OTEF, LLC and OTEF will become the debts, liabilities and duties of the surviving entity.

     Following the effective time of the merger, AIMCO will own substantially all of the interests in OTEF. At that time, the partnership interests in OTEF will reflect a 1% general partner interest held by OTEF's managing general partner and a 99% limited partner interest held by AIMCO's operating partnership. AIMCO's operating partnership will be the beneficiary of substantially all future earnings and growth of OTEF's business after the effective time and will have the ability to benefit from any sale of OTEF's assets in the future.

     At the effective time, BAC holders will cease to have any ownership interests in, or rights as assignees of limited partnership interests in, OTEF. Following the effective time, BAC holders who receive shares of Class A common stock and Class P preferred stock in the merger will benefit from any increase in the value of AIMCO or any payment of dividends on the Class A common stock and Class P preferred stock and will bear the risk of any decrease in the value of the Class A common stock and Class P preferred stock.

     As a result of the merger, OTEF will continue to exist but there will be no public market for the BACs. At the effective time, the BACs will cease to be quoted on the American Stock Exchange and price quotations with respect to sales of BACs in the public market will no longer be available. In addition, AIMCO will terminate the registration of BACs under the Securities Exchange Act of 1934, or the Exchange Act. After the effective time, OTEF will no longer be required to file periodic reports with the Securities and Exchange Commission in connection with BACs.

     The directors of AIMCO at the effective time will be the directors of AIMCO after the merger and will hold office from the effective time until the next annual meeting of the stockholders of AIMCO and until their successors are elected or appointed and are duly qualified.

     The officers of AIMCO at the effective time will be the officers of AIMCO following the merger and will hold office from the effective time until their successors are duly elected or appointed and qualified in the manner provided in AIMCO's articles of incorporation and by-laws, or as otherwise provided by law.

     AIMCO has considered and currently intends, after the merger is consummated, to cause the partnerships that own the properties financed by OTEF's mortgage revenue bonds to refinance those bonds with a loan from one or more third-party lenders. The result of this plan would be that OTEF's mortgage revenue bonds would no longer be outstanding, and the property-owning partnerships would incur lower interest expense. AIMCO will cause the partnerships to refinance the bonds if the AIMCO affiliate that serves as the general partner of each partnership determines that this type of action is in the best interests of the partnership. If AIMCO does not refinance the mortgage revenue bonds, it intends to seek alternative ways to maximize the value of OTEF's portfolio, which may include the sale of some or all of the assets or other financing, total return swap or other arrangements.


     If AIMCO refinances OTEF's mortgage revenue bonds or otherwise sells all of OTEF's assets, it is likely that OTEF's operations will cease. Otherwise, OTEF's operations will be substantially similar following the merger to its operations prior to the merger.


RISK THAT THE MERGER WILL NOT BE CONSUMMATED

     Consummation of the merger is subject to various conditions. If the merger is not completed, AIMCO will continue to own substantially all of the economic interests in OTEF's managing general partner.

                  THE MERGER AGREEMENT AND TERMS OF THE MERGER

     The following is a brief summary of the material provisions of the merger agreement, a copy of which is included as Annex A to this prospectus/information statement. We urge all BAC holders to read the merger agreement in its entirety.

THE MERGER

     The merger agreement provides that, upon the terms and subject to the conditions set forth therein, at the effective time, AIMCO/OTEF, LLC, a Maryland limited liability company and subsidiary of AIMCO's operating partnership, will be merged into OTEF. OTEF will be the surviving entity in the merger and will continue its existence under the laws of the State of Maryland.

THE EFFECTIVE TIME

     The merger agreement provides that on the closing date, articles of merger will be executed and filed by the parties to the merger agreement with the Maryland State Department of Assessments and Taxation. The effective time of the merger will be on the date of filing, which we expect to be in the first quarter of 2001, or on another date on which the parties agree.

CERTIFICATE OF LIMITED PARTNERSHIP AND PARTNERSHIP AGREEMENT

     The merger agreement provides that at the effective time: (i) the Certificate of Limited Partnership of OTEF, as in effect immediately prior to the effective time, will be the Certificate of Limited Partnership of the partnership after the merger, which we call the surviving partnership; and (ii) the OTEF limited partnership agreement, as in effect immediately prior to the effective time, will be the limited partnership agreement of the surviving partnership.

THE CLOSING

     Pursuant to the merger agreement, the closing of the merger will take place at 10:00 a.m., Washington, D.C. time, on a date to be specified by the parties, which will be no later than the fifth business day following the date on which all of the conditions set forth in the merger agreement are first fulfilled or have been waived, at the offices of Shaw Pittman, 2300 N Street, N.W., Washington, D.C. 20037, unless another date, time or place is agreed to in writing by the parties.

MANNER AND BASIS OF CONVERTING THE BACS


     As of the effective time of the merger, by virtue of the merger and without any action on the part of the OTEF general partners or any security holder, each issued and outstanding BAC, including its related BAC right, except any BAC held by AIMCO or by OTEF's associate general partner, will be converted into the right to receive 0.547 shares of Class P preferred stock and 0.299 shares of Class A common stock. Upon consummation of the merger, BAC holders will no longer have rights to hold BACs and as a group will hold the right to receive approximately 3.3% of the issued and outstanding shares of Class A common stock and all of the issued and outstanding shares of Class P preferred stock.



     The value of a share of Class A common stock for purposes of the merger will be $48.509, which is the average of the high and low reported sale prices of the Class A common stock on the New York Stock Exchange for the 20 trading days beginning on December 4, 2000, the third full trading day following the first public announcement of the merger. The Class A common stock could trade at a price higher or lower than $48.509 at the time of and following the merger.



     The deemed value of the Class P preferred stock is $25 per share. The Class P preferred stock could trade at a price higher or lower than $25 per share after the merger. Marshall & Stevens has advised OTEF's managing general partner that the fair market value of the Class P preferred stock is $25 per share. However, we cannot give you any assurance as to the trading price or liquidity of the Class P preferred stock.

     In addition, OTEF's associate general partner will have all of its interests in OTEF converted into shares of Class A common stock and Class P preferred stock. The associate general partner interest will be converted into the right to receive (i) 19 shares of Class P preferred stock with a deemed value of $25 per share and (ii) the number of shares of Class A common stock valued at $48.509 per share.


     As a result of the merger and without any action on the part of the holders, at the effective time all of the BACs will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each BAC holder (other than AIMCO, OTEF's managing general partner and the OTEF initial limited partner) will cease to have any rights with respect to the BACs, except the right to receive, without interest, shares of Class A common stock, Class P preferred stock and cash in lieu of fractional shares of Class A common stock and Class P preferred stock. In addition, as a result of the merger and without any action on the part of the holders of any OTEF interest, at the effective time, all BAC rights will, in accordance with their terms, no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of BAC rights will cease to have any rights with respect to BAC rights.

     No fractional shares of Class A common stock or Class P preferred stock will be issued in connection with the merger. All fractional shares of Class A common stock and Class P preferred stock that a BAC holder would otherwise be entitled to receive will be aggregated and, if a fractional share results from the aggregation, the holder will be entitled to receive, in lieu thereof, an amount in cash equal to:

            $48.509  X  (fraction of a share of Class A common stock to which holder is entitled)

                        plus

            $25.00   X  (fraction of a share of Class P preferred stock to which holder is entitled)

For example, if a BAC holder holds only 1 BAC, that BAC will convert into the right to receive 0.299 fractional shares of Class A common stock and 0.547 fractional shares of Class P preferred stock. As a result, the BAC holder will hold only fractional shares and instead of receiving fractional shares, will receive the following in cash:

                           ($48.509 X 0.299) + ($25.00 X 0.547)

     No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of Class A common stock or Class P preferred stock. In no event will AIMCO be obligated to issue shares of Class A common stock or Class P preferred stock to any person if the issuance would result in a violation of AIMCO's ownership limit described in "Description of AIMCO's Capital Stock -- Restrictions on Transfer of Class A common stock" and "Description of AIMCO Class P Convertible Cumulative Preferred
Stock -- Restrictions on Ownership and Transfer." In lieu of issuing any excess shares, AIMCO will pay cash in an amount equal to the number of excess shares that would be issued to a holder multiplied by the market price of the Class A common stock or $25, with respect to Class P preferred stock, as appropriate.

     At the effective time, each option to purchase BACs will be terminated.

EXCHANGE OF CERTIFICATES


     At the closing of the merger, AIMCO will transfer to AIMCO's operating partnership the total number of shares of Class A common stock and Class P preferred stock to be issued in the merger, and AIMCO's operating partnership will deposit with a bank or trust company to be designated by AIMCO and reasonably acceptable to OTEF, which we call the exchange agent, for the benefit of the BAC holders (i) certificates representing the total number of shares of Class A common stock and Class P preferred stock that may be issued in respect of BACs in the merger and (ii) cash in an amount sufficient to pay the total amount of cash payable in lieu of fractional shares of Class A common stock and Class P preferred stock.

     As soon as reasonably practicable after the effective time, AIMCO will cause the exchange agent to mail to each record holder of BACs immediately prior to the effective time (i) a letter of transmittal indicating that the BAC certificates will only be considered delivered and the risk of loss will only be transferred upon delivery of the certificates to the exchange agent and shall be in such form and have such other customary provisions, including signature guarantee provisions, as AIMCO may reasonably specify, and (ii) instructions for use in surrendering the BAC certificates in exchange for the shares of Class A common stock and Class P preferred stock issuable to the BAC holders in the merger along with cash in lieu of fractional shares.

     Upon surrender of a BAC certificate for cancellation to the exchange agent, together with a letter of transmittal, duly executed with signature guarantees, and the other documents AIMCO or the exchange agent reasonably requests, the former BAC holder will be entitled to receive as soon as reasonably practicable after the effective time, (i) certificates representing the number of shares of Class A common stock and Class P preferred stock that the former BAC holder has the right to receive in the merger and (ii) a check in an amount equal to the cash that the former BAC holder has the right to receive in lieu of fractional shares of Class A common stock and Class P preferred stock pursuant to the merger agreement, and the BAC certificate surrendered by the holder will be cancelled. After the effective time and until surrendered each BAC certificate will be deemed to represent only the right to receive the shares of Class A common stock and Class P preferred stock and cash in lieu of fractional shares payable with respect to the BAC formerly represented by the certificate.

DIVIDENDS

     Dividends or other distributions declared after the effective time on the Class A common stock will be paid to an escrow established for the benefit of holders of unsurrendered BAC certificates and no cash payment in lieu of fractional shares of Class A common stock or Class P preferred stock will be paid to any holders until their certificates are surrendered for exchange as provided under "-- Exchange of Certificates" above. Subject to the effect of any applicable Federal or state laws, following the surrender of any BAC certificate, AIMCO will pay or have released from escrow, as the case may be, without interest, to the registered owner of the certificates representing the shares of the Class A common stock and Class P preferred stock into which the applicable BACs were converted are registered,

     - at the time of the surrender, the amount of all dividends and other distributions with a record date after the effective time payable and not yet paid with respect to the whole shares of Class A common stock or Class P preferred stock, less the amount of any withholding taxes that were required on the dividends or distributions; and

     - at the appropriate payment date, the amount of dividends or other distributions, with a record date after the effective time but prior to surrender and a payment date subsequent to surrender, payable with respect to such whole shares of Class A common stock or Class P preferred stock, less the amount of any withholding taxes which may be required on the dividends or distributions.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties. Each of AIMCO, AIMCO's operating partnership, AIMCO/OTEF, LLC and OTEF has made representations and warranties to the other regarding, among other things:

     - its organization;

     - its capitalization;

     - its authority to enter into, and perform its obligations under, the merger agreement;

     - the compliance of the transactions contemplated by the merger agreement with its organizational documents, applicable agreements and applicable laws;

     - its compliance with applicable laws and applicable agreements;

     - the accuracy and completeness of its Exchange Act filings with the Securities and Exchange Commission;

     - the absence of material adverse changes;

     - litigation;

     - the accuracy of the information supplied by it, or on its behalf, for inclusion or incorporation by reference in the Securities Act or Exchange Act filings contemplated by the merger agreement; and

     - brokers' fees.

     Additionally, OTEF has made representations and warranties to AIMCO, AIMCO's operating partnership and AIMCO/OTEF, LLC regarding (i) OTEF's compliance with applicable Federal and state tax laws and (ii) the receipt of a fairness opinion from its independent real estate consultant.

CONDUCT OF BUSINESS PENDING THE MERGER

     The merger agreement provides that, prior to the merger, OTEF will carry on its ordinary course of business and use its commercially reasonable efforts to keep available the services of its present officers and key employees and to preserve the good will and business relationships with all customers, suppliers and others having business relationships with it. In addition, OTEF will make a quarterly distribution of at least $0.565 per BAC on each regularly scheduled distribution date occurring during the first two quarters of 2001 if the distribution payment date occurs before the merger closes.

RESPONSE TO OTHER OFFERS

     The merger agreement contains several provisions governing how OTEF must treat alternative proposals to acquire OTEF. These proposals include any offer, or any indication of interest to make an offer, that is:

     - structured to permit the potential acquiror to acquire beneficial ownership of all or a substantial portion of the assets or businesses of, or at least 20% of the equity interest in, OTEF pursuant to any transaction or series of transactions similar to a merger, in any case other than the merger between AIMCO and OTEF; or

     - relates to any other transaction the consummation of which would delay the merger between AIMCO and OTEF.

     The merger agreement prohibits OTEF or its agents from participating in any way in any discussions with, or directly or indirectly providing any information to, any potential acquiror other than AIMCO concerning an alternative acquisition proposal. The merger agreement also requires OTEF to cease any current discussions of this nature. The agreement does not prohibit these discussions if the board of directors of OTEF's managing general partner determines that failing to entertain an alternative acquisition proposal could result in a breach of the board's fiduciary duty to OTEF's security holders under applicable state law. In addition, the board of directors must determine that it is reasonably likely that:

     - from a financial point of view, OTEF's security holders, other than AIMCO, would benefit more from the alternative proposal than from the merger with AIMCO;

     - the potential acquiror has the financial ability to carry out the transaction; and

     - there are no substantial impediments to closing the transaction.

In making its determinations regarding these matters, OTEF's managing general partner must consider the advice of independent advisers to the board of directors.

     If OTEF's managing general partner receives an alternative acquisition proposal, it must notify AIMCO of the proposal and deliver to AIMCO any communications received from the potential acquiror, unless OTEF's managing general partner is prohibited from doing so. OTEF's managing general partner must also advise AIMCO on a current basis of any developments with respect to the alternative acquisition proposal.

CONDITIONS TO THE MERGER

     Under the merger agreement, the obligations of AIMCO, AIMCO's operating partnership, AIMCO/ OTEF, LLC and OTEF to effect the merger are subject to the satisfaction of the following conditions:

     - no action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced, and not repealed, superseded, lifted or otherwise made inapplicable, by any court of competent jurisdiction or governmental authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement;

     - the shares of Class A common stock and Class P preferred stock shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance;

     - OTEF's independent real estate consultant shall not have withdrawn its fairness opinion;

     - OTEF shall have redeemed its status quo BACs;

     - OTEF shall have paid or provided for the $50 million special distribution;

     - AIMCO shall have filed the articles supplementary for the Class P preferred stock with the Maryland State Department of Assessments and Taxation; and

     - each party shall have taken such corporate or limited partnership action as may be necessary to allow such entity to comply in all material respects with its obligations under the merger agreement.

     The obligation of OTEF to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of AIMCO and AIMCO/OTEF, LLC contained in the merger agreement that are qualified as to materiality shall be accurate, and those not so qualified shall be materially accurate, in each case, at and as of the effective time, except as contemplated by the merger agreement;

     - AIMCO, AIMCO's operating partnership and AIMCO/OTEF, LLC shall have performed, in all material respects, all of their obligations and complied, in all material respects, with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time;

     - AIMCO shall have delivered to OTEF a certificate, signed by its Chairman of the Board and Chief Executive Officer or President, certifying as to its, the AIMCO operating partnership's and AIMCO/OTEF, LLC's compliance with the first two conditions set forth above; and

     - AIMCO shall have transferred to AIMCO's operating partnership the shares of the Class A common stock and Class P preferred stock to be issued in the merger, and AIMCO's operating partnership shall have transferred to the exchange agent the shares of Class A common stock, Class P preferred stock and cash to be paid in lieu of fractional shares that will be consideration for the merger.

     The obligation of AIMCO, AIMCO's operating partnership and AIMCO/OTEF, LLC to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

     - the representations and warranties of OTEF contained in the merger agreement that are qualified as to materiality shall be accurate, and those not so qualified shall be accurate in all material respects, in each case at and as of the effective time, except as contemplated by the merger agreement;

     - OTEF shall have performed, in all material respects, all of its obligations and complied, in all material respects, with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time;

     - OTEF shall have delivered to AIMCO a certificate, signed by the OTEF managing general partner, certifying as to its compliance with the first two conditions set forth above; and

     - OTEF shall have receive an opinion of counsel to the effect that the merger may be consummated without a vote of the BAC holders.

TERMINATION

     The merger agreement provides that it may be terminated and abandoned prior to the effective time:

     - by the mutual written consent of OTEF and AIMCO, AIMCO's operating partnership and AIMCO/OTEF, LLC;

     - by OTEF, AIMCO, or AIMCO's operating partnership, if:

          (i) the effective time shall not have occurred on or before June 30, 2001;

          (ii) any governmental authority, the consent of which is a condition to the obligations of OTEF, AIMCO, AIMCO's operating partnership and AIMCO/OTEF, LLC to consummate the transactions contemplated by the merger agreement, shall have determined not to grant its consent and all appeals of that determination shall have been taken and have been unsuccessful; or

          (iii) any court of competent jurisdiction shall have issued an order, judgment or decree restraining, enjoining or otherwise prohibiting the merger and that order, judgment or decree shall have become final and nonappealable;

        provided, however, that the right to terminate the merger agreement pursuant to clause (i) will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before June 30, 2001;

     - by OTEF, if there has been a material breach by AIMCO or AIMCO's operating partnership of any representation, warranty, covenant or agreement set forth in the merger agreement that has not been cured within ten business days following receipt by AIMCO or AIMCO's operating partnership of notice of the breach from OTEF; provided, however, that the right to terminate the merger agreement pursuant to this provision will not be available to OTEF if OTEF, at the time, is in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement;

     - by AIMCO or AIMCO's operating partnership if there has been a material breach by OTEF of any representation, warranty, covenant or agreement set forth in the merger agreement that has not been cured within ten business days following receipt by OTEF of notice of the breach from AIMCO or AIMCO's operating partnership; provided, however, that the right to terminate the merger agreement pursuant to this provision will not be available to AIMCO or AIMCO's operating partnership if either AIMCO or AIMCO's operating partnership at the time, are in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement; and

     - by AIMCO or AIMCO's operating partnership if a calculated market price of the Class A common stock is less than $40 per share or by OTEF upon the direction of the non-employee directors of OTEF's managing general partner, acting together in their capacities as such, if a calculated market price of the Class A common stock is less than $40 per share.

     OTEF has agreed to pay to AIMCO a termination fee of $5 million and expenses of $1 million if AIMCO terminates the merger agreement because OTEF breaches its agreement not to seek other merger partners, as described in "-- Response to Other Offers," or if OTEF terminates the merger agreement because it has received a qualifying alternative acquisition proposal, and if OTEF closes on a qualifying alternative acquisition proposal within one year of the termination.

AMENDMENT

     The merger agreement may be amended by the parties thereto. However, no amendment of the merger agreement will be binding unless it is executed in writing by the party which will be bound by its terms.

EXPENSES OF THE MERGER

     AIMCO expects to incur the following expenses in connection with the merger:

SEC Registration Fee.....................................  $   48,043
NYSE Listing Fee.........................................      81,200
Legal Fees...............................................     925,000
Accounting Fees..........................................     550,000
Printing Expenses........................................     200,000
Miscellaneous............................................      45,757
                                                           ----------
          Total..........................................  $1,850,000

     OTEF expects to incur the following expenses in connection with the merger:

Fairness Opinion Fees.....................................  $100,000
Non-Employee Director Counsel Fees........................   160,000
Non-Employee Director Advisor Fees........................   400,000
Accounting Fees...........................................    12,000
Non-Employee Director Expenses............................   160,000
Miscellaneous.............................................    18,000
                                                            --------
          Total...........................................  $850,000

               SELECTED HISTORICAL FINANCIAL INFORMATION OF AIMCO
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     The following table sets forth selected historical financial and operating information for AIMCO. The selected historical financial information for the five years ended December 31, 1999 is based on the audited financial statements of AIMCO incorporated by reference in this prospectus/information statement or previously filed by AIMCO with the Securities and Exchange Commission. The selected historical financial information for AIMCO for the nine months ended September 30, 2000 and 1999 is based on the unaudited financial statements of AIMCO incorporated by reference in this prospectus/information statement. In the opinion of the management of AIMCO, the operating data for the nine months ended September 30, 2000 and 1999 include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth in the data. The results for the nine months ended September 30, 2000 are not necessarily indicative of AIMCO's results for the year ending December 31, 2000. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of AIMCO and notes to the financial statements incorporated by reference in this prospectus/information statement.

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                     -----------------------   ----------------------------------------------------------
                                        2000         1999         1999         1998         1997        1996       1995
                                     ----------   ----------   ----------   ----------   ----------   --------   --------
OPERATING DATA:
Income from rental property
  operations.......................  $  218,187   $  129,355   $  172,042   $  133,950   $   72,477   $ 39,814   $ 27,483
Income from service company
  business.........................      13,262       (1,738)      17,985        7,143        2,976      1,717      1,973
Income from operations.............      60,837       58,727       85,497       64,982       30,246     15,629     14,988
Net income (loss)..................      67,940       53,986       80,959       64,474       28,633     12,984     13,375
PER SHARE DATA:
Basic earnings per common share....  $     0.35   $     0.23   $     0.39   $     0.84   $     1.09   $   1.05   $   0.86
Diluted earnings per common
  share............................  $     0.34   $     0.23   $     0.38   $     0.80   $     1.08   $   1.04   $   0.86
Weighted average number of common
  shares outstanding...............      66,641       61,054       62,242       45,187       24,055     12,411      9,571
Weighted average number of common
  shares and common share
  equivalents outstanding..........      68,478       62,472       63,446       47,624       24,436     12,427      9,579
Dividends paid per common share....  $    2.100   $    1.875   $     2.50   $     2.25   $     1.85   $   1.70   $   1.66
BALANCE SHEET DATA (END OF PERIOD):
Real estate, before accumulated
  depreciation.....................  $6,121,674   $3,076,974   $4,512,697   $2,802,598   $1,657,207   $865,222   $477,162
Real estate, net of accumulated
  depreciation.....................   5,471,364    2,757,218    4,096,200    2,573,718    1,503,922    745,145    448,425
Cash and cash equivalents..........     106,544       56,203      101,604       71,305       37,088     13,170      2,379
         Total assets..............   7,156,784    4,507,168    5,684,471    4,248,800    2,100,510    827,673    480,361
         Total indebtedness........   3,825,203    1,692,888    2,584,289    1,660,715      808,530    522,146    268,692
Minority interest in AIMCO
  Operating Partnership............     297,631      132,688      225,381      148,847      111,962     58,777     30,376
Company-obligated mandatory
  redeemable convertible preferred
  securities.......................      35,330      149,500      149,500      149,500           --         --         --
Stockholders' equity...............   2,528,429    2,297,349    2,262,348    1,902,564    1,045,300    215,749    169,032
CASH FLOW DATA:
Cash provided by operating
  activities.......................  $  281,185   $  162,729   $  253,257   $  148,414   $   73,032   $ 38,806   $ 25,911
Cash used in investing
  activities.......................    (563,026)    (189,062)    (281,106)    (328,321)    (717,663)   (88,144)   (60,821)
Cash provided by (used in)
  financing activities.............     286,781       11,231       58,148      214,124      668,549     60,129     30,145

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,                         YEAR ENDED DECEMBER 31,
                                     -----------------------   ----------------------------------------------------------
                                        2000         1999         1999         1998         1997        1996       1995
                                     ----------   ----------   ----------   ----------   ----------   --------   --------
OTHER DATA:
Funds From Operations available to
  common shares and AIMCO OP
  Units(1).........................  $  315,910   $  230,540   $  321,359   $  194,746   $   81,155   $ 35,185   $ 25,285
Weighted average number of common
  shares, common share equivalents
  and AIMCO OP Units outstanding...      89,396       76,653       78,673       56,819       29,119     14,994     11,461
Ratio of earnings to fixed
  charges..........................       1.8:1        2.4:1        2.3:1        1.8:1        1.5:1      1.6:1      2.1:1
Ratio of earnings to combined fixed
  charges and preferred stock
  dividends........................       1.4:1        1.7:1        1.6:1        1.4:1        1.5:1      1.6:1      1.5:1

---------------

(1) AIMCO measures its economic profitability based on funds from operations, or FFO, less a reserve for capital replacements of $300 per apartment unit. AIMCO's management believes that FFO, less such a reserve, provides investors with an understanding of AIMCO's ability to incur and service debt and make capital expenditures. The Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, defines FFO as net income (loss), computed in accordance with U.S. generally accepted accounting principles, or GAAP, excluding gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. AIMCO calculates FFO available to common shares and AIMCO operating partnership units based on the NAREIT definition, as adjusted for minority interest in AIMCO's operating partnership, amortization, the non-cash deferred portion of the income tax provision for unconsolidated subsidiaries, and the effect of dilutive convertible preferred stock and convertible debt securities. You should not consider FFO an alternative to net income or net cash flows from operating activities, as calculated in accordance with GAAP, as an indication of AIMCO's performance or as a measure of liquidity. FFO is not necessarily indicative of cash available to fund future cash needs. In addition, there can be no assurance that AIMCO's basis for computing FFO is comparable with that of other real estate investment trusts.

     The following is a reconciliation of income before minority interest in AIMCO's operating partnership to FFO:

                                 NINE MONTHS ENDED
                                   SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                -------------------   -------------------------------------------------
                                  2000       1999       1999       1998      1997      1996      1995
                                --------   --------   --------   --------   -------   -------   -------
Income before minority
  interest in Operating
  Partnership.................  $ 75,071   $ 59,057   $ 83,712   $ 69,656   $32,697   $15,673   $14,988
  Extraordinary item..........        --         --         --         --       269        --        --
  Real estate depreciation,
    net of minority
    interest..................   206,298     79,565    121,689     80,369    33,751    19,056    15,038
  Real estate depreciation
    related to unconsolidated
    entities..................    51,235     73,960    104,764     34,840     9,864        --        --
  Amortization of
    intangibles...............     6,171     39,492     36,731     26,177     2,535       500       428
  Deferred tax (benefit)
    provision.................     2,675      3,102      1,763      9,215     4,894        --        --
  Preferred stock dividends
    and distributions.........   (19,590)   (26,735)   (33,943)   (20,837)     (135)       --    (5,169)
  Interest expense on
    convertible preferred
    securities................     8,284      2,429      4,858         --        --        --        --
  Gain on disposition of
    properties................   (14,234)      (330)     1,785     (4,674)   (2,720)      (44)       --
                                --------   --------   --------   --------   -------   -------   -------
Funds From Operations.........  $315,910   $230,540   $321,359   $194,746   $81,155   $35,185   $25,285
                                ========   ========   ========   ========   =======   =======   =======

               SELECTED HISTORICAL FINANCIAL INFORMATION OF OTEF
                  (IN THOUSANDS, EXCEPT BAC AND PER BAC DATA)

     The following table sets forth selected historical financial and operating information for OTEF, restated for the 25-for-1 BAC split which occurred on July 1, 1997. The selected historical financial information for the four years ended December 31, 1999 is based on the audited financial statements of OTEF incorporated by reference in this prospectus/information statement or previously filed by OTEF with the Securities and Exchange Commission. The selected historical financial information for OTEF for the nine months ended September 30, 2000 and 1999 is based on the unaudited financial statements of OTEF incorporated by reference in this prospectus/information statement. In the opinion of the managing general partner of OTEF, the operating data for the nine months ended September 30, 2000 and 1999 include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The results for the nine months ended September 30, 2000 are not necessarily indicative of OTEF's results for the year ending December 31, 2000. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of OTEF and notes to the financial statements incorporated by reference in this prospectus/information statement.


                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                            -------------------   ----------------------------------------------------
                                              2000       1999       1999       1998       1997       1996     1995(2)
                                            --------   --------   --------   --------   --------   --------   --------
Total Assets..............................  $334,172   $318,350   $321,698   $309,086   $270,663   $228,733   $174,034
Investment in Tax-Exempt Securities.......  $184,406   $200,701   $208,216   $213,900   $217,159   $215,529   $164,000
Investment in Tax-Exempt Securities Held
  in Trust................................  $ 76,245   $ 76,765   $ 76,765   $ 62,565   $ 38,820   $      0   $      0
        Total Revenue.....................  $ 42,038   $ 18,178   $ 24,607   $ 23,151   $ 19,130   $ 19,762   $ 12,062
Net Income................................  $ 38,156   $ 14,841   $ 19,974   $ 19,283   $ 16,642   $ 14,912   $ 10,646
Net Income Allocated to BAC Holders(5)....  $ 37,412   $ 14,534   $ 19,571   $ 18,509   $ 15,893   $ 14,614   $ 10,434
Net Income per BAC(5).....................  $  5.098   $  1.983   $  2.670   $  2.576   $  2.188   $  1.948   $  1.392
Net Income per BAC -- assuming
  dilution(6).............................  $  5.086   $  1.978   $  2.665   $  2.556   $  2.180        N/A        N/A
Municipal Income (Tax Basis)..............       N/A        N/A   $ 26,278   $ 18,168   $ 16,983   $ 14,644   $ 16,210
Municipal Income Allocated to BAC Holders
  (Tax Basis)(4)..........................       N/A        N/A   $ 25,917   $ 17,422   $ 16,041   $ 14,351   $ 15,889
Municipal Income per BAC (Tax Basis)(4)...       N/A        N/A   $  3.535   $  2.425   $  2.233   $  1.914   $   2.12
Cash Distributions per BAC................       N/A        N/A   $  2.090   $  2.025   $  1.942   $  1.904   $   1.90
Weighted Average OTEF II BACs
  Outstanding(7)..........................     7,344      7,337      7,331      7,185      7,264      7,500      7,500
Number of BAC Holders.....................       N/A        N/A     13,785     15,075     16,009     15,678     15,061
RECONCILIATION OF NET INCOME TO MUNICIPAL
  INCOME
Net Income per financial statements
  (GAAP)..................................       N/A        N/A   $ 19,974   $ 19,283   $ 16,642   $ 14,912   $ 10,646
Add:
  Equity method adjustments:
    Equity Income(1)......................       N/A        N/A          0          0          0          0     (2,305)
    Interest received(1)..................       N/A        N/A          0          0          0          0      7,869
Taxable interest income(8)................       N/A        N/A     (2,652)      (837)         0          0          0
Accrued base
  interest/(reduction)/other(3)...........       N/A        N/A   $  9,148   $   (278)  $      0   $   (268)  $      0
Municipal income, net for tax reporting
  purposes................................       N/A        N/A   $ 26,470   $ 18,168   $ 16,983   $ 14,644   $ 16,210
STATEMENTS OF CASH FLOWS:
Net income................................  $ 38,156   $ 14,841   $ 19,974   $ 19,283   $ 16,642   $ 14,912   $ 10,646
Net cash provided by operating
  activities..............................    14,340     14,820     19,792     18,266     16,002     16,945      8,699
Net cash (used in) provided by investing
  activities..............................    34,282    (15,984)   (21,844)   (17,298)   (28,883)         0      9,925
Net cash (used in) provided in financing
  activities..............................   (12,764)    (6,557)   (10,459)     5,349     12,503    (14,571)   (16,263)
Net (decrease) increase in cash and cash
  equivalents.............................    35,858     (7,721)   (12,511)     6,317       (378)     2,374      2,361
Cash and cash equivalents, beginning of
  period..................................     5,500     18,011     18,011     11,694     12,072      9,698      7,337
Cash and cash equivalents, end of
  period..................................  $ 41,358   $ 10,290   $  5,500   $ 18,011   $ 11,694   $ 12,072   $  9,698
Ratio of earnings to fixed charges........    20.6:1     10.8:1     10.4:1     11.7:1     37.0:1        N/A        N/A


---------------

(1) Effective June 1, 1995, with the transfer of all units of OTEF's predecessor to OTEF, OTEF began accounting for its investments in its existing mortgage revenue bonds in accordance with Statement of Financial Accounting Standards No. 115-Accounting for Certain Debt and Equity Securities ("SFAS No. 115"), as more fully described in the Notes to Financial Statements. For federal income tax purposes, OTEF is considered a continued entity. Prior to June 1, 1995, OTEF accounted for its investments in the operating partnerships under the equity method, which treated interest paid by the operating partnerships as a reduction in its investment. Under this method, OTEF also recorded as an increase or reduction in its investment its equity interest in the aggregate income or losses of the operating partnerships.

(2) In mid 1995, OTEF changed its method of accounting from the equity method to the revenue recognition method under SFAS 115. Actual 1995 results reflect 5 months of activity (January 1 through May 31, 1995) while under the equity method and 7 months (June 1 through December 31, 1995) while under SFAS 115.

(3) For 1996, represents (i) payment of legal fees in connection with the settlement of class action litigation totaling $2.5 million expensed in 1996, but capitalized for income tax purposes in 1997; (ii) a portion of OTEF's 1996 expenses totaling approximately $1 million that was not expensed in 1996 for income tax purposes; and (iii) write-off of prior years' tax accrual totaling $3.8 million. For 1997, this amount represents the tax capitalization of class action litigation costs in conjunction with the appeal. For 1998, this represents the reimbursement of 1996 and 1997 bond refunding costs which had been expensed for financial statement purposes and deferred for income tax purposes. For 1999, this represents income recognized for tax purposes on the San Bruno demand note but not for financial statement purposes. (These items are discussed in Note 7 to OTEF's financial statements which are incorporated by reference in this prospectus/information statement.)

(4) Municipal income reflects OTEF's tax basis income consisting of tax-exempt interest income less non-deductible expenses. Municipal income does not reflect capital losses of $3.6 million and $3.8 million in 1998 and 1997, respectively, nor 1999 capital gains of $0.1 million resulting from financing transactions.

(5) Following receipt of an Information Memorandum furnished on December 2, 1996 to BAC holders, approximately 4.2% of the BAC holders made a timely election to convert their BACs to status quo BACs, or SQBs. The SQBs are designed to replicate, to the extent possible, the economic interest that SQB holders would have received if the partnership agreement for OTEF's predecessor had continued to govern. SQB holders do not share in the assets acquired by OTEF after April 1, 1997. On April 1, 1997, 314,675 BACs were converted into 12,587 SQBs. Amounts presented for 1999, 1998 and 1997 are for BACs only. Of the increase in net income per BAC for the nine months ended September 30, 2000, approximately $23.0 million or $3.774 per BAC is associated with the gain on the sale of the San Bruno Bond and San Bruno Demand Note.

(6) Options granted but not exercised in 1997 are dilutive. The weighted average BACs outstanding assuming dilution is 7,344,499 in 1999, 7,241,414 in 1998 and 7,283,795 in 1997.

(7) Restated to reflect OTEF's 25-for-1 BAC split effective July 1, 1997.

(8) Taxable interest income earned in 1999 on OTEF's new acquisitions from taxable interest on loans in the amount of approximately $2.7 and $0.8 million, respectively, for 1999 and 1998, is not included in municipal income.

        SELECTED PRO FORMA FINANCIAL AND OPERATING INFORMATION OF AIMCO
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth summary pro forma financial and operating information of AIMCO for the nine months ended September 30, 2000 and for the year ended December 31, 1999. The pro forma financial and operating information gives effect to the merger and a number of other transactions completed by AIMCO prior to the merger, including the Oxford acquisition and the Oxford reorganization. The pro forma financial and operating information set forth below should be read in conjunction with, and is qualified in its entirety by, the historical and pro forma financial statements and notes thereto of AIMCO and OTEF, which are incorporated by reference in this prospectus/information statement. See "Pro Forma Financial Information (Merger)."

                                                                                     PRO FORMA
                                                                                        FOR
                                                                 PRO FORMA FOR        THE YEAR
                                                                THE NINE MONTHS        ENDED
                                                              ENDED SEPTEMBER 30,   DECEMBER 31,
                                                                     2000               1999
                                                              -------------------   ------------
                                                                        (IN THOUSANDS)
OPERATING DATA
Income from rental property operations......................       $228,207           $202,994
Income from service company business........................         11,866             17,671
Income before minority interest in AIMCO Properties, L.P....         91,082             56,006
Net income (loss)...........................................         81,238             47,955
Net income allocable to preferred stockholders..............         51,593             65,885
Net income (loss) allocable to common stockholders..........         29,645            (17,930)
PER SHARE DATA
Basic earnings (loss) per common share......................       $  (0.43)          $  (0.28)
Diluted earnings (loss) per common share....................       $   0.42           $  (0.28)
Weighted average number of common shares outstanding........         68,832             64,433
Weighted average number of common shares and common share
  equivalents outstanding...................................         70,669             64,433
Dividends paid per common share.............................       $   2.10           $   2.80

                                                              PRO FORMA AS OF
                                                               SEPTEMBER 30,
                                                                   2000
                                                              ---------------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA
Real estate, before accumulated depreciation................    $6,121,674
Real estate, after accumulated depreciation.................     5,471,364
Investments in unconsolidated real estate partnerships......       798,158
Investments in unconsolidated subsidiaries..................        91,358
Notes receivable from unconsolidated real estate
  partnerships..............................................       145,587
Notes receivable from and advances to unconsolidated
  subsidiaries..............................................       213,991
Investments in bonds and notes receivable...................        92,916
Cash and cash equivalents...................................       107,820
Total assets................................................     7,247,029
Total mortgages and notes payable...........................     3,699,655
Minority interest in AIMCO Properties, L.P..................       297,631
Company-obligated mandatorily redeemable convertible
  securities................................................        35,330
Stockholders' equity........................................     2,734,734

                       PRO FORMA CAPITALIZATION OF AIMCO

     The following table sets forth the capitalization of AIMCO at September 30, 2000: (i) on a historical basis; and (ii) on a pro forma basis to reflect the merger, applying the assumptions described above with respect to the Pro Forma Financial Information of AIMCO (Merger). The information set forth in the following table should be read in connection with the financial statements and notes thereto incorporated by reference and the pro forma financial information and notes thereto included elsewhere in this prospectus/information statement. See "Pro Forma Financial Information of AIMCO (Merger)."

                                                              HISTORICAL   PRO FORMA (1)
                                                              ----------   -------------
                                                                (DOLLARS IN THOUSANDS)
Secured notes payable.......................................  $2,836,097    $2,836,097
Secured tax-exempt bond financing...........................     583,106       392,744
Unsecured short-term financing..............................     406,000       470,814
Mandatorily redeemable convertible preferred securities.....      35,330        35,330
Minority interest in other entities.........................     194,006       194,006
Minority interest in Operating Partnership..................     297,631       297,631
Class B Cumulative Convertible Preferred Stock, $.01 par
  value, 750,000 shares authorized, 419,471 shares issued
  and outstanding (2).......................................      41,947        41,947
Class C Cumulative Preferred Stock, $.01 par value,
  2,400,000 shares authorized, 2,400,000 shares issued and
  outstanding...............................................      59,845        59,845
Class D Cumulative Preferred Stock, $.01 par value,
  4,200,000 shares authorized, 4,200,000 shares issued and
  outstanding...............................................     105,000       105,000
Class G Cumulative Preferred Stock, $.01 par value,
  4,050,000 shares authorized, 4,050,000 shares issued and
  outstanding...............................................     101,000       101,000
Class H Cumulative Preferred Stock, $.01 par value,
  2,000,000 shares authorized, 2,000,000 shares issued and
  outstanding...............................................      49,925        49,925
Class K Convertible Cumulative Preferred Stock, $.01 par
  value, 5,000,000 shares authorized, 5,000,000 shares
  issued and outstanding (3)................................     125,000       125,000
Class L Convertible Cumulative Preferred Stock, $.01 par
  value, 5,000,000 shares authorized, 5,000,000 shares
  issued and outstanding (4)................................     125,000       125,000
Class M Convertible Cumulative Preferred Stock, $.01 par
  value, 1,600,000 shares authorized, 1,200,000 shares
  issued and outstanding (5)................................      30,000        30,000
Class N Convertible Cumulative Preferred Stock, $.01 par
  value, 4,000,000 shares authorized, 4,000,000 shares
  issued and outstanding (6)................................     100,000       100,000
Class O Cumulative Convertible Preferred Stock, $.01 par
  value, 1,904,762 shares authorized, 1,904,762 shares
  issued and outstanding (7)................................     100,000       100,000
Class P Convertible Cumulative Preferred Stock, $.01 par
  value, 4,000,000 shares authorized, 0 shares issued and
  outstanding on a historical basis and 4,000,000 shares
  issued and outstanding on a pro forma basis(8)............          --       100,000
AIMCO Class A Common Stock, 468,432,738 authorized,
  71,177,247 issued and outstanding on a historical basis,
  and 73,368,696 issued and outstanding on a pro forma
  basis.....................................................         712           734
Additional paid-in capital..................................   2,065,618     2,171,901
Notes receivable on common stock purchases..................     (44,795)      (44,795)
Distributions in excess of earnings.........................    (330,823)     (330,823)
                                                              ----------    ----------
          Total stockholders' equity........................   2,528,429     2,734,734
                                                              ----------    ----------
          Total Capitalization..............................  $6,880,599    $6,961,356
                                                              ==========    ==========

---------------

(1) The pro forma capitalization information is presented as if the transactions detailed above occurred on September 30, 2000.

(2) Each share is convertible into approximately 3.28 shares of Class A common stock.

(3) Each share is convertible into approximately 0.59524 shares of Class A common stock.

(4) Each share is convertible into approximately 0.5379 shares of Class A common stock.

(5) Each share is convertible into approximately 0.5681818 shares of Class A common stock.

(6) Each share is convertible into approximately 0.4762 shares of Class A common stock.

(7) Each share is convertible into approximately one share of Class A common stock.

(8) Each share is convertible into approximately 0.4464 shares of Class A common stock.

COMPARATIVE PER SHARE DATA

     Set forth below are historical and pro forma earnings per common share, cash dividends per common share and book value per common share data of AIMCO and historical and pro forma earnings per BAC, cash distributions per BAC and OTEF's book value per BAC data. The data set forth below should be read in conjunction with AIMCO's and OTEF's audited financial statements and unaudited interim financial statements, including the notes to the financial statements, which are incorporated by reference in this prospectus/information statement. The data should also be read in conjunction with the unaudited pro forma financial statements, including the notes to the pro forma financial statements, included in this prospectus/information statement. The pro forma data are not necessarily indicative of the actual financial position that would have occurred, or future operating results that will occur, upon consummation of the merger.


                                                                 NINE MONTHS
                                                                    ENDED             YEAR ENDED
                                                              SEPTEMBER 30, 2000   DECEMBER 31, 1999
                                                              ------------------   -----------------
HISTORICAL -- AIMCO
  Basic earnings per share..................................       $   0.35            $   0.39
  Diluted earnings per share................................           0.34                0.38
  Cash dividends per share..................................           2.10                2.50
HISTORICAL -- OTEF
  Basic net income per BAC..................................           5.10                2.67
  Diluted net income per BAC................................           5.09                2.67
  Cash distributions per BAC................................           1.65                2.09
PRO FORMA COMBINED NET INCOME (LOSS)
  Per AIMCO share(1)........................................           0.42               (0.28)
  Equivalent per BAC(3).....................................           0.26(4)            (0.07)
BOOK VALUE PER SHARE/BAC
  Historical AIMCO..........................................          23.75               24.27
  Historical OTEF per BAC(2)................................          37.54               35.97
  Pro forma combined per AIMCO share(1).....................          24.49               25.04
  Equivalent pro forma combined per BAC(3)..................          13.72               14.04


---------------

(1) The pro forma combined per share data for AIMCO has been prepared as if the merger and other transactions had occurred as of January 1, 1999 and resulted in weighted average Class A common stock outstanding of approximately 68,832,000 shares for the nine months ended September 30, 2000 and approximately 64,433,000 shares for the year ended December 31, 1999.

(2) OTEF's book value per BAC is calculated as the sum of a BAC capital account plus the BAC's allowable share of accumulated comprehensive income, divided by the fully diluted shares outstanding as of the determination date.

(3) The equivalent pro forma amounts are determined by multiplying the pro forma combined loss per share and pro forma combined book value per share by the share exchange ratio (each BAC being equivalent to 0.573 shares of AIMCO Class A common stock, assuming conversion of the AIMCO Class P preferred stock into approximately 1,786,000 AIMCO Class A common shares).

(4) On a pro forma basis, assuming the AIMCO Class P preferred stock was converted into AIMCO Class A common stock, there is pro forma net income attributable to common shareholders, as a result of no income allocable to the AIMCO Class P preferred stock that is assumed to be converted.

                          MANAGEMENT OF AIMCO AND OTEF

     The executive officers and directors of AIMCO are set forth below.

NAME                                                              POSITION
----                                                              --------
Terry Considine..............................   Chairman of the Board of Directors and Chief
                                                Executive Officer
Peter K. Kompaniez...........................   Vice Chairman, President and Director
Thomas W. Toomey.............................   Chief Operating Officer
Harry G. Alcock..............................   Executive Vice President and Chief Investment
                                                Officer
Joel F. Bonder...............................   Executive Vice President, General Counsel and
                                                Secretary
Patrick J. Foye..............................   Executive Vice President
Lance J. Graber..............................   Executive Vice President -- Acquisitions
Steven D. Ira................................   Co-Founder and Executive Vice President
Paul J. McAuliffe............................   Executive Vice President and Chief Financial
                                                Officer
James N. Bailey..............................   Director
Richard S. Ellwood...........................   Director
J. Landis Martin.............................   Director
Thomas L. Rhodes.............................   Director

     The executive officers and directors of Oxford Tax Exempt Fund II Corporation, OTEF's managing general partner, are set forth below.

NAME                                                              POSITION
----                                                              --------
Terry Considine..............................   Chairman of the Board of Directors and Chief
                                                Executive Officer
Peter K. Kompaniez...........................   Vice Chairman, President and Director
Patrick J. Foye..............................   Executive Vice President and Director
Paul J. McAuliffe............................   Executive Vice President and Chief Financial
                                                Officer
Martha Long..................................   Chief Accounting Officer
Stephen P. Gavula, Jr........................   Non-Employee Director
Scot B. Barker...............................   Non-Employee Director

     The following is a biographical summary of the experience of the current directors and executive officers of AIMCO for the past five years or more.

     Terry Considine. Mr. Considine has been Chairman of the Board of Directors and Chief Executive Officer of AIMCO since July 1994. Mr. Considine serves as Chairman and director of American Land Lease, Inc. ("American Land"), a public real estate investment trust that is the surviving entity of the merger between Asset Investors Corporation and Commercial Assets, Inc., two other public real estate investment trusts. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

     Peter K. Kompaniez. Mr. Kompaniez has been Vice Chairman of the Board of Directors since July 1994 and was appointed President in July 1997. Mr. Kompaniez has also served as Chief Operating Officer of NHP Incorporated ("NHPI"), which was acquired by the company in December 1997. From 1986 to 1993, he served as President and Chief Executive Officer of Heron Financial Corporation ("HFC"), a United States holding company for Heron International, N.V.'s real estate and related assets. While at HFC, Mr. Kompaniez administered the acquisition, development and disposition of approximately 8,150 apartment units (including 6,217 units that have been acquired by AIMCO) and 3.1 million square feet of commercial real estate.

     Thomas W. Toomey. Mr. Toomey served as Senior Vice President -- Finance and Administration of AIMCO from January 1996 to March 1997, when he was promoted to Executive Vice President -- Finance and Administration. Mr. Toomey served as Executive Vice President -- Finance and Administration until December 1999, when he was appointed Chief Operating Officer. From 1990 until 1995, Mr. Toomey served in a similar capacity with Lincoln Property Company ("LPC") as Vice President/ Senior Controller and Director of Administrative Services of Lincoln Property Services where he was responsible for LPC's computer systems, accounting, tax, treasury services and benefits administration. From 1984 to 1990, he was an audit manager with Arthur Andersen & Co. where he served real estate and banking clients. Mr. Toomey received a B.S. in Business Administration/Finance from Oregon State University.

     Harry G. Alcock. Mr. Alcock served as a Vice President of AIMCO from July 1996 to October 1997, when he was promoted to Senior Vice President
 -- Acquisitions. Mr. Alcock served as Senior Vice President -- Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment Officer. Mr. Alcock has had responsibility for acquisition and financing activities of AIMCO since July 1994. From June 1992 until July 1994, Mr. Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to 1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisitions and development. From 1987 to 1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from San Jose State University.

     Joel F. Bonder. Mr. Bonder was appointed Executive Vice President, General Counsel and Secretary of AIMCO effective December 1997. Prior to joining AIMCO, Mr. Bonder served as Senior Vice President and General Counsel of NHPI from April 1994 until December 1997. Mr. Bonder served as Vice President and Deputy General Counsel of NHPI from June 1991 to March 1994 and as Associate General Counsel of NHPI from 1986 to 1991. From 1983 to 1985, Mr. Bonder practiced with the Washington, D.C. law firm of Lane & Edson, P.C. and from 1979 to 1983 practiced with the Chicago law firm of Ross and Hardies. Mr. Bonder received a B.A. from the University of Rochester and a J.D. from Washington University School of Law.

     Patrick J. Foye. Mr. Foye was appointed Executive Vice President of AIMCO in May 1998. He is responsible for acquisitions of partnership securities, consolidation of minority interests, and corporate and other acquisitions. Prior to joining AIMCO, Mr. Foye was a Merger and Acquisitions Partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1989 to 1998 and was Managing Partner of the firm's Brussels, Budapest and Moscow offices from 1992 through 1994. Mr. Foye is also Deputy Chairman of the Long Island Power Authority and serves as a member of the New York State Privatization Council. He received a B.A. from Fordham College and a J.D. from Fordham Law School and was Associate Editor of the Fordham Law Review.

     Lance J. Graber.  Mr. Graber was appointed Executive Vice President
 -- Acquisitions of AIMCO in October 1999. His principal business function is acquisitions. Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at Credit Suisse First Boston engaged in real estate financial advisory services and principal investing. He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties. Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Steven D. Ira. Mr. Ira is a Co-Founder of AIMCO and has served as Executive Vice President -- Property Operations of AIMCO since July 1994. From 1987 until July 1994, he served as President of Property Asset Management ("PAM"). Prior to merging his firm with PAM in 1987, Mr. Ira acquired extensive experience in property management. Between 1977 and 1981 he supervised the property management of over 3,000 apartment and mobile home units in Colorado, Michigan, Pennsylvania and Florida, and in 1981 he joined with others to form the property management firm of McDermott, Stein and Ira. Mr. Ira served for several years on the National Apartment Manager Accreditation Board and is a former president of both the National Apartment Association and the Colorado Apartment Association.

Mr. Ira is the sixth individual elected to the Hall of Fame of the National Apartment Association in its 54-year history. He holds a Certified Apartment Property Supervisor (CAPS) and a Certified Apartment Manager designation from the National Apartment Association, a Certified Property Manager (CPM) designation from the National Institute of Real Estate Management (IREM) and he is a member of the Boards of Directors of the National Multi-Housing Council, the National Apartment Association and the Apartment Association of Greater Orlando. Mr. Ira received a B.S. from metropolitan State College in 1975.

     Paul J. McAuliffe. Mr. McAuliffe has been Executive Vice President of AIMCO since February 1999 and was appointed Chief Financial Officer in October 1999. Prior to joining AIMCO, Mr. McAuliffe was Senior Managing Director of Secured Capital Corp and prior to that time had been a Managing Director of Smith Barney, Inc. from 1993 to 1996, where he was senior member of the underwriting team that lead AIMCO's initial public offering in 1994. Mr. McAuliffe was also a Managing Director and head of the real estate group at CS First Boston from 1990 to 1993 and he was a Principal in the real estate group at Morgan Stanley & Co., Inc. where he worked from 1983 to 1990. Mr. McAuliffe received a B.A. from Columbia college and an M.B.A. from University of Virginia, Darden School.

     James N. Bailey. Mr. Bailey has served on the Board of Directors since June 5, 2000. Mr. Bailey is the co-founder of Cambridge Associates, Inc., an investment consulting firm for nonprofit, endowed institutions and wealthy family groups. Cambridge's clients include Harvard University, for whom the company conducted a thorough study of endowment practices, which lead to the creation of Harvard Management Company, Inc. Mr. Bailey's other business experience includes serving as co-founder, Treasurer and Director of the Plymouth Rock Company, Direct Response Corporation, and Homeowner's Direct Corporation, all U.S. personal lines insurance companies. In addition, he is a Trustee and member of the Investment Committee of the New England Aquarium and is a member of numerous Harvard University alumni affairs committees, including the Harvard Endowment Committee. Mr. Bailey holds an M.B.A. from Harvard Business School and a J.D. from Harvard Law School. He is a member of the Massachusetts and American Bar Associations.

     Richard S. Ellwood. Mr. Ellwood was appointed a director of AIMCO in July 1994. Mr. Ellwood is currently Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co., Incorporated, a real estate investment banking firm. Prior to forming R.S. Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968. Mr. Ellwood currently serves as a director of Felcor Lodging Trust, Incorporated and Florida East Coast Industries, Inc.

     J. Landis Martin. Mr. Martin was appointed a director of AIMCO in July 1994 and became Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a member of the Audit Committee. Mr. Martin has served as President and Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide since 1987. Mr. Martin has served as Chairman of Tremont Corporation ("Tremont"), a holding company operating through its affiliates Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"), since 1990 and as Chief Executive Officer and a director of Tremont since 1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium since 1987 and Chief Executive Officer since January, 1995. From 1990 until its acquisition by a predecessor of Halliburton Company ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International Corporation, a communications company.

     Thomas L. Rhodes. Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is currently a member of the Audit and Compensation Committees. Mr. Rhodes has served as the President and

Director of National Review magazine since November 1992, where he has also served as a Director since 1988. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General Partner in 1986 and served as a General Partner from 1987 until November 1992. He is currently Co-Chairman of the Board, Co-Chief Executive Officer and a Director of American Land. He also serves as a Director of Delphi Financial Group and its subsidiaries, Delphi International Ltd., Oracle Reinsurance Company and The Lynde and Harry Bradley Foundation.

     The address of each of AIMCO's current officers and directors is c/o Apartment Investment and Management Company, Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222. Messrs. Considine and Kompaniez are the directors of AIMCO-GP, Inc., a Delaware corporation, which is the general partner of and holds a 1% general partnership interest in AIMCO Properties, L.P., AIMCO's operating partnership. The executive officers of AIMCO-GP, Inc. are the officers of AIMCO, each of whom holds the same position with AIMCO-GP, Inc. that he holds with AIMCO.

INFORMATION CONCERNING AIMCO AND ITS DIRECTORS AND EXECUTIVE OFFICERS

     Neither AIMCO, its operating partnership, nor AIMCO-GP, Inc. was, during the past five years, convicted in a criminal proceeding or a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the entity from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Each of AIMCO's directors and executive officers is a U.S. citizen. None of the AIMCO directors or executive officers was, during the past five years, convicted in a criminal proceeding or a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     Patrick J. Foye, an executive officer of AIMCO, owns 200 BACs. No other director or executive officer owns any of OTEF's securities.

                       DESCRIPTION OF AIMCO CAPITAL STOCK

GENERAL


     As of December 31, 2000, AIMCO's articles of incorporation authorize the issuance of up to 510,587,500 shares of capital stock with a par value of $.01 per share, of which 468,432,738 shares are classified as Class A common stock and 42,154,762 shares are classified as preferred stock. As of December 31, 2000, there were 71,337,217 shares of Class A common stock issued and outstanding. The Class A common stock is traded on the NYSE under the symbol "AIV." BankBoston, N.A. serves as transfer agent and registrar of the Class A common stock. On January 26, 2001, the closing sale price of the Class A common stock on the NYSE was $47.31. The following table shows the high and low reported sales prices per share of Class A common stock for the periods indicated.



                     CALENDAR QUARTERS                         HIGH       LOW
                     -----------------                        -------   -------
2001
  First Quarter (through January 26)........................  $50.125   $46.188
2000
  Fourth Quarter............................................   49.938    42.625
  Third Quarter.............................................   49.375    43.688
  Second Quarter............................................   45.250    37.750
  First Quarter.............................................   39.938    36.313
1999
  Fourth Quarter............................................   40.188    34.063
  Third Quarter.............................................   42.625    37.250
  Second Quarter............................................   44.125    35.250
  First Quarter.............................................   41.625    35.000
1998
  Fourth Quarter............................................   37.375    30.000
  Third Quarter.............................................   41.000    30.938
  Second Quarter............................................   39.875    36.500
  First Quarter.............................................   38.625    34.250
1997
  Fourth Quarter............................................   38.000    32.000
  Third Quarter.............................................   36.188    28.125
  Second Quarter............................................   29.750    26.000
  First Quarter.............................................   30.500    25.500
1996
  Fourth Quarter............................................   28.375    21.125
  Third Quarter.............................................   22.000    18.375
  Second Quarter............................................   21.000    18.375
  First Quarter.............................................   21.125    19.375

     As of December 31, 2000, there were 71,337,217 shares of Class A common stock issued and outstanding. In addition, AIMCO has reserved the following number of shares of Class A common stock for issuance under its stock plans:


                                                                        NO. OF SHARES
PLAN                                                                RESERVED FOR ISSUANCE
----                                                                ---------------------
1994 Stock Option Plan of Apartment Investment and
  Management Company and Affiliates.......................              Up to 150,000
Apartment Investment and Management Company 1996 Stock
  Award and Incentive Plan................................              Up to 500,000
Apartment Investment and Management Company's Nonqualified
  Stock Option Plan.......................................              Up to 500,000
Apartment Investment and Management Company 1997 Stock
  Award and Incentive Plan................................           Up to 20,000,000(1)
Insignia 1992 Stock Incentive Plan........................             Up to 4,666,666
1994 Stock Incentive Plan for Officers, Directors and Key
  Employees of Ambassador Apartments, Inc., Ambassador
  Apartments, L.P. and Subsidiaries.......................              Up to 100,000
1996 Stock Incentive Plan for Officers, Directors and Key
  Employees of Ambassador Apartments, Inc., Ambassador
  Apartments, L.P. and Subsidiaries.......................              Up to 100,000
Apartment Investment and Management Company Share            Up to 8.7% of outstanding shares of
  Repurchase Plan.........................................          Class A common stock

---------------

(1) Under the plan, AIMCO may issue up to 10% of the shares of Class A common stock outstanding as of the first day of the fiscal year during which any award is made, but in no event more than 20,000,000 shares of Class A common stock in the aggregate.

CLASS A COMMON STOCK

     Holders of the Class A common stock are entitled to receive dividends, when and as declared by the AIMCO board of directors, out of funds legally available therefor. The holders of shares of Class A common stock, upon any liquidation, dissolution or winding up of AIMCO, are entitled to receive ratably any assets remaining after payment in full of all liabilities of AIMCO and the liquidation preferences of preferred stock. The shares of Class A common stock possess ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of shares of Class A common stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Class A common stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of shares of Class A common stock do not have preemptive rights, which means they have no right to acquire any additional shares of Class A common stock that may be issued by AIMCO at a subsequent date.

PREFERRED STOCK


     As of December 31, 2000, AIMCO's articles of incorporation authorized 42,154,762 shares of preferred stock with a par value of $.01 per share. AIMCO is authorized to issue shares of preferred stock in one or more classes or subclasses, with such designations, preferences, conversion and other rights, voting powers, restriction, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, if any as are permitted by Maryland law and as the AIMCO board of directors may determine by resolution. As of December 31, 2000, AIMCO had issued and outstanding the following classes of preferred stock:


                                                                                         LIQUIDATION
                                                 SHARES       SHARES      QUARTERLY      PREFERENCE
CLASS                                          AUTHORIZED   OUTSTANDING    DIVIDEND      (PER SHARE)
-----                                          ----------   -----------   ----------     -----------
Class B Convertible Cumulative Preferred
  Stock(1)...................................     750,000      419,471    $  1.78125(2)    $100.00
Class C Cumulative Preferred Stock...........   2,400,000    2,400,000        0.5625         25.00
Class D Cumulative Preferred Stock...........   4,200,000    4,200,000      0.546875         25.00
Class G Cumulative Preferred Stock...........   4,050,000    4,050,000     0.5859375         25.00
Class H Cumulative Preferred Stock...........   2,000,000    2,000,000       0.59375         25.00
Class I Cumulative Preferred Stock...........  10,000,000            0          0.50(3)      25.00
Class J Cumulative Convertible Preferred
  Stock......................................   1,250,000            0          2.25(4)     100.00
Class K Convertible Cumulative Preferred
  Stock(5)...................................   5,000,000    5,000,000          0.50(6)      25.00
Class L Convertible Cumulative Preferred
  Stock(7)...................................   5,000,000    5,000,000       0.50625(8)      25.00
Class M Convertible Cumulative Preferred
  Stock(9)...................................   1,600,000    1,200,000       0.53125(10)     25.00
Class N Convertible Cumulative Preferred
  Stock(11)..................................   4,000,000    4,000,000        0.5625(12)     25.00
Class O Cumulative Convertible Preferred
  Stock(13)..................................   1,904,762    1,904,762       1.18125(14)     52.50

---------------

 (1) Each share is convertible into approximately 3.28 shares of Class A common stock.

 (2) The shares entitle the holder to receive the greater of $1.78125 per share or the dividends then payable on the Class A common stock into which the Class B cumulative preferred stock is then convertible.

 (3) Subject to adjustment on or after March 1, 2005.

 (4) The shares entitle the holder to receive preferred quarterly cash distributions of (i) 9% per annum of the per share liquidation preference for the period beginning on and including November 15, 1999 and lasting until November 15, 2000; and (ii) 9.5% per annum of the per share liquidation preference thereafter. Each share is convertible into one share of Class A common stock.

 (5) Each share is convertible into approximately 0.59524 shares of Class A common stock.

 (6) The shares entitle the holder to receive preferred quarterly cash distributions of (i) from February 17, 1999 through February 17, 2002, the greater of $0.50 or the dividends then payable on the Class A common stock into which the Class K Convertible Cumulative preferred stock is then convertible, and (ii) from and after February 18, 2002, the greater of $0.625 or the dividends then payable on Class A common stock into which the Class K Convertible Cumulative preferred stock is then convertible.

 (7) Each share is convertible into approximately 0.5379 shares of Class A common stock.

 (8) The shares entitle the holder to receive preferred quarterly cash distributions of (i) from May 27, 1999 through May 27, 2002, the greater of $0.50625 or the dividends then payable on the Class A common stock into which the Class L Cumulative Convertible preferred stock is then convertible, and (ii) from and after May 28, 2002, the greater of $0.625 or the dividends then payable on Class A common stock into which the Class L Convertible Cumulative preferred stock is then convertible.

 (9) Each share is convertible into approximately 0.5681818 shares of Class A common stock.

(10) The shares entitle the holder to receive preferred quarterly cash distributions of (i) from January 13, 2000 through January 13, 2003, the greater of $0.53125 or the dividends then payable on the Class A common stock into which the Class M Cumulative preferred stock is then convertible, and (ii) from and after January 13, 2003, the greater of $0.578125 or the dividends then payable on Class A common stock into which such Class M Convertible Cumulative preferred stock is then convertible.

(11) Each share is convertible into approximately 0.4762 shares of Class A common stock.

(12) The shares entitle the holder to receive preferred quarterly cash distributions equal to the greater of (i) $2.25 per year (equivalent to 9% per annum of the $25.00 liquidation preference), subject to increase in the event of a change in control of AIMCO, or (ii) the cash dividends payable on the number of shares of Class A common stock (or portion thereof) into which a share of Class N Convertible Cumulative preferred stock is convertible.

(13) Each share is convertible into approximately one share of Class A common stock.

(14) The shares entitle the holder to receive preferred quarterly cash distributions equal to the greater of (i) $4.25 per year (equivalent to 9% per annum of the $52.50 liquidation preference), subject to increase in the event of a change in control of AIMCO, or (ii) the cash dividends payable on the number of shares of Class A common stock (or portion thereof) into which a share of Class O Cumulative Convertible preferred stock is convertible.

HIGH PERFORMANCE UNITS

     In January 1998, AIMCO's operating partnership sold an aggregate of 15,000 of its Class I High Performance Partnership Units (the "High Performance Units") to a joint venture comprised of members of AIMCO's senior management, including a family partnership controlled by Mr. Considine, and including Mr. Kompaniez, and to three of its independent directors for a total of $2.1 million in cash. The other members of senior management who acquired High Performance Units were Messrs. Toomey, Alcock, Bonder, Foye, Ira, and McAuliffe, as well as Ms. Patti Fielding, Mr. Les Boeckel, Ms. Leeann Morein and Mr. Scott Wesson. The independent directors who acquired High Performance Units were Mr. J. Landis Martin, Mr. Thomas L. Rhodes and Mr. John D. Smith. Mr. Considine controls 70% of the joint venture through the family partnership, and Mr. Kompaniez controls 14% of the joint venture, giving them beneficial ownership of 80% of the High Performance Units. The High Performance Units would have had nominal value unless AIMCO's total return over the three-year period ending December 31, 2000, was at least 30% and exceeded the industry average, as determined by the Morgan Stanley Dean Witter REIT Index, by at least 15%.

     The High Performance Units were not convertible into Class A common stock. However, in the event of a change of control of AIMCO, holders of High Performance Units had redemption rights similar to those of holders of common operating partnership units. Upon the occurrence of a change of control, any holder of High Performance Units could, subject to certain restrictions, require AIMCO's operating partnership to redeem all or a portion of the High Performance Units held by the party in exchange for a cash payment per unit equal to the liquidation value of a unit at the time of redemption. However, in the event that any High Performance Units were tendered for redemption, the operating partnership's obligation to pay the redemption price is subject to the prior right of AIMCO to acquire those High Performance Units in exchange for an equal number of shares of Class A common stock with a market value equivalent to the liquidation value of the units.

     Because AIMCO's total return over the measurement period exceeded 115% of the total return of the Morgan Stanley Dean Witter REIT Index and exceeded the minimum return of 30% over the period, the

High Performance Units represent 2,376,794 operating partnership units, and AIMCO's future earnings per share of Class A common stock have been proportionally diluted by approximately 2.4%.

     On November 29, 2000, AIMCO announced plans, which are subject to approval of the holders of Class A common stock, to adopt a new modified High Performance Unit program in the following respects:

     - Three-Year Valuation Period. Initially, there will be three classes of High Performance Units, with the Class II Units having a one-year determination period ending December 31, 2001; the Class III units having a two-year determination period ending December 31 2002; and the Class IV Units having a three-year determination period ending December 31, 2003. In 2002 and each future year a new class of High Performance Units will be created with a three-year valuation period;

     - Minimum Total Returns. The High Performance Units will have no value unless the AIMCO total return, which equals dividend income plus share price appreciation, exceeds 115% of the cumulative total return of the Morgan Stanley Dean Witter REIT Index and, at a minimum, has the following fixed total returns: 11% for the one-year program; 23.2% for the two-year program; and 36.8% for the three year program. The minimum three-year return will increase from 30% to 36.8%;

     - Additional Distributions and Allocations. If the minimum total returns are exceeded, the High Performance Units will receive distributions and allocations of income and loss at the same time and in the same amount as those received by the AIMCO Class A common stock;

     - Anti-Dilution. For each new High Performance Unit program, AIMCO will limit dilution to AIMCO's fully diluted share count to 1%;

     - Determination of Security Price. The initial security price for the new High Performance Unit programs will be the security price which determines the final value of the existing High Performance Units program. The existing High Performance Units program's security price at the end of the period will be based on an average of the volume-weighted daily trading price of the Class A common stock for the 20 trading days immediately preceding the end of the period on December 31, 2000; and

     - It is expected that the aggregate investment of the participants for the three new programs will be approximately $4 million although final amounts have not yet been determined. The price will be established by AIMCO's independent directors with advice from independent financial advisors.

RESTRICTIONS ON TRANSFER OF CLASS A COMMON STOCK

     For AIMCO to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year and the shares of Class A common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the AIMCO board of directors believes that it is essential for AIMCO to meet the REIT requirements, the AIMCO board of directors has adopted, and the stockholders have approved, provisions of the AIMCO articles of incorporation restricting the acquisition of shares of Class A common stock.

     Subject to certain exceptions specified in AIMCO's articles of incorporation, no holder may own, or be deemed to own by virtue of various attribution and constructive ownership provisions of the Internal Revenue Code and Rule 13d-3 under the Exchange Act, more than 8.7% (or 15% in the case of certain pension trusts described in the Internal Revenue Code, investment companies registered under the Investment Company Act of 1940 and Mr. Considine) of the outstanding shares of Class A common stock. We call this the ownership limit. The AIMCO board of directors may waive the ownership limit if evidence satisfactory to the AIMCO board of directors and AIMCO's tax counsel is presented that the ownership will not then or in the future jeopardize AIMCO's status as a REIT. However, in no event may that holder's direct or indirect ownership of Class A common stock exceed 9.8% of the total outstanding shares of Class A common stock. As a condition of such waiver, AIMCO's board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of AIMCO. These restrictions on transferability and ownership will not apply if AIMCO's board of directors determines that it is no longer in the best interests of AIMCO to attempt to qualify, or to continue to qualify as a REIT and if a resolution terminating AIMCO's status as a REIT and amending the AIMCO articles of incorporation to remove the foregoing restrictions is adopted by the AIMCO board of directors and a majority of AIMCO's stockholders.

     If shares of Class A common stock in excess of the ownership limit, or shares of Class A common stock which would cause the REIT to be beneficially owned by fewer than 100 persons, or which would result in AIMCO being "closely held," within the meaning of Section 856(h) of the Internal Revenue Code, or which would otherwise result in AIMCO failing to qualify as a REIT, are issued or transferred to any person, such issuance or transfer will be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock.

     Shares of Class A common stock transferred in excess of the ownership limit or other applicable limitations will automatically be transferred to a trust for the exclusive benefit of one or more qualifying charitable organizations to be designated by AIMCO. Shares transferred to such trust will remain outstanding, and the trustee of the trust will have all voting and dividend rights pertaining to such shares. The trustee of such trust may transfer such shares to a person whose ownership of such shares does not violate the ownership limit or other applicable limitation.

     Upon a sale of such shares by the trustee, the interest of the charitable beneficiary will terminate, and the sales proceeds would be paid, first, to the original intended transferee, to the extent of the lesser of (a) such transferee's original purchase price (or the original market value of such shares if purportedly acquired by gift or devise) and (b) the price received by the trustee, and, second, any remainder to the charitable beneficiary. In addition, shares of stock held in such trust are purchasable by AIMCO for a 90-day period at a price equal to the lesser of the price paid for the stock by the original intended transferee (or the original market value of such shares if purportedly acquired by gift or devise) and the market price for the stock on the date that AIMCO determines to purchase the stock. The 90-day period commences on the date of the violative transfer or the date that the AIMCO board of directors determines in good faith that a violative transfer has occurred, whichever is later. All certificates representing shares of Class A common stock bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code and Rule 13d-3 under the Exchange Act, more than a specified percentage of the outstanding shares of Class A common stock must file an affidavit with AIMCO containing the information specified in the AIMCO articles of incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to AIMCO in writing such information with respect to the direct, indirect and constructive ownership of shares as the AIMCO board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

     The ownership limitations may have the effect of precluding acquisition of control of AIMCO by certain third parties unless the AIMCO board of directors determines that maintenance of REIT status is no longer in the best interests of AIMCO.

BUSINESS COMBINATIONS

     Maryland law places restrictions on business combinations between a Maryland corporation and Interested Stockholders. These stockholders are either persons that beneficially own 10% or more of the voting power of the corporation's shares, or affiliates of the corporation who, at any time within the two-year period prior to the date in question, beneficially owned 10% or more of the voting power of the then-outstanding voting stock of the corporation. Under Maryland law, a corporation may not engage in a business combination with an Interested Stockholder for five years after the most recent date on which the Interested Stockholder attained that status. Thereafter, this type of business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation, voting together as a single voting group, and (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder or an affiliate of the Interested Stockholder with whom the business combination is to be effected, unless, among other conditions, the corporation's stockholders receive a minimum price (as defined in the Maryland General Corporation Law) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. For purposes of determining whether a person is an Interested Stockholder, ownership of common operating partnership units will be treated as beneficial ownership of the shares of Class A common stock for which the common operating partnership units may be redeemed.

     The business combination statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer. These provisions of the Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The AIMCO board of directors has not passed such a resolution.

CONTROL SHARE ACQUISITIONS

     Maryland law limits the voting rights of "control shares" of a Maryland corporation acquired in a "control share acquisition." This is an acquisition by virtue of which the acquirer, but for the operation of the statute, would cross one of three voting thresholds: 20%, 33 1/3% or 50%. For example, a purchase of 4% of a company's shares by an 18% holder would be subject to the Maryland General Corporation Law, while a purchase of 18% of a company's shares by a person who until then had owned no stock would not.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel the corporation's board of directors to call a special meeting of stockholders, to be held within 50 days of demand, to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. Shares acquired in a control share acquisition may only exercise voting rights if the voting rights are granted by a majority vote of disinterested shareholders.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, without regard to the absence of voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares were considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the corporation's articles of incorporation or bylaws prior to the control share acquisition. No such exemption appears in AIMCO's articles of incorporation or in the bylaws. The control share acquisition statute could have the effect of discouraging offers to acquire AIMCO and of increasing the difficulty of consummating any such offer.

              DESCRIPTION OF AIMCO CLASS P CONVERTIBLE CUMULATIVE
                                PREFERRED STOCK

     The following summary of the terms and provisions of the Class P preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of AIMCO's articles of incorporation and to the form of articles supplementary to the AIMCO articles of incorporation establishing the Class P preferred stock, each of which is filed as an exhibit to this registration statement. This description of the particular terms of the Class P preferred stock supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of AIMCO's preferred stock set forth under "Description of AIMCO Capital Stock -- Preferred Stock."

GENERAL


     Under its articles of incorporation, AIMCO is authorized to issue up to 510,587,500 shares of its capital stock, including common stock and preferred stock. As of December 31, 2000, 468,432,738 shares were classified as Class A common stock.



     AIMCO is authorized to issue shares of preferred stock in one or more classes or subclasses, with those designations, preferences, conversion and other rights, voting powers, restriction, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, if any as are permitted by Maryland law and as the AIMCO board of directors may determine by resolution. The Class P preferred stock will be a class of AIMCO's preferred stock. Four million shares of Class P preferred stock are authorized. Except for the classes and series of preferred stock described under "Description of AIMCO Capital Stock -- Preferred Stock," there are currently no other classes or series of authorized preferred stock. The Class P preferred stock will be convertible into shares of Class A common stock as described below.


RANKING


     The Class P preferred stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, prior or senior to Class A common stock and any other class or series of capital stock of AIMCO if the holders of Class P preferred stock are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of that class or series, which we refer to as Class P junior stock. The Class P preferred stock ranks on a parity with the preferred stock described under "Description of AIMCO Capital Stock -- Preferred Stock" and with any other class or series of capital stock of AIMCO if the holders of that class or series of stock and the Class P preferred stock will be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other, which we refer to as Class P parity stock. The Class P preferred stock ranks junior to any class or series of capital stock of AIMCO if the holders of that class or series will be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class P preferred stock, which we refer to as Class P senior stock.


DIVIDENDS


     Holders of Class P preferred stock are entitled to receive, when and as declared by the AIMCO board of directors, out of funds of AIMCO legally available for payment, cash dividends in an amount per share equal to the greater of (i) a quarterly dividend payment of $0.5625, which we refer to as the base rate, or (ii) the cash dividends declared on the number of shares of Class A common stock into which a share of Class P preferred stock is convertible. The amount referred to in clause (ii) above payable for each dividend period on the Class P preferred stock will be computed by multiplying the number of shares of Class A common stock into which a share of Class P preferred stock would be convertible at the opening of business on a dividend payment date, based on the conversion price then in effect, by the aggregate cash dividends payable or paid for that dividend period on a share of Class A common stock outstanding as of the Class A common stock dividend record date. If following a change of control of AIMCO, AIMCO elects not to repurchase the Class P preferred stock, then, from and after the date of such election, the base rate will be a quarterly dividend payment in an amount per share equal to (i) for all dividend periods commencing after the date of such election, the greater of (a) $0.75 or (b) the product of (x) $6.25 and (y) the sum of 800 basis points plus the greater of (x) the annual yield to maturity of U.S. Treasury securities with a five year maturity and (y) the annual yield to maturity of U.S. Treasury securities with a ten year maturity, in each case as compiled by and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the date of such notice (or, if such Statistical Release is no longer published, any publicly available source of similar data), and (ii) for the dividend period in which the notice is given, a weighted average (based on the number of days in such dividend period occurring before and after the date of such notice) of (a) the base rate in effect prior thereto and (b) the base rate determined in accordance with the foregoing clause (i).



     Any dividend payable on the Class P preferred stock for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Holders of Class P preferred stock are not entitled to receive any dividends in excess of the cumulative cash dividends described above. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Class P preferred stock that may be in arrears.



     So long as any of the shares of Class P preferred stock are outstanding, except as described in the immediately following sentence, no dividends may be declared or paid or set apart for payment by AIMCO and no other distribution of cash or other property may be declared or made directly or indirectly by AIMCO with respect to any class or series of Class P parity stock for any period unless dividends equal to the full amount of accumulated, accrued and unpaid dividends have been or are declared and paid or set apart for the payment on the Class P preferred stock. When dividends are not paid in full or provided for, as described in the preceeding sentence, all dividends declared on the Class P preferred stock and all dividends declared on any other class or series of Class P parity stock must be declared ratably in proportion to the amounts of dividends accumulated, accrued and unpaid on the Class P preferred stock and on the Class P parity stock.



     So long as any of the shares of Class P preferred stock are outstanding, no dividends may be declared or paid or set apart for payment by AIMCO and no other distribution of cash or other property may be declared or made by AIMCO with respect to any shares of Class P junior stock, nor may AIMCO redeem, purchase or otherwise acquire any shares of Class P junior stock, except by conversion into or exchange for Class P junior stock. No other cash or other property otherwise may be paid or distributed to or for the benefit of any holder of shares of Class P junior stock by AIMCO unless in each case:



     - the full cumulative dividends, including all accumulated, accrued and unpaid dividends, on all outstanding shares of Class P preferred stock and any other Class P parity stock have been paid or dividends have been declared and set apart for payment for all past dividend periods with respect to the Class P preferred stock and the Class P parity stock; and



     - sufficient funds will have been paid or set apart for the payment of the full dividend for the current dividend periods with respect to the Class P preferred stock and the Class P parity stock.



     AIMCO's credit facilities contain restrictive covenants which may limit, among other things, the ability of AIMCO to pay dividends or other restricted payments. In particular, the credit agreements with Bank of America National Trust and Savings Association provide that AIMCO may make distributions during any 12-month period in an amount in total which does not exceed the greater of 80% of funds from operations for that period or the amount necessary to maintain REIT status, provided that no event of default exists as a result of a breach of financial ratios and tests that AIMCO is required to meet. A failure of AIMCO to comply with these or other conditions and obligations contained in the credit facilities could result in adverse consequences to holders of the Class P preferred stock, could render

AIMCO unable to pay required dividends or make redemptions, and could result in an event of default under AIMCO's credit facilities. In addition, AIMCO's 6 1/2% convertible debentures prohibit the payment of dividends on AIMCO's capital stock if AIMCO elects to defer payments of interest on these convertible debentures, which it may have the right to do for periods of up to 60 months. Other securities of AIMCO that may be issued in the future may also contain financial or other covenants more restrictive than those applicable to AIMCO's existing credit facilities or the convertible debentures.



     The dividend periods for the Class P preferred stock are the quarterly dividend periods commencing on and including January 15, April 15, July 15 and October 15 of each year and ending on and including the day preceding the first day of the next succeeding dividend period; however, the dividend period during which any Class P preferred stock is redeemed, will end on and include the redemption date with respect to the Class P preferred stock being redeemed.


LIQUIDATION PREFERENCES


     Upon any liquidation, dissolution or winding up of AIMCO, before any payment or distribution by AIMCO may be made to or set apart for the holders of any shares of Class P junior stock, the holders of shares of Class P preferred stock will be entitled to receive a liquidation preference of $25 per share, which we refer to as the Class P liquidation preference, plus all accumulated, accrued and unpaid dividends to the date of final distribution to these holders; but these holders will not be entitled to any further payment. Until the holders of the Class P preferred stock have been paid these amounts, no payment may be made to any holder of Class P junior stock. If upon any liquidation, dissolution or winding up of AIMCO, the assets of AIMCO, or their proceeds, distributable among the holders of Class P preferred stock, are insufficient to pay in full the preferential amount and liquidating payments on any other shares of any class or series of Class P parity stock, then the assets or proceeds will be distributed among the holders of Class P preferred stock and any other Class P parity stock ratably in the same proportion as the respective amounts that would be payable on the Class P preferred stock and the other Class P parity stock if all amounts payable on the stock were paid in full. For this purpose, a consolidation or merger of AIMCO with one or more corporations, a sale or transfer of all or substantially all of AIMCO's assets, or a statutory share exchange will not be deemed a liquidation, dissolution or winding up of AIMCO.



     Upon any liquidation, dissolution or winding up of AIMCO, after payment has been made in full to the holders of Class P preferred stock and any Class P parity stock, any other series or class or classes of Class P junior stock will be entitled to receive any and all assets remaining to be paid or distributed.


REDEMPTION


     Shares of Class P preferred stock are redeemable by AIMCO on or before the third anniversary of the original date of issue, if the closing market price of the Class A common stock has equaled or exceeded $56 per share. Specifically, the Class P preferred stock is redeemable for six months after any date on which the closing market price has equaled or exceeded $56, or as provided under "-- Restrictions on Ownership and Transfer," below. After the third anniversary of the original date of issue, AIMCO may, at its option, redeem shares of Class P preferred stock, in whole or from time to time in part. In addition, at any time on or after a change of control of AIMCO, AIMCO may redeem shares of Class P preferred stock, in whole or from time to time in part. All redemptions, other than those referenced under "-- Restrictions on Ownership and Transfer," shall be at a cash redemption price equal to 100% of the liquidation preference, plus, all accumulated, accrued and unpaid dividends, if any, to the date of redemption. The date of redemption will be selected by AIMCO and will be not less than 30 days nor more than 60 days after the date notice of redemption is sent by AIMCO. If full cumulative dividends on all outstanding shares of Class P preferred stock have not been declared and paid or declared and set apart for payment for all preceding dividend periods, no shares of Class P preferred stock may be redeemed unless all outstanding shares of Class P preferred stock are simultaneously redeemed. Neither AIMCO nor any of its affiliates may purchase or acquire shares of Class P preferred stock other than pursuant to a purchase or exchange offer made on the same terms to all holders of Class P preferred stock.

     Notice of redemption of the Class P preferred stock will be mailed to each holder of record of the shares to be redeemed. The notice sent to each holder of Class P preferred stock will state:


     - the date of redemption;


     - the number of shares of Class P preferred stock to be redeemed and, if fewer than all of the shares held by the holder are to be redeemed, the number of the shares to be redeemed from the holder;



     - the place or places where certificates for the shares of Class P preferred stock are to be surrendered for cash;



     - the redemption price payable on the date of redemption; and



     - a statement as to whether or not accumulated, accrued and unpaid dividends will be payable as part of the redemption price, or payable on the next dividend payment date to the record holder at the close of business on the relevant record date.



     From and after the date of redemption, dividends on the shares of Class P preferred stock to be redeemed will cease to accumulate or accrue, the shares will no longer be deemed to be outstanding and all rights of the holders thereof generally will cease.



     The Class P preferred stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions, except as provided under "-- Restrictions on Ownership and Transfer".


CONVERSION


     Each share of Class P preferred stock will, at the option of the holder, be convertible at any time, until it is called for redemption, in whole or in part, into the number of shares of Class A common stock obtained by dividing the $25 Class P liquidation preference, excluding any accumulated, accrued and unpaid dividends, per share of Class P preferred stock by the conversion price then in effect. The conversion price is currently $56. The conversion price was proposed by AIMCO, based on AIMCO's most recent issuance of convertible preferred stock with a conversion price of $52.50, and was accepted by Messrs. Gavula and Barker. In the case of shares of Class P preferred stock called for redemption, conversion rights will terminate at the close of business on the date fixed for the redemption, unless AIMCO defaults in making payment of cash payable upon the redemption.



     To convert shares of Class P preferred stock, the holder of the shares to be converted must surrender the certificate representing the shares at the office of AIMCO's transfer agent, accompanied by the funds, if any, required to be paid by the holder. The holder will also give written notice of conversion in the form provided on the certificate representing shares of Class P preferred stock to AIMCO at the office or agency specified in the notice in which the holder elects to convert the shares of Class P preferred stock. The notice must state the names and addresses in which the certificates for shares of Class A common stock issuable on such conversion are to be issued. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class P preferred stock is registered, each certificate representing a share of Class P preferred stock surrendered for conversion must be accompanied by instruments of transfer, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.



     No fractional shares of Class A common stock or scrip representing fractions of a share of Class A common stock will be issued upon conversion of shares of Class P preferred stock. Instead of any fractional interest in a share of Class A common stock that would otherwise be deliverable upon the conversion of any share of Class P preferred stock, AIMCO will pay to the holder of the shares an amount in cash based upon the closing price of the Class A common stock on the trading day immediately preceding the date of conversion. If more than one share of Class P preferred stock is surrendered for conversion at one time by the same holder, the number of full shares of Class A common stock issuable upon conversion of the Class P preferred stock surrendered will be computed on the basis of the total number of shares of Class P preferred stock to be converted.

     Except as otherwise required, AIMCO generally will make no payment or allowance for unpaid dividends on converted shares or for dividends on the Class A common stock issued upon conversion. Holders of Class P preferred stock at the close of business on a record date for the payment of dividends on the Class P preferred stock will be entitled to receive an amount equal to the dividend payable on shares on the corresponding dividend payment date notwithstanding the conversion of the shares following the record date. If the dividend adjustment amount, as described below, with respect to any shares of Class P preferred stock surrendered for conversion is positive, the holders of the shares shall, as of the date of conversion, be entitled to receive a cash payment equal to the dividend adjustment amount. If the dividend adjustment amount with respect to any shares of Class P preferred stock surrendered for conversion is negative, the shares must be accompanied by payment of a cash amount equal to the absolute value of the dividend adjustment amount. The dividend adjustment amount with respect to any share of Class P preferred stock that has been surrendered for conversion is the sum of:



     - the aggregate amount of any dividends that are accumulated, accrued and unpaid on the share as of the time of such conversion; minus



     - if the share has been surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding dividend payment date, the amount of the dividend payable on the dividend payment date; minus



     - an amount equal to the product of:



      (A) the number of shares of Class A common stock into which the share of Class P preferred stock has been converted;



      (B) the quarterly cash dividend per share that was most recently declared on the Class A common stock, determined as of the date of conversion; and



      (C) a fraction, the numerator of which is the number of days in the period from and including the date of the most recent dividend payment date for the Class A common stock, but excluding the date of such conversion, and the denominator, which is 90.


  Adjustments to Conversion Price


     The conversion price is subject to adjustment upon the occurrence of any of the following events:



     - If AIMCO:



      (A) pays a dividend or makes a distribution on its capital stock in shares of Class A common stock;



      (B) subdivides its outstanding Class A common stock into a greater number of shares;



      (C) combines its outstanding Class A common stock into a smaller number of shares; or



      (D) issues any shares of capital stock by reclassification of its outstanding Class A common stock.



     - If AIMCO issues rights, options or warrants to all holders of Class A common stock entitling them, for a period expiring within 45 days after the record date described below, to subscribe for or purchase Class A common stock at a price per share less than the market price per share of the Class A common stock on the record date for the determination of stockholders entitled to receive the rights, options or warrants.



     - If AIMCO makes a distribution on its Class A common stock other than in cash or shares of Class A common stock, including any distribution in securities, other than rights, options or warrants described in the preceding bullet point.



     No adjustment in the conversion price will be required unless the adjustment along with all other previously unmade adjustments would require a cumulative increase or decrease of at least 1% in such price. AIMCO will not be required to make any adjustment of the conversion price for the issuance of

(i) any shares of Class A common stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of AIMCO and the investment of optional amounts in shares of Class A common stock under such plan or (ii) any options, rights or shares of Class A common stock pursuant to any stock option, stock purchase or other stock-based plan maintained by AIMCO.



     If AIMCO is a party to a transaction in which shares of Class A common stock are converted into the right to receive stock, securities or other property, each share of Class P preferred stock which is not converted into the right to receive stock, securities or other property in connection with the transaction will, after the transaction, be convertible into the kind and amount of shares of stock, securities and other property receivable upon consummation of the transaction by a holder of that number of shares of Class A common stock into which one share of Class P preferred stock was convertible immediately prior to the transaction. AIMCO may not be a party to any transaction unless the terms of the transaction are consistent with the provisions of this paragraph.


     If:


     - AIMCO takes any action that would require an adjustment to the conversion price; or



     - AIMCO authorizes the granting to all holders of the Class A common stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or



     - there is any reorganization or reclassification of the outstanding Class A common stock, except as described above, or any consolidation or merger to which AIMCO is a party or the sale or transfer of all or substantially all of the assets of AIMCO as an entirety in either case for which approval of any stockholders of AIMCO is required; or



     - any voluntary or involuntary liquidation, dissolution or winding up of AIMCO occurs;



then AIMCO will provide to the transfer agent and mail to each holder of shares of Class P preferred stock as promptly as possible, a notice stating



     (A) the holders of Class A common stock of record to be entitled to the dividend, distribution or rights or warrants are to be determined or



     (B) the date on which that event is expected to become effective, and the date as of which it is expected that holders of Class A common stock of record will be entitled to exchange their shares of Class A common stock for securities or other property, if any, deliverable upon that event



     (C) the date on which a tender offer commenced, the date on which a tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof or the material terms of any amendment thereto.



     Whenever the conversion price is adjusted, AIMCO will promptly file with the transfer agent an officer's certificate setting forth the conversion price after the adjustment and setting forth a brief statement of the facts requiring the adjustment. Promptly after delivery of the certificate, AIMCO will prepare a notice of the adjustment of the conversion price setting forth the adjusted conversion price and the effective date the adjustment becomes effective and will mail the notice of the adjustment of the conversion price to each holder of shares of Class P preferred stock.



     Conversion of Class P preferred stock will be permitted only to the extent that the conversion would not result in a violation of the ownership restrictions set forth in AIMCO's articles of incorporation, after taking into account any waiver of limitations granted to any holder of the shares of Class P preferred stock.


VOTING RIGHTS


     The number of directors then constituting the AIMCO board of directors will be increased by two if and whenever dividends on any shares of Class P preferred stock or any series or class of Class P parity stock are in arrears for six or more quarterly periods whether or not consecutive. The number of directors will be increased by one if dividends on the Class A common stock are not paid in an amount per share at least equal to $0.595 or the base common stock dividend, for two consecutive quarterly periods. These increases will occur at any annual meeting of AIMCO stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Class P preferred stock and the voting preferred stock called for that purpose. AIMCO must call such a special meeting upon the written request of any holder of shares of Class P preferred stock. Whenever all arrears in dividends on outstanding shares of the Class P preferred stock and the Class P parity stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been declared and paid or declared and set apart for payment, or whenever AIMCO makes a quarterly dividend payment on the Class A common stock in an amount per share equal to or exceeding the base common stock dividend, then the right of the holders of the Class P preferred stock and the voting preferred stock to elect an additional director or directors will cease, and the terms of office of all persons elected as directors by the holders of the Class P preferred stock and voting preferred stock will then terminate and the number of directors constituting the AIMCO board of directors will be reduced accordingly.



     So long as any shares of Class P preferred stock are outstanding, in addition to any other vote or consent of stockholders required by law or by AIMCO's articles of incorporation, the affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Class P preferred stock, voting as a single class, will be required to amend, alter or repeal any provision of, or the addition of any provision to, AIMCO's articles of incorporation, including the articles supplementary creating the Class P preferred stock, or the by-laws of AIMCO, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Class P preferred stock; or would convert the Class P preferred stock into cash or any other security other than a preferred stock with terms and provisions equivalent to those set forth in the articles supplementary relating to the Class P preferred stock; provided, however, that the amendment of AIMCO's articles of incorporation to authorize, create or increase the authorized amount of, or issue any Class P junior stock or any shares of any class of Class P parity stock will not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class P preferred stock. This consent will also be required to authorize, create, increase the authorized amount of, or issue any shares of any class or series of Class P senior stock or any security convertible into shares of any class or series of Class P senior stock unless at or prior to the time the amendment, alteration or repeal is to take effect or when the issuance of the Class P senior stock or convertible security is to be made, provision is made for the redemption of all outstanding shares of Class P preferred stock.


     With respect to the exercise of the above-described voting rights, each share of Class P preferred stock will have one (1) vote per share, except that when any other class or series of preferred stock will have the right to vote with the Class P preferred stock as a single class, then the Class P preferred stock and such other class or series will have one vote per $25 of stated liquidation preference.

RESTRICTIONS ON OWNERSHIP AND TRANSFER


     Pursuant to AIMCO's articles supplementary with respect to the Class P preferred stock, no person may hold shares of Class P preferred stock that would cause the holder to exceed the ownership limit. Under the restrictions imposed by the ownership limit, the total value of all AIMCO capital stock, including all shares of Class P preferred stock, owned directly or constructively by a person may not exceed 8.7% of the total value of all outstanding shares of AIMCO capital stock. The only exceptions are that some pension trusts, registered investment companies and Terry Considine may not hold AIMCO capital stock with a total value in excess of 15% of the total value of all outstanding shares of AIMCO capital stock. Although subject to exceptions, any effective sale, transfer, gift, assignment, devise or other disposition of a share of Class P preferred stock that would result in a violation of the ownership limit, or cause AIMCO to lose its status as a REIT, will be void. The intended transferee will not acquire any rights in the Class P preferred stock that would cause the ownership limit to be violated.

     If AIMCO's board of directors or a committee thereof determines that a transfer or other event has taken place that violates the ownership limit or certain other provisions of AIMCO's articles of incorporation prohibiting transfers which may have the effect of causing AIMCO to lose its REIT status, AIMCO's board of directors may take any action it deems advisable to refuse to give effect to or to prevent the transfer, including causing AIMCO to redeem the shares at the then current market price and on any other terms and conditions as AIMCO's board of directors may determine, demanding the repayment of any distributions received with respect to the shares or instituting proceedings to enjoin or rescind the transfer or attempted transfer. If any prohibited transfer occurs, that if effective, would result in any person beneficially or constructively owning Class P preferred stock in violation of the ownership limit, which person we refer to as a prohibited transferee, those shares in excess of the ownership limit will be automatically transferred to a trustee in his capacity as trustee of a trust for the exclusive benefit of one or more charitable beneficiaries designated by AIMCO. Shares of Class P preferred stock held in the trust will be issued and outstanding shares of AIMCO. The prohibited transferee will not benefit economically from ownership of any shares of Class P preferred stock held in the trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares of Class P preferred stock held in the trust. The trustee will have all voting rights and rights to dividends with respect to shares of Class P preferred stock held in the trust, which rights will be exercised for the benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to the discovery by AIMCO that shares of Class P preferred stock have been transferred to the trustee will be repaid to AIMCO upon demand, and any dividend or other distribution declared but unpaid with respect to the shares will be rescinded as void. Any dividend or distribution so disgorged or rescinded will be paid to the trustee and held in trust for the charitable beneficiaries.



     Any person who acquires or attempts to acquire beneficial or constructive ownership of Class P preferred stock that will or may violate the ownership limit, or any person who would have owned shares of Class P preferred stock except for the transfer of shares to the trust as described above, is required to give notice immediately to AIMCO of that event, and provide AIMCO with any other information AIMCO requests in order to determine the effect of the transfer or attempted transfer or other event on AIMCO's status as a REIT.



     Every record and beneficial owner of shares of Class P preferred stock convertible into more than 5% of the outstanding shares of equity stock is required, if requested by AIMCO to do so, within 30 days after January 1 of each year, to give written notice to AIMCO stating the name and address of the owner, the number of shares of Class P preferred stock which the owner beneficially owns and a description of the manner in which the shares are held. Each of these record or beneficial owners must provide to AIMCO any additional information AIMCO requests in order to determine the effect, if any, of the ownership on AIMCO's status as a REIT and to ensure compliance with the ownership limit. In addition, every record or beneficial owner of shares of Class P preferred stock, and every proposed transferee of these shares, must provide AIMCO with any information AIMCO requests, in its sole discretion, in order to determine AIMCO's status as a REIT and to comply with the requirements of any taxing authority or governmental agency to determine compliance or to ensure compliance with the ownership limit.


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            FEDERAL INCOME TAXATION OF AIMCO AND AIMCO STOCKHOLDERS

     The following is a discussion of certain Federal income tax consequences resulting from the acquisition of, holding, exchanging, and otherwise disposing of AIMCO Class A common stock. This discussion is based upon the Internal Revenue Code, the Regulations, rulings issued by the IRS, and judicial decisions, all in effect as of the date of this prospectus/information statement and all of which are subject to change or differing interpretations, possibly retroactively. This discussion is also based on the assumptions that the operation of AIMCO, the AIMCO operating partnership and the limited liability companies and limited partnerships in which they own controlling interests (collectively, the "Subsidiary Partnerships") will be in accordance with their respective organizational documents and partnership agreements. This discussion is for general information only and does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for Federal income tax purposes). This discussion assumes that investors will hold their AIMCO stock as capital assets (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus/information statement. AIMCO's counsel has not rendered any legal opinion regarding the status of AIMCO as a REIT, or the tax consequences relating to AIMCO or an investment in AIMCO stock in connection with the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF AIMCO STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, EACH BAC HOLDER SHOULD CONSULT ITS TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF AIMCO CLASS A COMMON STOCK AND OF AIMCO'S ELECTION TO BE SUBJECT TO TAX, FOR FEDERAL INCOME TAX PURPOSES, AS A REAL ESTATE INVESTMENT TRUST.

     General. The REIT provisions of the Internal Revenue Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Internal Revenue Code that govern the Federal income tax treatment of a REIT and its stockholders. This discussion is based upon the applicable Internal Revenue Code provisions, Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     AIMCO has elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ended December 31, 1994, and AIMCO intends to continue such election. Although AIMCO believes that, commencing with AIMCO's initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT, and its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code, no assurance can be given that AIMCO has been or will remain so qualified. Such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels requirements regarding diversity of stock ownership, and the various qualification tests imposed under the Internal Revenue Code as discussed below. No assurance can be given that the actual results of AIMCO's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." No assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

     AIMCO has, however, previously received an opinion on December 22, 2000 from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, beginning with its initial taxable year ended December 31, 1994, AIMCO was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that its actual method of operation has enabled, and its

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

proposed method of operation will enable, AIMCO to meet the requirements for qualification and taxation as a REIT. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise AIMCO of any change in applicable law or of any change in matters stated, represented or assumed after the date of such opinion.

     You should be aware that opinions of counsel are not binding on the IRS or any court. AIMCO's opinion of counsel is based upon certain representations and covenants made by AIMCO regarding its properties and the past, present and future conduct of its business operations. Furthermore, AIMCO's opinion of counsel is conditioned on, and its qualification and taxation as a REIT depend on, AIMCO's ability to meet, through actual annual operating results, the various REIT qualification tests, the results of which are not reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Accordingly, no assurance can be given that the actual results of AIMCO's operations for any taxable year satisfy such requirements. Such requirements are discussed in more detail under the heading "Requirements for Qualification."


     As a REIT, AIMCO will not be subject to Federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to Federal income tax as follows:


     - First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     - Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference.

     - Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

     - Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability.

     - Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     - Sixth, if AIMCO acquires assets from a corporation that is not a REIT (a "subchapter C corporation") in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation, under recently issued Temporary Treasury Regulations, the subchapter C corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the Subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to Treasury Regulations, AIMCO may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on any gain it recognizes on the disposition of any such asset during the ten-year period beginning on the day on which AIMCO acquires such asset to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of its acquisition date ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and may acquire in the future) a significant amount of assets with Built-in

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

       Gain and a taxable disposition by AIMCO of any of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule.

     - Seventh, AIMCO could be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, AIMCO could also be subject to tax in certain situations and on certain transactions not presently contemplated.

     Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association:

     - that is managed by one or more trustees or directors;

     - the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

     - which would be taxable as a domestic corporation, but for the special Internal Revenue Code provisions applicable to REITs;

     - that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

     - the beneficial ownership of which is held by 100 or more persons;

     - in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and

     - which meets certain other tests described below (including with respect to the nature of its income and assets).

The Internal Revenue Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The articles of incorporation provide certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in the fifth and sixth conditions above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, the Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the Subsidiary Partnerships will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

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

     Income Tests. In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements:

     - First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.

     - Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the Subsidiary Partnerships will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue or a taxable REIT subsidiary. AIMCO (or its affiliates) is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     The management companies receive management fees and other income. A portion of such fees and other income accrue to AIMCO through distributions from the management companies that are classified as dividend income to the extent of the earnings and profits of the management companies. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will be generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

     Asset Tests. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets:

     - First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), certain stock or debt instruments purchased by AIMCO with new capital, cash, cash items and U.S. government securities.

     - Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class.

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

     - Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, AIMCO may not own more than 10% of any one issuer's outstanding voting securities, and AIMCO may not own more than 10% of the total value of the outstanding securities of any one issuer.

The 5% and 10% asset limitations described above do not apply to electing "taxable REIT subsidiary" corporations. The value of the stock held by AIMCO in taxable REIT subsidiaries may not, however, exceed, in the aggregate, 20% of the value of AIMCO's total assets.

     AIMCO indirectly owns interests in the management companies. As set forth above, the ownership of more than 10% of the voting securities of any one issuer by a REIT or the investment of more than 5% of the REIT's total assets in any one issuer's securities is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in the management companies qualify under the asset tests set forth above. Furthermore, as noted above, after January 1, 2001, AIMCO may not own more than 10% of the total value of the outstanding securities of any one issuer, except for electing "taxable REIT subsidiary" corporations. AIMCO believes that the value of the stock held by AIMCO in such taxable REIT subsidiaries will not exceed, in the aggregate, 20% of the value of AIMCO's total assets. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO operating partnership's total assets and the value of the AIMCO operating partnership's interest in the management companies and these values are subject to change in the future. Furthermore, under legislation effective January 1, 2001, the operation or management of a health care or lodging facility precludes qualification as a taxable REIT subsidiary, and therefore precludes the REIT from relying upon this exception to the 10% ownership restriction. Consequently, if any of the management companies were deemed to operate or manage a health care or lodging facility, such management companies would fail to qualify as taxable REIT subsidiaries, and AIMCO would fail to qualify as a REIT. AIMCO believes that, as of January 1, 2001, none of the management companies operate or manage any health care or lodging facilities. However, the statute provides little guidance as to the definition of a health care or lodging facility. Accordingly, there can be no assurance that the IRS will not contend that any of the management companies operate or manage a health care or lodging facility, disqualifying it from treatment as a taxable REIT subsidiary, thereby resulting in the disqualification of AIMCO as a REIT.

     AIMCO's indirect interests in the AIMCO operating partnership and other Subsidiary Partnerships are held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Internal Revenue Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore is not subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

     Annual Distribution Requirements. In order for AIMCO to qualify as a REIT, AIMCO is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

     - the sum of:

      (i) 90% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain i.e., the excess of net long-term capital gain over net short-term capital loss)) and

      (ii) 90% of the net income (after tax), if any, from foreclosure property,

     minus

     - the sum of certain items of noncash income.

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

Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates. In any year, AIMCO may elect to retain, rather than distribute, its net capital gain and pay tax on such gain. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed capital gain in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of:

     (i) 85% of its REIT ordinary income for such year,

     (ii) 95% of its REIT capital gain net income for such year (excluding retained net capital gain), and

     (iii) any undistributed taxable income from prior periods,

AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the AIMCO operating partnership) and (ii) the inclusion of certain items in income by AIMCO for Federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

     Failure to Qualify. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless AIMCO is entitled to relief under specific statutory provisions, AIMCO would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

     General. Substantially all of AIMCO's investments are held indirectly through the AIMCO operating partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- General."

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     Entity Classification.  AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to as an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Asset Tests" and "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See "-- Federal Income Taxation of AIMCO and AIMCO Stockholders -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

     Tax Allocations with Respect to the Properties. Under the Internal Revenue Code and the Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book -- Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. See "-- Federal Income Taxation of the AIMCO operating partnership and OP Unitholders -- Tax Consequences Upon Contribution of Property to the AIMCO operating partnership." The AIMCO operating partnership was formed by way of contributions of appreciated property. Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO operating partnership of the cash proceeds received in any offerings of its stock.

     In general, certain OP Unitholders will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the AIMCO operating partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the AIMCO operating partnership or other Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Federal Income Taxation of AIMCO and AIMCO
Stockholders -- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

     Sale of the Properties. AIMCO's share of any gain realized by the AIMCO operating partnership or any other Subsidiary Partnership on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of AIMCO and AIMCO Stockholders -- General -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts
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

and circumstances with respect to the particular transaction. The AIMCO operating partnership and the other Subsidiary Partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF MANAGEMENT COMPANIES

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by the management companies to the AIMCO operating partnership, and interest paid by the management companies on certain notes held by the AIMCO operating partnership. In general, the management companies pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that the management companies are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Distributions. Provided that AIMCO qualifies as a REIT, distributions made to AIMCO's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained net capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum Federal income tax rate to the extent of previously claimed real property depreciation.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares in respect of which the distributions were made, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less). In addition, any dividend declared by AIMCO in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by AIMCO and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO.

     Dispositions of AIMCO Class A Common Stock. Capital gains recognized by individuals and other non-corporate taxpayers upon the sale or disposition of AIMCO Class A common stock will be subject to a maximum Federal income tax rate of 20% if the AIMCO Class A common stock is held for more than one year and will be taxed at ordinary income rates if the AIMCO Class A common stock is held for one year or less. Capital losses recognized by a stockholder upon the disposition of AIMCO Class A common stock held for more than one year at the time of disposition will be a long-term capital loss. In addition, any loss upon a sale or exchange of shares of AIMCO Class A common stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such stockholder as long-term capital gain.

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain anticipated U.S. Federal income and estate tax consequences of the ownership and disposition of AIMCO Stock applicable to Non-U.S. Holders of AIMCO Stock. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for treaty benefits). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation).

     Non-Dividend Distributions. Unless AIMCO Stock constitutes a United States real property interest (a "USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to FIRPTA at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Stock.

     Capital Gain Dividends. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of Non-U.S. Holder that is a corporation.

     Dispositions of AIMCO Stock. Unless AIMCO Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to taxation under FIRPTA. The AIMCO Stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be, a domestically controlled REIT. If AIMCO is, and continues to be, a domestically controlled REIT, the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because most classes of stock of AIMCO are publicly traded, however, no assurance can be given that AIMCO is or will continue to be a domestically controlled REIT.

     Even if AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of AIMCO Stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that:

     - the stock is "regularly traded" (as defined by applicable Regulations) on an established securities market (e.g., the NYSE, on which AIMCO Class A Common Stock is listed) and

     - the selling Non-U.S. Holder held 5% or less of such class of AIMCO stock at all times during a specified testing period.

     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of AIMCO Stock that is not subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases. First, if the Non-U.S. Holder's investment in the AIMCO Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain. Second, if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. AIMCO Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from Federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, AIMCO believes that amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of AIMCO Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of
Section 501(c) of the Internal Revenue Code are subject to different UBTI rules, which generally will require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if:

     - the UBTI Percentage is at least 5%,

     - AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and

     - either (A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more that 50% of the value of AIMCO's stock.

The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

        FEDERAL INCOME TAXATION OF AIMCO CLASS P PREFERRED STOCKHOLDERS

     This is a discussion of certain Federal income tax considerations with respect to the acquisition, ownership and disposition of a share of Class P preferred stock to investors. This discussion is based on current law, is for general information only and is not tax advice. This discussion supplements the discussion set forth under the heading "Federal Income Taxation of AIMCO and AIMCO Stockholders." This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances.

     Each prospective purchaser is advised to consult his or her tax advisor regarding the specific tax consequences to him or her of the acquisition, ownership, redemption, conversion or sale of Class P preferred stock and of the Company's election to be taxed as a real estate investment trust, including the Federal, state, local, foreign income and other tax consequences of such acquisition, ownership, sale and election, and of potential changes in applicable tax laws.

DISTRIBUTIONS ON CLASS P PREFERRED STOCK

     For a discussion of the treatment of dividends and other distributions with respect to the shares of the Class P preferred stock, see "Federal Income Taxation of AIMCO and AIMCO Stockholders." In determining the extent to which a distribution with respect to the Class P preferred stock constitutes a dividend for tax purposes, the earnings and profits of AIMCO will be allocated first to distributions with respect to preferred stock, including any Class P preferred stock, and then to Class A common stock.

REDEMPTION OF CLASS P PREFERRED STOCK

     A redemption of the Class P preferred stock for cash will be treated under
Section 302 of the Internal Revenue Code as a dividend taxable at ordinary income tax rates to the extent of AIMCO's current and accumulated earnings and profit, unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange of the Class P preferred stock. The redemption will satisfy such test if it:

     - is "substantially disproportionate" with respect to the holder,

     - results in a "complete termination" of the holder's stock interest in AIMCO, or

     - is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Internal Revenue Code.

In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to any particular holder of the Class P preferred stock will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

     If a redemption of the Class P preferred stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the stockholders. The stockholder's adjusted tax basis in such redeemed Class P preferred stock would be transferred to the holder's remaining stockholdings in AIMCO. If, however, the stockholder has no remaining stockholdings in AIMCO, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

     Under Section 305(c) of the Internal Revenue Code and the applicable Treasury Regulations thereunder, if the cash redemption price of preferred stock exceeds its issue price, the difference (the "redemption premium") may be taxable as a constructive dividend of additional shares of preferred stock to holders over a certain period. Because the terms of the Class P preferred stock provide for an optional right of redemption for cash by AIMCO at a price in excess of its issue price, holders could be required to recognize such redemption premium under an economic accrual method if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur.

CONVERSION OF CLASS P PREFERRED STOCK

     The conversion of Class P preferred stock into shares of Class A common stock will constitute a recapitalization for Federal income tax purposes. Accordingly, income, gain or loss generally will not be recognized by a holder of Class P preferred stock upon the exchange of Class P preferred stock for Class A common stock (except with respect to cash received in discharge of accrued dividends or cash received for a fractional share interest of Class P preferred stock). A holder's tax basis in Class A common stock received pursuant to the conversion generally will equal the holder's tax basis in the Class P preferred stock surrendered in exchange therefor. Similarly, the holding period for Class A common stock received pursuant to the conversion or optional redemption generally will include the holding period of the Class P preferred stock surrendered in exchange therefor.

     If a holder receives a combination of cash and Class A common stock upon conversion of its Class P preferred stock, such holder will generally recognize gain on the exchange in an amount equal to the lesser of (i) the amount of cash received, or (ii) the excess, if any, of the sum of the amount of cash and the fair market value of Class A common stock received over the tax basis of the Class P preferred stock exchanged therefor. No loss by such holder will be recognized. The tax basis of the Class A common stock received will equal the tax basis of the Class P preferred stock exchanged therefor, increased by the amount of gain recognized on the exchange and decreased by the amount of cash received on the exchange. Such recognized gain will be capital gain, unless the receipt of cash by the holder has the effect of the distribution of a dividend, in which case such recognized gain generally will be treated as dividend income. The tests described in "Redemption of Class P preferred stock" above provide relevant guidelines for purposes of determining whether the receipt of cash by the stockholder has the effect of a distribution of a dividend for this purpose. Any recognized gain that is treated as capital gain will be long term if the holding period for the Class P preferred stock is more than one year as of the date of the conversion. In addition, a holder who receives cash in lieu of a fractional share of Class P preferred stock upon conversion of its Class P preferred stock for Class A common stock will be treated as having first received such fractional share and as having then exchanged such fractional share for cash in a taxable transaction. Gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Class P preferred stock allocable to such fractional interest. In general, such gain or loss will constitute a capital gain or loss and will be a long term capital gain or loss if the Class P preferred stock has been held for more than one year as of the date of such conversion.

     Future adjustments, if any, of the conversion rates of Class P preferred stock (including adjustments to reflect AIMCO's issuance of certain rights, warrants or evidence of indebtedness, or distributions of assets to holders of Class A common stock) may result in constructive distributions taxable as dividends to the holders of Class P preferred stock (to the extent that AIMCO has current or accumulated earnings and profits).

                             OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in AIMCO. Congress enacted legislation, generally effective in 2001, that will, among other things:

     - modify the current ownership limitations to permit a REIT to own up to 100% of the voting securities and 100% of the value of the other interests in a taxable REIT subsidiary. In addition, the 5% REIT asset test would not apply to taxable REIT subsidiaries, but securities of taxable REIT subsidiaries could not exceed 20% of the total value of a REIT's assets;

     - permit a taxable REIT subsidiary to perform services to REIT's tenants and impose a 100% excise tax on certain non-arms length transactions between a taxable REIT subsidiary and a REIT;

     - disallow REIT status where healthcare or lodging facilities are operated or managed by a taxable REIT subsidiary, beginning in 2001;

     - generally restrict a REIT from owning more than 10% of the vote or value of the securities of an issuer, including a partnership (taking into account only the partnership's debt securities) or a non-REIT C corporation that is not a taxable REIT subsidiary;

     - apply certain limitations to the deductibility of interest paid by a taxable REIT subsidiary to a related REIT;

     - allow a REIT to rent up to 10% of a property to a taxable REIT subsidiary and generally have the rent qualify as good income for purposes of the REIT gross income tests; and

     - change the measurement of rent attributable to personal property leased in connection with a lease of real property from a comparison based on adjusted tax bases of properties to a comparison of fair market values.

     We cannot predict whether, when, in what form, or with what effective dates, other legislative proposals applicable to AIMCO or its stockholders will become law.

     We cannot predict whether, when, in what form, or with what effective dates, the tax laws applicable to AIMCO, or an investment in AIMCO, will be changed.

STATE, LOCAL AND FOREIGN TAXES

     AIMCO and AIMCO stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, BAC holders should consult their own tax advisors regarding the application and effect of state, local or foreign tax laws on an investment in AIMCO.

                  COMPARATIVE RIGHTS OF STOCKHOLDERS OF AIMCO
                            AND BAC HOLDERS OF OTEF

     Upon consummation of the merger, the holders of BACs, other than AIMCO and the OTEF associate general partner, will become stockholders of AIMCO. Accordingly, the rights of BAC holders following the merger will be governed by AIMCO's articles of incorporation and bylaws, and by the Maryland General Corporation Law.

     The following is a summary of the material differences between the rights and privileges of BAC holders and those of holders of the Class A common stock and Class P preferred stock. This summary is not meant to be relied upon as an exhaustive description of the differences. You should consult AIMCO's articles of incorporation and bylaws, the Maryland General Corporation Law, OTEF's partnership agreement and the Maryland Revised Uniform Limited Partnership Act for a complete description of the rights of BAC holders and AIMCO stockholders.


                        BACS                                                AIMCO STOCK
                        ----                                                -----------
                                            NATURE OF INVESTMENT
     The BACs constitute assignments of limited        The Class A common stock and Class P preferred stock
partnership interests in OTEF but are not limited      constitute equity interests in AIMCO. Dividends are
partnership interests. Each BAC entitles the holder    paid, when and as declared by the AIMCO board of
to their respective pro rata share of Cash Flow (as    directors. Under the REIT rules, AIMCO is required to
such term is defined in the partnership agreement) to  distribute dividends (other than capital gain
be made to such holders. Similar to many equity        dividends) to its stockholders in an amount at least
REITs, OTEF distributes to its BACs most but not all   equal to (A) the sum of (i) 90% of AIMCO's "REIT
of its cash flow, so as to maintain cash reserves for  taxable income" (computed without regard to the
future quarterly distributions or other purposes.      dividends paid deduction and AIMCO's net capital
OTEF's payout ratio, or percentage of net income per   gain) and (ii) 90% of the net income (after tax), if
BAC, varies from time to time. Approximately 90% of    any, from foreclosure property, minus (B) the sum of
the annual distribution per BAC is federally tax-      certain items of noncash income. The majority of the
exempt.                                                distributions on the Class A common stock and all
                                                       distributions on the Class P preferred stock are
                                                       likely to be taxable.

                                               VOTING RIGHTS
     Under the partnership agreement, each BAC         Each outstanding share of Class A common stock
entitles the holder thereof to one vote, through the   entitles the holder thereof to one vote on all
initial limited partner, on all matters in which the   matters submitted to stockholders for vote, including
initial limited partner is entitled to vote (either    the election of directors. Holders of Class A common
in person or by proxy). With respect to any matter on  stock have the right to vote on, among other things,
which a vote of the limited partners is taken or any   a merger of AIMCO, amendments to the AIMCO articles
other action of the limited partners is required or    of incorporation and the dissolution of AIMCO.
permitted, the initial limited partner agrees that it  Certain amendments to the AIMCO articles of
shall vote a limited partnership interest or take      incorporation require the affirmative vote of not
such action (other than solely administrative          less than two-thirds of votes entitled to be cast on
additions as to which the initial limited partner has  the matter. The AIMCO articles of incorporation
no discretion) only for the sole benefit of, and in    permits the AIMCO board of directors to classify and
accordance with the written instructions of, the BAC   issue capital stock in one or more series having
holder to which the limited partnership interest is    voting power which may differ from that of the Class
assigned. The initial limited partner shall provide    A common stock.
notice to the BAC holders containing information       Under Maryland law, a consolidation, merger,
regarding any matters to be voted upon or as to which
any other action is requested

                        BACS                                                AIMCO STOCK
                        ----                                                -----------
or proposed sufficiently in advance of the date of     share exchange or transfer of all or substantially
the vote or action for which instructions are          all of the assets of AIMCO requires the affirmative
requested to permit such BAC holder to provide         vote of not less than two-thirds of all of the votes
written instructions and shall otherwise establish     entitled to be cast on the matter. With respect to
reasonable procedures for any such request for         each of these transactions, only the holders of Class
instructions. Under the partnership agreement, the     A common stock are entitled to vote on the matters.
BAC holders have the right to vote on a proposed       No approval of the stockholders is required for the
dissolution of OTEF. OTEF cannot be dissolved without  sale of less than all or less than substantially all
the prior approval of two-thirds in interest of the    of AIMCO's assets.
limited partners, including the initial limited        Maryland law provides that the AIMCO board of
partner acting on behalf of and at the direction of    directors must obtain the affirmative vote of at
the BAC holders.                                       least two-thirds of the votes entitled to be cast on
                                                       the matter in order to dissolve AIMCO. Only the
                                                       holders of Class A common stock are entitled to vote
                                                       on AIMCO's dissolution.
                                                       Holders of Class P preferred stock have no general
                                                       voting rights similar to those associated with the
                                                       Class A common stock. However, before any alteration
                                                       or repeal of the Articles Supplementary, the articles
                                                       of incorporation, or bylaws that would materially
                                                       effect the rights and preferences of the Class P
                                                       preferred stock or would convert the Class P
                                                       preferred stock into cash or any other security,
                                                       other than a preferred stock with similar rights and
                                                       preferences, can be given effect, the affirmative
                                                       vote of  2/3 of the holders of Class P preferred
                                                       stock is required. An affirmative vote of  2/3 of the
                                                       holders of the Class P preferred is also required
                                                       before the authorization, creation or issuance any
                                                       class or series of stock senior to the Class P
                                                       preferred stock, or of any class or series of stock
                                                       convertible into stock that is senior to the Class P
                                                       preferred stock.

                           ELECTION AND REMOVAL OF GENERAL PARTNERS AND DIRECTORS

     Each BAC entitles the holder thereof to one       Holders of Class A common stock have the power to
vote, through the initial limited partner, on all      elect directors by an affirmative vote of a plurality
matters in which the initial limited partner is        of all the votes cast at a meeting at which a quorum
entitled to vote, including the removal of a general   is present. A majority of the votes entitled to be
partner. The approval of two-thirds in interest of     cast constitutes a quorum. Holders of Class A common
the limited partners is required for the removal of    stock may remove any or all of the directors, with
any general partner.                                   cause.
     Only the general partners may designate           If (i) six quarterly dividends (whether or not
additional persons to be general partners. However,    consecutive) payable on the Class P preferred stock
upon any removal of a general partner (so long as      are in arrears, or (ii) for two consecutive quarterly
such general partner is not the sole general partner)  dividend periods the Corporation fails to pay
by the limited partners, the limited partners may      dividends of at least $0.5950, subject to certain
elect a replacement upon the approval of two-thirds    adjustments, on the Class A common stock, the number
in interest of the limited                             of directors will be increased by

                        BACS                                                AIMCO STOCK
                        ----                                                -----------
partners.                                              two (in the case of arrearages described in clause
     For a detailed description of the voting rights   (i)) or one (in the case of arrearages described in
of holders of BACs, see "-- Voting Rights."            clause (ii)). The increase will not occur if the
                                                       number of directors has already been increased due to
                                                       a similar type of provision relating to other classes
                                                       or series of preferred stock. The holders of the
                                                       Class P preferred stock, together with all other
                                                       holders of preferred stock with similar voting
                                                       rights, shall be entitled, voting as a single class,
                                                       to elect the additional director(s). Upon payment of
                                                       the accumulated arrearages, the term of the directors
                                                       so elected will cease and the number of directors
                                                       shall be reduced accordingly.

                                      AMENDMENT TO GOVERNING DOCUMENTS
     Each BAC entitles the holder thereof to one       Each outstanding share of Class A common stock
vote, through the initial limited partner, on all      entitles the holder thereof to one vote on all
matters in which the initial limited partner is        matters submitted to stockholders for vote, including
entitled to vote, including the amendment of the       the amendment of the AIMCO articles of incorporation
partnership agreement. The approval of two-thirds in   and by-laws.
interest of the limited partners is required for       Generally, the AIMCO articles of incorporation and
amendments that would change the rights of limited     bylaws may be amended by a majority of the
partners and BAC holders; authorize the payment of     stockholders voting on the matter. However,
additional fees to the managing general partner, its   provisions of the AIMCO articles of incorporation
affiliates or their respective successors and assigns  relating to the removal of directors and repeal of that are not authorized by the partnership agreement;  the AIMCO bylaws may only be amended by a vote of
or modify in a manner not otherwise permitted by the   two-thirds of the votes entitled to be cast on the
partnership agreement any of the provisions regarding  matter.
fees payable by OTEF to the managing general partner   Generally, the holders of Class P preferred stock
or its affiliates. All other amendments to the         have no right to vote on amendments to the articles
partnership agreement require the approval of a        of incorporation or bylaws. For a description of the
majority in interest of the limited partners.          voting rights of holders of Class P preferred stock,
     For a detailed description of the voting rights   see "-- Voting Rights."
of holders of BACs, see "-- Voting Rights."

                                               DISTRIBUTIONS
     The partnership agreement requires the managing   Holders of the Class A common stock are entitled to
general partner to distribute quarterly all Cash       receive dividends when and as declared by the AIMCO
Flow, or such portion as the managing general partner  board of directors, out of funds legally available
may in its sole and absolute discretion determine,     therefor.
generated by OTEF during such quarter to the limited   Under the REIT rules, AIMCO is required to distribute
partners and BAC holders as a single class and the     dividends (other than capital gain dividends) to its
general partners in accordance with their special      stockholders in an amount at least equal to (A) the
interests in OTEF. The first 98% of Cash Flow shall    sum of (i) 90% of AIMCO's "REIT taxable income"
be paid to the limited partners and BAC holders as a   (computed without regard to the dividends paid
class and the remaining 2% to the general partners     deduction and AIMCO's net capital gain) and (ii) 90%
until the limited partners and BAC holders as a class  of the net income (after tax), if any, from

                        BACS                                                AIMCO STOCK
                        ----                                                -----------
(other than the Affiliated BAC Holder with respect to  foreclosure property, minus (B) the sum of certain
the Affiliated BACs that it owns (as such terms are    items of noncash income.
defined in the partnership agreement)) have received   Holders of the Class P preferred stock are entitled
a noncumulative return in such year equal to 11% of    to receive quarterly cash dividends when and as
the Limited Partners Preference Amount, and,           declared by the AIMCO board of directors, out of
thereafter during such year, 90% to the limited        funds legally available for the distribution. The
partners and BAC Holders as a class and 9.99% to the   dividend shall be the greater of $0.5625 or the
associate general partner and 0.01% to the managing    quarterly cash dividend paid or payable on the number
general partner.                                       of shares of Class A common stock into which the
                                                       Class P preferred stock is convertible. The dividends
                                                       are cumulative from the date of issuance, regardless
                                                       of whether or not a dividend is declared or there are
                                                       funds legally available for distribution, and shall
                                                       be payable quarterly in arrears.

                                  LIQUIDITY AND TRANSFERABILITY/REDEMPTION
     The BACs are listed on the American Stock         The Class A common stock is publicly tradable and is
Exchange.                                              listed on the NYSE. An ownership limit for the Class
     Under the partnership agreement, BACs are freely  A common stock is set forth in the AIMCO articles of
transferable, subject to the following sentence and    incorporation, as described in "Description of AIMCO
applicable Federal and state securities laws and       Capital Stock -- Restrictions on Transfer."
regulations, and the general partners may prohibit     AIMCO has applied to list the Class P preferred stock
any transfer which does not so comply or which the     on the New York Stock Exchange. Upon listing, which
managing general partner, in its sole discretion,      is not assured, the Class P preferred stock will be
determines is not in the best interests of OTEF.       publicly tradable. An ownership limit for the Class P
     Under the partnership agreement, if any sale,     preferred stock is set forth in the AIMCO articles of
assignment, pledge, transfer or exchange of a          incorporation and Articles Supplementary, as
partnership interest by a limited partner, other than  described in "Description of AIMCO Class P Preferred
the initial limited partner, or of a BAC may result,   Stock -- Restrictions on Transfer."
when considered with all other sales, assignments,     AIMCO may, at its option redeem shares of Class P
transfers and exchanges of partnership interests and   preferred stock, in whole or from time to time in
BACs within the previous 12 months, in OTEF being      part, for cash (i) on or before the third anniversary
considered to have been terminated within the meaning  of the original date of issue provided that the
of Section 708 of the Internal Revenue Code, which     closing market price of the Class A common stock has
termination would, in the judgment of the managing     equaled or exceeded $56 per share at any time prior
general partner, following receipt of advice of        to the date of redemption, in which case the Class P
counsel, have tax consequences that are materially     preferred stock is redeemable for six months after
adverse to the interests of the limited partners or    any date on which the closing market price has
BAC holders, then in such event the sale, assignment,  reached such level, (ii) at any time after the third
pledge, transfer or exchange may be deferred by the    anniversary of the original date of issue, (iii) on
managing general partner.                              or after a change in control of AIMCO, as defined in
                                                       the Articles Supplementary, or (iv) at any time there
                                                       has been a violation of the restrictions on transfer
                                                       referred to above. Upon redemption, holders of Class
                                                       P preferred stock shall receive cash in the

                        BACS                                                AIMCO STOCK
                        ----                                                -----------
                                                       amount of 100% of the $25 liquidation preference of
                                                       each share of Class P preferred stock.

                           BUSINESS COMBINATIONS WITH INTERESTED SECURITY HOLDERS
     OTEF may not engage in any business combination   For a description of the restrictions on business
with any interested party for a period of five years   combinations between AIMCO and holders of AIMCO Class
following the most recent date on which the            A common stock or Class P preferred stock, see
interested party became an interested party. For       "Description of AIMCO Capital Stock -- Business
purposes of the partnership agreement, an interested   Combinations."
party is any person that is the beneficial owner,      The shares of Class A common stock into which Class P
directly or indirectly, of 10% or more of the          preferred stock may be converted will be considered
outstanding BACs, or any affiliate of such person, or  in the determination of whether a holder is the
an affiliate or associate of OTEF, which at any time   beneficial owner of 10% of the voting stock of AIMCO
within the two-year period immediately prior to the    for purposes of the Maryland business combination
date in question was the beneficial owner, directly    statute.
or indirectly, of 10% or more of the voting power of
the then-outstanding BACs.


                                            CONTROL SHARE RIGHTS

     The partnership agreement provides that Control   For a description of the rights of holders of control
BACs acquired in a Control BAC Acquisition have no     shares of AIMCO Class A common stock and Class P
voting rights except to the extent approved by a vote  preferred stock, see "Description of AIMCO Capital
of two-thirds of the votes interest of the limited     Stock -- Control Share Acquisitions."
partners. Control BACs are BACs that would, if
aggregated with all other BACs owned or controlled by
a Person, entitle that Person to exercise or direct
the exercise of the voting power of the BACs within
the following ranges of voting power: (i) one-fifth
or more but less than one-third, (ii) one-third or
more but less than a majority or (iii) a majority or
more of all voting power. A Control BAC Acquisition
is any acquisition of ownership of, or the power to
direct the exercise of voting power with respect to,
issued and outstanding Control BACs.
     The partnership, upon receiving notice of any
person's intent to make a Control BAC Acquisition,
may choose to redeem any or all Control BACs, under
certain conditions.

                                 LEGAL MATTERS

     Certain legal and tax matters relating to the merger will be passed upon for AIMCO and Oxford Tax Exempt Fund II Corporation, OTEF's managing general partner, by Shaw Pittman, a law partnership including professional corporations, Washington, DC, and, with respect to the Federal income taxation of AIMCO and AIMCO stockholders, by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. Partners in Shaw Pittman participating in the representation of AIMCO and their family members own an aggregate of 2,900 BACs, which will convert in the merger into the right to receive the merger consideration.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited (i) AIMCO's consolidated financial statements and schedule included in AIMCO's Annual Report on Form 10-K for the year ended December 31, 1999; (ii) Regency Windsor Apartment Communities combined historical summary of gross income and direct operating expenses for the year ended December 31, 1998 included in AIMCO's Current Report on Form 8-K dated December 15, 1999; and (iii) Dreyfuss Apartment Communities combined historical summary of gross income and direct operating expenses for the year ended December 31, 1998 included in AIMCO's Current Report on Form 8-K dated December 15, 1999, as set forth in their reports, which are incorporated by reference in this prospectus/information statement. These financial statements and schedule and combined historical summaries of gross income and direct operating expenses are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

     The consolidated financial statements of OTEF appearing in OTEF's Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Reznick Fedder & Silverman, independent auditors, have audited (i) Oxford Holding Corporation and Subsidiaries, Oxford Realty Financial Group, Inc. and Subsidiaries, ZIMCO Entities and Oxford Equities Corporation III's combined financial statements for the year ended December 31, 1999; (ii) ORFG Operations, L.L.C. and Subsidiary's combined financial statements for the year ended December 31, 1999; (iii) OXPARC L.L.C.s' combined financial statements for the year ended December 31, 1999; and (iv) Oxford Realty Financial Group Properties' combined financial statements for the year ended December 31, 1999; as set forth in their reports, which are incorporated by reference in this prospectus/information statement. These financial statements are incorporated by reference in reliance on Reznick Fedder & Silverman's reports, given on their authority as experts in accounting and auditing.

                    INDEX TO PRO FORMA FINANCIAL STATEMENTS

Pro Forma Financial Information of AIMCO (Pre-Merger).......   F-2
     AIMCO Pro Forma Condensed Consolidated Statement of
      Operations (Pre-Merger) for the Year Ended December
      31, 1999..............................................   F-4
     AIMCO Pro Forma Condensed Consolidated Statement of
      Operations (Pre-Merger) for the Nine Months Ended
      September 30, 2000....................................   F-9

Pro Forma Financial Information of AIMCO (Merger)...........   F-14
     AIMCO Pro Forma Condensed Consolidated Balance Sheet
      (Merger) as of September 30, 2000.....................   F-15
     AIMCO Pro Forma Condensed Consolidated Statement of
      Operations (Merger) for the Year Ended December 31,
      1999..................................................   F-18
     AIMCO Pro Forma Condensed Consolidated Statement of
      Operations (Merger) for the Nine Months Ended
      September 30, 2000....................................   F-20

             PRO FORMA FINANCIAL INFORMATION OF AIMCO (PRE-MERGER)

     The following Pro Forma Consolidated Statement of Operations (Pre-Merger) of AIMCO for the year ended December 31, 1999 has been prepared as if each of the following transactions had occurred as of January 1, 1999: (i) the Oxford Acquisition; and (ii) the acquisition of the Regency Windsor Apartment Communities (the "Regency Acquisition"), which includes fourteen separate residential apartment communities located in Indiana, Michigan and North Carolina; (iii) the acquisition of four Dreyfuss Apartment Communities located in Virginia and Maryland ( the "1999 Dreyfuss Acquisition"); and (iv) the acquisition in 2000 of five Dreyfuss Apartment Communities located in Virginia and Maryland (the "2000 Dreyfuss Acquisition," and combined with the 1999 Dreyfuss Acquisition, the "Dreyfuss Acquisitions").

     The following Pro Forma Consolidated Statement of Operations (Pre-Merger) of AIMCO for the nine months ended September 30, 2000 has been prepared as if each of the following transactions had occurred as of January 1, 1999: (i) the Oxford Acquisition; and (ii) the 2000 Dreyfuss Acquisition.

     No Pro Forma Consolidated Balance Sheet (Pre-Merger) of AIMCO as of September 30, 2000 has been presented as the Oxford Acquisition, which occurred on September 20, 2000, and the 2000 Dreyfuss Acquisition, which occurred on September 22, 2000, are already reflected in the historical balance sheet of AIMCO at September 30, 2000.

     The total purchase price for the Oxford acquisition was $1,183,137, as follows (in thousands):

Cash paid to sellers........................................    $  279,000
OP Units issued to sellers..................................        62,177
Transaction costs...........................................        18,441
Accrued liabilities resulting from acquisition, including
  pre-acquisition contingencies.............................        33,650
Accrued liability for restructuring plan related to
  restructuring of Oxford...................................         2,133
Assumed liabilities of the Oxford entities..................       720,929
Deferred tax liability resulting from the acquisition.......        30,000
Minority interest assumed of consolidated real estate
  partnerships..............................................        36,807
                                                                ----------
                                                                $1,183,137
                                                                ==========

     The purchase price was allocated to the various assets acquired in the Oxford acquisition, as follows (in thousands):

Real estate.................................................    $  702,107
Investments in unconsolidated real estate partnerships......       172,617
Notes receivable from unconsolidated real estate
  partnerships..............................................        91,094
Notes receivable from and advances to unconsolidated
  subsidiaries..............................................        92,248
Cash and cash equivalents...................................        32,512
Investment in asset management contracts....................         7,487
Investment in participation management contracts............        52,026
Other assets................................................        33,046
                                                                ----------
                                                                $1,183,137
                                                                ==========

     The following Pro Forma Financial Information (Pre-Merger) is based, in part, on the following historical financial statements, which are incorporated by reference in this Prospectus/Information Statement: (i) the Consolidated Financial Statements of AIMCO for the year ended December 31, 1999 and the nine months ended September 30, 2000; (ii) the combined historical summary of gross income and direct operating expenses of Regency Windsor Apartment Communities for the year ended December 31, 1998; (iii) the combined historical summary of gross income and direct operating expenses of Dreyfuss Apartment Communities for the year ended December 31, 1998; (iv) the combined financial statements of Oxford Realty Financial Group, Inc. and Subsidiaries, Zimco and Oxford Equities

Corporation III (the "Oxford Entities"); (v) the consolidated financial statements of ORFG Operations L.L.C. and Subsidiary ("ORFG Operations"); and
(vi) the combined financial statements of Oxparc L.L.C.s (the "Oxparc Entities"). The Pro Forma Financial Information (Pre-Merger) should be read in conjunction with such financial statements and the notes thereto. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made.

     The unaudited Pro Forma Financial Information (Pre-Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of the entities acquired in the Oxford Acquisition are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Pre-Merger) may differ from the amounts ultimately determined.

     The unaudited Pro Forma Financial Information (Pre-Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made. The unaudited Pro Forma Consolidated Statement of Operations (Pre-Merger) for the nine months ended September 30, 2000 is not necessarily indicative of the results of operations to be expected for the year ending December 31, 2000.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                   PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                           OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                           ADJUSTMENTS
                                             -----------------------------------------------------------------------
                                                                                 AIMCO BEFORE
                                 AIMCO                            OXFORD            OXFORD              OXFORD         PRO FORMA
                             HISTORICAL(A)   ADJUSTMENTS(B)   ACQUISITION(C)   REORGANIZATION(D)   REORGANIZATION(E)     TOTAL
                             -------------   --------------   --------------   -----------------   -----------------   ----------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues.................    $ 533,917        $ 71,412(F)      $119,272          $ 724,601           $(80,823)(J)    $ 643,778
Property operating
  expenses.................     (214,693)        (31,748)(F)      (67,290)          (313,731)            50,342(J)      (263,389)
Owned property management
  expense..................      (15,429)         (2,892)(F)       (4,569)           (22,890)             3,191(J)       (19,699)
Depreciation...............     (131,753)        (11,165)(F)      (30,213)          (173,131)            15,435(J)      (157,696)
                               ---------        --------         --------          ---------           --------        ---------
Income from property
  operations...............      172,042          25,607           17,200            214,849            (11,855)         202,994
                               ---------        --------         --------          ---------           --------        ---------
SERVICE COMPANY BUSINESS
Management fees and other
  income...................       43,455              --           15,541             58,996            (14,206)(K)       44,790
Management and other
  expenses.................      (25,470)             --           (3,735)           (29,205)             2,086(K)       (27,119)
                               ---------        --------         --------          ---------           --------        ---------
Income from service company
  business.................       17,985              --           11,806             29,791            (12,120)          17,671
                               ---------        --------         --------          ---------           --------        ---------
General and administrative
  expense..................      (13,112)             --           (1,152)           (14,264)             1,152(K)       (13,112)
Interest expense...........     (140,094)        (18,477)(G)      (84,695)          (243,266)            43,267(L)      (199,999)
Interest income............       62,721          (1,519)(H)       12,595             73,797               (997)(K)
                                                                                                          2,465(M)        75,265
Equity in earnings (losses)
  of unconsolidated real
  estate partnerships......       (4,467)             --           (8,827)           (13,294)             1,299(K)       (11,995)
Equity in earnings (losses)
  of unconsolidated
  subsidiaries.............       (2,818)             --               --             (2,818)           (24,456)(N)      (27,274)(P)
Minority interest in other
  entities.................         (900)             --            4,782              3,882             (3,278)(J)          604
Amortization of
  intangibles..............       (5,860)             --          (14,134)           (19,994)            14,134(K)        (5,860)
                               ---------        --------         --------          ---------           --------        ---------
Income from operations.....       85,497           5,611          (62,425)            28,683              9,611           38,294
Gain (loss) on disposition
  of properties............       (1,785)             --             (600)            (2,385)               600           (1,785)
Gain (loss) on
  extinguishment of debt...           --              --            1,378              1,378             (1,378)              --
                               ---------        --------         --------          ---------           --------        ---------
Income (loss) before
  extraordinary item and
  minority interest in
  operating partnership....       83,712           5,611          (61,647)            27,676              8,833           36,509
Extraordinary item.........           --              --           (7,883)            (7,883)             7,883               --
                               ---------        --------         --------          ---------           --------        ---------
Income (loss) before
  minority interest in
  operating partnership....       83,712           5,611          (69,530)            19,793             16,716           36,509
Minority interest in
  operating partnership....       (2,753)         (8,812)(I)        8,001             (3,564)            (2,054)(I)       (5,618)
                               ---------        --------         --------          ---------           --------        ---------
Net income (loss)..........    $  80,959        $ (3,201)        $(61,529)         $  16,229           $ 14,662        $  30,891
                               =========        ========         ========          =========           ========        =========
Net income allocable to
  preferred stockholders...    $  56,885                                                                               $  56,885
                               =========                                                                               =========
Net income (loss) allocable
  to common stockholders...    $  24,074                                                                               $ (25,994)
                               =========                                                                               =========
Basis earnings (loss) per
  common share.............    $    0.39                                                                               $   (0.42)
                               =========                                                                               =========
Diluted earnings (loss) per
  common share.............    $    0.38                                                                               $   (0.42)
                               =========                                                                               =========
Weighted average common
  shares outstanding.......       62,242                                                                                  62,242
                               =========                                                                               =========
Weighted average common
  shares and common share
  equivalents
  outstanding..............       63,446                                                                                  62,242(O)
                               =========                                                                               =========

---------------

(A) Represents AIMCO's audited historical consolidated results of operations for the year ended December 31, 1999.

(B) Represents adjustments to reflect (i) the Regency Acquisition; and (ii) the Dreyfuss Acquisitions as if they had occurred on January 1, 1999. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(C) Represents the adjustment to reflect the Oxford Acquisition as if it had occurred on January 1, 1999. These adjustments are detailed, as follows:

                                                                                                     COMBINED
                                           OXFORD           ORFG           OXPARC                     OXFORD       PRO FORMA
                                         ENTITIES(I)   OPERATIONS(II)   ENTITIES(III)   OTHER(IV)   HISTORICAL   ADJUSTMENTS(V)
                                         -----------   --------------   -------------   ---------   ----------   --------------
   RENTAL PROPERTY OPERATIONS
   Rental and other property
     revenues..........................   $ 76,087        $     --         $    --       $    --     $ 76,087      $  43,185(vi)
   Property operating expenses.........    (39,932)             --              --            --      (39,932)       (27,358)(vi)
   Owned property management expense...     (3,537)             --              --            --       (3,537)        (1,032)(vi)
   Depreciation........................     (7,223)             --              --            --       (7,223)       (22,990)(vi)
                                          --------        --------         -------       -------     --------      ---------
   Income from property operations.....     25,395              --              --            --       25,395         (8,195)
                                          --------        --------         -------       -------     --------      ---------
   SERVICE COMPANY BUSINESS
   Management fees and other income....      9,500          12,109           4,707            --       26,316        (10,775)(vii)
   Management and other expenses.......    (13,107)        (11,533)         (1,236)           --      (25,876)        10,775(vii)
                                                                                                                      11,366(viii)
                                          --------        --------         -------       -------     --------      ---------
   Income from service company
     business..........................     (3,607)            576           3,471            --          440         11,366
                                          --------        --------         -------       -------     --------      ---------
   General and administrative
     expense...........................     (1,415)             --              --            --       (1,415)           263(ix)
   Interest expense....................    (40,501)           (124)             --            --      (40,625)       (11,501)(vi)
                                                                                                                     (30,380)(x)
                                                                                                                      (2,189)(xi)
   Interest income.....................        913              12              --         2,824        3,749          8,846(xii)
   Equity in losses of unconsolidated
     real estate partnerships..........       (295)            768              --        (2,160)      (1,687)        (7,140)(xiii)
   Equity in earnings (losses) of
     unconsolidated subsidiaries.......         --              --              --            --           --             --
   Minority interest...................         --              (6)             --            --           (6)         4,788(vi)
   Amortization........................         --              --              --            --           --        (14,134)(xiv)
                                          --------        --------         -------       -------     --------      ---------
   Income from operations..............    (19,510)          1,226           3,471           664      (14,149)       (48,276)
   Gain (loss) on disposition of
     properties........................       (600)             --              --            --         (600)
   Gain (loss) on extinguishment of
     debt..............................      1,378              --              --            --        1,378
                                          --------        --------         -------       -------     --------      ---------
   Income (loss) before extraordinary
     item and tax provision............    (18,732)          1,226           3,471           664      (13,371)       (48,276)
   Extraordinary item..................     (7,883)             --              --            --       (7,883)
                                          --------        --------         -------       -------     --------      ---------
   Income (loss) before tax
     provision.........................    (26,615)          1,226           3,471           664      (21,254)       (48,276)
   Income tax provision................        120              --              --            --          120           (120)(xv)
                                          --------        --------         -------       -------     --------      ---------
   Net income (loss)...................   $(26,495)       $  1,226         $ 3,471       $   664     $(21,134)     $ (48,396)
                                          ========        ========         =======       =======     ========      =========


                                           OXFORD
                                         ACQUISITION
                                         -----------
   RENTAL PROPERTY OPERATIONS
   Rental and other property
     revenues..........................   $119,272
   Property operating expenses.........    (67,290)
   Owned property management expense...     (4,569)
   Depreciation........................    (30,213)
                                          --------
   Income from property operations.....     17,200
                                          --------
   SERVICE COMPANY BUSINESS
   Management fees and other income....     15,541
   Management and other expenses.......
                                            (3,735)
                                          --------
   Income from service company
     business..........................     11,806
                                          --------
   General and administrative
     expense...........................     (1,152)
   Interest expense....................
                                           (84,695)
   Interest income.....................     12,595
   Equity in losses of unconsolidated
     real estate partnerships..........     (8,827)
   Equity in earnings (losses) of
     unconsolidated subsidiaries.......         --
   Minority interest...................      4,782
   Amortization........................    (14,134)
                                          --------
   Income from operations..............    (62,425)
   Gain (loss) on disposition of
     properties........................       (600)
   Gain (loss) on extinguishment of
     debt..............................      1,378
                                          --------
   Income (loss) before extraordinary
     item and tax provision............    (61,647)
   Extraordinary item..................     (7,883)
                                          --------
   Income (loss) before tax
     provision.........................    (69,530)
   Income tax provision................         --
                                          --------
   Net income (loss)...................   $(69,530)
                                          ========

     --------------------

  (i) Represents the combined historical operating results of the Oxford Entities for the year ended December 31, 1999.

  (ii) Represents the historical operating results of ORFG Operations for the year ended December 31, 1999.

  (iii) Represents the historical operating results of the Oxparc Entities for the year ended December 31, 1999.

  (iv) Represents the historical operating results of other assets acquired in the Oxford Acquisition, primarily related to partnership interests in the real estate partnerships and notes receivable.

  (v)    Represents adjustments related to the Oxford Acquisition as follows:
         (a) reversal of results of operations for Oxford entities consolidated in the Combined Oxford financial statements; (b) results of operations for Oxford entities consolidated in the financial statements of AIMCO;
         (c) interest income on additional borrowings for the Oxford Acquisition; (d) elimination of intercompany costs recorded in the Combined Oxford financial statements;

         (e) interest income and expense on notes receivable and payable adjusted to AIMCO's basis; (f) equity in earnings of unconsolidated real estate partnerships adjusted to AIMCO's basis; and (g) amortization of intangible assets acquired by AIMCO in the Oxford Acquisition.

 (vi) Represents adjustments to consolidate additional partnerships in AIMCO's consolidated financial statements. Certain of the former Oxford entities' financial statements may not be combined or consolidated on a historical basis under generally accepted accounting principles. As a result of AIMCO's acquisition of ownership interests in real estate partnerships from several different Oxford entities, AIMCO owns a controlling interest in partnerships that were previously accounted for on the equity method by the Oxford entities. Therefore, additional partnerships are consolidated by AIMCO.

 (vii) Represents adjustment to eliminate the intercompany servicing fee in the Combined Oxford financial statements.

 (viii) Represents adjustment for a reduction in personnel costs of Oxford pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the Oxford Acquisition had occurred on January 1, 1999, and the restructuring plan was completed on January 1, 1999. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion. As a result of such restructuring plan, the personnel costs of the Oxford entities will not be incurred by AIMCO.

 (ix) Represents the elimination of general and administrative costs related to assets not purchased from the Oxford entities ($85) and adjustment to depreciation expense for furniture and equipment on a fair value basis ($178).

 (x) Represents interest expense related to the $279 million borrowed by AIMCO to complete the Oxford Acquisition, at 10.5%, plus amortization of the related deferred financing cost.

 (xi) Represents adjustment to historical interest expense, based on the fair value of the notes payable recorded by AIMCO. The adjustment represents the difference between the fair market interest rate and the contractual interest rate.

 (xii) Represents adjustment to interest income on loans receivable from affiliates based on the fair value recorded by AIMCO, net of interest income on the historical basis recorded in the Combined Oxford financial statements. The adjustment represents the difference between the fair market interest rate and the contractual interest rate.

 (xiii) Represents adjustment to equity in earnings of unconsolidated real estate partnerships related primarily to the increased depreciation as a result of the allocation of the purchase price of the Oxford Acquisition. The increase in depreciation is due to the fair value of the partnership interest being greater than the historical value of the partnership interest. This difference is primarily driven by the fair value of the underlying real estate properties owned by the partnerships being higher than the historical cost basis that is being depreciated by the partnership. The increased depreciation expense for AIMCO's ownership percentage on a fair value basis is included as a reduction of equity in earnings of unconsolidated real estate partnerships.

 (xiv) Represents incremental amortization of intangible assets, based on AIMCO's new basis as adjusted by the allocation of the purchase price of the Oxford Acquisition. The intangible assets are comprised of asset management and participation management contracts. The asset management contracts are amortized using the straight-line method over the estimated life of one year, as the contracts have a one-year term. The participation management contracts are amortized using the straight-line method over the estimated life of ten years. The participation contracts have no termination date and provide for AIMCO to participate in cash flows from operations and cash flows upon liquidation of the partnership. A ten year amortization period was used as the useful life as ten years is the average expected hold period for the properties.

   (xv) Represents reversal of income tax provision recorded in the Combined Oxford financial statements.

(D) Represents the effects of AIMCO's acquisition of Oxford immediately after the Oxford Acquisition. These amounts do not give effect to the Oxford Reorganization, which includes the transfers of certain assets and liabilities of Oxford to the combined Unconsolidated Subsidiaries. The Oxford Reorganization must occur immediately after the Oxford Acquisition in order for AIMCO to maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the Oxford Acquisition and related transactions.

(E) Represents adjustments related to the Oxford Reorganization, whereby, following the Oxford Acquisition, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of Oxford, primarily asset management and cash flow participation contracts and related working capital assets and liabilities related to Oxford's asset management operations. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of Oxford. AIMCO received non-voting preferred stock and a $29 million note payable as consideration in exchange for the net assets contributed or sold.

(F) Represents adjustment to reflect (i) the Regency Acquisition and (ii) the Dreyfuss Acquisitions as if they had occurred on January 1, 1999. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(G) Represents interest expense adjustment related to the assumption of mortgage debt in connection with the Regency Acquisition and the Dreyfuss Acquisitions.

(H) Represents adjustments to interest income related to the forfeiture of cash in connection with the Regency Acquisition and the Dreyfuss Acquisitions.

(I) Represents adjustments to Minority Interest in Operating Partnership assuming the Regency Acquisition, the Dreyfuss Acquisitions, and the Oxford Acquisition had occurred as of January 1, 1999. On a pro forma basis, as of December 31, 1999, the minority interest percentage is approximately 12.3%.

(J) Represents results of operations from certain consolidated Oxford entities that were contributed to the Unconsolidated Subsidiaries.

(K) Represents management income and expense associated with certain assets and liabilities contributed to the Unconsolidated Subsidiaries, primarily related to the asset management operations, cashflow participations, notes receivable, and equity in earnings of unconsolidated partnerships of Oxford.

(L) Represents the following: (i) interest expense from certain consolidated Oxford entities that were contributed to the Unconsolidated Subsidiaries of $23,784; (ii) interest expense of $5,227 on $48,000 of third party financing contributed by AIMCO to the Unconsolidated Subsidiaries in connection with the Oxford Reorganization; and (iii) interest expense on certain liabilities that were contributed to the Unconsolidated Subsidiaries of $14,256.

(M) Represents interest income earned at 8.5% on notes payable of $29 million to AIMCO issued as consideration for certain assets sold by AIMCO to the Unconsolidated Subsidiaries.

(N) Represents adjustment to AIMCO's equity in income (loss) of the Unconsolidated Subsidiaries as a result of the Oxford Acquisition and the contribution and sale of certain assets and liabilities to the Unconsolidated Subsidiaries.

(O) On a pro forma basis, there is a net loss allocable to common stockholders. As a result, there are no common stock equivalents included for the computation of diluted earnings (loss) per common share as they would be antidilutive.

(P) The combined Pro Forma Statement of Operations (Pre-Merger) of the Unconsolidated Subsidiaries for the year ended December 31, 1999 is presented below, which reflects the effects of the Oxford Acquisition and the Oxford Reorganization as if these transactions had occurred as of January 1, 1999.

                      COMBINED UNCONSOLIDATED SUBSIDIARIES

                   PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                           OF OPERATIONS (PRE-MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                          COMBINED
                                                       UNCONSOLIDATED
                                                        SUBSIDIARIES          OXFORD
                                                       HISTORICAL(I)    REORGANIZATION(II)   PRO-FORMA
                                                       --------------   ------------------   ---------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues...................     $  4,064           $ 80,823        $ 84,887
Property operating expenses..........................       (1,524)           (50,342)        (51,866)
Owned property management expense....................           --             (3,191)         (3,191)
Depreciation.........................................       (1,161)           (15,435)        (16,596)
                                                          --------           --------        --------
Income from property operations......................        1,379             11,855          13,234
                                                          --------           --------        --------
SERVICE COMPANY BUSINESS
Management fees and other income.....................      140,666             14,206         154,872
Management and other expenses........................      (77,753)            (2,086)        (79,839)
                                                          --------           --------        --------
Income from service company business.................       62,913             12,120          75,033
                                                          --------           --------        --------
General and administrative expense...................      (24,162)            (1,152)        (25,314)
Interest expense.....................................       (8,123)           (43,267)
                                                                               (2,465)(iii)   (53,855)
Interest income......................................        2,776                997           3,773
Equity in losses of unconsolidated real estate
  partnerships.......................................       (1,665)            (1,299)         (2,964)
Minority interest....................................           --              3,278           3,278
Depreciation and Amortization........................      (31,915)           (14,134)        (46,049)
                                                          --------           --------        --------
Income from operations...............................        1,203            (34,067)        (32,864)
Gain (loss) on disposition of properties.............        1,051               (600)            451
Gain (loss) on extinguishment of debt................           --              1,378           1,378
                                                          --------           --------        --------
Income (loss) before extraordinary item and tax
  provision..........................................        2,254            (33,289)        (31,035)
Extraordinary item...................................           --             (7,883)         (7,883)
                                                          --------           --------        --------
Income (loss) before tax provision...................        2,254            (41,172)        (38,918)
Income tax provision.................................         (927)            16,469(iv)      15,542
                                                          --------           --------        --------
Net income (loss)....................................     $  1,327           $(24,703)       $(23,376)
                                                          ========           ========        ========
Income (loss) allocable to preferred stock...........     $  1,314           $(24,456)       $(23,142)
                                                          ========           ========        ========
Income (loss) allocable to common stock..............     $     13           $   (247)       $   (234)
                                                          ========           ========        ========

---------------

(i) Represents the combined historical operating results of the Unconsolidated Subsidiaries for the year ended December 31, 1999.

(ii) Represents adjustments related to the Oxford Reorganization, whereby, following the Oxford Acquisition, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of Oxford, primarily asset management and cash flow participation contracts and related working capital assets and liabilities related to Oxford's asset management operations. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of Oxford. AIMCO received non-voting preferred stock and a $29 million note payable as consideration in exchange for the net assets contributed or sold.

(iii)Represents interest expense at 8.5% on notes payable of $29 million to AIMCO issued as consideration for certain assets sold by AIMCO to the Unconsolidated Subsidiaries.

(iv) Represents the estimated Federal and state tax provisions, which are calculated on the operating results of the Unconsolidated Subsidiaries.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                   PRO FORMA CONDENSED CONSOLIDATED STATEMENT
                           OF OPERATIONS (PRE-MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                          ADJUSTMENTS
                                            -----------------------------------------------------------------------
                                                                                AIMCO BEFORE
                                AIMCO                            OXFORD            OXFORD              OXFORD          PRO FORMA
                            HISTORICAL(A)   ADJUSTMENTS(B)   ACQUISITION(C)   REORGANIZATION(D)   REORGANIZATION(E)      TOTAL
                            -------------   --------------   --------------   -----------------   -----------------    ----------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues................    $ 753,463        $  6,903(F)      $ 92,935          $ 853,301           $(61,163)(I)     $ 792,138
Property operating
  expenses................     (302,435)         (2,634)(F)      (49,528)          (354,597)            35,887(I)       (318,710)
Owned property management
  expense.................       (9,713)           (287)(F)       (3,651)           (13,651)             2,479(I)        (11,172)
Depreciation..............     (223,128)         (1,121)(F)      (20,964)          (245,213)            11,164(I)       (234,049)
                              ---------        --------         --------          ---------           --------         ---------
Income from property
  operations..............      218,187           2,861           18,792            239,840            (11,633)          228,207
                              ---------        --------         --------          ---------           --------         ---------
SERVICE COMPANY BUSINESS
Management fees and other
  income..................       36,865              --            9,629             46,494             (9,432)(J)        37,062
Management and other
  expenses................      (23,603)             --           (2,762)           (26,365)             1,169(J)        (25,196)
                              ---------        --------         --------          ---------           --------         ---------
Income from service
  company business........       13,262              --            6,867             20,129             (8,263)           11,866
                              ---------        --------         --------          ---------           --------         ---------
General and administrative
  expense.................       (9,609)             --           (1,101)           (10,710)             1,121(J)         (9,589)
Interest expense..........     (190,459)         (2,055)(G)      (62,545)          (255,059)            32,378(K)       (222,681)
Interest income...........       47,352              --           16,426             63,778             (7,984)(J)
                                                                                                         1,849(L)         57,643
Equity in earnings
  (losses) of
  unconsolidated real
  estate partnerships.....       (4,489)             --           (3,222)            (7,711)               625(J)         (7,086)
Equity in earnings
  (losses) of
  unconsolidated
  subsidiaries............        2,538              --               --              2,538             (7,015)(M)        (4,477)(N)
Minority interest in other
  entities................      (10,977)             --            2,635             (8,342)            (1,801)(I)       (10,143)
Amortization of
  intangibles.............       (4,968)             --           (4,580)            (9,548)             4,985(J)         (4,563)
                              ---------        --------         --------          ---------           --------         ---------
Income from operations....       60,837             806          (26,728)            34,915              4,262            39,177
Gain (loss) on disposition
  of properties...........       14,234              --               35             14,269                (35)           14,234
Gain (loss) on
  extinguishment of
  debt....................           --              --             (568)              (568)               568                --
                              ---------        --------         --------          ---------           --------         ---------
Income (loss) before
  minority interest in
  operating partnership...       75,071             806          (27,261)            48,616              4,795            53,411
Minority interest in
  operating partnership...       (7,131)           (781)(H)        2,388             (5,524)              (502)(H)        (6,026)
                              ---------        --------         --------          ---------           --------         ---------
Net income (loss).........    $  67,940        $     25         $(24,873)         $  43,092           $  4,293         $  47,385
                              =========        ========         ========          =========           ========         =========
Net income allocable to
  preferred
  stockholders............    $  44,843                                                                                $  44,843
                              =========                                                                                =========
Net income allocable to
  common stockholders.....    $  23,097                                                                                $   2,542
                              =========                                                                                =========
Basis earnings per common
  share...................    $    0.35                                                                                     0.04
                              =========                                                                                =========
Diluted earnings per
  common share............    $    0.34                                                                                $    0.04
                              =========                                                                                =========
Weighted average common
  shares outstanding......       66,641                                                                                   66,641
                              =========                                                                                =========
Weighted average common
  shares and common share
  equivalents
  outstanding.............       68,478                                                                                   68,478
                              =========                                                                                =========

---------------

(A) Represents AIMCO's unaudited historical condensed consolidated results of operations for the nine months ended September 30, 2000.

(B) Represents adjustment to reflect the 2000 Dreyfuss Acquisition as if it had occurred on January 1, 1999. These pro forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(C) Represents the adjustment to reflect the Oxford Acquisition as if it had occurred on January 1, 1999. These adjustments are detailed as follows:

                                                                                                COMBINED
                                      OXFORD           ORFG           OXPARC                     OXFORD       PRO FORMA
                                    ENTITIES(I)   OPERATIONS(II)   ENTITIES(III)   OTHER(IV)   HISTORICAL   ADJUSTMENTS(V)
                                    -----------   --------------   -------------   ---------   ----------   --------------
   RENTAL PROPERTY OPERATIONS
   Rental and other property
     revenues.....................   $ 52,667        $    --          $   --        $    --     $ 52,667       $ 40,268(vi)
   Property operating expenses....    (25,777)            --              --             --      (25,777)       (23,751)(vi)
   Owned property management
     expense......................     (2,423)            --              --             --       (2,423)        (1,228)(vi)
   Depreciation...................     (4,901)            --              --             --       (4,901)       (16,063)(vi)
                                     --------        -------          ------        -------     --------       --------
   Income from property
     operations...................     19,566             --              --             --       19,566           (774)
                                     --------        -------          ------        -------     --------       --------
   SERVICE COMPANY BUSINESS
   Management fees and other
     income.......................      5,900          9,044           2,484             --       17,428          1,747(vii)
                                                                                                                 (9,546)(viii)
   Management and other
     expenses.....................     (9,581)        (7,324)           (684)            --      (17,589)         5,281(ix)
                                                                                                                  9,546(viii)
                                     --------        -------          ------        -------     --------       --------
   Income from service company
     business.....................     (3,681)         1,720           1,800             --         (161)         7,028
                                     --------        -------          ------        -------     --------       --------
   General and administrative
     expense......................     (1,136)            --              --             --       (1,136)            35(x)
   Interest expense...............    (25,905)           (75)             --             --      (25,980)       (13,774)(vi)
                                                                                                                (21,890)(xi)
                                                                                                                   (901)(xii)
   Interest income................        603             13              --          2,316        2,932         13,494(xiii)
   Equity in losses of
     unconsolidated real estate
     partnerships.................        181            647              --         (1,699)        (871)        (2,351)(xiv)
   Equity in earnings (losses) of
     unconsolidated
     subsidiaries.................         --             --              --             --           --             --
   Minority interest..............         --             (6)             --             --           (6)         2,641(vi)
   Amortization...................         --             --              --             --           --         (4,580)(xv)
                                     --------        -------          ------        -------     --------       --------
   Income from operations.........    (10,372)         2,299           1,800            617       (5,656)       (21,072)
   Gain (loss) on disposition of
     properties...................         35             --              --             --           35             --
   Gain (loss) on extinguishment
     of debt......................       (568)            --              --             --         (568)            --
                                     --------        -------          ------        -------     --------       --------
   Income (loss) before tax
     provision....................    (10,905)         2,299           1,800            617       (6,189)       (21,072)
   Income tax provision...........     (1,576)            --              --             --       (1,576)         1,576(xvi)
                                     --------        -------          ------        -------     --------       --------
   Net income (loss)..............   $(12,481)       $ 2,299          $1,800        $   617     $ (7,765)      $(19,496)
                                     ========        =======          ======        =======     ========       ========


                                      OXFORD
                                    ACQUISITION
                                    -----------
   RENTAL PROPERTY OPERATIONS
   Rental and other property
     revenues.....................   $ 92,935
   Property operating expenses....    (49,528)
   Owned property management
     expense......................     (3,651)
   Depreciation...................    (20,964)
                                     --------
   Income from property
     operations...................     18,792
                                     --------
   SERVICE COMPANY BUSINESS
   Management fees and other
     income.......................
                                        9,629
   Management and other
     expenses.....................
                                       (2,762)
                                     --------
   Income from service company
     business.....................      6,867
                                     --------
   General and administrative
     expense......................     (1,101)
   Interest expense...............
                                      (62,545)
   Interest income................     16,426
   Equity in losses of
     unconsolidated real estate
     partnerships.................     (3,222)
   Equity in earnings (losses) of
     unconsolidated
     subsidiaries.................         --
   Minority interest..............      2,635
   Amortization...................     (4,580)
                                     --------
   Income from operations.........    (26,728)
   Gain (loss) on disposition of
     properties...................         35
   Gain (loss) on extinguishment
     of debt......................       (568)
                                     --------
   Income (loss) before tax
     provision....................    (27,261)
   Income tax provision...........         --
                                     --------
   Net income (loss)..............   $(27,261)
                                     ========

---------------

  (i) Represents the unaudited combined historical operating results of the Oxford Entities for the eight months ended August 31, 2000.

  (ii) Represents the unaudited historical operating results of ORFG Operations for the eight months ended August 31, 2000.

  (iii) Represents the unaudited historical operating results of the Oxparc Entities for the eight months ended August 31, 2000.

  (iv) Represents the unaudited historical operating results for the eight months ended August 31, 2000 of other assets acquired in the Oxford Acquisition, primarily related to partnership interests in the real estate partnerships and notes receivable.

 (v)     Represents adjustments related to the Oxford Acquisition as follows:
         (a) reversal of results of operations for Oxford entities consolidated in the Combined Oxford financial statements; (b) results of operations for Oxford entities consolidated in the financial statements of AIMCO;
         (c) interest income on additional borrowings for the Oxford Acquisition; (d) elimination of intercompany costs recorded in the Combined Oxford financial statements; (e) interest income and expense on notes receivable and payable adjusted to AIMCO's basis; (f) equity in earnings of unconsolidated real estate partnerships adjusted to AIMCO's basis; and (g) amortization of intangible assets acquired by AIMCO in the Oxford Acquisition.

 (vi) Represents adjustments to consolidate additional partnerships in AIMCO's consolidated financial statements. Certain of the former Oxford entities' financial statements may not be combined or consolidated on a historical basis under generally accepted accounting principles. As a result of AIMCO's acquisition of ownership interests in real estate partnerships from several different Oxford entities, AIMCO owns a controlling interest in partnerships that were previously accounted for on the equity method by the Oxford entities. Therefore, additional partnerships are consolidated by AIMCO.

 (vii) Represents adjustment from eight months of management fees and other income recorded in the Combined Oxford financial statements to nine months recorded in the pro forma financial statements of AIMCO, net of amount recorded by AIMCO subsequent to the Oxford Acquisition.

 (viii) Represents adjustment to eliminate the intercompany servicing fee in the Combined Oxford financial statements.

 (ix) Represents adjustment for a reduction in personnel costs of Oxford pursuant to a restructuring plan, approved by AIMCO senior management, assuming that the Oxford Acquisition had occurred on January 1, 1999, and the restructuring plan was completed on January 1, 1999. The restructuring plan specifically identifies all significant actions to be taken to complete the restructuring plan, including the reduction of personnel, job functions, location and date of completion. As a result of such restructuring plan, the personnel costs of the Oxford entities will not be incurred by AIMCO.

 (x) Represents (i) $122 for adjustment from eight months of expense to nine months, net of the amount recorded by AIMCO subsequent to the Oxford Acquisition; net of (ii) the elimination of general and administrative expenses related to assets not purchased from the Oxford entities ($64) and adjustment to depreciation expense for furniture and equipment on a fair value basis ($93).

 (xi) Represents interest expense related to the $279 million borrowed by AIMCO to complete the Oxford Acquisition, at 10.5%, plus amortization of the related deferred financing cost.

 (xii) Represents adjustment to historical interest expense, based on the fair value of the notes payable recorded by AIMCO. The adjustment represents the difference between the fair market interest rate and the contractual interest rate.

 (xiii) Represents adjustment to interest income on loans receivable from affiliates based on the fair value recorded by AIMCO, net of interest income on the historical basis recorded in the Combined Oxford financial statements. The adjustment represents the difference between the fair market interest rate and the contractual interest rate.

 (xiv) Represents adjustment to equity in earnings of unconsolidated real estate partnerships related primarily to the increased depreciation as a result of the allocation of the purchase price of the Oxford Acquisition. The increase in depreciation is due to the fair value of the partnership interest being greater than the historical value of the partnership interest. This difference is primarily driven by the fair value of the underlying real estate properties owned by the partnerships being higher than the historical cost basis that is being depreciated by the partnership. The increased depreciation expense for AIMCO's ownership percentage on a fair value basis is included as a reduction of equity in earnings of unconsolidated real estate partnerships.


  (xv) Represents incremental amortization of intangible assets, based on AIMCO's new basis as adjusted by the allocation of the purchase price of the Oxford Acquisition. The intangible assets are comprised of asset management and participation management contracts. The asset management contracts are amortized using the straight-line method over the estimated life of one year, as the contracts have a one-year term. The participation management contracts are amortized using the straight-line method over the estimated life of ten years. The participation contracts have no termination date and provide for AIMCO to participate in cash flows from operations and cash flows upon liquidation of the partnership. A ten year amortization period was used as the useful life as ten years is the average expected hold period for the properties.


  (xvi) Represents reversal of income tax provision recorded in the Combined Oxford financial statements.

(D) Represents the effects of AIMCO's acquisition of Oxford immediately after the Oxford Acquisition. These amounts do not give effect to the Oxford Reorganization, which includes the transfers of certain assets and liabilities of Oxford to the combined Unconsolidated Subsidiaries. The Oxford Reorganization must occur immediately after the Oxford Acquisition in order for AIMCO to maintain its qualification as a REIT. This column is included as an intermediate step to assist the reader in understanding the entire nature of the Oxford Acquisition and related transactions.

(E) Represents adjustments related to the Oxford Reorganization, whereby, following the Oxford Acquisition, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of Oxford, primarily asset management and cash flow participation contracts and related working capital assets and liabilities related to Oxford's asset management operations. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of Oxford. AIMCO received non-voting preferred stock and a $29 million note payable as consideration in exchange for the net assets contributed or sold.

(F) Represent adjustments to reflect the 2000 Dreyfuss Acquisition as if it had occurred on January 1, 1999. These pro-forma operating results are based on historical results of the properties, except for depreciation, which is based on AIMCO's investment in the properties.

(G) Represents interest expense adjustment related to the assumption of mortgage debt in connection with the 2000 Dreyfuss Acquisition.

(H) Represents adjustments to Minority Interest in Operating Partnership assuming the Oxford Acquisition and the 2000 Dreyfuss Acquisition had occurred as of January 1, 1999. On a pro forma basis, as of September 30, 2000, the minority interest percentage is approximately 10.5%.

(I) Represents results of operations from certain consolidated Oxford entities that were contributed to the Unconsolidated Subsidiaries.

(J) Represents management income and expense associated with certain assets and liabilities contributed to the Unconsolidated Subsidiaries, primarily related to the asset management operations, cashflow participations, , notes receivable, and equity in earnings of unconsolidated partnerships of Oxford.

(K) Represents the following: (i) interest expense from certain consolidated Oxford entities that were contributed to the Unconsolidated Subsidiaries of $17,837; (ii) interest expense of $3,920 on $48,000 of third party financing contributed by AIMCO to the Unconsolidated Subsidiaries in connection with the Oxford Reorganization; and (iii) interest expense on certain liabilities that were contributed to the Unconsolidated Subsidiaries of $10,621.

(L) Represents interest income earned at 8.5% on notes payable of $29 million to AIMCO issued as consideration for certain assets sold by AIMCO to the Unconsolidated Subsidiaries.

(M) Represents adjustment to AIMCO's equity in income (loss) of the Unconsolidated Subsidiaries as a result of the Oxford Acquisition and the contribution and sale of certain assets and liabilities to the Unconsolidated Subsidiaries.

(N) The combined Pro Forma Statement of Operations (Pre-Merger) of the Unconsolidated Subsidiaries for the nine months ended September 30, 2000 is presented below, which reflects the effects of the Oxford Acquisition and the Oxford Reorganization as if these transactions had occurred as of January 1, 1999.

                      COMBINED UNCONSOLIDATED SUBSIDIARIES

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (PRE-MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                                 (IN THOUSANDS)

                                                          COMBINED
                                                       UNCONSOLIDATED
                                                        SUBSIDIARIES          OXFORD
                                                       HISTORICAL(I)    REORGANIZATION(II)   PRO-FORMA
                                                       --------------   ------------------   ---------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues...................     $     --           $ 61,163        $ 61,163
Property operating expenses..........................           --            (35,887)        (35,887)
Owned property management expense....................           --             (2,479)         (2,479)
Depreciation.........................................           --            (11,164)        (11,164)
                                                          --------           --------        --------
Income from property operations......................           --             11,633          11,633
                                                          --------           --------        --------
SERVICE COMPANY BUSINESS
Management fees and other income.....................      102,392              9,432         111,824
Management and other expenses........................      (46,198)            (1,169)        (47,367)
                                                          --------           --------        --------
Income from service company business.................       56,194              8,263          64,457
                                                          --------           --------        --------
General and administrative expense...................      (15,057)            (1,121)        (16,178)
Interest expense.....................................       (7,311)           (32,378)
                                                                               (1,849)(iii)   (41,538)
Interest income......................................        4,529              7,984          12,513
Equity in losses of unconsolidated real estate
  partnerships.......................................      (13,654)              (625)        (14,279)
Minority interest....................................           --              1,801           1,801
Depreciation and Amortization........................      (18,967)            (4,985)        (23,952)
                                                          --------           --------        --------
Income from operations...............................        5,734            (11,277)         (5,543)
Gain (loss) on disposition of properties.............        5,760                 35           5,795
Gain (loss) on extinguishment of debt................           --               (568)           (568)
                                                          --------           --------        --------
Income (loss) before tax provision...................       11,494            (11,810)           (316)
Income tax provision.................................       (2,562)             4,724(iv)       2,162
                                                          --------           --------        --------
Net income (loss)....................................     $  8,932           $ (7,086)       $  1,846
                                                          ========           ========        ========
Income (loss) allocable to preferred stock...........     $  8,843           $ (7,015)       $  1,828
                                                          ========           ========        ========
Income (loss) allocable to common stock..............     $     89           $    (71)       $     18
                                                          ========           ========        ========

---------------

(i) Represents the unaudited combined historical operating results of the Unconsolidated Subsidiaries for the nine months ended September 30, 2000.

(ii) Represents adjustments related to the Oxford Reorganization, whereby, following the Oxford Acquisition, AIMCO contributed or sold to the combined Unconsolidated Subsidiaries certain assets and liabilities of Oxford, primarily asset management and cash flow participation contracts and related working capital assets and liabilities related to Oxford's asset management operations. The adjustments reflect the transfer of assets valued at AIMCO's new basis resulting from the allocation of the purchase price of Oxford. AIMCO received non-voting preferred stock and a $29 million note payable as consideration in exchange for the net assets contributed or sold.

(iii) Represents interest expense at 8.5% on notes payable of $29 million to AIMCO issued as consideration for certain assets sold by AIMCO to the Unconsolidated Subsidiaries.

(iv) Represents the estimated Federal and state tax provisions, which are calculated on the operating results of the Unconsolidated Subsidiaries.

               PRO FORMA FINANCIAL INFORMATION OF AIMCO (MERGER)

     The following Pro Forma Condensed Consolidated Balance Sheet (Merger) of AIMCO as of September 30, 2000 has been prepared as if the merger had occurred as of September 30, 2000. The following Pro Forma Condensed Consolidated Statements of Operations (Merger) of AIMCO for the year ended December 31, 1999 and the nine months ended September 30, 2000 have been prepared as if each of the following transactions had occurred as of January 1, 1999: (i) OTEF's redemption of the status quo BACs and payment of the special distribution; (ii) the exercise by AIMCO of 652,125 options to acquire BACs; (iii) the merger; and
(iv) each of the transactions reflected in the Pro Forma Consolidated Statements of Operations (Pre-Merger) of AIMCO for the year ended December 31, 1999 and the nine months ended September 30, 2000.

     The following Pro Forma Financial Information (Merger) is based, in part, on the Pro Forma Financial Information (Pre-Merger) included elsewhere in this Prospectus/Information Statement. The Pro Forma Financial Information (Pre-Merger) gives effect to all material transactions of AIMCO prior to the merger and as of the date of this Prospectus/Information Statement, including the Oxford Acquisition, the Regency Acquisition, and the Dreyfuss Acquisitions. See "Pro Forma Financial Information (Pre-Merger)." The Pro Forma Financial Information (Merger) is also based, in part, on the following historical financial statements, which are incorporated by reference in this Prospectus/ Information Statement: (i) the Consolidated Financial Statements of AIMCO for the year ended December 31, 1999 and the nine months ended September 30, 2000; and (ii) the Consolidated Financial Statements of OTEF for the year ended December 31, 1999 and the nine months ended September 30, 2000. The Pro Forma Financial Information (Merger) should be read in conjunction with such financial statements and the notes thereto.

     The unaudited Pro Forma Financial Information (Merger) has been prepared using the purchase method of accounting whereby the assets and liabilities of OTEF are adjusted to estimated fair market value, based upon preliminary estimates, which are subject to change as additional information is obtained. The allocations of purchase costs are subject to final determination based upon estimates and other evaluations of fair market value. Therefore, the allocations reflected in the following unaudited Pro Forma Financial Information (Merger) may differ from the amounts ultimately determined.

     The unaudited Pro Forma Financial Information (Merger) is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations of AIMCO that would have occurred if such transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. In the opinion of AIMCO's management, all material adjustments necessary to reflect the effects of these transactions have been made. The unaudited Pro Forma Consolidated Statement of Operations (Merger) for the nine months ended September 30, 2000 is not necessarily indicative of the results of operations to be expected for the year ending December 31, 2000.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (MERGER)
                            AS OF SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                  ADJUSTMENTS
                                                              ----------------------------------------------------
                                                                               OPTION EXERCISE,                          MERGER
                                                  AIMCO           OTEF            REDEMPTION            MERGER         PRO FORMA
                                              HISTORICAL(A)   HISTORICAL(B)   AND DISTRIBUTION(C)   ADJUSTMENTS(D)       TOTAL
                                              -------------   -------------   -------------------   --------------     ----------
                                                             ASSETS
Real estate, net of accumulated
  depreciation..............................   $5,471,364       $     --            $     --          $      --        $5,471,364
Investments in unconsolidated real estate
  partnerships..............................      798,158             --                  --                 --           798,158
Investments in unconsolidated
  subsidiaries..............................       91,358             --                  --                 --            91,358
Notes receivable from unconsolidated real
  estate partnerships.......................      145,587             --                  --                 --           145,587
Notes receivable from and advances to
  unconsolidated subsidiaries...............      213,991             --                  --                 --           213,991
  Investments in bonds and notes
    receivable..............................           --        288,362                  --             (5,084)
                                                                                                       (190,362)(G)        92,916
  Cash and cash equivalents.................      106,544         41,358             (40,082)(C)             --
                                                                                      15,573(E)
                                                                                     (15,573)(F)                          107,820
  Restricted cash...........................      113,545             --                  --                 --           113,545
  Other assets..............................      216,237          4,452              15,573(F)          (1,427)
                                                                                                         (4,800)
                                                                                                         (2,172)
                                                                                                        (15,573)          212,290
                                               ----------       --------            --------          ---------        ----------
                                               $7,156,784       $334,172            $(24,509)         $(219,418)       $7,247,029
                                               ==========       ========            ========          =========        ==========

                                     LIABILITIES AND SHAREHOLDERS' EQUITY/PARTNERS' CAPITAL
Liabilities:
  Secured notes payable.....................   $2,836,097       $     --            $     --          $      --        $2,836,097
  Secured tax-exempt bond financing.........      583,106             --                  --           (190,362)(G)       392,744
  Unsecured short-term financing............      406,000         52,229              10,000(C)           2,585           470,814
                                               ----------       --------            --------          ---------        ----------
        Total indebtedness..................    3,825,203         52,229              10,000           (187,777)        3,699,655
Accounts payable, accrued and other
  liabilities...............................      243,286          4,488                  --              5,000           252,774
Resident security deposits and prepaid
  rents.....................................       32,899             --                  --                 --            32,899
                                               ----------       --------            --------          ---------        ----------
        Total liabilities...................    4,101,388         56,717              10,000           (182,777)        3,985,328
                                               ----------       --------            --------          ---------        ----------
Commitments and contingencies...............           --             --                  --                 --                --
Mandatorily redeemable convertible preferred
  securities................................       35,330             --                  --                 --            35,330
Minority interest in other entities.........      194,006             --                  --                 --           194,006
Minority interest in Operating
  Partnership...............................      297,631             --                  --                 --           297,631

Stockholders' equity/Partners' capital:
  Preferred Stock...........................      837,717             --                  --            100,000           937,717
  Class A Common Stock ($.01 par value).....          712             --                  --                 22               734
  General Partners' interests...............           --         (1,670)                 --              1,670                --
  Limited Partners' interests...............           --        194,002             (50,082)(C)       (159,493)
                                                                                      15,573(E)                                --
  Additional paid-in capital................    2,065,618             --                  --            106,283         2,171,901
Notes receivable on common stock
  purchases.................................      (44,795)            --                  --                 --           (44,795)
Distributions in excess of earnings.........     (330,823)            --                  --                 --          (330,823)
Accumulated other comprehensive income......           --         85,411                  --            (85,411)               --
Treasury shares.............................           --           (288)                 --                288                --
                                               ----------       --------            --------          ---------        ----------
        Total stockholders' equity/partners'
          capital...........................    2,528,429        277,455             (34,509)           (36,641)        2,734,734
                                               ----------       --------            --------          ---------        ----------
        Total liabilities and stockholders'
          equity/ partners' capital.........   $7,156,784       $334,172            $(24,509)         $(219,418)       $7,247,029
                                               ==========       ========            ========          =========        ==========

---------------

(A) Represents the unaudited historical consolidated financial position of AIMCO as of September 30, 2000.

(B) Represents the unaudited historical consolidated financial position of OTEF as of September 30, 2000.

(C) Represents the following transactions of OTEF immediately prior to the merger: (i) the exercise by AIMCO of 652,125 options to acquire BACs; (ii) the redemption at $860.25 of each outstanding status quo BAC, for a total of $82; and (iii) the payment of the special distribution of $50,000.

(D)  Represents the following adjustments occurring as a result of the merger:
     (i) the issuance of $100,000 of Class P Preferred Stock, with a dividend rate of 9%, as merger consideration to holders of OTEF BAC interests outstanding as of September 30, 2000 and to the OTEF associate general partner; (ii) the issuance of 2,405 shares of AIMCO Class A Common Stock, valued at approximately $106,305 (based on $48.509 per share, which is the average of the high and low reported sales prices of AIMCO Class A common stock for the 20 trading-day period beginning on December 4, 2000, the third full trading day following the first public announcement of the merger) as merger consideration to holders of OTEF BAC interests outstanding as of September 30, 2000 and to the OTEF associate general partner; (iii) the payment of $2,585 to the Oxford principals and the OTEF non-employee directors as additional consideration for the options to acquire BACs; (iv) the reclassification of the OTEF options acquired by AIMCO in the Oxford Acquisition for $4,800, which is considered additional consideration in connection with the merger; (v) the reclassification of the fair value assigned to the OTEF general partner interest acquired by AIMCO in the Oxford Acquisition of $2,172; (vi) the elimination of AIMCO's investment in OTEF of $15,573, resulting from AIMCO's exercise of options to acquire BACs; and (vii) the allocation of the purchase price of OTEF based on the preliminary estimates of relative fair value of the asset and liabilities of OTEF.

     The total purchase price of OTEF is $287,579, as follows:

    Issuance of Class P Preferred Stock.........................   $ 100,000
    Issuance of 2,405 shares of AIMCO Class A Common Stock......     106,305
    Reclassification of OTEF options purchased in the Oxford
      Acquisition...............................................       4,800
    Reclassification of the OTEF general partner interest
      acquired by AIMCO in the Oxford Acquisition...............       2,172
    Additional consideration paid to the Oxford principals and the OTEF non-employee directors for the options to acquire
      BACs......................................................       2,585
    Assumption of OTEF liabilities, including additional
      borrowings by OTEF to pay a portion of the special
      distribution..............................................      66,717
    Transaction costs...........................................       5,000
                                                                   ---------
              Total.............................................   $ 287,579
                                                                   =========

    The purchase price was allocated to the various assets of OTEF to be acquired in the merger, as follows:

    Purchase Price..............................................   $ 287,579
    Historical basis of OTEF assets, net of payment of cash by
      OTEF for the redemption of the status quo BACs and payment
      of the special distribution...............................    (294,090)
                                                                   ---------
    Reduction to record OTEF's assets at AIMCO's costs as a
      result of the merger......................................   $  (6,511)
                                                                   =========

    The reduction was applied to OTEF's assets based on their relative fair values, as follows:

    Reduction in investments in bonds and notes receivable......   $  (5,084)
    Reduction in other assets...................................      (1,427)
                                                                   ---------
    Reduction to record OTEF's assets at AIMCO's costs as a
      result of the merger......................................   $  (6,511)
                                                                   =========

    The reduction in the assets of OTEF results from the excess of the historical net assets acquired over the consideration given in the merger. The write-down required by purchase accounting in the pro forma balance sheet has been applied to all non-current assets of OTEF.

    As of September 30, 2000, OTEF's partners' capital (after the redemption of the status quo BACs, AIMCO's exercise of options to acquire BACs and the payment of the special distribution) was $242,946, which is detailed as follows:

    General Partners' capital...................................   $  (1,670)
    Limited Partners' capital (after the redemption of the
      status quo BACs and the payment of the special
      distribution).............................................     159,493
    Accumulated other comprehensive income......................      85,411
    Treasury shares.............................................        (288)
                                                                   ---------
    Total partners' capital.....................................   $ 242,946
                                                                   =========

    Upon completion of the merger, the entire amount of OTEF partners' capital is eliminated.

(E) Represents the receipt of cash by OTEF from the exercise of 652,125 BACs by AIMCO at an exercise price of $23.88 per BAC.

(F) Represents the exercise of 652,125 BACs by AIMCO at an exercise price of $23.88 per BAC. AIMCO's investment in OTEF is recorded in Other assets.

(G) Represents the elimination of the investment in bonds with the secured tax-exempt bond financing on OTEF properties that are consolidated by AIMCO.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                      ADJUSTMENTS
                                                  ----------------------------------------------------
                                     PRE-MERGER                          OTEF                              MERGER
                                     PRO FORMA        OTEF            REDEMPTION            MERGER        PRO FORMA
                                      TOTAL(A)    HISTORICAL(B)   AND DISTRIBUTION(C)   ADJUSTMENTS(D)      TOTAL
                                     ----------   -------------   -------------------   --------------    ---------
RENTAL PROPERTY OPERATIONS
Rental and other property
  revenues.........................  $ 643,778       $    --             $  --             $     --       $ 643,778
Property operating expenses........   (263,389)           --                --                   --        (263,389)
Owned property management
  expense..........................    (19,699)           --                --                   --         (19,699)
Depreciation.......................   (157,696)           --                --                   --        (157,696)
                                     ---------       -------             -----             --------       ---------
Income from property operations....    202,994            --                --                   --         202,994
                                     ---------       -------             -----             --------       ---------
SERVICE COMPANY BUSINESS
Management fees and other income...     44,790            --                --                   --          44,790
Management and other expenses......    (27,119)           --                --                   --         (27,119)
                                     ---------       -------             -----             --------       ---------
Income from service company
  business.........................     17,671            --                --                   --          17,671
                                     ---------       -------             -----             --------       ---------
General and administrative
  expense..........................    (13,112)       (2,512)                                               (15,624)
Interest expense...................   (199,999)       (2,121)             (783)              13,200(E)
                                                                                               (202)(F)    (189,905)
Interest income....................     75,265        24,607                --                  508(G)
                                                                            --              (13,200)(E)      87,180
  Equity in losses of
    unconsolidated real estate
    partnerships...................    (11,995)           --                --                   --         (11,995)
Equity in losses of unconsolidated
  subsidiaries.....................    (27,274)           --                --                   --         (27,274)
Minority interest in other
  entities.........................        604            --                --                   --             604
Amortization of intangibles........     (5,860)           --                --                   --          (5,860)
                                     ---------       -------             -----             --------       ---------
Income from operations.............     38,294        19,974              (783)                 306          57,791
Gain (loss) on disposition of
  properties.......................     (1,785)           --                --                   --          (1,785)
                                     ---------       -------             -----             --------       ---------
Income before minority interest in
  operating partnership............     36,509        19,974              (783)                 306          56,006
Minority interest in operating
  partnership......................     (5,618)           --                --               (2,433)(H)      (8,051)
                                     ---------       -------             -----             --------       ---------
Net income.........................  $  30,891       $19,974             $(783)            $ (2,127)      $  47,955
                                     =========       =======             =====             ========       =========
Net income allocable to preferred
  stockholders.....................  $  56,885                                             $  9,000(I)    $  65,885
                                     =========                                             ========       =========
Net income (loss) allocable to
  common stockholders..............  $ (25,994)                                                           $ (17,930)
                                     =========                                                            =========
Basis earnings (loss) per common
  share............................  $   (0.42)                                                           $   (0.28)
                                     =========                                                            =========
Diluted earnings (loss) per common
  share............................  $   (0.42)                                                           $   (0.28)
                                     =========                                                            =========
Weighted average common shares
  outstanding......................     62,242                                                2,191(J)       64,433
                                     =========                                             ========       =========
Weighted average common shares and
  common share equivalents
  outstanding......................     62,242                                                2,191(J)       64,433(K)
                                     =========                                             ========       =========

---------------

(A) Represents AIMCO's pro forma consolidated results of operations for the year ended December 31, 1999, which gives effect to (i) the Regency Acquisition; (ii) the Dreyfuss Acquisitions; and (iii) the Oxford Acquisition. See "Pro Forma Financial Information (Pre-Merger)."

(B) Represents the audited historical consolidated results of operations of OTEF for the year ended December 31, 1999.

(C) Represents additional interest expense due to the additional borrowings by OTEF of $10,000 to pay a portion of the special distribution.

(D)  Represents the following adjustments occurring as a result of the merger:
     (i) the amortization of the discount on the bonds and notes receivable;
     (ii) the allocation of income to the Class P Preferred Stock issued in connection with the merger, at a dividend rate of 9%; and (iii) the issuance of AIMCO Class A Common Stock in connection with the merger.

(E) Represents the elimination of the interest income on the investment in bonds with the interest expense on the secured tax-exempt bond financing on OTEF properties that are consolidated by AIMCO.

(F) Represents adjustment for interest expense on additional borrowings for the additional consideration to the Oxford principals and the OTEF non-employee directors.

(G) Represents adjustment to amortize the discount on the bonds and notes receivable purchased from OTEF, using the effective interest method over the estimated lives of the bonds and notes receivable. The discount on the bonds is the result of AIMCO purchasing the bonds and notes receivable at a discount of $5,084. The discount is amortized to interest income based upon estimated future cash flows and the estimated timing of their receipt.

(H) Represents adjustment to minority interest in the Operating Partnership assuming the merger had occurred as of January 1, 1999. On a pro forma basis, as of December 31, 1999, the minority interest percentage is 11.9%.

(I) Represents the allocation of income to the Class P Preferred Stock issued in connection with the merger, at a dividend rate of 9%.

(J) Represents the number of shares of AIMCO Class A Common Stock to be issued in connection with the merger.

(K) On pro forma basis, there is a net loss allocable to common stockholders. As a result, there are no common stock equivalents included for the computation of diluted earnings (loss) per common share as they would be antidilutive.

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY

       PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (MERGER)
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                  ADJUSTMENTS
                                         PRE-MERGER   -----------------------------------                      MERGER
                                         PRO FORMA        OTEF          OTEF REDEMPTION         MERGER        PRO FORMA
                                          TOTAL(A)    HISTORICAL(B)   AND DISTRIBUTION(C)   ADJUSTMENTS(D)      TOTAL
                                         ----------   -------------   -------------------   --------------    ---------
RENTAL PROPERTY OPERATIONS
Rental and other property revenues.....  $ 792,138       $    --           $     --            $     --       $ 792,138
Property operating expenses............   (318,710)           --                 --                  --        (318,710)
Owned property management
  expense..............................    (11,172)           --                 --                  --         (11,172)
Depreciation...........................   (234,049)           --                 --                  --        (234,049)
                                         ---------       -------           --------            --------       ---------
Income from property operations........    228,207            --                 --                  --         228,207
                                         ---------       -------           --------            --------       ---------
SERVICE COMPANY BUSINESS
Management fees and other income.......     37,062            --                 --                  --          37,062
Management and other expenses..........    (25,196)           --                 --                  --         (25,196)
                                         ---------       -------           --------            --------       ---------
Income from service company business...     11,866            --                 --                  --          11,866
                                         ---------       -------           --------            --------       ---------
General and administrative expense.....     (9,589)       (1,939)                --                  --         (11,528)
Interest expense.......................   (222,681)       (1,943)              (688)              9,900(E)
                                                                                                   (178)(F)    (215,590)
Interest income........................     57,643        18,539                 --                 381(G)
                                                                                 --              (9,900)(E)      66,663
Equity in losses of unconsolidated real
  estate partnerships..................     (7,086)           --                 --                  --          (7,086)
Equity in losses of unconsolidated
  subsidiaries.........................     (4,477)           --                 --                  --          (4,477)
Minority interest in other entities....    (10,143)           --                 --                  --         (10,143)
Amortization of intangibles............     (4,563)           --                 --                  --          (4,563)
                                         ---------       -------           --------            --------       ---------
Income from operations.................     39,177        14,657               (688)                203          53,349
Gain (loss) on disposition of
  securities...........................         --        23,499                 --                  --          23,499
Gain (loss) on disposition of
  properties...........................     14,234            --                 --                  --          14,234
                                         ---------       -------           --------            --------       ---------
Income (loss) before minority interest
  in operating partnership.............     53,411        38,156               (688)                203          91,082
Minority interest in operating
  partnership..........................     (6,026)           --                 --              (3,818)(H)      (9,844)
                                         ---------       -------           --------            --------       ---------
Net income (loss)......................  $  47,385       $38,156           $   (688)           $ (3,615)      $  81,238
                                         =========       =======           ========            ========       =========
Net income allocable to preferred
  stockholders.........................  $  44,843                                             $  6,750(I)    $  51,593
                                         =========                                             ========       =========
Net income allocable to common
  stockholders.........................  $   2,542                                                            $  29,645
                                         =========                                                            =========
Basis earnings per common share........  $    0.04                                                            $    0.43
                                         =========                                                            =========
Diluted earnings per common share......  $    0.04                                                            $    0.42
                                         =========                                                            =========
Weighted average common shares
  outstanding..........................     66,641                                                2,191(J)       68,832
                                         =========                                             ========       =========
Weighted average common shares and
  common share equivalents
  outstanding..........................     68,478                                                2,191(J)       70,669
                                         =========                                             ========       =========

---------------

(A) Represents AIMCO's pro forma consolidated results of operations for the nine months ended September 30, 2000, which gives effect to (i) the 2000 Dreyfuss Acquisition; and (ii) the Oxford Acquisition. See "Pro Forma Financial Information (Pre-Merger)."

(B) Represents the unaudited historical consolidated results of operations of OTEF for the nine months ended September 30, 2000.

(C) Represents additional interest expense due to the additional borrowings by OTEF of $10,000 to pay a portion of the special distribution.

(D)  Represents the following adjustments occurring as a result of the merger:
     (i) the amortization of the discount on the bonds and notes receivable;
     (ii) the elimination of OTEF's historical gain on disposition of securities; (iii) the allocation of income to the Class P Preferred Stock issued in connection with the merger, at a dividend rate of 9%; and (iv) the issuance of AIMCO Class A Common Stock in connection with the merger.

(E) Represents the elimination of the interest income on the investment in bonds with the interest expense on the secured tax-exempt bond financing on OTEF properties that are consolidated by AIMCO.

(F) Represents adjustment for interest expense on additional borrowings for the additional consideration to the Oxford principals and the OTEF non-employee directors.

(G) Represents adjustment to amortize the discount on the bonds and notes receivable purchased from OTEF, using the effective interest method over the estimated lives of the bonds and notes receivable. The discount on the bonds is the result of AIMCO purchasing the bonds and notes receivable at a discount of $5,084 to OTEF's carrying value. The discount is amortized to interest income based upon estimated future cash flows and the estimated timing of their receipt.

(H) Represents adjustment to minority interest in the Operating Partnership assuming the merger had occurred as of January 1, 1999. On a pro forma basis, as of September 30, 2000, the minority interest percentage is 10.2%.

(I) Represents the allocation of income to the Class P Preferred Stock issued in connection with the merger, at a dividend rate of 9%.

(J) Represents the number of shares of AIMCO Class A Common Stock to be issued in connection with the merger.

                                    ANNEX A
                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 29, 2000 (this "Agreement"), is by and among APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation ("AIMCO"), AIMCO PROPERTIES, L.P., a Delaware limited partnership ("AIMCO OP"), AIMCO/OTEF, LLC, a Maryland limited liability company and subsidiary of AIMCO OP ("AIMCO/OTEF"), and OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP, a Maryland limited partnership ("OTEF").

     WHEREAS, OTEF is governed by a Third Amended and Restated Agreement of Limited Partnership, dated as of June 26, 1995 (the "OTEF Partnership Agreement"), by and among Oxford Tax Exempt Fund II Corporation, a Maryland corporation (the "OTEF Managing General Partner"), and OTEF II Associates Limited Partnership, a Maryland limited partnership (the "OTEF Associate General Partner"), as general partners (the "OTEF General Partners"), OTEF II Assignor Corporation, as the initial limited partner (the "OTEF Initial Limited Partner"), and all other persons who have become partners in the partnership as provided therein (together with the OTEF General Partners and the OTEF Initial Limited Partner, the "OTEF Partners");

     WHEREAS, AIMCO OP, as the managing member of AIMCO/OTEF (the "Managing Member"), and the OTEF Managing General Partner have determined that the merger of AIMCO/OTEF with and into OTEF on the terms set forth herein (the "Merger"), with OTEF as the surviving entity, is advisable and in the best interests of such company and its members and is fair to the partnership and its partners, and each has approved this Agreement; and

     WHEREAS, the Independent Real Estate Consultant under the OTEF Partnership Agreement has delivered to the OTEF Managing General Partner its opinion that the Merger is fair to OTEF, the Merger is fair to the OTEF BAC Holders and the OTEF Associate General Partner from a financial point of view, and OTEF's publicly reported book value per OTEF BAC for the quarter ended September 30, 2000 was fairly computed.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     SECTION 1.1 Definitions. The capitalized terms used in this Agreement and not otherwise defined shall have the following meanings (unless the context otherwise requires, such capitalized terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined):

     "Acquisition Proposal" shall have the meaning set forth in Section 6.5.

     "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Affiliated BAC" shall have the meaning set forth in the OTEF Partnership Agreement.

     "Agreement" shall have the meaning set forth in the recitals.

     "AIMCO Common Stock" shall mean Class A common stock, par value $.01 per share, of AIMCO.

     "AIMCO Floor Price" shall mean the average of the high and low reported sale prices (regular way) of AIMCO Common Stock on the New York Stock Exchange on each of twenty (20) consecutive full trading days ending on the applicable Determination Date, provided that, if an Ex-Dividend Date occurs during the 20-day measuring period established by this definition, then, for purposes of calculating the

AIMCO Floor Price, the prices for the AIMCO Common Stock on the Ex-Dividend Date shall be deemed to be the sum of the actual cash prices and the dividend related to such Ex-Dividend Date.

     "AIMCO Market Price" shall mean, (i) the average of the high and low reported sale prices (regular way) of AIMCO Common Stock on the New York Stock Exchange on each of twenty (20) consecutive full trading days beginning on the third full trading day following the first public announcement of the execution of this Agreement, (ii) $44 per share if the average determined pursuant to clause (i) is less than $44 per share or (iii) $50 per share if the average determined pursuant to (i) is greater than $50 per share, provided that, if an Ex-Dividend Date occurs during the 20-day measuring period established by this definition, then, for purposes of calculating the AIMCO Market Price, the prices for the AIMCO Common Stock on the Ex-Dividend Date shall be deemed to be the sum of the actual cash prices and the dividend related to such Ex-Dividend Date.

     "AIMCO OP" shall have the meaning set forth in the recitals.

     "AIMCO/OTEF" shall have the meaning set forth in the recitals.

     "AIMCO/OTEF Operating Agreement" shall mean the operating agreement of AIMCO/OTEF, dated as of November 9, 2000.

     "AIMCO OP General Partner" shall mean AIMCO-GP, Inc., a Delaware corporation and a wholly owned subsidiary of AIMCO.

     "AIMCO OP Partnership Agreement" shall mean the Third Amended and Restated Agreement of Limited Partnership, dated as of July 29, 1994, as amended, by and among AIMCO, AIMCO-GP, Inc., a Delaware corporation and a wholly owned subsidiary of AIMCO, AIMCO-LP, Inc., a Delaware corporation and a wholly owned subsidiary of AIMCO, and other Limited Partners.

     "AIMCO Preferred Stock" shall mean the Class P Convertible Cumulative Preferred Stock, par value $.01 per share, of AIMCO, which shall have the terms set forth in the Articles Supplementary.

     "AIMCO Registration Statement" shall have the meaning set forth in Section 6.6.

     "AIMCO SEC Reports" shall have the meaning set forth in Section 5.9.

     "Articles of Merger" shall have the meaning set forth in Section 2.2.

     "Articles Supplementary" shall mean the Articles Supplementary of AIMCO's Class P Convertible Cumulative Preferred Stock, par value $.01 per share, in the form attached hereto as Annex A.

     "Benefit Plan" shall mean, with respect to any Person, any plan, program, arrangement, practice or contract which provides benefits or compensation to or on behalf of employees, former employees, consultants, officers or directors of such Person or any of such Person's subsidiaries, including, without limitation, any employee pension benefit plan (whether or not insured), as defined in
Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured), as defined in Section 3(1) of ERISA, any stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock, or other stock plan (whether qualified or non-qualified), and any pension, welfare, termination, employment, change-in-control, severance, retirement, bonus, deferred compensation, incentive compensation, insurance (whether life, accident and health, or other and whether key man, group, workers compensation, or other), profit sharing, disability, thrift, day care, legal services, leave of absence, layoff, or supplemental or excess benefit plan, and any other benefit contract, arrangement, or procedure having the effect of a plan, whether formal, informal, written or oral, that is (or was at any time) sponsored, maintained or contributed to by such Person or by any trade or business (whether or not incorporated) which, together with such Person, would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA.

     "Blue Sky Laws" shall have the meaning set forth in Section 4.5.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are not required to be open.

     "Certificate" shall have the meaning set forth in Section 3.1.

     "Closing" shall have the meaning set forth in Section 2.3.

     "Closing Date" shall have the meaning set forth in Section 2.3.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Consents" shall have the meaning set forth in Section 6.2.

     "Contract" shall mean, with respect to any Person, any note, bond, indenture, lease, license, permit, franchise, deed of trust, mortgage, loan agreement or other document, instrument, obligation or agreement, oral or written, to which such Person or any of its subsidiaries is a party or by which any of them or their assets or properties is bound or affected.

     "Determination Date" shall mean any date on which the AIMCO Floor Price is calculated pursuant to Section 8.1(f).

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended (including without limitation any successor act), and the rules and regulations promulgated thereunder.

     "Excess Shares" shall have the meaning set forth in Section 3.3.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" shall have the meaning set forth in Section 3.2.

     "Ex-Dividend Date" shall mean the date that is two business days prior to the record date for a stock dividend payable on AIMCO Class A common stock.

     "Fairness Opinion" shall have the meaning set forth in Section 4.13.

     "GAAP" shall mean generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     "Governmental Authority" shall mean any government or any agency, bureau, board, commission, court, judicial or quasi-judicial body, department, authority, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

     "IRS" shall mean the United States Internal Revenue Service or any successor agency.

     "Indemnifiable Amount" shall have the meaning set forth in Section 6.5.

     "Indemnified Party" shall have the meaning set forth in Section 6.10.

     "Indemnifying Party" shall have the meaning set forth in Section 6.10.

     "Indemnitee" shall have the meaning set forth in Section 6.11.

     "Independent Directors" shall mean the directors of the OTEF Managing General Partner who are not employees of AIMCO, AIMCO OP or the OTEF Managing General Partner.

     "Independent Real Estate Consultant" shall mean Marshall & Stevens Incorporated or such other nationally recognized investment banking firm, accounting firm, mortgage banking firm, bank, real estate financial consulting firm or advisory firm as may be selected by the OTEF Managing General Partner in the event of a resignation by Marshall & Stevens Incorporated as the Independent Real Estate Consultant.

     "Law" shall mean any law, statute, rule, regulation, ordinance, decree or order of any Governmental Authority.

     "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, sublease, lien, adverse claim, levy, charge, option, right of others or restriction (whether on voting, sale, transfer, disposition or otherwise) or other encumbrance of any kind, whether imposed by agreement, understanding, law or equity, or any conditional sale contract, title retention contract or other contract to give or to refrain from giving any of the foregoing.

     "Losses" shall have the meaning set forth in Section 6.11.

     "Managing Member" shall have the meaning set forth in the recitals.

     "Maryland LLC Act" shall mean the Maryland Limited Liability Company Act.

     "Maryland Partnership Act" shall mean the Maryland Revised Uniform Limited Partnership Act.

     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on (i) the validity or enforceability of this Agreement,
(ii) the ability of such Person to perform its obligations under this Agreement or (iii) the business, assets, condition, results of operations or prospects of such Person and its subsidiaries, taken as a whole.

     "Merger" shall have the meaning set forth in the recitals.

     "Merger Consideration" shall mean the Share Consideration and any cash payable in lieu of fractional shares in accordance with Section 3.4.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "Notices" shall have the meaning set forth in Section 9.4.

     "Option" shall mean, with respect to any Person, any option, warrant, call, right, subscription, convertible or exchangeable security or other right, agreement, arrangement or commitment of any kind or character to which such Person or any of its subsidiaries is a party relating to the issued or unissued capital stock of such Person or any of its subsidiaries, or obligating such Person or any of its subsidiaries to issue, transfer, grant or sell any shares of capital stock of, or other equity interest in, or securities convertible into or exchangeable for any capital stock or other equity interest in, such Person or any of its subsidiaries.

     "Option Sale Agreements" shall mean that option sale agreement, dated September 20, 2000, among AIMCO, AIMCO OP, AIMCO NHP Properties, Inc., NHP Management Company, Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton and that option sale agreement, dated September 20, 2000, among AIMCO, AIMCO NHP Properties, Inc., NHP Management Company, Kenneth C. Willard, Cher B. Compton, Mary Ann Ewers, Brian M. Grant, Carol A. Kohl, Michael B. Tillett, Stephen P. Gavula, Jr., Scot
B. Barker and ORFG Operations, L.L.C.

     "Organizational Documents" shall mean (i) with respect to a corporation, its certificate or articles of incorporation and bylaws, (ii) with respect to any limited liability company, its certificate of formation, articles of organization, regulations and operating agreement, as applicable, (iii) with respect to any limited partnership, its certificate of limited partnership and limited partnership agreement, (iv) with respect to any general partnership, its partnership agreement, and (v) all other similar organizational documents.

     "OTEF" shall have the meaning set forth in the recitals.

     "OTEF AGP Interest" shall mean the OTEF Partnership Interest held by the OTEF Associate General Partner.

     "OTEF Associate General Partner" shall have the meaning set forth in the recitals.

     "OTEF BAC" shall mean a unit of beneficial assignee interest in OTEF and the related Right, including any Affiliated BAC and its related Right.

     "OTEF BAC Holder" shall mean a holder of an OTEF BAC.

     "OTEF General Partners" shall have the meaning set forth in the recitals.

     "OTEF Initial Limited Partner" shall have the meaning set forth in the recitals.

     "OTEF Managing General Partner" shall have the meaning set forth in the recitals.

     "OTEF Option Plans" shall mean the 1997 Incentive BAC Plan and the 1999 Incentive BAC Plan of OTEF.

     "OTEF Options" shall mean options to purchase OTEF BACs granted under one of the OTEF Option Plans or pursuant to agreements approved by the board of directors of the OTEF Managing General Partner.

     "OTEF Partners" shall have the meaning set forth in the recitals.

     "OTEF Partnership Interests" shall mean the OTEF BACs, the OTEF SQBs, the OTEF General Partners' interests in OTEF and the OTEF Initial Limited Partner's interest in OTEF.

     "OTEF Partnership Agreement" shall have the meaning set forth in the recitals.

     "OTEF SEC Reports" shall have the meaning set forth in Section 4.7.

     "OTEF SQB" shall mean a unit of status quo beneficial assignee interest in OTEF.

     "Outside Date" shall mean June 30, 2001.

     "Ownership Limit" shall have the meaning set forth in Section 3.3.

     "Person" shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

     "Potential Acquiror" shall have the meaning set forth in Section 6.5.

     "Prospectus/Information Statement" shall mean the prospectus/information statement of AIMCO and OTEF, which constitutes a part of the AIMCO Registration Statement.

     "Qualifying Income" shall have the meaning set forth in Section 6.5.

     "Redemption" shall have the meaning set forth in Section 6.12.

     "REIT Requirements" shall have the meaning set forth in Section 6.5.

     "REIT Status" shall mean, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under Sections 856 through 860 of the Code, (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code, and (c) the qualification and taxation of such Person as a real estate investment trust under analogous provisions of state and local law in various states and jurisdictions in which such Person owns property, operates or conducts business.

     "Representatives" shall mean, with respect to any Person, the officers, directors, employees, auditors and other agents and representatives of such Person.

     "Right" shall have the meaning set forth in the Rights Agreement.

     "Rights Agreement" shall mean the Rights Agreement, dated as of May 30, 1995, by and between OTEF and Crestar Bank, as rights agent.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Sellers" shall have the meaning set forth in Section 3.5.

     "Share Consideration" shall mean the shares of AIMCO Common Stock and AIMCO Preferred Stock issuable pursuant to Section 3.1.

     "Special Distribution" shall have the meaning set forth in Section 6.13.

     "Subsidiary" shall mean, with respect to any Person, (i) any corporation with respect to which such Person, directly or indirectly through one or more subsidiaries, (a) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (b) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (ii) any partnership with respect to which (a) such Person or a subsidiary of such Person is a general partner, (b) such Person and its subsidiaries together own more than 50% of the interests therein, or (c) such Person and its subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (iii) any limited liability company with respect to which (a) such Person or a subsidiary of such Person is the manager or managing member, (b) such Person and its subsidiaries together own more than 50% of the interests therein, or (c) such Person and its subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, or
(iv) any other entity in which such Person has, and/or one or more of its subsidiaries have, directly or indirectly, (a) at least a 50% ownership interest or (b) the power to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof.

     "Suit" shall have the meaning set forth in Section 9.12.

     "Superior Proposal" shall have the meaning set forth in Section 6.5.

     "Surviving Partnership" shall have the meaning set forth in Section 2.1.

     "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, duties, assessments, forfeiture or payment obligations (including, without limitation, any obligation under unclaimed property or escheat laws), or charge of any kind whatsoever imposed by a Governmental Authority including, without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, customs duty, fee, or assessment, including any interest, penalty, or addition thereto, whether disputed or not; and "Tax" shall mean any of the foregoing Taxes.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Transactions" shall mean the transactions contemplated by this Agreement.

     "Voting Debt" shall have the meaning set forth in Section 4.3.

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in accordance with the Maryland LLC Act and the Maryland Partnership Act, AIMCO/ OTEF shall be merged with and into OTEF in accordance with this Agreement and the separate existence of AIMCO/OTEF shall cease. OTEF shall be the surviving entity in the Merger (hereinafter sometimes referred to as the "Surviving Partnership").

     SECTION 2.2 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, the parties hereto shall execute and file articles of merger (the "Articles of Merger") with the State Department of Assessments and Taxation of the State of Maryland in accordance with the relevant provisions of the Maryland Partnership Act and the Maryland LLC Act. The Merger shall become effective upon filing of the Articles of Merger or such other time as may be provided in the Articles of Merger (the time the Merger becomes effective being referred to herein as the "Effective Time").

     SECTION 2.3 Closing. Subject to the satisfaction or waiver of all of the conditions to closing contained in Article 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Washington, D.C. time, on a date to be specified by the parties, which shall be no earlier than January 2, 2001 and no later than the fifth Business Day after the satisfaction or waiver of the conditions to Closing contained in Article 7, at the offices of Shaw Pittman, 2300 N Street, N.W., Washington, D.C. 20037, unless another date, time or place is agreed to in writing by the parties hereto. The date and time at which the Closing occurs is referred to herein as the "Closing Date."

     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the Maryland LLC Act and the Maryland Partnership Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of AIMCO/OTEF and OTEF shall vest in the Surviving Partnership, and all debts, liabilities and duties of AIMCO/OTEF and OTEF shall become the debts, liabilities and duties of the Surviving Partnership.

     SECTION 2.5 Certificate of Limited Partnership. The Certificate of Limited Partnership of OTEF, as in effect immediately prior to the Effective Time, shall be the Certificate of Limited Partnership for the Surviving Partnership without change or amendment until thereafter amended in accordance with the terms thereof and with applicable law.

     SECTION 2.6 Partnership Agreement. The OTEF Partnership Agreement, as in effect immediately prior to the Effective Time, shall be the partnership agreement of the Surviving Partnership without change or amendment until thereafter amended in accordance with the terms thereof and with applicable law.

     SECTION 2.7 General Partner. The OTEF Managing General Partner shall be the managing general partner of the Surviving Partnership until removed or replaced in accordance with the terms of the partnership agreement of the Surviving Partnership.

     SECTION 2.8 Withholding Rights. AIMCO OP or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any OTEF BAC Holder, such amounts as AIMCO OP or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by AIMCO OP or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the OTEF BAC Holder, in respect of which such deduction and withholding was made by AIMCO OP or the Exchange Agent.

     SECTION 2.9 Tax Treatment of the Merger. The parties hereto agree that the Merger, together with all other transactions contemplated by this Agreement, will be treated for United States federal income tax purposes as a purchase of the OTEF BACs (other than OTEF BACs held by AIMCO OP) by AIMCO OP, in exchange for the Merger Consideration. The parties agree to report the Merger accordingly.

                                   ARTICLE 3

                      CONVERSION OF PARTNERSHIP INTERESTS

     SECTION 3.1  Effect of the Merger on Partnership Interests in OTEF.

     a. Except as otherwise provided in Section 3.3, and subject to Section 3.1(b), as of the Effective Time, by virtue of the Merger and without any action on the part of the OTEF General Partners and the OTEF Initial Limited Partner:

          i. each issued and outstanding OTEF Partnership Interest held by AIMCO OP shall remain issued and outstanding;

          ii. each issued and outstanding OTEF Partnership Interest held by the OTEF Managing General Partner shall remain issued and outstanding;

          iii. each issued and outstanding OTEF Partnership Interest held by the OTEF Initial Limited Partner shall remain issued and outstanding;

          iv. each issued and outstanding OTEF BAC (except any such OTEF BAC held by AIMCO OP or the OTEF Associate General Partner) shall be converted into the right to receive $28.20 of consideration comprised of (i) 0.547 shares of AIMCO Preferred Stock and (ii) the number of shares of AIMCO Common Stock equal to $14.525 divided by the AIMCO Market Price (the "Share Consideration");

          v. the OTEF AGP Interest shall be converted into the right to receive $1,000 of consideration comprised of (i) 19 shares of AIMCO Preferred Stock and (ii) the number of shares of AIMCO Common Stock equal to $525.00 divided by the AIMCO Market Price; and

          vi. each outstanding OTEF Option shall be terminated.

     As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all of the OTEF Partnership Interests other than those held by AIMCO OP, the OTEF Managing General Partner and the OTEF Initial Limited Partner shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each OTEF BAC Holder (other than AIMCO OP, the OTEF Managing General Partner and the OTEF Initial Limited Partner) and the OTEF Associate General Partner shall thereafter cease to have any rights with respect to such OTEF BACs and OTEF AGP Interest, except the right to receive, without interest, the applicable Share Consideration and cash, if any, for fractional shares of AIMCO Common Stock and AIMCO Preferred Stock in accordance with Section 3.4, in the case of an OTEF BAC Holder, upon the surrender of a certificate that, immediately prior to the Effective Time, represented an outstanding OTEF BAC (a "Certificate"). In addition, as a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all Rights shall, in accordance with their terms, no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of Rights shall thereafter cease to have any rights with respect thereto.

     b. At the Effective Time, the membership interest in AIMCO/OTEF shall be converted into the number of OTEF BACs and the OTEF AGP Interest acquired from the OTEF BAC Holders and OTEF Associate General Partner.

     SECTION 3.2  Exchange of Certificates.

     a. At the Closing, AIMCO shall transfer to AIMCO OP the aggregate number of shares of AIMCO Common Stock and AIMCO Preferred Stock that may be issued in the Merger, and AIMCO OP shall deposit (or cause to be deposited) with a bank or trust company to be designated by AIMCO and reasonably acceptable to OTEF (the "Exchange Agent"), for the benefit of the OTEF BAC Holders, for exchange in accordance with this Article 3, (i) certificates representing the aggregate number of shares of AIMCO Common Stock and AIMCO Preferred Stock that may be issued in respect of the OTEF BACs in the Merger and (ii) cash in an amount sufficient to pay the aggregate amount of cash payable in lieu of fractional shares of AIMCO Common Stock and AIMCO Preferred Stock pursuant to Section 3.4. AIMCO Common Stock and AIMCO Preferred Stock into which the OTEF BACs shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time.

     b. As soon as reasonably practicable after the Effective Time, AIMCO OP shall cause the Exchange Agent to mail to each holder of record of the OTEF BACs immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions, including signature guarantee provisions, as AIMCO may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect to the OTEF BACs formerly represented thereby.

     c. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other sub-agent or sub-agents as may be appointed by AIMCO, together with a letter of transmittal, duly executed with signature guarantees, and such other documents as AIMCO or the Exchange Agent shall reasonably request, the holder of such Certificate shall be entitled to receive as soon as reasonably practicable after the Effective Time in exchange therefor, (i) certificates representing the number of shares of AIMCO Common Stock and AIMCO Preferred Stock which such holder has the right to receive pursuant to the provisions of this Article 3 and (ii) a check in an amount equal to the cash, if any, which such holder has the right to receive in lieu of fractional shares of AIMCO Common Stock and AIMCO Preferred Stock pursuant to this Article 3 (in each case, less the amount of any required withholding taxes), and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.2(c), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration with respect to the OTEF BACs formerly represented thereby.

     d. AIMCO shall have the right to make reasonable rules, not inconsistent with the terms of this Agreement, governing the issuance and delivery of certificates for shares of AIMCO Common Stock and AIMCO Preferred Stock into which the OTEF BACs and OTEF AGP Interest are converted in the Merger.

     SECTION 3.3 AIMCO Ownership Limit. Notwithstanding any other provision of this Agreement to the contrary, AIMCO shall not be obligated to issue shares of AIMCO Common Stock or AIMCO Preferred Stock to any Person if such issuance would result in a violation of the ownership limit (the "Ownership Limit") set forth in AIMCO's Organizational Documents. In lieu of issuing any shares (the "Excess Shares") of AIMCO Common Stock or AIMCO Preferred Stock that would result in any Person receiving a number of shares of AIMCO Common Stock or AIMCO Preferred Stock in excess of the Ownership Limit, AIMCO shall pay to such Person cash in an amount equal to the number of such Excess Shares multiplied, with respect to AIMCO Common Stock, by the AIMCO Market Price as of the Effective Time, and, with respect to AIMCO Preferred Stock, $25.

     SECTION 3.4  Dividends, Fractional Shares, Etc.

     a. Notwithstanding any other provisions of this Agreement, dividends or other distributions declared after the Effective Time on AIMCO Common Stock and AIMCO Preferred Stock shall be paid into an escrow for the benefit of the holder of any unsurrendered Certificate or Certificates, and all proceeds in escrow shall be released to the holder upon such surrender, and no cash payment in lieu of fractional shares of AIMCO Common Stock or AIMCO Preferred Stock shall be paid to any such holder pursuant to Section 3.4(b) until such Certificate or Certificates are surrendered for exchange as provided for in this Article 3. Subject to the effect of applicable laws, following the surrender of any such Certificate, there shall be paid, without interest, to the Person in whose name the certificates representing the shares of AIMCO Common Stock or AIMCO Preferred Stock into which the OTEF BACs formerly represented by such Certificate were converted are registered, (i) at the time of such surrender, the amount of all dividends and other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of AIMCO Common Stock or AIMCO Preferred Stock and not yet paid (less the amount of any applicable withholding taxes) and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, payable with respect to such whole shares of AIMCO Common Stock or AIMCO Preferred Stock, less the amount of any withholding taxes which may be required thereon.

     b. No fractional shares of AIMCO Common Stock or AIMCO Preferred Stock shall be issued in the Merger. All fractional shares of AIMCO Common Stock or AIMCO Preferred Stock that an OTEF BAC Holder would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the fraction of a share to which such holder would otherwise have been entitled by (ii)(A) with respect to AIMCO Common Stock, the AIMCO Market Price or (B) with respect to the AIMCO Preferred Stock, $25. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional shares of AIMCO Common Stock.

     c. At and after the Effective Time, there shall be no further registration of transfers of OTEF Partnership Interests. If, after the Effective Time, Certificates are presented to the Surviving Partnership, they shall be exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

     d. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the OTEF BACs represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificates or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     e. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Article 3 that remains unclaimed by the former OTEF BAC Holders one year after the Effective Time shall be delivered to AIMCO OP. Any such holder who has not theretofore exchanged his Certificates for the Merger Consideration in accordance with this Article 3 shall thereafter look only to AIMCO OP for payment of the applicable Merger Consideration and unpaid dividends and distributions on the AIMCO Common Stock or AIMCO Preferred Stock deliverable in respect thereof and held in escrow, determined pursuant to this Agreement, in each case, without interest. None of AIMCO, AIMCO OP, OTEF or the Surviving Partnership shall be liable to any former OTEF BAC Holder for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by any former OTEF BAC Holder three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of AIMCO OP, free and clear of any claims or interest of any person previously entitled thereto.

     f. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by AIMCO OP, the posting by such Person of a bond in such reasonable amount as AIMCO OP may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and unpaid dividends and distributions on shares of AIMCO Common Stock or AIMCO Preferred Stock deliverable in respect thereof pursuant to this Agreement.

     SECTION 3.5  OTEF Principal Option Rights.

     AIMCO shall pay to the Sellers (as defined in each of the Option Sale Agreements) the amounts owed to such Sellers under Section 1 of each of the Option Sale Agreements.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF OTEF

     OTEF hereby represents and warrants to AIMCO, AIMCO OP and AIMCO/OTEF that:

     SECTION 4.1 Organization and Qualifications. OTEF is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite partnership power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on OTEF. OTEF is duly qualified or licensed as a foreign partnership to transact business, and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on OTEF.

     SECTION 4.2 Organizational Documents. OTEF has furnished to AIMCO true and complete copies of its Certificate of Limited Partnership and the OTEF Partnership Agreement, as in effect on the date of this Agreement. Such Organizational Documents are in full force and effect and OTEF is not in violation of any provision of its Organizational Documents.

     SECTION 4.3  Capitalization.

     a. The outstanding interests in OTEF, as of September 30, 2000, are as follows: (i) a 0.002% partnership interest held by the OTEF Managing General Partner; (ii) a 1.998% partnership interest held by the OTEF Associate General Partner; and (iii) a 98% partnership interest held by the OTEF Initial Limited Partner, who has assigned rights to the limited partnership interests in OTEF to OTEF BAC Holders holding 7,344,425 OTEF BACs and OTEF SQB Holders holding 97 OTEF SQBs. The Rights will not become exercisable upon the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein.

     b. There are no bonds, debentures, notes or other indebtedness having the right to vote or approve (or convertible into any interests of OTEF having the right to vote or approve) any matters for which the holders of OTEF Partnership Interests may vote or approve ("Voting Debt"). There are no outstanding subscriptions, calls, options, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating OTEF to issue, deliver or sell, or cause to be issued, delivered or sold, additional OTEF BACs, OTEF SQBs or other ownership interests in OTEF or any Voting Debt of OTEF or obligating OTEF to grant, extend or enter into any such agreement or commitment, except for the OTEF Options.

     SECTION 4.4 Authority Relative to This Agreement. OTEF has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by OTEF, the performance by OTEF of its obligations hereunder and the consummation by OTEF of the Transactions have been duly and validly authorized by all necessary action on the part of OTEF or its partners, including the approval of the Merger based on the terms herein by the OTEF Managing General Partner, and no other proceedings on the part of OTEF or its partners are necessary to authorize this Agreement or to consummate the Transactions (other than the non-withdrawal of the Fairness Opinion and the filing of the Articles of Merger). This Agreement has been duly and validly executed and delivered by OTEF and, assuming the due authorization, execution and delivery thereof by AIMCO, AIMCO OP and AIMCO/OTEF, constitutes the legal, valid and binding obligation of OTEF, enforceable against OTEF in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     SECTION 4.5  No Conflict; Required Filings and Consents; Certain Contracts.

     a. The execution and delivery of this Agreement by OTEF does not, and the performance of its obligations under this Agreement and the consummation of the Transactions by OTEF will not, (i) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person other than the OTEF Managing General Partner under, or violate any provision of, the Organizational Documents of OTEF; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for
(A) applicable requirements of the Exchange Act, the Securities Act and state securities or "blue sky" laws ("Blue Sky Laws") and (B) the filing of the Articles of Merger; (iii) subject to the making of the filings and obtaining the approvals identified in clause (ii), conflict with or violate any Law, judgment, order, writ, injunction or decree applicable to OTEF or by which any property or asset of OTEF is bound or affected; or (iv) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by OTEF or modification in a manner adverse to OTEF of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any OTEF Partnership Interest or any property or asset of OTEF pursuant to, any Contract of OTEF, except, in each case, such as would not prevent or delay in any material respect consummation of the Merger, or otherwise, individually or in the aggregate, prevent OTEF from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Material Adverse Effect on OTEF.

     b. Except as set forth in the Contracts filed (or incorporated by reference) as exhibits to OTEF's Annual Report on Form 10-K for the year ended December 31, 1999 or the other OTEF SEC Reports filed thereafter, there are no Contracts to which OTEF is a party or by which OTEF or any asset of OTEF is bound, which by its terms materially limits the ability of OTEF or, after consummation of the Transactions, would by its terms materially limit the ability of AIMCO or any of its affiliates, to engage in any business in any area or for any period.

     SECTION 4.6 Compliance. OTEF is not in conflict with, or in default or violation of, (a) any Law applicable to it or by which any of its properties or assets are bound or affected, or (b) any Contract to which it is a party or by which it or any of its properties or assets are bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on OTEF.

     SECTION 4.7 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by OTEF with the SEC since January 1, 1998 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "OTEF SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the OTEF SEC Reports, as of their respective dates, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. OTEF has made available to AIMCO true, accurate and complete copies of all of the OTEF SEC Reports. The financial statements of OTEF included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) in all material respects the financial position of OTEF as at the dates thereof and the results of its operations and cash flows for the periods then ended. Since December 31, 1999, OTEF has not incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the balance sheet of OTEF as at December 31, 1999 (including the notes thereto) or
(b) which (i) were incurred in the ordinary course of business after December 31, 1999 and consistent with past practices, or (ii) are disclosed in the OTEF SEC Reports filed after December 31, 1999 or (iii) are not in the aggregate material. Since January 1, 1998, OTEF has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since December 31, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of OTEF.

     SECTION 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in any OTEF SEC Report, since December 31, 1999, (a) OTEF has conducted its business only in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Material Adverse Effect on OTEF other than events or developments generally affecting the industry in which OTEF operates.

     SECTION 4.9 Litigation. Except as disclosed in the OTEF SEC Reports, there are no claims, suits, actions or proceedings pending or, to OTEF's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Authority pending or, to OTEF's knowledge, threatened or contemplated, against, relating to or affecting OTEF, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on OTEF, or to prohibit or materially restrict the consummation of the Transactions, nor is there any judgment, decree, order, injunction, writ or rule of any Governmental Authority or any arbitrator outstanding against OTEF having, or which, insofar as can be reasonably foreseen, in the future is likely to have, a Material Adverse Effect on OTEF. In addition, to the knowledge of OTEF, there have not been any developments with respect to any of the claims, suits, actions, proceedings, investigations or reviews disclosed in the OTEF SEC Reports which, insofar as can be reasonably foreseen, in the future are likely to have a Material Adverse Effect on OTEF.

     SECTION 4.10 AIMCO Registration Statement. The information supplied or to be supplied by OTEF or its Representatives for inclusion in the AIMCO Registration Statement will not, either at the time such document is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The AIMCO Registration Statement, as to information supplied by OTEF or its Representatives, will comply in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 4.11 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of OTEF.

     SECTION 4.12  Taxes.

     a. OTEF has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns and amendments thereto are, or will be before the Effective Time, true, complete and correct in all material respects.

     b. OTEF has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all material Taxes due with respect to any period ending prior to or as of the Effective Time.

     c. No deficiency or adjustment for any material Taxes has been proposed, asserted or assessed against OTEF that has not been resolved or paid or for which an adequate accrual has not been established in accordance with generally accepted accounting principles. There are no Liens for material Taxes upon the assets of OTEF, except Liens for current Taxes not yet due.

     d. OTEF has not granted any power of attorney (or similar authority) as to any matter regarding any Taxes, audit, or Tax Return, which power of attorney remains in effect or outstanding.

     e. OTEF has complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes, including, without limitation, the withholding and reporting requirements under sections 1441 through 1446 of the Code.

     f. OTEF has not received any notice from any authority that it intends to assess any additional Taxes for any period that ends on or before the Effective Time. There is no audit or other proceeding presently pending or threatened with regard to any Taxes or Tax Returns of OTEF. OTEF has not received a written ruling from a taxing authority relating to any Tax or entered into a written agreement with a taxing authority relating to any Tax if such ruling or agreement could have a continuing effect after the Effective Time.

     g. OTEF has not waived any statute of limitations with respect to any Tax or Tax Return or agreed to any extension of time with respect to a Tax assessment or deficiency, which has continuing effect.

     h. OTEF has not agreed to make nor has OTEF or the IRS proposed any adjustment pursuant to section 481(a) of the Code (or any predecessor provision); and there is no application pending with any taxing authority requesting permission for any change in any accounting method which, in each respective case, would reasonably cause OTEF to include any adjustment in taxable income for any taxable period.

     i. Neither the IRS nor any other Governmental Authority has challenged the status of OTEF as a "partnership" for Federal income tax purposes, and OTEF has at all times complied with the 90% gross income requirement set forth in Section 7704(c) of the Code to be treated as a "partnership" for Federal income tax purposes.

     j. OTEF has not entered into any Contract and does not otherwise maintain any Benefit Plan that would result in the disallowance of any tax deductions pursuant to section 162(m) or section 280G of the Code. No "consent" within the meaning of section 341(f) of the Code has been filed with respect to OTEF.

     k. All Tax sharing agreements, Tax indemnity agreements and similar agreements to which OTEF is a party are disclosed on Schedule 4.12 hereto.

     l. OTEF does not own (as determined for purposes of Section 856 of the Code and with the same meaning as used in the Investment Company Act of 1940, as amended), directly or indirectly, (i) securities (other than real estate assets within the meaning of Section 856(c)(5)(B) of the Code) possessing more than 10 percent (10%) of the total voting power of any issuer, or (ii) securities (other than real estate assets within the meaning of Section 856(c)(5)(B) of the Code) having a value of more than ten percent (10%) of the total value of the outstanding securities of any issuer, other than securities satisfying the straight debt safe harbor of Section 856(c)(7) of the Code.

     m. OTEF has not made an election under Section 754 of the Code.

     SECTION 4.13 Opinion of the Independent Real Estate Consultant. The OTEF Managing General Partner has received the opinion of the Independent Real Estate Consultant, dated as of November 29, 2000 (the "Fairness Opinion"), to the effect that, as of such date, the Merger is fair to OTEF, the Merger is fair to the OTEF BAC Holders and the OTEF Associate General Partner from a financial point of view and OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and a copy of the Fairness Opinion has been delivered to AIMCO, and such opinion has not been withdrawn or modified.

     SECTION 4.14 Advisers to Independent Directors. As of the date of this Agreement, the OTEF Managing General Partner, on behalf of the independent directors on its board of directors, has retained PricewaterhouseCoopers LLP and Kirkpatrick & Lockhart LLP to provide information to the independent directors with respect to this Agreement and the Merger.

                                   ARTICLE 5

        REPRESENTATIONS AND WARRANTIES OF AIMCO, AIMCO OP AND AIMCO/OTEF

     AIMCO, AIMCO OP and AIMCO/OTEF hereby represent and warrant, jointly and severally, to OTEF that:

     SECTION 5.1 Organization and Qualifications; Subsidiaries. Each of AIMCO, AIMCO OP and AIMCO/OTEF is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO, AIMCO OP or
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AIMCO/OTEF. Each of AIMCO, AIMCO OP and AIMCO/OTEF is duly qualified or licensed as a foreign corporation or partnership to transact business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO, AIMCO OP or AIMCO/OTEF.

     SECTION 5.2 Charter and Bylaws of AIMCO. Complete and correct copies of the charter and bylaws of AIMCO, as amended and supplemented to date, have been filed (or incorporated by reference) as exhibits 3.1 and 3.2, respectively, to AIMCO's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000. Such Organizational Documents are in full force and effect and AIMCO is not in violation of any provision of its Organizational Documents.

     SECTION 5.3 Organizational Document of AIMCO OP. AIMCO OP has furnished to OTEF true and complete copies of its Certificate of Limited Partnership and Agreement of Limited Partnership, as in effect on the date of this Agreement. Such Organizational Documents are in full force and effect, and AIMCO OP is not in violation of any provision of its Organizational Documents.

     SECTION 5.4 Organizational Documents of AIMCO/OTEF. AIMCO/OTEF has furnished to OTEF true and complete copies of its Articles of Organization and the AIMCO/OTEF Operating Agreement, as in effect on the date of this Agreement. Such Organizational Documents are in full force and effect and AIMCO/OTEF is not in violation of any provision of its Organizational Documents.

     SECTION 5.5 Capitalization. As of September 30, 2000, the capitalization of AIMCO is as set forth in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, as filed with the SEC.

     SECTION 5.6 Authority Relative to This Agreement. Each of AIMCO, AIMCO OP and AIMCO/ OTEF has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, other than such authority as will be obtained prior to the Closing. The execution and delivery of this Agreement by AIMCO, AIMCO OP and AIMCO/OTEF, the performance by AIMCO, AIMCO OP and AIMCO/OTEF of their respective obligations hereunder and the consummation by AIMCO, AIMCO OP and AIMCO/OTEF of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of AIMCO, AIMCO OP or AIMCO/OTEF are necessary to authorize this Agreement or to consummate the Transactions (other than the filing of the Articles of Merger), other than such action or proceedings as will be completed prior to the Closing of the Merger. This Agreement has been duly and validly executed and delivered by AIMCO, AIMCO OP and AIMCO/OTEF and, assuming the due authorization, execution and delivery thereof by OTEF, constitutes the legal, valid and binding obligation of AIMCO, AIMCO OP and AIMCO/OTEF, enforceable against AIMCO, AIMCO OP and AIMCO/ OTEF in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to creditors' rights generally and by equitable principles to which the remedies of specific performance and injunctive and similar forms of relief are subject.

     SECTION 5.7 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by AIMCO, AIMCO OP and AIMCO/OTEF do not, and the performance of their respective obligations under this Agreement and the consummation of the Transactions by AIMCO, AIMCO OP and AIMCO/OTEF will not, (a) conflict with, result in a breach of, cause a dissolution or require the consent or approval of any Person under, or violate any provision of, the Organizational Documents of AIMCO, AIMCO OP or AIMCO/OTEF, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act or the Blue Sky Laws, and (ii) the filing or the Articles of Merger, (c) subject to the making of the filings and obtaining the approvals identified in clause (b), conflict with or violate any Law, judgment, order, writ, injunction or decree applicable to AIMCO, AIMCO OP or AIMCO/OTEF or by which any property or asset of AIMCO, AIMCO OP or AIMCO/
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OTEF is bound or affected, or (d) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss by AIMCO, AIMCO OP or AIMCO/OTEF or modification in a manner adverse to AIMCO, AIMCO OP or AIMCO/OTEF of any right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a Lien or other encumbrance on any securities issued by, or any property or asset of, AIMCO, AIMCO OP or AIMCO/OTEF pursuant to, any Contract of AIMCO, AIMCO OP or AIMCO/OTEF, except, in each case, such as would not prevent or delay AIMCO, AIMCO OP or AIMCO/OTEF from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO.

     SECTION 5.8 Compliance. Neither AIMCO, AIMCO OP nor AIMCO/OTEF is in conflict with, or in default or violation of, (a) any Law applicable to such Person or by which any property or asset of such Person is bound or affected, or
(b) any Contract to which AIMCO, AIMCO OP or AIMCO/OTEF is a party or by which such Person or any property or asset of such Person is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on AIMCO or AIMCO OP.

     SECTION 5.9 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by AIMCO with the SEC since November 15, 1999 and prior to the date hereof (as such documents have been amended prior to the date hereof, the "AIMCO SEC Reports"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. None of the AIMCO SEC Reports, as of their respective dates, contained or contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof. AIMCO has made available to OTEF true, accurate and complete copies of all of the AIMCO SEC Reports. The consolidated financial statements of AIMCO and its subsidiaries included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments) in all material respects the consolidated financial position of AIMCO and its subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1999, AIMCO has not incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies (a) which are reflected on the consolidated balance sheet of AIMCO and its subsidiaries as at December 31, 1999 (including the notes thereto) or (b) which (i) were incurred in the ordinary course of business after December 31, 1999 and consistent with past practices, or (ii) are disclosed in the AIMCO SEC Reports filed after December 31, 1999. Since November 15, 1999, AIMCO has timely filed with the SEC all forms, reports and other documents required to be filed prior to the date hereof, pursuant to the Securities Act, the Exchange Act or the rules and regulations thereunder. Since December 31, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of AIMCO.

     SECTION 5.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in any AIMCO SEC Report, since December 31, 1999, (a) AIMCO and its subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (b) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Material Adverse Effect on AIMCO other than events or developments generally affecting the industry in which AIMCO operates.

     SECTION 5.11 Litigation. Except as disclosed in the AIMCO SEC Reports, there are no claims, suits, actions or proceedings pending or, to AIMCO's knowledge, threatened or contemplated, nor are there any investigations or reviews by any Governmental Authority pending or, to AIMCO's knowledge, threatened or contemplated, against, relating to or affecting AIMCO or any of its subsidiaries, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AIMCO or AIMCO OP, or to prohibit or materially restrict the consummation of the Transactions, nor is there any judgment, decree, order, injunction, writ or rule of any Governmental Authority or any arbitrator outstanding against AIMCO or any of its subsidiaries having, or which, insofar as can be reasonably foreseen, in the future is likely to have, a Material Adverse Effect on AIMCO or AIMCO OP. In addition, there have not been any developments with respect to any of the claims, suits, actions, proceedings, investigations or reviews disclosed in the AIMCO SEC Reports which, insofar as can be reasonably foreseen, in the future are likely to have a Material Adverse Effect on AIMCO or AIMCO OP.

     SECTION 5.12 Authorization for AIMCO Common Stock and AIMCO Preferred Stock. The shares constituting the Share Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of AIMCO will have any preemptive right or similar rights of subscription or purchase in respect thereof. The shares constituting the Share Consideration will be registered under the Securities Act and will be registered or exempt from registration under all applicable state securities laws, and such shares will, when issued, be approved for listing on the NYSE, subject to official notice of issuance.

     SECTION 5.13 AIMCO Registration Statement. The information supplied or to be supplied by AIMCO or its Representatives for inclusion in the AIMCO Registration Statement will not, either at the time such document is filed with the SEC, at the time any amendment thereof or supplement thereto is filed with the SEC, or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The AIMCO Registration Statement will comply in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

     SECTION 5.14 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based on any arrangement or agreement made by or on behalf of AIMCO.

     SECTION 5.15 REIT Status. AIMCO has been organized and operated in conformity with the requirements for qualification as a real estate investment trust under the Code for its taxable years ended December 31, 1997, 1998 and 1999, AIMCO's present and proposed method of operation will enable it to continue to meet the requirements for qualification as a real estate investment trust under the Code, and the consummation of the transactions contemplated by this Agreement will not adversely affect AIMCO's ability to continue to meet such requirements.

                                   ARTICLE 6

                                   COVENANTS

     SECTION 6.1 Notification of Certain Matters. Each of the parties hereto shall give prompt notice to the other parties hereto of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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     SECTION 6.2  Further Action, Reasonable Efforts; Consents and
Approvals. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and otherwise to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, certificates, qualifications and orders of, and make all filings and required submissions with, all Governmental Authorities, and all shareholders, lenders and partners of, and parties to Contracts with, AIMCO, AIMCO OP, AIMCO/OTEF, OTEF or any other Person, in each case, as are necessary or desirable for the consummation of the transactions contemplated hereby (collectively "Consents"). OTEF shall, as soon as possible prior to the Closing, deliver to AIMCO copies of all Consents obtained by OTEF. AIMCO shall, as soon as possible prior to the Closing, deliver to OTEF copies of all Consents obtained by AIMCO. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, AIMCO and OTEF shall use commercially reasonable efforts to take all such action. Prior to the Closing, each party shall use its best efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue.

     SECTION 6.3 Conduct of Business by OTEF Pending the Closing. From the date hereof through the Closing, except as expressly permitted or contemplated by this Agreement, unless AIMCO shall otherwise agree in writing prior to the taking of any action prohibited by the terms of this Section 6.3, OTEF shall conduct its operations and business in the ordinary, usual and regular course of business and consistent with past practice and use commercially reasonable efforts to keep available the services of its present officers and key employees and preserve the goodwill and business relationships with all Persons having business relationships with it. In addition, OTEF shall make a quarterly distribution of at least $0.565 per BAC on each regularly scheduled distribution date occurring during the first two quarters of 2001 (in respect of distributions for the last quarter of 2000 and the first quarter of 2001), if the Closing has not occurred prior to such distribution date.

     SECTION 6.4 Access to Information. From the date hereof to the Effective Time, each of AIMCO and OTEF shall (and shall cause their respective subsidiaries and Representatives to) afford the Representatives of the other party reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books, records and Tax Returns, and shall furnish such Representatives with all financial, operating and other data and information as may be reasonably requested.

     SECTION 6.5  No Solicitation.

     a. Neither OTEF nor the OTEF Managing General Partner shall, and each of OTEF and the OTEF Managing General Partner shall cause each of its and their respective officers, directors, employees, representatives (including investment bankers, attorneys and accountants retained by or on behalf of either OTEF or the OTEF Managing General Partner), agents or affiliates not to, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide any information to, or afford any access to the properties, books or records of OTEF or the OTEF Managing General Partner to, or otherwise take any other action to assist or facilitate, any Person or group (other than AIMCO, AIMCO OP or AIMCO/OTEF) concerning any Acquisition Proposal (as defined below) or that may reasonably be expected to lead to the making of any Acquisition Proposal, except to the extent required by law. Notwithstanding the foregoing and subject to compliance with Section 6.5(b) and the prior execution by such Person or group of a confidentiality agreement in connection with such matter, OTEF or the OTEF Managing General Partner may furnish or provide access to information to or enter into discussions or negotiations with any Person or entity that has made an unsolicited bona fide Acquisition Proposal that the board of directors of the OTEF Managing General Partner determines is reasonably likely to constitute or lead to a Superior Proposal, as defined below, if, and only to the extent that, the board of directors of the OTEF Managing General Partner, after consultation with outside legal counsel to the OTEF Managing General Partner, determines in good faith that failure to do so could result in a breach of the fiduciary duty of the board of directors of the OTEF Managing General Partner to OTEF's security holders under applicable law.

     b. The OTEF Managing General Partner will promptly (and in any event within 24 hours) notify AIMCO, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and will promptly communicate to AIMCO the identity of the Person or group making such request or inquiry (the "Potential Acquiror") and all other terms of such request, inquiry or Acquisition Proposal. Such notification shall include copies of any written communications received from the Potential Acquiror, unless the OTEF Managing General Partner is prohibited from doing so. If the OTEF Managing General Partner (or any of its officers, directors, employees, representatives, agents or affiliates) participates in discussions or negotiation with, or provides information to, a Potential Acquiror, the OTEF Managing General Partner will keep AIMCO advised on a current basis of any developments with respect thereto.

     c. The OTEF Managing General Partner will, and will cause each of its officers, directors, employees, representatives, agents and affiliates to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than AIMCO, AIMCO OP, AIMCO/OTEF or any of their respective affiliates or associates conducted prior to the date hereof with respect to any Acquisition Proposal and shall notify any such Person with whom it has had any such discussions during the prior 60 days that the OTEF Managing General Partner is no longer seeking the making of any Acquisition Proposal and withdraws any request or consent theretofore given to the making of an Acquisition Proposal.

     d. Nothing contained in this Section 6.5 shall prohibit the OTEF Managing General Partner or its board of directors from taking and disclosing to OTEF's security holders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

     e. For purposes of this Agreement, (i) "Acquisition Proposal" means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group at any time which is (A) structured to permit such Person or group to acquire beneficial ownership of all or a substantial portion of the assets or businesses of, or at least 20% of the equity interest in, OTEF pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger or (B) relates to any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions and (ii) "Superior Proposal" means any unsolicited, bona fide Acquisition Proposal made in writing in respect of which the board of directors of the OTEF Managing General Partner has reasonably determined in good faith that (A) the Potential Acquiror has the financial wherewithal to consummate such Acquisition Proposal,
(B) such Acquisition Proposal would, if consummated, result in a transaction that is more favorable to OTEF's security holders (other than AIMCO and its Affiliates) than the Merger from a financial point of view and (C) the board of directors is not aware of any substantial impediments to closing such Acquisition Proposal, and the determinations in clauses (A) and (B) have been made after receiving the advice of the independent advisers to the board of directors with respect to such matters.

     f. If AIMCO or AIMCO OP terminates this Agreement pursuant to Section 8.1(d) hereof, or if OTEF terminates this Agreement pursuant to Section 8.1(e) hereof, then, if the transaction set forth in the applicable Superior Proposal closes within one year of such termination, OTEF shall pay to AIMCO OP $5,000,000 in same date funds, plus (notwithstanding paragraph 9.5 hereof) non-accountable fees and expenses of $1,000,000 (all amounts owed pursuant to this Section 6.5(f), the "Indemnifiable Amount").

     g. Notwithstanding the foregoing, in no event shall the amount paid to AIMCO OP pursuant to Section 6.5(f) in any tax year exceed the maximum amount that can be paid to AIMCO OP in such year without causing AIMCO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") for such year, determined as if the payment of such amount did not constitute income described in Section 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income") as determined by independent accountants to AIMCO. If the amount payable for any tax year under the preceding sentence is less than the amount which OTEF would otherwise be obligated to pay to AIMCO OP pursuant to Section 6.5(f), OTEF shall place the remaining portion of the Indemnifiable Amount in escrow and shall not release any portion thereof to AIMCO OP, and AIMCO OP shall not be entitled to any such amount, unless and until OTEF receives either (i) an opinion of AIMCO's tax counsel to the effect that such amount, if and to the extent paid, would not constitute gross income which is not Qualifying Income or (ii) a letter from AIMCO's independent accountants indicating the maximum amount that can be paid at that time to AIMCO without causing AIMCO to fail to meet the REIT Requirements for any relevant taxable year, together with either an IRS Ruling issued to AIMCO or an opinion of AIMCO's tax counsel to the effect that such payment would not be treated as includible in the income of AIMCO for any prior taxable year, in which event OTEF shall pay such maximum amount. OTEF's obligation to pay any unpaid portion of the Indemnifiable Amount shall terminate ten years from the date of this Agreement, and OTEF shall have no obligation to make any further payments notwithstanding that the entire Indemnifiable Amount has not been paid as of such date.

     SECTION 6.6  AIMCO Registration Statement and Prospectus.

     a. As promptly as practicable after the execution of this Agreement, AIMCO shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "AIMCO Registration Statement"), in connection with the registration under the Securities Act of the shares of AIMCO Common Stock and AIMCO Preferred Stock to be issued pursuant to the Merger. AIMCO (i) shall cause the AIMCO Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder, (ii) shall use commercially reasonable efforts to have or cause the AIMCO Registration Statement to become effective as promptly as practicable, and (iii) shall take any and all action required under any applicable Federal or state securities laws in connection with the issuance of shares of AIMCO Common Stock and AIMCO Preferred Stock pursuant to the Merger.

     b. The information supplied by AIMCO and OTEF for inclusion in the AIMCO Registration Statement shall not (i) at the time the AIMCO Registration Statement is declared effective, (ii) at the time the prospectus included therein (or any amendment thereof or supplement thereto) is first mailed to the partners and beneficial interest holders of OTEF, or (iii) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to OTEF or AIMCO should be discovered by such party which should be set forth in an amendment or a supplement to the AIMCO Registration Statement or the prospectus included therein, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     SECTION 6.7 Public Announcements. At all times at or before the Closing, the parties hereto shall not issue or make, directly or indirectly, any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties; provided, however, that each party may, without the prior written consent of the other parties, issue or make, directly or indirectly, any report, statement or release required by Law, its fiduciary obligations or any listing agreement or arrangement to which such Person is a party with a national securities exchange if to the extent practicable and otherwise permissible the other parties to this Agreement are so notified as soon as possible in advance of such report, statement or release.

     SECTION 6.8 Blue Sky. AIMCO shall use its best efforts to obtain prior to the Effective Time all approvals or permits required to carry out the transactions contemplated hereby under applicable Blue Sky Laws in connection with the issuance of shares of AIMCO Common Stock and AIMCO Preferred Stock in the Merger and as contemplated by this Agreement; provided, however, that with respect to such qualifications neither AIMCO nor the Surviving Partnership shall be required to register or qualify as a foreign corporation or partnership or to take any action which would subject it to general service of process or taxation in any jurisdiction where any such entity is not now so subject.

     SECTION 6.9 NYSE Listing. AIMCO shall promptly prepare and submit to the NYSE listing applications covering the shares of AIMCO Common Stock and AIMCO Preferred Stock to be issued in the Merger, and shall use its best efforts to cause such shares to be approved for listing and trading on the NYSE prior to the Effective Time, subject to official notice of issuance.

     SECTION 6.10 Indemnification with Respect to the AIMCO Registration Statement.

     a. Each party hereto shall (i) indemnify (in such role, an "Indemnifying Party") and hold harmless each other party and their respective directors, officers and controlling persons (each such Person, an "Indemnified Party") against any and all loss, liability, claim, damage and expense whatsoever to which an Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of any untrue statement or alleged untrue statement of a material fact contained in the AIMCO Registration Statement, the Prospectus/Information Statement contained therein, or any amendment or supplement thereto, or any preliminary prospectus/information statement, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading; and (ii) will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that OTEF shall be liable under this Section 6.10 only for information relating to OTEF included or incorporated by reference in the Prospectus/Information Statement.

     b. Promptly after receipt by an Indemnified Party under this Section 6.10 of notice of any claim or the commencement of any action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Section 6.10, promptly notify the Indemnifying Party in writing of the claim or the commencement of the action; provided, however, that the failure to notify or a delay in notifying the Indemnifying Party shall not relieve it from any liability which it may have to an Indemnified Party under this Section 6.10 except to the extent that such Indemnifying Party is prejudiced thereby. If any such claim or action shall be brought against an Indemnified Party, and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this
Section 6.10 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) such Indemnified Party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party and in the reasonable judgment of such counsel it is advisable for such Indemnified Party to employ separate counsel or (iii) the Indemnifying Party has failed to assume the defense of such claim or action and employ counsel reasonably satisfactory to the Indemnified Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim or action on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties. Each Indemnified Party, as a condition of the indemnity agreements contained herein shall use its best efforts to cooperate with the Indemnifying Party in the defense of any such claim or action. The Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment in favor of the plaintiff in any such claim or action, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

     SECTION 6.11  Directors', Officers' and Employees' Indemnification.

     a. From and after the date hereof, AIMCO, AIMCO OP and, from and after the Effective Time, the Surviving Partnership shall, jointly and severally, indemnify, defend and hold harmless the directors, officers and employees (as of the date hereof) of the OTEF Managing General Partner (each, an "Indemnitee") against all losses, expenses (including attorneys fees and the reasonable time of the party), claims, damages, liabilities or amounts ("Losses") that are paid in settlement (provided that such settlement has been approved by AIMCO, such approval not to be unreasonably withheld) of, or otherwise in connection with,
(i) any investigation, threatened claim or claim by any Governmental Authority arising from, based on or related to actions taken or omitted to be taken by AIMCO (or its predecessors in interest) or its employees or agents at or prior to the Closing; provided, however, AIMCO will not settle any matter described in this Section 6.11(a) without obtaining the consent of any affected Indemnitee, which consent shall not unreasonably be withheld so long as such settlement does not involve the payment of money by such affected Indemnitee or other sanction or anything else that could negatively affect such Indemnitee; (ii) actions taken or omitted to be taken by any Indemnitee in connection with, or relating in any way to, the approval or execution of this Agreement by any party hereto or the closing of any transactions contemplated by this Agreement or any action or omission taken or suffered to occur in anticipation thereof, including without limitation, the failure to request or obtain any consents, to deliver any documents required to be delivered, or to notify any Person of the execution of this Agreement or the closing of the transactions contemplated by this Agreement, notwithstanding any conflicts of interest the Indemnitee may have as a result of his or her position with more than one of the parties hereto; and
(iii) any liability, obligation, claim, demand and other amounts arising from or relating to such Person's capacity as a director, officer or employee of the OTEF Managing General Partner, AIMCO, the AIMCO OP General Partner or the Managing Member of AIMCO/OTEF and arising out of actions or omissions relating to OTEF occurring at or prior to the Effective Time, in each case, to the full extent permitted under OTEF's Organizational Documents, including the provisions related to advancement of expenses, or any Contract (to the extent permitted by applicable law) as in effect on the date of this Agreement and without regard to any amendment made hereafter, provided, however, that notwithstanding the foregoing references to OTEF's Organizational Documents or to any Contract, such indemnification, including advancement of expenses, shall be made to the fullest extent permitted under applicable law.

     b. The provisions of this Section 6.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnitees.

     SECTION 6.12 Redemption of OTEF SQBs. OTEF shall, prior to the Closing Date, redeem all of the outstanding OTEF SQBs for cash at a rate of $860.25 per OTEF SQB (the "Redemption").

     SECTION 6.13 Declaration of Special Distribution. OTEF shall, prior to the Closing Date, declare a special cash distribution (the "Special Distribution") on the OTEF BACs in an aggregate amount of $50,000,000.

                                   ARTICLE 7

                            CONDITIONS TO THE MERGER

     SECTION 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the following conditions:

     a. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court of competent jurisdiction or Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement (each party agreeing to use its commercially reasonable efforts to avoid the effect of any such statute, rule, regulation, temporary restraining order or order or to have any such order, judgment, decree, temporary restraining order or injunction lifted).

     b. The AIMCO Registration Statement shall have become effective in accordance with the provisions of all applicable Federal securities laws, rules and regulations, and no stop order suspending such effectiveness shall have been issued and remain in effect. AIMCO shall have received all state securities or "blue sky" permits and other authorizations necessary to issue and distribute the AIMCO Common Stock and AIMCO Preferred Stock pursuant to this Agreement.

     c. The shares of AIMCO Common Stock and AIMCO Preferred Stock shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     d. The Independent Real Estate Consultant shall not have withdrawn the Fairness Opinion.

     e. The Redemption shall have been effected.

     f. The Special Distribution shall have been paid or provision shall have been made for the distribution thereof.

     g. The Articles Supplementary shall have been filed with the Maryland State Department of Assessments and Taxation.

     h. Each of AIMCO, AIMCO OP and OTEF shall have taken such corporate or limited partnership action as may be necessary to allow such entity to comply in all material respects with its obligations under this Agreement.

     SECTION 7.2 Conditions to Obligation of OTEF to Effect the Merger. The obligation of OTEF to effect the Merger is subject to the satisfaction of the following conditions, unless waived in writing by OTEF:

     a. The representations and warranties of AIMCO and AIMCO/OTEF contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case, at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement); provided, that any representation and warranty that is true and accurate as of the date hereof (or such earlier date as set forth above) shall be deemed to be true and accurate at and as of the Effective Time except to the extent that AIMCO or any of its subsidiaries shall have taken any voluntary action completely within the control of such person that has been the principal cause of such representation or warranty not being true and accurate; and provided, further, that the representations and warranties set forth in Section 5.10 shall be true and accurate only as of the date hereof.

     b. AIMCO, AIMCO OP and AIMCO/OTEF shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

     c. AIMCO shall have delivered to OTEF a certificate, dated the Effective Time and signed by a senior executive officer, evidencing compliance with Sections 7.2(a) and (b).

     d. AIMCO shall have transferred to AIMCO OP the number of shares of AIMCO Common Stock and AIMCO Preferred Stock to be issued in the Merger, and AIMCO OP shall have deposited the Merger Consideration with the Exchange Agent.

     SECTION 7.3 Conditions to Obligations of AIMCO, AIMCO OP and AIMCO/OTEF to Effect the Merger. The obligations of AIMCO, AIMCO OP and AIMCO/OTEF to effect the Merger are subject to the satisfaction of the following conditions, unless waived by AIMCO, AIMCO OP and AIMCO/ OTEF:

     a. The representations and warranties of OTEF contained herein that are qualified as to materiality shall be true and accurate, and those not so qualified shall be true and accurate in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date or except as contemplated by this Agreement); provided, that any representation and warranty that is true and accurate as of the date hereof (or such earlier date as set forth above) shall be deemed to be true and accurate at and as of the Effective Time except to the extent that OTEF shall have taken any voluntary action completely within its control that has been the principal cause of such representation or warranty not being true and accurate; and provided, further, that the representations and warranties set forth in Section 4.9 shall be true and accurate only as of the date hereof.

     b. OTEF shall have performed, in all material respects, all obligations and complied, in all material respects, with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     c. OTEF shall have delivered to AIMCO a certificate, dated the Effective Time and signed by the OTEF Managing General Partner, evidencing compliance with Sections 7.3(a) and (b).

     d. OTEF shall have received an opinion of counsel to the effect that the Merger may be consummated by OTEF without a vote of the OTEF BAC Holders.

                                   ARTICLE 8

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

     SECTION 8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time:

     a. by the mutual written consent of OTEF, AIMCO and AIMCO OP;

     b. by OTEF or AIMCO or AIMCO OP, if (i) the Effective Time shall not have occurred on or before the Outside Date, (ii) any Governmental Authority, the consent of which is a condition to the obligations of OTEF, AIMCO, AIMCO OP and AIMCO/OTEF to consummate the Transactions, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful or (iii) any court of competent jurisdiction shall have issued an order, judgment or decree restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     c. by OTEF, if there has been a material breach by AIMCO or AIMCO OP of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by AIMCO or AIMCO OP of notice of such breach from OTEF; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to OTEF if OTEF, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

     d. by AIMCO or AIMCO OP, if there has been a material breach by OTEF of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by OTEF of notice of such breach from AIMCO or AIMCO OP; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to AIMCO or AIMCO OP if either AIMCO or AIMCO OP, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

     e. by OTEF, if OTEF is in compliance with its obligations under Section 6.5, and if the board of directors of the OTEF Managing General Partner has determined to accept a Superior Proposal; and

     f. by AIMCO or AIMCO OP if the AIMCO Floor Price is less than $40 per share or by OTEF upon the direction of the Independent Directors, acting together in their capacities as the independent directors of the OTEF Managing General Partner, if the AIMCO Floor Price is less than $40 per share.

     SECTION 8.2 Effect of Termination. In the event of termination of this Agreement by OTEF, AIMCO or AIMCO OP as provided in Section 8.1, this Agreement shall forthwith become void (except for Sections 6.10, 6.11, 8.2, 9.1, 9.2, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 ) and there shall be no liability on the part of the parties hereto or their respective officers or directors or managing partners, except for any breach of a party's obligations under Sections 6.10, 6.11, 8.2, 9.5, 9.6, 9.9, 9.12, 9.13 and 9.14.
Notwithstanding the foregoing, no party hereto shall be relieved from liability for any willful, material breach of this Agreement.

     SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time:

     a. AIMCO or AIMCO OP may extend the time for the performance of any of the obligations or acts of OTEF, and OTEF may extend the time for the performance of any of the obligations or acts of AIMCO, AIMCO OP or AIMCO/OTEF;

     b. AIMCO or AIMCO OP may waive any inaccuracies in the representations and warranties of OTEF contained herein or in any document delivered pursuant hereto, and OTEF may waive any inaccuracies in the representations and warranties of AIMCO or AIMCO/OTEF contained herein or in any document delivered pursuant hereto; or

     c. AIMCO or AIMCO OP may waive compliance with any of the agreements of OTEF contained herein, and OTEF may waive compliance with any of the agreements of AIMCO, AIMCO OP or AIMCO/OTEF contained herein;

provided, however, that no failure or delay by OTEF, AIMCO or AIMCO OP in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

Any such waiver by AIMCO, AIMCO OP or OTEF shall be in writing and delivered to the other party.

                                   ARTICLE 9

                                 MISCELLANEOUS

     SECTION 9.1 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to its principles of conflicts of law.

     SECTION 9.2 Entire Agreement. This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

     SECTION 9.3 Modification; Waiver. No supplement, modification, extension, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     SECTION 9.4 Notices. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "Notices") shall be in writing and may be given personally, by registered mail, fax or by Federal Express (or other reputable overnight delivery service):

     if to AIMCO, AIMCO OP or AIMCO/OTEF, to each of them at:

        Apartment Investment and Management Company
        2000 South Colorado Boulevard, Suite 2-1000
        Denver, Colorado 80222
        Attention: Patrick J. Foye
        Telephone: (303) 691-4313
        Fax: (303) 692-0786

     with a copy to:

        Shaw Pittman
        2300 N Street, N.W.
        Washington, D.C. 20037
        Attention: Robert B. Robbins, Esq.
        Telephone: (202) 663-8000
        Fax: (202) 663-8007

     if to OTEF, to it at:

        Oxford Tax Exempt Fund II Corporation
        c/o Apartment Investment and Management Company
        2000 South Colorado Boulevard, Suite 2-1000
        Denver, Colorado 80222
        Attention: Patrick J. Foye
        Telephone: (303) 691-4313
        Fax: (303) 692-0786

     with copies to:

        Shaw Pittman
        2300 N Street, N.W.
        Washington, D.C. 20037
        Attention: Robert B. Robbins, Esq.
        Telephone: (202) 663-8000
        Fax: (202) 663-8007

        and

        Kirkpatrick & Lockhart LLP
        1800 Massachusetts Avenue, N.W.
        2nd Floor
        Washington, D.C. 20036
        Attention: Alan J. Berkeley, Esq.
        Telephone: (202) 778-9050
        Fax: (202) 778-9100

or to such other address or such other person as the addressee party shall have last designated by notice to the other party. All Notices shall be deemed to have been given (i) when delivered personally, (ii) three days after being sent by registered mail, (iii) upon transmission by fax and receipt of confirmation of such transmission by the sender's fax machine, or (iv) one day after being sent by Federal Express (or other reputable overnight delivery service).

     SECTION 9.5 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

     SECTION 9.6 Assignment. No party hereto shall have the right, power or authority to assign or pledge this Agreement or any portion of this Agreement, or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily, or by operation of law, without the prior written consent of the other parties hereto.

     SECTION 9.7 Survival. None of the representations and warranties in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement pursuant to
Article 8.

     SECTION 9.8 Severability. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

     SECTION 9.9 Successors and Assigns; Third Parties. Subject to and without waiver of the provisions of Section 9.6, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors, assigns, heirs and legal representatives. Except as specifically set forth in Sections 3.1, 3.2, 3.4, 3.5, 6.10 and 6.11, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     SECTION 9.10 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

     SECTION 9.11 Interpretation; References. Any use of masculine, feminine or neuter pronouns herein shall not be limiting, but shall be construed as referring to persons of any gender, as the context may require. Any use of the singular or plural form herein shall not be limiting, but shall be construed as referring to either the plural or singular, as the context may require. References to an "Article" or a "Section" are, unless otherwise specified, to an Article or a Section of this Agreement. The Article and Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

     SECTION 9.12 Jurisdiction. The parties hereto hereby agree that any disputes arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby shall be adjudicated in a state or federal court of competent civil jurisdiction sitting in the State of Maryland and nowhere else. Each of the parties hereto hereby irrevocably submits to the jurisdiction of any such court for the purposes of any suit, civil action or other proceeding arising out of, in connection with or with respect to this Agreement, the subject matter hereof, the performance or non-performance of any obligation hereunder, or any of the transactions contemplated hereby (each, a "Suit"). To the extent permitted by Law, each of the parties hereto hereby waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum, that the venue of such Suit is improper or that it is entitled to a trial by jury.

     SECTION 9.13 Attorneys' Fees. In the event that any party hereto brings an action or proceeding against the other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

     SECTION 9.14 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT FURTHER WAIVES ITS RESPECTIVE RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN ANY OF THE PARTIES HERETO RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR OTHER MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENT OR AGREEMENT RELATING TO THE TRANSACTIONS.

     SECTION 9.15 Further Assurances. Each of the parties shall, without further consideration, use commercially reasonable efforts to execute and deliver such additional documents and take such other action as the other parties, or any of them, may reasonably request to carry out the intent of this Agreement and the Transactions.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

                                            OXFORD TAX EXEMPT FUND II LIMITED
                                              PARTNERSHIP

                                            By: OXFORD TAX EXEMPT FUND II
                                                  CORPORATION,
                                                Managing General Partner

                                                By:  /s/ PATRICK J. FOYE
                                                   -----------------------------
                                                    Name: Patrick J. Foye
                                                    Title:  Executive Vice
                                                    President

                                            APARTMENT INVESTMENT AND
                                              MANAGEMENT COMPANY

                                            By:   /s/ PETER K. KOMPANIEZ
                                               ---------------------------------
                                                Name: Peter K. Kompaniez
                                                Title:  President

                                            AIMCO PROPERTIES, L.P.

                                            By: AIMCO-GP, INC., General Partner

                                                By: /s/ PETER K. KOMPANIEZ
                                                   -----------------------------
                                                    Name: Peter K. Kompaniez
                                                    Title:  President

                                            AIMCO/OTEF, LLC

                                            By: AIMCO Properties, L.P., Managing
                                            Member

                                            By: AIMCO-GP INC., General Partner

                                                By: /s/ PETER K. KOMPANIEZ
                                                   -----------------------------
                                                    Name: Peter K. Kompaniez
                                                    Title:  President

                                                                         ANNEX B
Marshall & Stevens
INCORPORATED
------------------------
VALUATION AND FINANCIAL CONSULTANTS
1700 Market Street, Suite 1510, Philadelphia, PA
19103-9977 - 215.561.5600 -FAX 215.557.7280 - http://www.marshall-stevens.com

November 29, 2000                                    File Reference: 11-31-50176

Board of Directors
Oxford Tax Exempt Fund II Corporation
7200 Wisconsin Avenue, 11th floor
Bethesda, Maryland 20814-4815

Dear Board of Directors:

     You have requested that we, as the independent real estate consultant (the "IREC") to Oxford Tax Exempt Fund II Limited Partnership ("OTEF"), render certain advice in connection with the contemplated merger (the "Merger") described in your letter to us dated November 28, 2000.

     Prior to the Merger, OTEF will declare a special distribution in cash to holders of OTEF's beneficial assignee certificates ("BACs") of $50 million, or $6.21 per BAC.

     In the Merger, (i) AIMCO/OTEF LLC ("AIMCO/OTEF") will merge into OTEF, with OTEF as the surviving entity, (ii) BAC holders will receive $28.20 per BAC in a combination of Apartment Investment and Management Company ("AIMCO") Class A common stock and AIMCO Class P preferred stock, and (iii) OTEF II Associates Limited Partnership (the "Associate General Partner") will receive $1,000 in a combination of Class A common stock and Class P preferred stock, each as set forth in the Agreement and Plan of Merger among AIMCO, AIMCO Properties, L.P., AIMCO/OTEF and OTEF of which we have received a draft dated November 29, 2000.

     In arriving at our opinion in this letter (the "Opinion"), we received and reviewed the following information:

          1. A draft of the Agreement and Plan of Merger dated November 29, 2000, including the Articles Supplementary regarding the Class P preferred stock attached as Annex A;

          2. A draft of the registration statement on Form S-4 relating to the Merger, dated November 28, 2000 (the "Registration Statement");

          3. OTEF Board of Directors Meeting presentation on September 13, 2000, including the following:

             a. Distribution memo containing actual results through June 30, 2000, projections through the remainder of 2000 and a 5-year projection;

             b. 5-year net operating income projections and debt service coverage for the properties;

             c. Analysis of excess revenue by property; and

             d. BAC share price, book value at September 30, 2000 and projected book value for the remainder of the year;

          4. Form of OTEF Excess Revenue Agreement;

          5. Form of OTEF Series A Bond Pooling Agreement;

          6. OTEF's December 31,1999 Audited Financial Statements for 18 of the 19 OTEF-related operating partnerships;

          7. OTEF's Annual Reports to Shareholders for the fiscal years ending December 31, 1997 & 1998;

          8. OTEF's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, for the fiscal year ending 1999;

          9. OTEF's Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission, for the fiscal quarters ending March 31, 2000, June 30, 2000, and September 30, 2000; and

          10. Certain publicly available business and financial information relating to OTEF and AIMCO, which we deemed relevant, including such entities' annual reports on Form 10-K and quarterly reports on Form 10-Q, each as filed with the Securities and Exchange Commission.

     In addition to reviewing the aforementioned information, we have among other things:

          1. Considered the nature of the business and the history of OTEF; the economic outlook in general; and the outlook for the industry in which OTEF competes, in particular.

          2. Reviewed OTEF's historical net book value and total assets; the outlook for OTEF's future earnings; and OTEF's financial condition and dividend-paying capacity.

          3. Analyzed financial statements and other materials regarding guidelines for publicly traded companies in the same or similar industries; and required rates of return on debt and equity capital for OTEF and comparable companies in the same or similar industries.

          4. Reviewed and analyzed data relative to acquisitions of companies in the same or similar industries; and prices at which public companies in related lines of business are selling, both on a minority and control basis.

          5. Analyzed prior transactions in BACs, as well as, historical trading prices and volume of OTEF's publicly traded interests.

          6. Analyzed the total consideration to be received by the BAC Holders in the Agreement and Plan of Merger.

          7. Reviewed the comparative rights of AIMCO shareholders and BAC Holders of OTEF as detailed in the Registration Statement.

          8. Conducted interviews with management of OTEF and participated in discussions among representatives of AIMCO and OTEF and their financial and legal advisers.

     In addition, you have requested that in providing this advice, we take into account the reasons for the proposed actions, the alternatives available to OTEF, including liquidation, and any advantages, disadvantages or other consequences of the proposed actions, as well as any other matters we considered material relating to the actions or their possible consequences.

     We have been given full access to all information in OTEF's and AIMCO's possession, respectively, relating to the financial condition and operations of OTEF and AIMCO, and we have conducted such analyses as we deemed necessary in connection with this Opinion. In providing this advice, we have assumed, with your permission, that the substantive terms of the final transaction documents will be substantially similar to those contained in the documents reviewed by us in draft form, and to the terms provided to us of documents not yet prepared.

     We have not undertaken any independent verification of the accuracy or completeness of any information concerning OTEF that has been considered in our review and have relied upon and assumed the accuracy and completeness of all such information and data. Our Opinion herein is based on economic and other conditions, as in effect on November 29, 2000, and the information made available to us as of the date hereof. We assume there are not undisclosed or unexpected conditions associated with OTEF that might adversely affect value. Further, we assume no responsibility to amend the Opinion to reflect changes in market conditions.

     You have requested that we advise you whether, taking into account all matters we considered to be relevant, (i) the Merger is fair to OTEF, (ii) the Merger is fair to the BAC holders and Associate General Partner from a financial point of view and (iii) that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and (iv) the fair market value of the Class P preferred stock is $25.00 per share. Based upon the foregoing, we are of the opinion that (i) the Merger is fair to OTEF, (ii) the Merger is fair to the BAC holders and Associate General Partner from a financial point of view, (iii) that OTEF's publicly reported book value per BAC for the quarter ended September 30, 2000 was fairly computed, and (iv) the fair market value of the Class P preferred stock is $25.00 per share, and we consent to the Merger to the extent that our consent is necessary or appropriate under the terms of the Third Amended and Restated Agreement of Limited Partnership of OTEF dated June 26, 1995.

     We consent to the reference to our opinion in communications to the holders of BACs and in filings made by either OTEF or AIMCO with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as well as any related filings with the National Association of Securities Dealers, Inc., state securities authorities or the administering authority of any registered stock exchange.

     This Opinion is for the use and benefit of the Board of Directors. Our opinion does not address the merits of the underlying decision by the Board of Directors to engage in the Merger. We are not expressing any opinion herein as to the prices at which the BACs or the AIMCO Class A common stock or Class P preferred stock will trade following the announcement or consummation of the Merger. We have made no investigation of legal title, we render no opinion as to ownership of the underlying assets used by OTEF or AIMCO and we do not hold ourselves out to be legal experts. We neither express nor imply any opinions for matters that require legal or specialized expertise, investigation or knowledge, beyond that customarily employed by us.

     We have been engaged by the Board of Directors of OTEF's managing general partner, and will receive a fee for our services. The fee established for the formulation of this Opinion and reporting of findings is not contingent upon the opinions presented.

                                    Very truly yours,

                                    /s/ MARSHALL & STEVENS INCORPORATED
                                    --------------------------------------------
                                    Marshall & Stevens Incorporated

                                                                         ANNEX C

                  DESCRIPTION OF OXFORD TRANSACTION DOCUMENTS

     On June 28, 2000, AIMCO and the principals of Oxford Realty Financial Group, Inc. entered into definitive agreements to acquire all of the stock and other interests of the Oxford entities that were held by officers and directors of the Oxford entities, whom we refer to as the Oxford principals, and not already owned by AIMCO. The purchase price was $328 million, paid through a combination of cash and AIMCO common operating partnership units. In addition, AIMCO, amended and re-issued previously outstanding warrants held by the Oxford principals to purchase 500,000 shares of AIMCO Class A common stock. AIMCO incurred approximately $25 million in transaction costs.

     The Oxford properties are 167 apartment communities including 36,949 units, located in 18 states. The Oxford properties include properties financed by mortgage revenue bonds held by OTEF. AIMCO, through an affiliate, has since 1997 managed 165 of the 167 Oxford properties. The properties are owned by 166 separate partnerships, subject to mortgage loans totaling approximately $1.4 billion, of which Oxford's pro rata share of the indebtedness is $555 million. None of the Oxford properties financed by OTEF's bonds receive project subsidies from the U.S. Department of Housing and Urban Development. A description of OTEF's mortgage revenue bonds is set forth in Annex D to this prospectus/information statement. The average monthly rent for the residential Oxford properties that are financed by OTEF's bonds is approximately $790. The transaction, which we refer to as the Oxford acquisition, closed on September 20, 2000.

     As part of the Oxford acquisition, AIMCO acquired a 99% economic interest in OTEF's managing general partner and slightly more than one half of the general partner interests in OTEF's associate general partner. The remaining 1% interest in OTEF's managing general partner was acquired by a company controlled by two members of AIMCO's board of directors. AIMCO also acquired an option to purchase 32,580 BACs held by the Oxford principals and stock options held by the Oxford principals and other directors, officers and employees of OTEF's managing general partner to purchase 652,125 BACs. As a result, AIMCO currently holds options to acquire approximately 8.53% of the BACs that would be outstanding were the options to be exercised.

     The principal agreements related to the Oxford transaction are described below. For the purposes of this Annex C, we refer to AIMCO, AIMCO Properties, L.P., NHP Management Company and AIMCO/ NHP Properties, Inc., collectively, as AIMCO, and Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E. Schifrin, Marc B. Abrams and Richard R. Singleton, collectively, as the Oxford principals. We also refer to Kenneth C. Willard, Cher B. Compton, Mary Ann Ewers, Brian M. Grant, Carol A. Kohl, Michael B. Tillett, Stephen P. Gavula, Jr., Scot B. Barker and ORFG Operations, L.L.C., collectively, as the OTEF sellers.

     On June 28, 2000, AIMCO entered into an Acquisition Agreement with the Oxford principals pursuant to which the Oxford principals agreed to sell and/or contribute their respective interests in partnerships, corporations and other business entities that owned or controlled the Oxford properties and OTEF to AIMCO in exchange for the cash and units of limited partnership interests in AIMCO's operating partnership described above, and AIMCO agreed to accept the assets in exchange for such consideration. Under the agreement, AIMCO agreed to amend and re-issue previously outstanding warrants held by the Oxford principals to allow them to purchase 500,000 shares of AIMCO Class A common stock. AIMCO also irrevocably committed to pay to the Oxford principals $6,000,000 if the Oxford principals terminated the agreement due to a material breach of the agreement by AIMCO. The parties made customary representations and warranties in connection with the agreement, each of which generally survives for one year from September 20, 2000. The parties also agreed to place a cap on each Oxford principal's liability for misrepresentations of ownership interests and investment intent, as well as a separate cap on any other matters arising under the agreement. Each of the caps was in the amount of each Oxford principal's pro rata share of $3,000,000. Also on June 28, 2000, in connection with the Acquisition Agreement, AIMCO agreed with the Oxford principals that if AIMCO acquired OTEF at any time prior to September 20, 2003, it would pay minimum consideration per BAC of 90% of the book value per BAC reported by OTEF for the calendar quarter immediately preceding the date of the acquisition.

     On June 28, 2000, AIMCO entered into an Option Sale Agreement with the Oxford principals pursuant to which AIMCO purchased from the Oxford principals options to purchase 593,435 BACs. AIMCO paid $8.00 per option, provided that, in the event AIMCO or OTEF closed one or more purchase transactions at any time prior to September 20, 2003 at a price higher than $31.88 per BAC, then, upon the closing of the purchase transaction, AIMCO would promptly pay each Oxford principal in cash an additional amount for their respective options equal to the amount per BAC that is paid to BAC holders generally in the transaction above $31.88. A purchase transaction was defined as any transaction involving a sale, contribution, exchange, purchase, repurchase or redemption, tender offer, merger, reorganization, spin-off, consolidation, business combination or similar type of transaction, relating to the BACs or all or substantially all of the assets of OTEF, or a liquidation of OTEF or all or any of its assets. The parties made customary representations and warranties in connection with this agreement.

     On September 20, 2000, AIMCO entered into an Option Sale Agreement with the OTEF sellers pursuant to which AIMCO purchased from the OTEF sellers options to purchase 58,690 BACs. AIMCO paid $8.00 per option, provided that, in the event AIMCO or OTEF closed one or more purchase transactions at any time prior to September 20, 2003 at a price higher than $31.88 per BAC, then, upon the closing of the purchase transaction, AIMCO would promptly pay each OTEF seller in cash an additional amount for their respective options equal to the amount per BAC that is paid to BAC holders generally in the transaction above $31.88. A purchase transaction was defined as any transaction involving a sale, contribution, exchange, purchase, repurchase or redemption, tender offer, merger, reorganization, spin-off, consolidation, business combination or similar type of transaction, relating to the BACs or all or substantially all of the assets of OTEF, or a liquidation of OTEF or all or any of its assets. The parties made customary representations and warranties in connection with this agreement.

     On September 20, 2000, AIMCO entered into an ILPI and BAC Agreement with the Oxford principals pursuant to which each of the Oxford principals agreed to sell to AIMCO, on September 20, 2000, each general and/or limited partnership interest in an employee partnership, investor limited partnership interest, or ILPI, in an Oxford entity or related investment tier partnership. The purchase price for each of the several ILPIs varied according to its value. Each of the Oxford principals also sold to AIMCO an irrevocable option, or BAC Option, to acquire all BACs owned by such Oxford principal on September 20, 2000. On September 20, 2000, the Oxford principals owned a total of 32,580 BACs. The BAC Option could be exercised at any time during the option period, but if AIMCO proposed an acquisition transaction, such as the Merger, it would be deemed to have given notice that it intended to exercise the BAC Option. The purchase price would be (i) in the case of an acquisition transaction, the price, fair market value of consideration or proceeds in liquidation offered by AIMCO or payable by OTEF generally to other BAC holders pursuant to, or in connection with, any acquisition transaction or (ii) in any other case, 90% of the fully diluted book value of the BACs reported by OTEF for the calendar quarter immediately preceding the date the notice of option exercise is given or deemed to have been given, with certain conditions. Pursuant to the agreement, the Oxford principals are prohibited from taking certain actions with the intent to gain control or influence of the management of any Oxford entity.

     On September 20, 2000, AIMCO entered into a Personal Liability Assignment and Assumption Agreement with the Oxford principals pursuant to which they assigned personal liabilities, to which they were subject under the terms of the Acquisition Agreement, to AIMCO in exchange for a waiver by the Oxford principals of certain closing conditions. The personal liabilities that were assigned consisted primarily of agreements by the partnerships and/or individual Oxford principals to indemnify various lenders against defaults on loan agreements. AIMCO also agreed to a standard indemnification provision related to the personal liabilities.

                                                                         ANNEX D

                          OTEF MORTGAGE REVENUE BONDS

                                                                       A BONDS                             B BONDS
                                     FACE AMOUNT        --------------------------------------   ---------------------------
                                       MORTGAGE             FACE         BALANCE      INTEREST       FACE         BALANCE
      PROPERTIES FINANCED               BONDS              AMOUNT        10/31/00       RATE        AMOUNT        10/31/00
      -------------------        --------------------   ------------   ------------   --------   ------------   ------------
GARDEN APARTMENTS
Chesapeake Landing Apts
  Aurora, IL...................                         $ 13,102,400   $ 12,942,433    4.48%     $ 12,347,600   $ 12,347,600
Hunt Club Apts
  Austin, TX...................                            8,732,400      8,625,786    5.12%       11,537,600     11,537,600
Island Club Apts
  Columbia, MD.................                            5,743,700      5,673,575    4.48%        5,556,300      5,556,300
Northwood Apts
  Middletown, CT...............                           11,126,400     10,990,557    5.37%       10,573,600     10,573,600
Reflections Apts
  Virginia Beach, VA...........                           13,998,250     13,827,346    4.48%       11,645,926     11,645,926
Savannah Trace Apts
  Schaumburg, IL...............                           11,231,850     11,094,720    4.48%       12,168,150     12,168,150
The Harbour Apts, Phase II(1)
  Melbourne, FL................      $ 8,710,000                                       5.00%
Windrift Apts
  Oceanside, CA................                           11,258,450     11,120,995    5.12%       18,171,550     18,171,550
Windsor Park Apts
  Woodbridge, VA...............                            6,332,700      6,255,385    4.48%        7,667,300      7,667,300
                                     -----------        ------------   ------------              ------------   ------------
TOTAL GARDEN APTS..............      $ 8,710,000        $ 81,526,150   $ 80,530,797              $ 89,668,026   $ 89,668,026
                                     -----------        ------------   ------------              ------------   ------------
SENIOR LIVING FACILITIES
Chambrel at Club Hill Apts
  Garland, TX..................                         $  8,672,550   $  8,566,667    5.54%     $ 16,757,450   $ 16,757,450
Chambrel at Montrose Apts
  Akron, OH....................                            7,353,600      7,263,819    5.12%        5,446,400      5,446,400
Chambrel at Pine Castle Apts
  Ocala, FL....................                            5,457,750      5,391,116    4.48%        4,042,250      4,042,250
Chambrel at Williamsburg Apts
  Williamsburg, VA.............                           13,707,550     13,540,196    4.48%       11,292,450     11,292,450
                                                        ------------   ------------              ------------   ------------
TOTAL SENIOR LIVING............                         $ 35,191,450   $ 34,761,798              $ 37,538,550   $ 37,538,550
                                                        ------------   ------------              ------------   ------------
ACQUISITION PROPERTIES
Harbour Town of Jacaranda
  Apts(1)
  Plantation, FL...............      $ 4,200,000                                      11.00%
Springhouse Apts(1)(2)
  Dallas, TX...................       10,300,000                                       7.25%
Steeplechase Apts(1)(2)
  Plano, TX....................       14,200,000                                       7.25%
The Peaks at Conyers(1)(3)
  Conyers, GA..................        5,420,000                                       9.87%
                                     -----------
TOTAL ACQUISITION PROPERTIES...      $34,120,000
                                     -----------        ------------   ------------              ------------   ------------
GRAND TOTAL....................      $42,830,000        $116,717,600   $115,292,595              $127,206,576   $127,206,576
                                     ===========        ============   ============              ============   ============

                                 B BONDS
                                 --------
                                 INTEREST   MATURITY
      PROPERTIES FINANCED          RATE       DATE
      -------------------        --------   --------
GARDEN APARTMENTS
Chesapeake Landing Apts
  Aurora, IL...................    9.14%    11/2026
Hunt Club Apts
  Austin, TX...................    5.16%    12/2026
Island Club Apts
  Columbia, MD.................    9.68%    11/2026
Northwood Apts
  Middletown, CT...............    8.98%     1/2027
Reflections Apts
  Virginia Beach, VA...........    9.51%    11/2026
Savannah Trace Apts
  Schaumburg, IL...............    6.73%    11/2026
The Harbour Apts, Phase II(1)
  Melbourne, FL................             11/2009
Windrift Apts
  Oceanside, CA................    5.10%    12/2026
Windsor Park Apts
  Woodbridge, VA...............    6.87%    11/2026
TOTAL GARDEN APTS..............
SENIOR LIVING FACILITIES
Chambrel at Club Hill Apts
  Garland, TX..................    3.55%     3/2027
Chambrel at Montrose Apts
  Akron, OH....................   12.78%    12/2026
Chambrel at Pine Castle Apts
  Ocala, FL....................   13.04%    11/2026
Chambrel at Williamsburg Apts
  Williamsburg, VA.............   11.30%    11/2026
TOTAL SENIOR LIVING............
ACQUISITION PROPERTIES
Harbour Town of Jacaranda
  Apts(1)
  Plantation, FL...............              4/2006
Springhouse Apts(1)(2)
  Dallas, TX...................              4/2018
Steeplechase Apts(1)(2)
  Plano, TX....................              9/2018
The Peaks at Conyers(1)(3)
  Conyers, GA..................             11/2009
TOTAL ACQUISITION PROPERTIES...
GRAND TOTAL....................

---------------

(1) Mortgage bonds do not have an A/B structure. Their interest rates are listed in the A column.

(2) Unlike the other properties listed in this Annex, an affiliate of AIMCO does not own an interest in the underlying property.

(3) Under construction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 OXFORD TAX EXEMPT FUND II LIMITED PARTNERSHIP
                             INFORMATION STATEMENT

                             ---------------------

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                   PROSPECTUS


                             February [     ], 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Articles of Incorporation (the "Charter") of Apartment Investment and Management Company ("AIMCO") limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of AIMCO or its stockholders to obtain other relief, such as an injunction or rescission.

     AIMCO's Charter and Amended and Restated By-laws ("Bylaws") require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     AIMCO has entered into agreements with certain of its officers, pursuant to which AIMCO has agreed to indemnify such officers to the fullest extent permitted by applicable law.

     The Agreement of Limited Partnership (the "Operating Partnership Agreement") of AIMCO Properties, L.P., AIMCO's operating partnership (the "Operating Partnership"), also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership, as set forth in the Operating Partnership Agreement.

     Section 11.6 of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Plan"), Section 2.8 of the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), Section 2.8 of the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan of Apartment Investment and

Management Company (the "1994 Plan") specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO (the "Board"), the Compensation Committee of the Board and each of the directors, officers and employees of AIMCO, any AIMCO subsidiary, the Operating Partnership and any subsidiary of the Operating Partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, the Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

     Pursuant to the merger agreement (the "Merger Agreement") among AIMCO, the Operating Partnership, AIMCO/OTEF, LLC and Oxford Tax Exempt Fund II Limited Partnership ("OTEF"), (i) each party to the Merger Agreement has agreed to indemnify each other party and its directors, officers and controlling persons against any liability to which such persons may become subject as a result of any untrue statement of a material fact or alleged untrue statement of material fact contained in this Registration Statement or omission or alleged omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading and (ii) AIMCO and the partnership that survives the Merger have agreed to indemnify all of the directors, officers and employees of OTEF's managing general partner, including such persons who are also directors and officers of AIMCO, against all liabilities related to action they have taken in connection with the Merger Agreement or the closing of the transactions contemplated by the Merger Agreement, liability arising as a result of certain actions taken by AIMCO prior to the closing of the Merger Agreement, and liability arising as a result of any of their actions as a director, officer or employee of OTEF's managing general partner, AIMCO, the general partner of the Operating Partnership or the managing member of AIMCO/OTEF, LLC, relating to OTEF prior to the effective time of the merger. This obligation includes agreed compensation for the value of the indemnitees' time.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

          2.1            Agreement and Plan of Merger, dated as of November 29, 2000, by and among Apartment Investment and Management Company
                         ("AIMCO"), AIMCO Properties, L.P., AIMCO/OTEF, LLC and
                         Oxford Tax Exempt Fund II Limited Partnership (incorporated by reference to Annex A to the prospectus/information
                         statement that constitutes Part I of this Registration
                         Statement)
          3.1            Charter(1)
          3.2            Bylaws(2)
          3.3            Form of Articles Supplementary with respect to the Class P
                         Convertible Cumulative Preferred Stock**
          4.1            Amended and Restated Declaration of Trust of IFT Financing I
                         (formerly Insignia Financing I), dated as of November 1,
                         1996, among Insignia Financial Group, Inc. as Sponsor, First
                         Union National Bank of South Carolina as Property Trustee,
                         First Union Bank of Delaware, as Delaware Trustee and Andrew
                         I. Farkas, John K. Lines and Ronald Uretta as Regular
                         Trustees(3)
          4.2            Indenture for the 6.5% Convertible Subordinated Debentures,
                         dated as of November 1, 1996, between Insignia Financial
                         Group, Inc., as Issuer and First Union National Bank of
                         South Carolina, as Trustee(3)

          4.3            First Supplemental Indenture, dated as of October 1, 1998, by and among Apartment Investment and Management Company,
                         Insignia Financial Group, Inc., and First Union National
                         Bank (formerly First Union National Bank of South Carolina), as Trustee(4)
          4.4            Specimen certificate for Class A Common Stock(5)
          4.5            Specimen certificate for Class P Convertible Cumulative
                         Preferred Stock(28)
          5.1            Opinion of Shaw Pittman regarding the validity of the
                         Securities registered hereby+
          8.1            Opinion of Shaw Pittman regarding taxation of the Merger+
          8.2            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                         regarding taxation of AIMCO and AIMCO stockholders+
         10.1            Third Amended and Restated Agreement of Limited Partnership
                         of AIMCO Properties, L.P., dated as of July 29, 1994 as
                         amended and restated as of October 1, 1998(6)
         10.2            First Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of November 6, 1998(6)
         10.3            Second Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 30, 1998(7)
         10.4            Third Amendment to Third Amended and Restated Agreement of
                         Limited Partnership of AIMCO Properties, L.P., dated as of
                         February 18, 1999(4)
         10.5            Fourth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of March 25, 1999(8)
         10.6            Fifth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of March 26, 1999(8)
         10.7            Sixth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of March 26, 1999(9)
         10.8            Seventh Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated as of September 27, 1999(10)
         10.9            Eighth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 14, 1999(2)
         10.10           Ninth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 21, 1999(2)
         10.11           Tenth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 21, 1999(2)
         10.12           Eleventh Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated as of January 13, 2000(2)
         10.13           Twelfth Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated April 19, 2000(11)
         10.14           Thirteenth Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated August 7, 2000(12)
         10.15           Shareholders Agreement, dated October 1, 1998, by and among
                         AIMCO, Andrew L. Farkas, James A. Aston and Frank M.
                         Garrison(13)
         10.16           Common Stock Purchase Agreement made as of August 26, 1997, by and between AIMCO and ABKB/LaSalle Securities Limited
                         Partnership(14)
         10.17           Amended and Restated Assignment and Assumption Agreement,
                         dated as of December 7, 1998, by and among Insignia
                         Properties, L.P. and AIMCO Properties, L.P.(15)

         10.18           Amended and Restated Indemnification Agreement, dated as of
                         May 26, 1998, by and between AIMCO and Insignia/ESG
                         Holdings, Inc.(16)
         10.19           Interim Credit Agreement, dated as of September 20, 2000,
                         among AIMCO Properties, L.P., NHP Management Company,
                         AIMCO/Bethesda Holdings, Inc. Bank of America N.A., Lehman
                         Commercial Paper Inc. and several other lenders(17)
         10.20           Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of
                         America, BankBoston, N.A., and First Union National Bank(18)
         10.21           First Amended and Restated Credit Agreement, dated as of
                         September 20, 2000, among AIMCO Properties, L.P., NHP
                         Management Company, AIMCO/Bethesda Holdings, Inc. Bank of
                         America N.A. and several other lenders(12)
         10.22           Second Amended and Restated Credit Agreement, dated as of
                         September 20, 2000, among AIMCO Properties, L.P., NHP
                         Management Company, AIMCO/Bethesda Holdings, Inc. Bank of
                         America N.A. and several other lenders(17)
         10.23           Intercreditor and Subordination Agreement, dated as of
                         September 20, 2000, among AIMCO Properties, L.P., NHP
                         Management Company, AIMCO/Bethesda Holdings, Inc. Bank of
                         America N.A. and several other lenders(17)
         10.24           Borrower Pledge Agreement, dated August 16, 1999 between
                         AIMCO Properties, L.P. and Bank of America(18)
         10.25           Form of Committed Loan Note, issued by AIMCO Properties,
                         L.P. to Bank of America, BankBoston, N.A., and First Union
                         National Bank(18)
         10.26           Form of Swing Line Note, issued by AIMCO Properties, L.P. to
                         Bank of America, BankBoston, N.A., and First Union National
                         Bank(18)
         10.27           Form of Payment Guaranty, by AIMCO, AIMCO/NHP Holdings,
                         Inc., NHP A&R Services, Inc., and NHP Management Company(18)
         10.28           Apartment Investment and Management Company 1998 Incentive
                         Compensation Plan, filed as of April 10, 1998(19)
         10.29           Employment Contract, executed on July 29, 1994, by and
                         between AIMCO Properties, L.P., and Peter Kompaniez(20)
         10.30           Employment Contract executed on July 29, 1994 by and between
                         AIMCO Properties, L.P. and Terry Considine(20)
         10.31           Employment Contract executed on July 29, 1994 by and between
                         AIMCO Properties, L.P. and Steven D. Ira(20)
         10.32           Apartment Investment and Management Company 1997 Stock Award
                         and Incentive Plan (October 1999)(2)
         10.33           Form of Restricted Stock Agreement (1997 Stock Award and
                         Incentive Plan)(21)
         10.34           Form of Incentive Stock Option Agreement (1997 Stock Award
                         and Incentive Plan)(4)
         10.35           Apartment Investment and Management Company Non-Qualified
                         Employee Stock Option Plan, adopted August 29, 1996(22)
         10.36           Amended and Restated Apartment Investment and Management
                         Company Non-Qualified Employee Stock Option Plan(23)
         10.37           The 1994 Stock Incentive Plan for Officers, Directors and
                         Key Employees of Ambassador Apartments, Inc., Ambassador
                         Apartments, L.P., and Subsidiaries(24)
         10.38           Amendment to the 1994 Stock Incentive Plan for Officers,
                         Directors and Key Employees of Ambassador Apartments, Inc.,
                         Ambassador Apartments, L.P. and Subsidiaries(24)

         10.39           The 1996 Stock Incentive Plan for Officers, Directors and
                         Key Employees of Ambassador Apartments, Inc., Ambassador
                         Apartments, L.P., and Subsidiaries, as amended March 20,
                         1997(24)
         10.40           Insignia 1992 Stock Incentive Plan, as amended through March
                         28, 1994, November 13, 1995 and March 25, 1997(25)
         10.41           NHP Incorporated 1990 Stock Option Plan(26)
         10.42           NHP Incorporated 1995 Incentive Stock Option Plan(26)
         10.43           Summary of Agreement for Sale of Stock to Executive
                         Officers(27)
         10.44           Acquisition Agreement, dated June 28, 2000, by and among
                         AIMCO, AIMCO Properties, L.P., NHP Management Company and
                         AIMCO/NHP Properties, Inc. (collectively, the "Buyers") and
                         Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E.
                         Schifrin, Marc B. Abrams and Richard R. Singleton
                         (collectively,the "Sellers")(12)
         10.45           Letter, dated June 28, 2000, from AIMCO to Sellers,
                         regarding acquisition of BACs**
         10.46           Option Sale Agreement, dated September 20, 2000, by and
                         among the Buyers and Sellers(17)
         10.47           Option Sale Agreement, dated September 20, 2000, by and
                         among the Buyers and Kenneth C. Willard, Cher B. Compton,
                         Mary Ann Ewers, Brian M. Grant, Carol A. Kohl, Michael B.
                         Tillett, Stephen P. Gavula, Jr., Scot B. Barker and ORFG
                         Operations, L.L.C.**
         10.48           ILPI and BAC Agreement, dated September 20, 2000, by and
                         among the Buyers and Sellers(17)
         10.49           Personal Liability Assignment and Assumption Agreement,
                         dated September 20, 2000, by and among the Buyers and
                         Sellers**
         21.1            Subsidiaries of the Registrant(2)
         23.1            Consent of Ernst & Young LLP+
         23.2            Consent of PricewaterhouseCoopers LLP+
         23.3            Consent of Shaw Pittman (included in their opinion filed as
                         Exhibit 5.1)
         23.4            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                         (included in their opinion filed as Exhibit 8.2)
         23.5            Consent of Marshall & Stevens Incorporated+
         23.6            Consent of Reznick Fedder and Silverman+
         24              Power of Attorney**

---------------

  +  Filed herewith

  *  To be filed by amendment

  ** Previously filed

 (1) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000

 (2) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1999

 (3) Incorporated by reference to Insignia Financial Group, Inc.'s Registration Statement on Form S-3 (File No. 333-17595)

 (4) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998

 (5) Incorporated by reference to AIMCO's Registration Statement on Form 8-A, filed with the SEC on July 19, 1994

 (6) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998

 (7) Incorporated by reference to Amendment No. 1 to AIMCO's Current Report on Form 8-K/A, dated November 2, 1998 and filed with the SEC on February 11, 1999

 (8) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999

 (9) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999

(10) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999

(11) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000

(12) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000

(13) Incorporated by reference to AIMCO's General Statement of Beneficial Ownership on Schedule 13D, filed with the SEC on October 15, 1998

(14) Incorporated by reference to AIMCO's Current Report on Form 8-K, dated August 26, 1997

(15) Incorporated by reference to Insignia Properties Trust's Current Report on Form 8-K, dated February 11, 1999

(16) Incorporated by reference to AIMCO's Registration Statement on Form S-4 (File No. 333-60663)

(17) Incorporated by reference to AIMCO's General Statement of Beneficial Ownership on Schedule 13D, filed with the Securities and Exchange Commission (the "SEC") on October 2, 2000

(18) Incorporated by reference to AIMCO's Current Report on Form 8-K, dated August 16, 1999

(19) Incorporated by reference to Annex B to AIMCO's Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 1998

(20) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1994

(21) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997

(22) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1996

(23) Incorporated by reference to AIMCO's Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 1997

(24) Incorporated by reference to Ambassador Apartments, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997

(25) Incorporated by reference to Annex B to Insignia Financial Group Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 1997

(26) Incorporated by reference to NHP Incorporated's Annual Report on Form 10-K for the fiscal year ended December 31, 1995

(27) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1996

(28) Incorporated by reference to AIMCO's Registration Statement on Form 8-A, filed with the SEC on December 27, 2000

     (b) Financial Statement Schedules

          None.

     (c) Reports, Opinions and Appraisals

          The opinion of Marshall & Stevens Incorporated is included as Annex B to the prospectus/ information statement that constitutes Part I of this Registration Statement.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(1) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus/information statement pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Denver, State of Colorado on January 31, 2001.


                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY

                                            By:    /s/ TERRY CONSIDINE
                                               ---------------------------------
                                            Name:  Terry Considine
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on January 31, 2001.


                      SIGNATURE                                            TITLE
                      ---------                                            -----

                 /s/ TERRY CONSIDINE                   Chairman of the Board and Chief Executive
-----------------------------------------------------    Officer (Principal Executive Officer)
                   Terry Considine

               /s/ PETER K. KOMPANIEZ                  Vice Chairman, President and Director
-----------------------------------------------------
                 Peter K. Kompaniez

               /s/ PAUL J. MCAULIFFE*                  Executive Vice President, Chief Financial
-----------------------------------------------------    Officer (Principal Financial and Accounting
                  Paul J. McAuliffe                      Officer)

                /s/ JAMES N. BAILEY*                   Director
-----------------------------------------------------
                   James N. Bailey

               /s/ RICHARD S. ELLWOOD*                 Director
-----------------------------------------------------
                 Richard S. Ellwood

                /s/ J. LANDIS MARTIN*                  Director
-----------------------------------------------------
                  J. Landis Martin

                /s/ THOMAS L. RHODES*                  Director
-----------------------------------------------------
                  Thomas L. Rhodes

             *By: /s/ PETER K. KOMPANIEZ               Attorney-in-Fact
  ------------------------------------------------
                 Peter K. Kompaniez

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          2.1            Agreement and Plan of Merger, dated as of November 29, 2000, by and among Apartment Investment and Management Company
                         ("AIMCO"), AIMCO Properties, L.P., AIMCO/OTEF, LLC and
                         Oxford Tax Exempt Fund II Limited Partnership (incorporated by reference to Annex A to the prospectus/information
                         statement that constitutes Part I of this Registration
                         Statement)
          3.1            Charter(1)
          3.2            Bylaws(2)
          3.3            Form of Articles Supplementary with respect to the Class P
                         Convertible Cumulative Preferred Stock**
          4.1            Amended and Restated Declaration of Trust of IFT Financing I
                         (formerly Insignia Financing I), dated as of November 1,
                         1996, among Insignia Financial Group, Inc. as Sponsor, First
                         Union National Bank of South Carolina as Property Trustee,
                         First Union Bank of Delaware, as Delaware Trustee and Andrew
                         I. Farkas, John K. Lines and Ronald Uretta as Regular
                         Trustees(3)
          4.2            Indenture for the 6.5% Convertible Subordinated Debentures,
                         dated as of November 1, 1996, between Insignia Financial
                         Group, Inc., as Issuer and First Union National Bank of
                         South Carolina, as Trustee(3)
          4.3            First Supplemental Indenture, dated as of October 1, 1998, by and among Apartment Investment and Management Company,
                         Insignia Financial Group, Inc., and First Union National
                         Bank (formerly First Union National Bank of South Carolina), as Trustee(4)
          4.4            Specimen certificate for Class A Common Stock(5)
          4.5            Specimen certificate for Class P Convertible Cumulative
                         Preferred Stock(28)
          5.1            Opinion of Shaw Pittman regarding the validity of the
                         Securities registered hereby+
          8.1            Opinion of Shaw Pittman regarding taxation of the Merger+
          8.2            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
                         regarding taxation of AIMCO and AIMCO stockholders+
         10.1            Third Amended and Restated Agreement of Limited Partnership
                         of AIMCO Properties, L.P., dated as of July 29, 1994 as
                         amended and restated as of October 1, 1998(6)
         10.2            First Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of November 6, 1998(6)
         10.3            Second Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 30, 1998(7)
         10.4            Third Amendment to Third Amended and Restated Agreement of
                         Limited Partnership of AIMCO Properties, L.P., dated as of
                         February 18, 1999(4)
         10.5            Fourth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of March 25, 1999(8)
         10.6            Fifth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of March 26, 1999(8)
         10.7            Sixth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of March 26, 1999(9)
         10.8            Seventh Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated as of September 27, 1999(10)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.9            Eighth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 14, 1999(2)
         10.10           Ninth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 21, 1999(2)
         10.11           Tenth Amendment to the Third Amended and Restated Agreement
                         of Limited Partnership of AIMCO Properties, L.P., dated as of December 21, 1999(2)
         10.12           Eleventh Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated as of January 13, 2000(2)
         10.13           Twelfth Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated April 19, 2000(11)
         10.14           Thirteenth Amendment to the Third Amended and Restated
                         Agreement of Limited Partnership of AIMCO Properties, L.P.,
                         dated August 7, 2000(12)
         10.15           Shareholders Agreement, dated October 1, 1998, by and among
                         AIMCO, Andrew L. Farkas, James A. Aston and Frank M.
                         Garrison(13)
         10.16           Common Stock Purchase Agreement made as of August 26, 1997, by and between AIMCO and ABKB/LaSalle Securities Limited
                         Partnership(14)
         10.17           Amended and Restated Assignment and Assumption Agreement,
                         dated as of December 7, 1998, by and among Insignia
                         Properties, L.P. and AIMCO Properties, L.P.(15)
         10.18           Amended and Restated Indemnification Agreement, dated as of
                         May 26, 1998, by and between AIMCO and Insignia/ESG
                         Holdings, Inc.(16)
         10.19           Interim Credit Agreement, dated as of September 20, 2000,
                         among AIMCO Properties, L.P., NHP Management Company,
                         AIMCO/Bethesda Holdings, Inc. Bank of America N.A., Lehman
                         Commercial Paper Inc. and several other lenders(17)
         10.20           Credit Agreement (Secured Revolving Credit Facility), dated as of August 16, 1999, among AIMCO Properties, L.P., Bank of
                         America, BankBoston, N.A., and First Union National Bank(18)
         10.21           First Amended and Restated Credit Agreement, dated as of
                         September 20, 2000, among AIMCO Properties, L.P., NHP
                         Management Company, AIMCO/Bethesda Holdings, Inc. Bank of
                         America N.A. and several other lenders(12)
         10.22           Second Amended and Restated Credit Agreement, dated as of
                         September 20, 2000, among AIMCO Properties, L.P., NHP
                         Management Company, AIMCO/Bethesda Holdings, Inc. Bank of
                         America N.A. and several other lenders(17)
         10.23           Intercreditor and Subordination Agreement, dated as of
                         September 20, 2000, among AIMCO Properties, L.P., NHP
                         Management Company, AIMCO/Bethesda Holdings, Inc. Bank of
                         America N.A. and several other lenders(17)
         10.24           Borrower Pledge Agreement, dated August 16, 1999 between
                         AIMCO Properties, L.P. and Bank of America(18)
         10.25           Form of Committed Loan Note, issued by AIMCO Properties,
                         L.P. to Bank of America, BankBoston, N.A., and First Union
                         National Bank(18)
         10.26           Form of Swing Line Note, issued by AIMCO Properties, L.P. to
                         Bank of America, BankBoston, N.A., and First Union National
                         Bank(18)
         10.27           Form of Payment Guaranty, by AIMCO, AIMCO/NHP Holdings,
                         Inc., NHP A&R Services, Inc., and NHP Management Company(18)
         10.28           Apartment Investment and Management Company 1998 Incentive
                         Compensation Plan, filed as of April 10, 1998(19)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         10.29           Employment Contract, executed on July 29, 1994, by and
                         between AIMCO Properties, L.P., and Peter Kompaniez(20)
         10.30           Employment Contract executed on July 29, 1994 by and between
                         AIMCO Properties, L.P. and Terry Considine(20)
         10.31           Employment Contract executed on July 29, 1994 by and between
                         AIMCO Properties, L.P. and Steven D. Ira(20)
         10.32           Apartment Investment and Management Company 1997 Stock Award
                         and Incentive Plan (October 1999)(2)
         10.33           Form of Restricted Stock Agreement (1997 Stock Award and
                         Incentive Plan)(21)
         10.34           Form of Incentive Stock Option Agreement (1997 Stock Award
                         and Incentive Plan)(4)
         10.35           Apartment Investment and Management Company Non-Qualified
                         Employee Stock Option Plan, adopted August 29, 1996(22)
         10.36           Amended and Restated Apartment Investment and Management
                         Company Non-Qualified Employee Stock Option Plan(23)
         10.37           The 1994 Stock Incentive Plan for Officers, Directors and
                         Key Employees of Ambassador Apartments, Inc., Ambassador
                         Apartments, L.P., and Subsidiaries(24)
         10.38           Amendment to the 1994 Stock Incentive Plan for Officers,
                         Directors and Key Employees of Ambassador Apartments, Inc.,
                         Ambassador Apartments, L.P. and Subsidiaries(24)
         10.39           The 1996 Stock Incentive Plan for Officers, Directors and
                         Key Employees of Ambassador Apartments, Inc., Ambassador
                         Apartments, L.P., and Subsidiaries, as amended March 20,
                         1997(24)
         10.40           Insignia 1992 Stock Incentive Plan, as amended through March
                         28, 1994, November 13, 1995 and March 25, 1997(25)
         10.41           NHP Incorporated 1990 Stock Option Plan(26)
         10.42           NHP Incorporated 1995 Incentive Stock Option Plan(26)
         10.43           Summary of Agreement for Sale of Stock to Executive
                         Officers(27)
         10.44           Acquisition Agreement, dated June 28, 2000, by and among
                         AIMCO, AIMCO Properties, L.P., NHP Management Company and
                         AIMCO/NHP Properties, Inc. (collectively, the "Buyers") and
                         Leo E. Zickler, Francis P. Lavin, Robert B. Downing, Mark E.
                         Schifrin, Marc B. Abrams and Richard R. Singleton
                         (collectively, the "Sellers")(12)
         10.45           Letter, dated June 28, 2000, from AIMCO to Sellers,
                         regarding acquisition of BACs**
         10.46           Option Sale Agreement, dated September 20, 2000, by and
                         among the Buyers and Sellers(17)
         10.47           Option Sale Agreement, dated September 20, 2000, by and
                         among the Buyers and Kenneth C. Willard, Cher B. Compton,
                         Mary Ann Ewers, Brian M. Grant, Carol A. Kohl, Michael B.
                         Tillett, Stephen P. Gavula, Jr., Scot B. Barker and ORFG
                         Operations, L.L.C.**
         10.48           ILPI and BAC Agreement, dated September 20, 2000, by and
                         among the Buyers and Sellers(17)
         10.49           Personal Liability Assignment and Assumption Agreement,
                         dated September 20, 2000, by and among the Buyers and
                         Sellers**
         21.1            Subsidiaries of the Registrant(2)
         23.1            Consent of Ernst & Young LLP+

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         23.2            Consent of PricewaterhouseCoopers LLP+
         23.3            Consent of Shaw Pittman (included in their opinion filed as
                         Exhibit 5.1)
         23.4            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                         (included in their opinion filed as Exhibit 8.2)
         23.5            Consent of Marshall & Stevens Incorporated+
         23.6            Consent of Reznick Fedder and Silverman+
         24              Power of Attorney**

---------------

  +  Filed herewith

  *  To be filed by amendment

 **  Previously filed

 (1) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000

 (2) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1999

 (3) Incorporated by reference to Insignia Financial Group, Inc.'s Registration Statement on Form S-3 (File No. 333-17595)

 (4) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998

 (5) Incorporated by reference to AIMCO's Registration Statement on Form 8-A, filed with the SEC on July 19, 1994

 (6) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998

 (7) Incorporated by reference to Amendment No. 1 to AIMCO's Current Report on Form 8-K/A, dated November 2, 1998 and filed with the SEC on February 11, 1999

 (8) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999

 (9) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999

(10) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999

(11) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000

(12) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000

(13) Incorporated by reference to AIMCO's General Statement of Beneficial Ownership on Schedule 13D, filed with the SEC on October 15, 1998

(14) Incorporated by reference to AIMCO's Current Report on Form 8-K, dated August 26, 1997

(15) Incorporated by reference to Insignia Properties Trust's Current Report on Form 8-K, dated February 11, 1999

(16) Incorporated by reference to AIMCO's Registration Statement on Form S-4 (File No. 333-60663)

(17) Incorporated by reference to AIMCO's General Statement of Beneficial Ownership on Schedule 13D, filed with the Securities and Exchange Commission (the "SEC") on October 2, 2000

(18) Incorporated by reference to AIMCO's Current Report on Form 8-K, dated August 16, 1999

(19) Incorporated by reference to Annex B to AIMCO's Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 10, 1998

(20) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1994

(21) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997

(22) Incorporated by reference to AIMCO's Quarterly Report on Form 10-Q/A for the fiscal quarter ended September 30, 1996

(23) Incorporated by reference to AIMCO's Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 1, 1997

(24) Incorporated by reference to Ambassador Apartments, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1997

(25) Incorporated by reference to Annex B to Insignia Financial Group Inc.'s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 31, 1997

(26) Incorporated by reference to NHP Incorporated's Annual Report on Form 10-K for the fiscal year ended December 31, 1995

(27) Incorporated by reference to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1996

(28) Incorporated by reference to AIMCO's Registration Statement on Form 8-A, filed with the SEC on December 27, 2000